Exhibit 10.6

Execution Version

REFINANCING AND INCREMENTAL AMENDMENT NO. 2 TO ABL CREDIT AGREEMENT

This REFINANCING AND INCREMENTAL AMENDMENT NO. 2 TO ABL CREDIT AGREEMENT, dated as of March 14, 2023 (this “Amendment”), is entered into among CLARIOS INTERNATIONAL LP, a limited partnership organized under the laws of the Province of Ontario (“Holdings”), acting by its general partner CLARIOS INTERNATIONAL GP LLC (the “Holdings General Partner”), CLARIOS GLOBAL LP, a limited partnership organized under the laws of the Province of Ontario (the “Lead Borrower”), acting by its general partner CLARIOS GLOBAL GP LLC (the “Lead Borrower General Partner”), CLARIOS US FINANCE COMPANY, INC., a corporation organized under the laws of the State of Delaware (the “US Co-Borrower”), CLARIOS, LLC, a Wisconsin limited liability company (“Clarios Battery”), CLARIOS RECYCLING GMBH, a limited liability company organized under the law of the Federal Republic of Germany (“CRG”), the other LOAN PARTIES party hereto, each of the LENDERS listed on its signature page hereto as an “Initial 2023 ABL Lender” (collectively, the “Initial 2023 Replacement Facility Lenders”), each of the ISSUING BANKS listed on its signature page hereto as a “2023 ABL Issuing Bank” (collectively, the “2023 Replacement Facility Issuing Banks”) and CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, Holdings, the Lead Borrower, the Administrative Agent, the Lenders and Issuing Banks from time to time party thereto and the other parties thereto have entered into that certain ABL Credit Agreement, dated as of April 30, 2019 (as amended by that certain Incremental Amendment No. 1 to ABL Credit Agreement dated as of March 5, 2020 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement” and as amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, pursuant to Section 9.02(b) of the Credit Agreement, the Credit Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to add one or more additional credit facilities thereunder;

WHEREAS, the Lead Borrower has requested that the Initial 2023 Replacement Facility Lenders provide, as of the Second Amendment Effective Date (as defined below), a replacement revolving credit facility (the “2023 Replacement Facility”) in the aggregate principal amount of $800,000,000 (the commitments thereunder, “2023 Replacement Facility Commitments”) to replace the Initial Commitments, such that each Initial 2023 Replacement Facility Lender shall hold a 2023 Replacement Facility Commitment in the respective amount set forth opposite such Initial 2023 Replacement Facility Lender’s name on Schedule 2.01 to the Amended Credit Agreement;

WHEREAS, as contemplated by Section 9.02(b) of the Credit Agreement, the parties hereto have agreed to amend certain terms of the Credit Agreement as hereinafter provided to give effect to the incurrence of the 2023 Replacement Facility;

WHEREAS, the Initial 2023 Replacement Facility Lenders are prepared to provide the 2023 Replacement Facility and to become, if not already, a Lender, and, if applicable, an Issuing Bank or a Swingline Lender under the Amended Credit Agreement, subject solely to the satisfaction (or waiver by the Initial 2023 Replacement Facility Lenders) of the conditions precedent to effectiveness set forth in Section 4 hereof (the “Conditions to Effectiveness”); and

WHEREAS, the Lead Borrower has requested, and the other parties party hereto have agreed, to make certain other amendments to the Credit Agreement as more fully set forth in Section 3 hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged by each party hereto, the parties party hereto agree as follows:

Section 1. Defined Terms; Rules of Construction. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined, including the terms used in the preamble and recitals hereto, shall have the meanings assigned to such terms in the Amended Credit Agreement. As used in this Amendment, “Loan Parties” shall include the Lead Borrower General Partner. The rules of construction specified in Sections 1.02 through 1.16 of the Amended Credit Agreement shall apply to this Amendment, including the preamble and recitals hereto.

Section 2. 2023 Replacement Facility. Pursuant to Section 9.02(b) of the Credit Agreement, and subject solely to the satisfaction (or waiver by the Initial 2023 Replacement Facility Lenders) of the Conditions to Effectiveness, on and as of the Second Amendment Effective Date:

(a) Each Initial 2023 Replacement Facility Lender agrees, severally and not jointly, to provide 2023 Replacement Facility Commitments such that the 2023 Replacement Facility Commitment of each such Initial 2023 Replacement Facility Lender on the Second Amendment Effective Date is equal to the amount set forth on Schedule 2.01 to the Amended Credit Agreement and the aggregate principal amount of the 2023 Replacement Facility Commitments of all Lenders on the Second Amendment Effective Date shall be $800,000,000. 2023 Replacement Facility Loans shall be made pursuant to the 2023 Replacement Facility Commitments upon the terms of the Amended Credit Agreement. On the Second Amendment Effective Date, the proceeds of the initial Borrowing under the 2023 Replacement Facility (or a portion thereof) shall be applied to refinance the Initial Loans in full and the Initial Commitments under the Amended Credit Agreement shall terminate in full (the “Refinancing”). The Borrowers shall pay accrued and unpaid interest on the Initial Loans so refinanced and all accrued and unpaid undrawn commitment fees in respect of the Initial Commitments as of the Second Amendment Effective Date. The Administrative Agent, in its discretion, may net amounts (including any fees) owing to any Lender as a result of the Refinancing and amounts owing by any Lender in connection with the initial Borrowing under the 2023 Replacement Facility.

(b) Each 2023 Replacement Facility Issuing Bank undertakes to perform the obligations of an Issuing Bank with respect to the 2023 Replacement Facility as set forth in the Amended Credit Agreement.

(c) The Initial 2023 Replacement Facility Lenders, the Administrative Agent and the Loan Parties party hereto agree that this Amendment shall constitute a Refinancing Amendment pursuant to and in accordance with Section 2.21 of the Amended Credit Agreement.

(d) On the Second Amendment Effective Date, each Lender immediately prior to the Refinancing will automatically and without further act be deemed to have assigned to each relevant Initial 2023 Replacement Facility Lender, and each relevant Initial 2023 Replacement Facility Lender will automatically and without further act be deemed to have assumed a portion of, such Lender’s participations in any outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Initial 2023 Replacement Facility Lenders’ participations in any Letters of Credit and participations in any Swingline Loans shall be held on a pro rata basis on the basis of their respective 2023 Replacement Facility Commitments. Each Letter of Credit outstanding prior to the Second Amendment Effective Date shall be automatically and without further act be deemed to be outstanding under the 2023 Replacement Facility.

(e) Each Initial 2023 Replacement Facility Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Initial 2023 Replacement Facility Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and/or the Amended Credit Agreement, (iii) appoints and authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, the Amended Credit Agreement and/or the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are

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reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Lender.

(f) For purposes of the Amended Credit Agreement, the initial notice address of each Initial 2023 Replacement Facility Lender shall be as set forth below its signature below or as otherwise notified to the Aggregator Borrower and the Administrative Agent.

(g) Each Initial 2023 Replacement Facility Lender that is not a U.S. person (as defined in Section 7701(a)(30) of the Code), if any, shall deliver to the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Initial 2023 Replacement Facility Lender may be required to deliver to the Administrative Agent pursuant to Section 2.17 of the Credit Agreement.

(h) Each Lender agrees to waive any breakage that may otherwise be due pursuant to Section 2.16 of the Credit Agreement as a result of this Amendment as of the Second Amendment Effective Date.

Section 3. Amendments to Credit Agreement. Subject solely to the satisfaction (or waiver by the Initial 2023 Replacement Facility Lenders) of the Conditions to Effectiveness, on and as of the Second Amendment Effective Date, (a) the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Exhibit A hereto, (b) Exhibit C-1 and Exhibit D of the Credit Agreement shall be amended and restated in their entirety as set forth on Exhibit B hereto and (c) Schedule 2.01 of the Credit Agreement shall be amended and restated in its entirety as set forth in Exhibit C hereto.

Section 4. Conditions to Effectiveness. The effectiveness of the amendments pursuant to Section 3 above, and the obligation of the Initial 2023 Replacement Facility Lenders and 2023 Replacement Facility Issuing Banks to provide the 2023 Replacement Facility pursuant to Section 2 above, shall be subject solely to the satisfaction (or waiver by the Initial 2023 Replacement Facility Lenders) of the following conditions (the date of such satisfaction (or waiver), the “Second Amendment Effective Date”):

(a) the Administrative Agent shall have received from (i) each Loan Party party hereto, (ii) each Initial 2023 Replacement Facility Lender and (iii) each 2023 Replacement Facility Issuing Bank, an executed counterpart of this Amendment (by electronic transmission or otherwise);

(b) the Administrative Agent shall have received customary written opinions of each of (i) Davis Polk & Wardwell LLP, special New York counsel for the Loan Parties, (ii) Ashurst LLP, German counsel for the Loan Parties (but limited to issues of capacity of German Loan Parties), (iii) Buren N.V., Dutch counsel for the Loan Parties, (iv) Ritch, Mueller y Nicolau, S.C., Mexican counsel for the Loan Parties (but limited to issues of capacity of the Mexican Loan Parties), (v) Torys LLP, Canadian counsel for the Loan Parties, (vi) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for the Loan Parties and (vii) Quarles & Brady LLP, Wisconsin counsel for the Loan Parties;

(c) the Administrative Agent shall have received a certificate of the Lead Borrower, dated the Second Amendment Effective Date, certifying (i) that either (x) attached thereto is a copy of each Organizational Document of each Loan Party, certified, to the extent applicable, as of a recent date by the applicable Governmental Authority or (y) there has been no change to such Organizational Document since last delivered to the Administrative Agent, (ii) as to the signature and incumbency of the Responsible Officers of each Loan Party, (iii) that attached thereto are resolutions of the Board of Directors or, to the extent applicable, of the shareholders of each Loan Party approving, or general powers-of-attorney permitting, and authorizing the execution, delivery and performance of this Amendment and (iv) that attached thereto are good standing certificates (to the extent such concept exists) (or the equivalent for any non-U.S. jurisdiction (to the extent such

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concept exists)) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation;

(d) the Administrative Agent shall have received a certificate, dated as of the Second Amendment Effective Date and signed by a Responsible Officer of the Lead Borrower, to the effect that (i) on and as of the Second Amendment Effective Date, after giving effect to this Amendment, no Event of Default shall have occurred and be continuing and (ii) the representations and warranties of the Loan Parties set forth in Section 7(d) hereof are true and correct in all material respects on, and as of, the Second Amendment Effective Date to the extent set forth therein;

(e) the Administrative Agent shall have received, at least three Business Days prior to the Second Amendment Effective Date, all documentation and other information about any Loan Party required by United States or Canadian regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act and the Canadian AML Act and, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received either (x) a Beneficial Ownership Certification in relation to each Borrower or (y) confirmation from the Lead Borrower that the most recent Beneficial Ownership Certificate delivered to the Administrative Agent remains true and correct in all material respects;

(f) prior to or substantially concurrently with the Second Amendment Effective Date (i) the Administrative Agent shall have received all fees and expenses due and payable on or prior to the Second Amendment Effective Date by the Loan Parties under the Loan Documents, including, for the account of each Initial 2023 Replacement Facility Lender, an upfront fee in an amount equal to (A) 0.10% of the amount of such Initial 2023 Replacement Facility Lender’s 2023 Replacement Facility Commitment that does not exceed such Initial 2023 Replacement Facility Lender’s Initial Commitment immediately prior to its termination on the Second Amendment Effective Date plus (B) 0.15% of the amount, if any, by which such Initial 2023 Replacement Facility Lender’s 2023 Replacement Facility Commitment exceeds such Initial 2023 Replacement Facility Lender’s Initial Commitment immediately prior to its termination on the Second Amendment Effective Date, (ii) the Administrative Agent shall have received such other fees as may have been separately agreed in writing by the Lead Borrower and the Administrative Agent (or its affiliates), (iii) the Administrative Agent shall have received all accrued and unpaid interest on the Initial Loans so refinanced as of the Second Amendment Effective Date and all accrued and unpaid undrawn commitment fees and letter of credit fees accrued through and including the Second Amendment Effective Date pursuant to Section 2.12(a) and (b) of the Credit Agreement and (iv) the Borrowers shall have reimbursed (or made arrangements therefor satisfactory to the Administrative Agent) the Administrative Agent for all reasonable and documented out-of-pocket expenses of the Administrative Agent, to the extent invoiced at least two Business Days prior to the Second Amendment Effective Date and required to be paid pursuant to Section 9.03 of the Credit Agreement; and

(g) the Administrative Agent shall have received a Borrowing Request from a Responsible Officer of the Lead Borrower requesting a Borrowing of 2023 Replacement Facility Loans as of the Second Amendment Effective Date, which 2023 Replacement Facility Loans shall be, at the Lead Borrower’s discretion, Term SOFR Loans or ABR Loans, and shall be in an amount sufficient to repay the Loans outstanding immediately prior to giving effect to this Amendment.

By its execution and delivery of this Amendment, the Administrative Agent and each Initial 2023 Replacement Facility Lender and each 2023 Replacement Facility Issuing Bank agree that each of the Conditions to Effectiveness have been satisfied or waived. The Administrative Agent shall, at the Lead Borrower’s request, confirm the occurrence of the Second Amendment Effective Date, and notwithstanding the foregoing, such confirmation and the effectiveness of this Amendment shall be conclusive and binding on each other party hereto.

Section 5. Post-Closing Obligations. Holdings, the Lead Borrower and the Loan Parties (as applicable) shall execute and deliver the applicable documents, or take the applicable actions, as the case may

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be, set forth on Schedule I hereto within the time periods set forth on Schedule I (or by such later time as the Administrative Agent may agree in its reasonable discretion), in each case subject in all respects to the Agreed Security Principles and solely to the extent necessary to satisfy the Collateral and Guarantee Requirement.

Section 6. Effects of Amendment.

(a) Except as expressly set forth herein, this Amendment shall not limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not (and shall not be deemed to) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements of the Loan Parties contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed by the Loan Parties in all respects and shall continue in full force and effect. This Amendment shall not constitute a novation of the Credit Agreement or any of the Loan Documents. Except as expressly set forth herein, nothing herein shall (or shall be deemed to) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document in similar or different circumstances.

(b) From and after the Second Amendment Effective Date, (i) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall in each case be deemed a reference to the Amended Credit Agreement and (ii) all references in the Credit Agreement and each of the other Loan Documents shall be deemed to be references to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

Section 7. Representations and Warranties. In order to induce the Administrative Agent, the Initial 2023 Replacement Facility Lenders and the 2023 Replacement Facility Issuing Banks to enter into this Amendment, the Borrowers represent and warrant to the Administrative Agent, the Initial 2023 Replacement Facility Lenders and the 2023 Replacement Facility Issuing Banks that:

(a) Each Loan Party has the corporate power or other organizational power and authority, as applicable, to execute, deliver and perform its obligations under this Amendment, the Amended Credit Agreement, and each other Loan Document to which it is party.

(b) This Amendment has been duly authorized, executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, subject to the Legal Reservations.

(c) The execution, delivery and performance of the obligations under this Amendment (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for Perfection Requirements and other filings or actions necessary to perfect Liens created under the Loan Documents, (ii) will not violate (x) the Organizational Documents of Holdings, the Borrowers or any other Loan Party or (y) any material Requirements of Law applicable to Holdings, the Borrowers or any other Loan Party, (iii) will not violate or result in a default under any indenture or other agreement or instrument that constitutes Material Indebtedness binding upon Holdings, the Borrowers or any other Loan Party or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrowers or any other Loan Party, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (iv) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrowers or any other Loan Party, except Liens created under the Loan Documents, the First Lien Loan Documents, the Secured Notes Documents and other Liens permitted under Section 6.02 of the Credit Agreement, except (in the case of each of clauses (i), (ii)(y), (iii) and (iv) above) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right or creation

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or imposition as the case may be, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects (after giving effect to such qualifiers) on the date hereof or on such earlier date, as the case may be.

(e) No Event of Default has occurred and is continuing.

Section 8. Other Secured Obligations. The Lead Borrower hereby represents and warrants to the Administrative Agent, the Initial 2023 Replacement Facility Lenders and the 2023 Replacement Facility Issuing Banks that attached hereto as Schedule II is a complete and correct list of the “Other Secured Obligations” existing as of the Second Amendment Effective Date.

Section 9. Reaffirmation. By executing and delivering a copy hereof, (i) each Borrower and each other Loan Party hereby (A) agrees that all Secured Obligations are (or shall be) guaranteed pursuant to the Guarantee Agreement in accordance with the terms and provisions thereof and are (or shall be) secured pursuant to the Security Documents in accordance with the terms and provisions thereof and (ii) each Borrower and each other Loan Party hereby (A) reaffirms its prior grant and the validity of the Liens granted by it pursuant to the Security Documents, (B) agrees that, after giving effect to this Amendment, the Guarantee Agreement and the Liens created pursuant to the Security Documents for the benefit of the Secured Parties (including, without limitation, the Initial 2023 Replacement Facility Lenders) continue to be in full force and effect and (C) affirms, acknowledges and confirms all of its obligations and liabilities under the Amended Credit Agreement and each other Loan Document to which it is a party, all as provided in such Loan Documents, and acknowledges and agrees that such obligations and liabilities continue in full force and effect in respect of, and to secure, the Secured Obligations under the Credit Agreement and the other Loan Documents (including, without limitation, the Secured Obligations with respect to the 2023 Replacement Facility), in each case after giving effect to this Amendment. Furthermore, each Loan Party incorporated in the Netherlands hereby confirms that any Lien created by it under the Security Documents has always been intended to extend to the obligations of the Secured Parties under the Loan Documents as amended and restated from time to time, including as amended by this Amendment, and shall so extend thereto in accordance with the terms of the Loan Documents.

Section 10. Miscellaneous.

(a) Entire Agreement; Amendment, Modification and Waiver. This Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. This Amendment may not be amended, modified or waived except by an instrument or instruments in writing, in accordance with the provisions of Section 9.02 of the Credit Agreement.

(b) Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page to this Amendment by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. For the avoidance of doubt, the

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authorization under this paragraph may include, without limitation, use or acceptance by the parties hereto of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention and, for the further avoidance of doubt, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Amendment. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Amendment through electronic means and there are no restrictions for doing so in that party’s constitutive documents. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(d) Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

(e) Miscellaneous Provisions. The provisions of Sections 9.09, 9.10 and 9.18 of the Amended Credit Agreement are hereby incorporated by reference and apply mutatis mutandis hereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CLARIOS INTERNATIONAL LP,
as Holdings and a Guarantor

By: CLARIOS INTERNATIONAL GP LLC,
its general partner

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Vice President and Secretary

CLARIOS GLOBAL LP,
as Lead Borrower and a Guarantor

By: CLARIOS GLOBAL GP LLC,
its general partner

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager, Vice President and Secretary

CLARIOS US FINANCE COMPANY, INC.,
as US Co-Borrower and a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Vice President and Secretary

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

Execution Version

CLARIOS, LLC,
as a US Borrower and a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager, Vice President and Secretary

[Signature Page to Refinancing Amendment No. 2 to First Lien Credit Agreement]

Execution Version

CLARIOS RECYCLING GMBH,
as a German Borrower and a Guarantor

By:	/s/ Bettina Koback
Name: Bettina Koback
Title: Managing Director

By:	/s/ Frank Toubartz
Name: Frank Toubartz
Title: Managing Director

[Signature Page to Refinancing Amendment No. 2 to First Lien Credit Agreement]

CLARIOS GLOBAL GP LLC,
as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager, Vice President and Secretary

CLARIOS BCD LLC,
as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager, Vice President and Secretary

CLARIOS ADVANCED SOLUTIONS LLC,
as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager

CLARIOS COMPONENTS, LLC,
as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager, Vice President and Secretary

CLARIOS INVESTMENT, LLC,
as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager, Vice President and Secretary

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CLARIOS INTERSTATE BATTERY HOLDING LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

CPS TECHNOLOGY HOLDINGS LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

CLARIOS USA LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

CLARIOS APS PRODUCTION LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

Execution Version

CLARIOS EUROPEAN HOLDING LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

CLARIOS MEXICO HOLDING LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager

CLARIOS VENTURES HOLDINGS LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

CLARIOS NEW VENTURE INVESTMENT LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

CLARIOS NLI HOLDINGS LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

[Signature Page to Refinancing Amendment No. 2 to First Lien Credit Agreement]

CLARIOS US VENTURES LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

CPS US TECHNOLOGY HOLDINGS LLC, as a Guarantor

By:	/s/ Claudio Morfe
Name: Claudio Morfe Title: Manager, Vice President and Secretary

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CLARIOS GERMANY HOLDING GMBH, as a Guarantor

By:	/s/ Udo Schade
Name: Udo Schade Title: Officer

By:	/s/ Patricia Claudia Krüger
Name: Patricia Claudia Krüger Title: Officer

CLARIOS BETEILIGUNGS GMBH, as a Guarantor

By:	/s/ Udo Schade
Name: Udo Schade Title: Officer

By:	/s/ Patricia Claudia Krüger
Name: Patricia Claudia Krüger Title: Officer

CLARIOS GERMANY GMBH & CO. KG, Represented by its general partner Clarios Germany Holding GmbH as a Guarantor

By:	/s/ Udo Schade
Name: Udo Schade Title: Officer

By:	/s/ Patricia Claudia Krüger
Name: Patricia Claudia Krüger Title: Officer

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CLARIOS MANAGEMENT GMBH, as a Guarantor

By:	/s/ Udo Schade
Name: Udo Schade Title: Officer

By:	/s/ Patricia Claudia Krüger
Name: Patricia Claudia Krüger Title: Officer

CLARIOS VARTA HANNOVER GMBH, as a Guarantor

By:	/s/ Udo Schade
Name: Udo Schade Title: Officer

By:	/s/ Patricia Claudia Krüger
Name: Patricia Claudia Krüger Title: Officer

CLARIOS ZWICKAU GMBH & CO. KG, Represented by its general partner Clarios Germany Holding GmbH as a Guarantor

By:	/s/ Udo Schade
Name: Udo Schade Title: Officer

By:	/s/ Patricia Claudia Krüger
Name: Patricia Claudia Krüger Title: Officer

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

JOHNSON CONTROLS ENTERPRISES MÉXICO, S. DE R.L. DE C.V., as a Guarantor

By:	/s/ Margarita Rosa Múnera Vélez
Name: Margarita Rosa Múnera Vélez Title: Attorney-in-Fact

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

SERVICIOS CORPORATIVOS LTH MÉXICO, S. DE R.L. DE C.V., as a Guarantor

By:	/s/ Margarita Rosa Múnera Vélez
Name: Margarita Rosa Múnera Vélez Title: Attorney-in-Fact

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CLARIOS NETHERLANDS HOLDING B.V., as a Guarantor

By:	/s/ Werner Heinz Benade
Name: Werner Heinz Benade Title: Managing Director A

By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen Title: Managing Director B

CLARIOS NETHERLANDS GLOBAL HOLDING B.V., as a Guarantor

By:	/s/ Werner Heinz Benade
Name: Werner Heinz Benade Title: Managing Director A

By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen Title: Managing Director B

CLARIOS NETHERLANDS LATAM HOLDING B.V., as a Guarantor

By:	/s/ Werner Heinz Benade
Name: Werner Heinz Benade Title: Managing Director A

By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen Title: Managing Director B

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CLARIOS NETHERLANDS MEXICO HOLDING B.V., as a Guarantor

By:	/s/ Werner Heinz Benade
Name: Werner Heinz Benade Title: Managing Director A

By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen Title: Managing Director B

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CITIBANK, N.A., as Swingline Lender, Administrative Agent and Collateral Agent

By:	/s/ Christopher Marino
Name: Christopher Marino Title: Director and Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CITIBANK, N.A., as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Christopher Marino
Name: Christopher Marino Title: Director and Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

BANK OF AMERICA, N.A., as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Brad Handrich
Name: Brad Handrich Title: Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

BANK OF MONTREAL, as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ William J. Kennedy
Name: William J. Kennedy Title: Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

THE BANK OF NOVA SCOTIA, as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ James Rhee
Name: James Rhee Title: Managing Director

By:	/s/ Robert Palmer
Name: Robert Palmer Title: Associate Director

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

BARCLAYS BANK IRELAND PLC, as an Initial 2023 ABL Lender

By:	/s/ Mark Pope
Name: Mark Pope Title: Assistant Vice President

BARCLAYS BANK PLC, as an Initial 2023 ABL Issuing Bank

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha Title: Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

BNP PARIBAS, as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Zachary Kaiser
Name: Zachary Kaiser Title: Director

By:	/s/ Andrew Aran
Name: Andrew Aran Title: Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Marc Mainelli
Name: Marc Mainelli
Title: Authorized Signatory

By:	/s/ Jimmy Field
Name: Jimmy Field
Title: Director

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Jarrod Kaplan
Name: Jarrod Kaplan
Title: Managing Director

If second signature line is needed:

By:	/s/ Amin Issa
Name: Amin Issa
Title: Director

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Vice President

By:	/s/ Edwin Roland
Name: Edwin Roland
Title: Managing Director

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

GOLDMAN SACHS BANK USA,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Zachary Griffith
Name: Zachary Griffith
Title: Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

ING CAPITAL LLC,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Jeffrey Chu
Name: Jeffrey Chu
Title: Director

By:	/s/ Michael Chen
Name: Michael Chen
Title: Director

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Gene Riego de Dios
Name: Gene Riego de Dios
Title: Executive Director

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

ROYAL BANK OF CANADA,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Henry Chang
Name: Henry Chang
Title: Authorized Signatory

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

SANTANDER BANK, N.A.,
as an Initial 2023 ABL Lender

By:	/s/ Jennifer Baydian
Name: Jennifer Baydian
Title: Senior Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC.,
as an Initial 2023 ABL Lender

By:	/s/ Jeffrey B. Iervese
Name: Jeffrey B. Iervese
Title: Vice President

By:	/s/ Richard Holston
Name: Richard Holston
Title: Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

Standard Chartered Bank,
as an Initial 2023 ABL Lender

By:	/s/ Morton Llewellyn
Name: Morton Llewellyn
Title: MD, Leveraged and Acquisition Finance

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

TD BANK, N.A.,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Stephen A. Caffrey
Name: Stephen A. Caffrey
Title: Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as an Initial 2023 ABL Lender and 2023 ABL Issuing Bank

By:	/s/ Deborah Saffie
Name: Deborah Saffie
Title: Senior Vice President

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Initial 2023 ABL Lender

By:	/s/ Catherine Devlin
Name: Catherine Devlin
Title: Authorized Signatory

[Signature Page to Refinancing Amendment No. 2 to ABL Credit Agreement]

Exhibit A

Amended Credit Agreement

See attached.

Execution Version

EXHIBIT A

ABL CREDIT AGREEMENT

dated as of

April 30, 2019,

as amended by Incremental Amendment No. 1 to ABL Credit Agreement, dated as of March 5, 2020,

and

as amended by Refinancing and Incremental Amendment No. 2 to ABL Credit Agreement, dated as of March 14, 2023,

among

CLARIOS INTERNATIONAL LP,

as Holdings,

CLARIOS GLOBAL LP,

as Lead Borrower,

CLARIOS US FINANCE COMPANY, INC.,

as US Co-Borrower,

the other BORROWERS party hereto,

the LENDERS and ISSUING BANKS party hereto,

and

CITIBANK, N.A.,

as Administrative Agent and Collateral Agent

CITIBANK, N.A., BMO CAPITAL MARKETS CORP.,

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, CREDIT SUISSE LOAN FUNDING LLC, TD SECURITIES (USA) LLC, RBC CAPITAL MARKETS*, HSBC SECURITIES (USA) INC., DEUTSCHE BANK SECURITIES INC., THE BANK OF NOVA SCOTIA, BANK OF AMERICA, N.A., CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, GOLDMAN SACHS BANK USA, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, ING CAPITAL LLC and NATIXIS, NEW YORK BRANCH

as Lead Arrangers and Joint Bookrunners

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		~~1~~1

SECTION 1.01	Defined Terms	~~1~~1

SECTION 1.02	Classification of Loans and Borrowings	~~100~~108

SECTION 1.03	Terms Generally	~~100~~108

SECTION 1.04	Accounting Terms; GAAP	~~101~~108

SECTION 1.05	Effectuation of Transactions	~~102~~110

SECTION 1.06	Currency Translation; Rates	~~103~~110

SECTION 1.07	Timing of Payment of Performance	~~104~~111

SECTION 1.08	Cashless Rollovers	~~104~~111

SECTION 1.09	Certain Calculations and Tests	~~104~~111

SECTION 1.10	Rounding	~~106~~114

SECTION 1.11	Additional Currencies	~~106~~114

SECTION 1.12	Certain Letter of Credit Determinations	~~107~~115

SECTION 1.13	Release from Restrictions	~~107~~115

SECTION 1.14	Guarantees and Collateral	~~107~~115

SECTION 1.15	Additional Borrowers	~~108~~115

SECTION 1.16	Quebec Matters	~~108~~116

~~SECTION 1.17~~	~~Interest Rates; LIBOR Notification~~	~~109~~

ARTICLE II THE CREDITS		~~110~~119

SECTION 2.01	Commitments	~~110~~119

SECTION 2.02	Loans and Borrowings	~~110~~119

SECTION 2.03	Requests for Borrowings	~~111~~120

SECTION 2.04	Letters of Credit	~~112~~121

SECTION 2.05	Swingline Loans	~~117~~126

SECTION 2.06	Funding of Borrowings	~~119~~128

SECTION 2.07	Interest Elections	~~120~~129

SECTION 2.08	Termination and Reduction of Commitments	~~121~~130

SECTION 2.09	Repayment of Loans; Evidence of Debt	~~122~~131

SECTION 2.10	Protective Advances	~~122~~132

SECTION 2.11	Prepayment of Loans	~~123~~132

SECTION 2.12	Fees	~~124~~133

SECTION 2.13	Interest	~~125~~134

SECTION 2.14	Alternate Rate of Interest	~~127~~136

SECTION 2.15	Increased Costs	~~128~~138

SECTION 2.16	Break Funding Payments	~~130~~140

SECTION 2.17	Taxes	~~130~~140

SECTION 2.18	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	~~136~~145

SECTION 2.19	Mitigation Obligations; Replacement of Lenders	~~137~~147

SECTION 2.20	Incremental Loans and Commitments	~~138~~148

SECTION 2.21	~~[Reserved]~~	~~140~~

	Refinancing Amendments	150

SECTION 2.22	Defaulting Lenders	~~140~~151

SECTION 2.23	Illegality	~~142~~152

SECTION 2.24	Loan Modification Offers	~~143~~153

SECTION 2.25	Lead Borrower	~~144~~154

ARTICLE III REPRESENTATIONS AND WARRANTIES		~~144~~155

SECTION 3.01	Organization; Powers	~~145~~155

SECTION 3.02	Authorization; Enforceability	~~145~~155

SECTION 3.03	Compliance with Laws	~~145~~155

SECTION 3.04	PATRIOT Act, Sanctions and Anti-Corruption	~~145~~155

SECTION 3.05	Governmental Approvals; No Conflicts	~~146~~156

SECTION 3.06	Financial Condition	~~146~~156

SECTION 3.07	No Material Adverse Effect	~~146~~156

SECTION 3.08	Litigation	~~146~~156

SECTION 3.09	Properties	~~146~~156

SECTION 3.10	Taxes	~~146~~157

SECTION 3.11	ERISA; Foreign Pension Plans	~~147~~157

SECTION 3.12	Federal Reserve Regulations	~~147~~157

SECTION 3.13	Investment Company Status	~~147~~157

SECTION 3.14	Disclosure	~~147~~157

SECTION 3.15	Solvency	~~148~~158

SECTION 3.16	Intellectual Property; Licenses, Etc	~~148~~158

SECTION 3.17	Labor Matters	~~148~~158

SECTION 3.18	Environmental Matters	~~148~~158

SECTION 3.19	Subsidiaries	~~148~~159

SECTION 3.20	Security Interest in Collateral	~~148~~159

SECTION 3.21	Borrowing Base Certificate	~~149~~159

ARTICLE IV CONDITIONS		~~149~~159

SECTION 4.01	Closing Date	~~149~~159

SECTION 4.02	Each Credit Extension	~~152~~162

ARTICLE V AFFIRMATIVE COVENANTS		~~153~~163

SECTION 5.01	Financial Statements and Other Information	~~153~~163

SECTION 5.02	Notices of Material Events	~~157~~167

SECTION 5.03	Information Regarding Collateral	~~157~~167

SECTION 5.04	Existence; Conduct of Business	~~157~~167

SECTION 5.05	Payment of Taxes, Etc	~~157~~167

SECTION 5.06	Maintenance of Properties	~~158~~168

SECTION 5.07	Insurance	~~158~~168

SECTION 5.08	Books and Records; Inspection and Audit Rights	~~158~~168

SECTION 5.09	Compliance with Laws	~~159~~169

SECTION 5.10	Use of Proceeds and Letters of Credit	~~160~~170

SECTION 5.11	Additional Subsidiaries; Further Assurances	~~160~~170

SECTION 5.12	[Reserved]	~~161~~171

SECTION 5.13	Certain Post-Closing Obligations	~~161~~171

SECTION 5.14	Designation of Subsidiaries	~~161~~171

SECTION 5.15	Change in Nature of Business	~~162~~172

SECTION 5.16	Accounting Changes	~~162~~172

SECTION 5.17	Cash Management	~~162~~172

SECTION 5.18	Lender Calls	~~164~~174

ARTICLE VI NEGATIVE COVENANTS		~~164~~174

SECTION 6.01	Indebtedness; Certain Equity Securities	~~164~~174

SECTION 6.02	Liens	~~169~~179

SECTION 6.03	Fundamental Changes	~~173~~183

SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	~~175~~185

SECTION 6.05	Asset Sales	~~180~~190

SECTION 6.06	Holdings Covenant	~~185~~194

SECTION 6.07	Negative Pledge	~~186~~196

SECTION 6.08	Restricted Payments; Certain Payments of Indebtedness	~~188~~197

SECTION 6.09	Transactions with Affiliates	~~194~~203

SECTION 6.10	Financial Maintenance Covenant	~~196~~205

ARTICLE VII EVENTS OF DEFAULT		~~196~~206

SECTION 7.01	Events of Default	~~196~~206

SECTION 7.02	Right to Cure	~~199~~209

SECTION 7.03	Application of Proceeds	~~200~~210

ARTICLE VIII THE ADMINISTRATIVE AGENT		~~204~~213

ARTICLE IX MISCELLANEOUS		~~211~~224

SECTION 9.01	Notices	~~211~~224

SECTION 9.02	Waivers; Amendments	~~213~~226

SECTION 9.03	Expenses; Indemnity; Damage Waiver	~~218~~230

SECTION 9.04	Successors and Assigns	~~220~~233

SECTION 9.05	Survival	~~226~~239

SECTION 9.06	Counterparts; Integration; Effectiveness	~~227~~239

SECTION 9.07	Severability	~~227~~240

SECTION 9.08	Right of Setoff	~~227~~240

SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	~~228~~240

SECTION 9.10	Waiver of Jury Trial	~~229~~241

SECTION 9.11	Headings	~~229~~242

SECTION 9.12	Confidentiality	~~229~~242

SECTION 9.13	USA Patriot Act	~~231~~243

SECTION 9.14	Judgment Currency	~~231~~244

SECTION 9.15	Release of Liens and Guarantees	~~231~~244

SECTION 9.16	No Fiduciary Relationship	~~233~~245

SECTION 9.17	Permitted Intercreditor Agreements	~~233~~246

SECTION 9.18	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~235~~247

SECTION 9.19	Electronic Execution of Assignments and Certain Other Documents; Platform	~~235~~248

SECTION 9.20	Other Agents and Arrangers	~~236~~248

SECTION 9.21	Certain ERISA Matters	~~236~~249

SECTION 9.22	Interest Rate Limitation	~~237~~250

SECTION 9.23	Foreign Law Matters; Parallel Debt	~~237~~250

SECTION 9.24	Acknowledgement Regarding Any Supported QFCs	~~237~~250

SCHEDULES:

Schedule 1.01(a)	—	Agreed Security Principles
Schedule 1.01(b)	—	Excluded Accounts
Schedule 1.01(c)	—	Excluded Subsidiaries
Schedule 1.01(d)	—	Material Real Property
Schedule 1.01(e)	—	Approved Counterparties
Schedule 1.01(f)	—	Cash Pooling Arrangements
Schedule 1.01(g)	—	Approved Letter of Credit Foreign Currencies
Schedule 1.01(h)	—	Existing Letters of Credit
Schedule 2.01	—	~~Initial~~2023 Replacement Facility Commitments
Schedule 3.08	—	Litigation
Schedule 3.09	—	Property Encumbrances
Schedule 3.18	—	Environmental Matters
Schedule 3.19	—	Subsidiaries and Unrestricted Subsidiaries
Schedule 5.13	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.05	—	Dispositions
Schedule 6.07(b)	—	Existing Restrictions
Schedule 6.09(viii)	—	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C-1	—	Form of Borrowing Request
Exhibit C-2	—	Form of Letter of Credit Request
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Compliance Certificate
Exhibit F-1 to F-4	—	Forms of Tax Compliance Certificate
Exhibit G	—	Form of Intercompany Note
Exhibit H	—	Form of Promissory Note

ANNEXES:

Annex A	—	Certain Foreign Law Provisions and Parallel Debt

ABL CREDIT AGREEMENT, dated as of April 30, 2019 (this “Agreement”), among CLARIOS INTERNATIONAL LP, a limited partnership organized under the laws of the Province of Ontario (“Holdings”), acting by its general partner ~~BROOKFIELD PANTHER~~CLARIOS INTERNATIONAL GP LLC (the “Holdings General Partner”), CLARIOS GLOBAL LP, a limited partnership organized under the laws of the Province of Ontario (the “Lead Borrower”), acting by its general partner CLARIOS GLOBAL GP LLC (the “Lead Borrower General Partner”), CLARIOS US FINANCE COMPANY, INC., a corporation organized under the laws of the State of Delaware (the “US Co-Borrower”), CLARIOS, LLC, a Wisconsin limited liability company (“Clarios Battery”), CLARIOS RECYCLING GMBH, a limited liability company organized under the law of the Federal Republic of Germany (“CRG”) each of the other BORROWERS from time to time party hereto, the LENDERS and ISSUING BANKS from time to time party hereto and CITIBANK, N.A., as Swingline Lender, Administrative Agent and Collateral Agent.

RECITALS

WHEREAS, the Borrowers have requested that~~, from and after the consummation of the Acquisition~~ (a) the Lenders provide Loans to the US Borrowers and the German Borrowers in an aggregate principal amount at any time outstanding not in excess of the ~~Initial~~2023 Replacement Facility Commitments, (b) the Issuing Banks provide Letters of Credit to the US Borrowers and the German Borrowers in an aggregate amount at any time available to be drawn not in excess of the LC Sublimit and (c) the Swingline Lender provide Swingline Loans to the US Borrowers and the German Borrowers in an aggregate principal amount at any time outstanding not in excess of the Swingline Commitment; and

WHEREAS, the Lenders and the Issuing Banks are willing to provide such extensions of credit, subject to the terms and conditions of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2023 Replacement Facility Commitment” means, with respect to each 2023 Replacement Facility Lender, the commitment of such 2023 Replacement Facility Lender to acquire participations in Letters of Credit and Swingline Loans and to make 2023 Replacement Facility Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such 2023 Replacement Facility Lender pursuant to an Assignment and Assumption or (ii) a Refinancing Amendment. The initial amount of each 2023 Replacement Facility Lender’s 2023 Replacement Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such 2023 Replacement Facility Lender shall have assumed its 2023 Replacement Facility Commitment, as the case may be. The initial aggregate amount of all 2023 Replacement Facility Lenders’ 2023 Replacement Facility Commitments as of the Second Amendment Effective Date is $800,000,000.

“2023 Replacement Facility Lender” means a Lender with a 2023 Replacement Facility Commitment or, if the 2023 Replacement Facility Commitments have expired, a lender with Aggregate Exposure in respect of 2023 Replacement Facility Commitments.

“2023 Replacement Facility Loans” means a Loan made on account of a 2023 Replacement Facility Commitment. The Loans made pursuant to the Second Amendment are 2023 Replacement Facility Loans.

“2023 Replacement Facility Maturity Date” means the earlier of (i) March 14, 2028 and (ii) the date (the “2023 Replacement Facility Springing Maturity Date”) that is 91 days prior to the scheduled final maturity date of any Material Indebtedness that is outstanding as of the Second Amendment Effective Date (including, for the avoidance of doubt, (x) any tranche of Term Loans outstanding under the First Lien Credit Agreement and (y) any series of Notes outstanding under the Notes Documents, in each case that are outstanding as of the Second Amendment Effective Date); provided that the 2023 Replacement Facility Springing Maturity Date shall apply only to the extent that such Material Indebtedness continues to constitute Material Indebtedness as of the date of determination and has not been refinanced or otherwise extended such that the scheduled final maturity date thereof is no earlier than June 13, 2028.

“2023 Replacement Facility Springing Maturity Date” has the meaning assigned to such term in the definition of “2023 Replacement Facility Maturity Date”.

“ABL Priority Collateral” means the “ABL Priority Collateral” (as defined in the Initial Intercreditor Agreement).

“ABR” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” or “ABR Borrowing” means a Loan or Borrowing that bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning set forth in clause (b) of the definition of “Term SOFR Rate”.

“Acceptable Intercreditor Agreement” means each Initial Intercreditor Agreement, a Market Intercreditor Agreement, or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent (which may, if applicable and reasonably satisfactory to the Administrative Agent, consist of a collateral proceeds “waterfall” or, in the case of payment subordinated Indebtedness, a payment “waterfall”).

“Accepting Lenders” has the meaning assigned to such term in Section 2.24(a).

“Account Credit Support” shall mean, with respect to any Account, that such Account is either (a) backed by an LC Instrument reasonably acceptable to the Administrative Agent (as to form, substance and issuer or U.S. confirming bank), which LC Instrument is assigned to the Administrative Agent, for the benefit of the Secured Parties, or has been delivered to the Administrative Agent and, in either case, may be directly drawn on by the Administrative Agent or (b) subject to credit insurance provided by a reputable insurer reasonably acceptable to the Administrative Agent as to which the Administrative Agent, for the benefit of the Secured Parties, has been named as lender’s loss payee (or has a security interest in such insurance coverage or policies or such other analogous rights or interests as are customary in the applicable jurisdiction in which such insurance coverage or policies are issued and such security interest is reasonably acceptable to the Administrative Agent).

“Account Debtor” shall mean any Person who is obligated or may become obligated to another Person under, with respect to, or on account of, an Account.

“Account Debtor Affiliated Group” has the meaning assigned to such term in the definition of “Ineligible Account”.

“Accounts” shall mean (a) “accounts,” as such term is defined in the UCC, in which any Person now or hereafter has rights and (b) “accounts” and any equivalent term as defined in the German Security Documents.

“Accounting Changes” has the meaning assigned to such term in Section 1.04(d).

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and the Group Members in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries that will become Group Members), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquisition” means the acquisition by Holdings, directly or indirectly through the Lead Borrower, of the Target Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock and Asset Purchase Agreement, dated as of November 13, 2018 (together with the exhibits and schedules thereto, as amended, modified, supplemented, substituted, replaced, restated or otherwise consented to or waived from time to time), by and among the Seller and BCP Acquisitions LLC.

“Acquisition Date” has the meaning assigned to such term in the definition of “Pro Forma Borrowing Base Adjustment”.

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions), by merger, amalgamation, consolidation or otherwise, by any Borrower or any other Group Member of all or substantially all the property, assets or business of (or all or substantially all the property or assets constituting a business unit, division, product line or line of business of) any Person or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase any Borrower’s or any other Group Member’s respective equity ownership in any Joint Venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Equity Interests of such Joint Venture or other Person).

“Additional Lender” means any Eligible Assignee (including any bank, financial institution, fund or investment vehicle that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Facility pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Lender shall be subject to the approval of (i) the Administrative Agent, each Issuing Bank and the Swingline Lender (such approval, in each case, not to be unreasonably withheld, conditioned or delayed) and (ii) the Lead Borrower, in each of the foregoing clauses (i) and (ii), to the extent such approval would be required pursuant to Section 9.04 if an assignment of the applicable Loans or Commitments were being made to such Additional Lender.

“Additional Letter of Credit Facility” means any facility established by any Borrower and/or any Group Member to obtain LC Instruments required by customers, suppliers or landlords or otherwise required in the ordinary course of business.

“Additional/Replacement Commitment” has the meaning assigned to such term in Section 2.20(a).

“Adjusted Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days and (b) 0.00% per annum. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Lead Borrower.

“Adjusted Eurocurrency Rate” means, subject to Section 2.14~~(b)~~, with respect to an Interest Period for any Eurocurrency Loan ~~(or ABR Loan, as applicable)~~, an interest rate per annum equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted Eurocurrency Rate (or applicable ~~Successor Rate~~Benchmark Replacement) shall be less than 0.00% per annum, such rate shall be deemed 0.00% per annum for purposes of this Agreement.

“Adjusted Term SOFR Rate” means, subject to Section 1.18, for purposes of any calculation, with respect to an Interest Period for any Term SOFR Loan denominated in Dollars, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate (or applicable Successor Rate) shall be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for purposes of this Agreement.

“Adjustment Date” means the first day of each January, April, July and October of each year.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its permitted successors and assigns in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Borrowing” has the meaning assigned to such term in Section 2.14.

“Affected Class” has the meaning assigned to such term in Section 2.24(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Subsidiary” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any of the Administrative Agent, the Collateral Agent, each Lead Arranger and any permitted successors and assigns of the foregoing in such capacities, and “Agents” means two or more of them.

“Agent Parties” has the meaning assigned to such term in Section 9.19.

“Aggregate Borrowing Base” shall mean, at any time, the sum of (a) the US Borrowing Base at such time plus (b) the German Borrowing Base at such time; provided that, other than for purposes of clause (c) of the definition of “Incremental Cap”, in no event shall the German Borrowing Base exceed the German Sublimit at any time. The Aggregate Borrowing Base, and any component thereof, shall, unless otherwise expressly set forth herein, be determined by reference to the Borrowing Base Certificate for the most recent Borrowing Base Date.

“Aggregate Commitments” means, at any time, the aggregate Commitments hereunder. The amount of the Aggregate Commitments as of the First Amendment Effective Date ~~is~~was $750,000,000. The amount of the Aggregate Commitments as of the Second Amendment Effective Date is $800,000,000.

“Aggregate Exposure” means, with respect to any Lender at any time, the sum of (a) the US Exposure of such Lender at such time plus (b) the German Exposure of such Lender at such time. When used in reference to the Lenders or all Lenders at any time, “Aggregate Exposure” means the Aggregate Exposure of all Lenders at such time.

“Agreed Security Principles” means the principles set forth on Schedule 1.01(a).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“AHYDO Catch-Up Payments” means any payment with respect to any obligations of any Borrower or any Group Member to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) to the extent ascertainable by the Administrative Agent, the Adjusted ~~Eurocurrency~~Term SOFR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for ~~a deposit in Dollars with a maturity~~an Interest Period of one month (after giving effect to any “floor” applicable thereto) plus 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted ~~Eurocurrency~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted ~~Eurocurrency~~Term SOFR Rate, respectively.

“Alternative Currency” means each currency (other than Dollars or the Approved Foreign Currencies) that is approved in accordance with Section 1.11.

“Alternative Interest Rate Election Event” has the meaning assigned to such term in Section 2.14(b).

“Anti-Corruption Laws” means, with respect to any Group Member, any Requirements of Law relating to bribery or corruption, including (a) the U.S. Foreign Corrupt Practices Act, (b) the UK Bribery Act and (c) laws, regulations and orders implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions and the UNC Convention against Corruption, in each case, to the extent applicable to such Group Member by virtue of being organized or operating in any jurisdiction.

“Anti-Money Laundering Laws” means, with respect to any Group Member, any Requirements of Law relating to money laundering or terrorist financing, including, without limitation, the USA Patriot Act, the Canadian AML Act and Parts II.1 and XII.2 of the Criminal Code (Canada), in each case, to the extent applicable to such Group Member by virtue of being organized or operating in any jurisdiction.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Commitment Fee” means, for any day, the applicable rate per annum set forth below, determined as of each Adjustment Date based upon the Average Usage; provided that until September 30, 2019, the Applicable Commitment Fee shall be based on the rate per annum set forth in Category 1 immediately below:

Category	Average Usage	Applicable Commitment Fee
1	Less than or equal to 50%	0.375%
2	Greater than 50%	0.250%

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Percentage” means, at any time with respect to any Lender, the percentage of the total Aggregate Commitments represented by such Lender’s Commitment at such time (or, if the Commitments have terminated or expired, such Lender’s share of the Aggregate Exposure outstanding at that time).

“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “ABR Margin” or “~~Eurocurrency~~Term Benchmark and Daily Simple SOFR Margin”, as the case may be, determined as of each Adjustment Date based upon the Average Availability; provided that until September 30, 2019 the Applicable Rate shall be based on the rates per annum set forth in Category 2 immediately below:

Category	Average Availability	ABR Margin	~~Eurocurrency~~Term Benchmark and Daily Simple SOFR Margin
1	Greater than or equal to 66.7%	0.25%	1.25%
2	Less than 66.7% but greater than or equal to 33.33%	0.50%	1.50%
3	Less than 33.33%	0.75%	1.75%

“Applicable Security Jurisdiction” means, with respect to any Loan Party organized under the laws of a Security Jurisdiction, each of (a) such Security Jurisdiction and (b) solely with respect to Equity Interests owned by such Loan Party, each other Security Jurisdiction in which any direct Significant Subsidiary of such Loan Party is organized (it being understood that each Security Jurisdiction and its political subdivisions shall constitute a single Security Jurisdiction for purposes hereof).

“Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents.”

“Approved Counterparty” means (a) any Agent, Lender or any Affiliate of an Agent or Lender (i) at the time it entered into a Swap Agreement, an agreement in respect of Cash Management Services or an arrangement in respect of “Other Secured Obligations” to be designated as such, as applicable, in its capacity as a party thereto, (ii) with respect to a Swap Agreement, an agreement in respect of Cash Management Services or an arrangement in respect of “Other Secured Obligations” to be designated as such, in each case in effect as of the Closing Date, as of the Closing Date, as applicable, in its capacity as a party thereto, and in the case of (i) or (ii) notwithstanding whether such Approved Counterparty may cease to be an Agent, Lender or an Affiliate of an Agent or Lender thereafter, as applicable, (b) any Person listed on Schedule 1.01(e) hereto and (c) any other Person from time to time approved in writing by the Lead Borrower and the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Approved Foreign Currencies” means Approved Loan Foreign Currencies and/or Approved Letter of Credit Foreign Currencies, as the context may require.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Approved Letter of Credit Foreign Currencies” means Chinese Yuan, Czech Koruna, Danish Kroner, Euros, Mexican Pesos, Swiss Francs and Turkish Lira; provided that each Issuing Bank shall only be required to issue Letters of Credit in the Approved Letter of Credit Foreign Currencies set forth beside its name on Schedule 1.01(g), as such schedule may be adjusted from time to time solely with the consent of the Lead Borrower and the applicable Issuing Bank.

“Approved Loan Foreign Currencies” means Euros.

“Assignment and Assumption” means an assignment and assumption, substantially in the form of Exhibit A or any other form reasonably approved by Administrative Agent, entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)).

“ASU” has the meaning ascribed thereto in Section 1.04(e).

“Audited Financial Statements” has the meaning ascribed thereto in Section 4.01(i).

“Availability” means, as of any date, the amount by which the Line Cap exceeds the Aggregate Exposures on such date.

“Availability Conditions” means, and will be satisfied with respect to any particular Borrowing as to which the satisfaction of the Availability Conditions is being determined if, as of the applicable date of such Borrowing (a) the Aggregate Exposure does not exceed the Line Cap as of such date, (b) with respect to any incurrence of US Exposure, the US Exposure does not exceed the US Borrowing Base as of such date and (c) with respect to any incurrence of German Exposure, the German Exposure does not exceed the German Sublimit as of such date, in each case, subject to the provisions hereof with respect to Permitted Overadvances and Permitted Overadvance Loans.

“Availability Period” means the period from and including the ~~Closing~~Second Amendment Effective Date to but excluding the earlier of the ~~Initial~~2023 Replacement Facility Maturity Date and the date of termination of the ~~Initial~~2023 Replacement Facility Commitments.

“Available Equity Amount” means, as of any date of determination, a cumulative amount equal to the sum, without duplication, of the following:

(a) the Net Proceeds (or the Fair Market Value of property other than cash) from capital contributions to, or the sale of Equity Interests of, any Group Member (including (i) pursuant to (x) a Qualifying IPO or (y) a SPAC IPO to the extent of any cash held by the SPAC IPO Entity and remaining following the consummation of such SPAC IPO or (ii) in respect of any Indebtedness of any Group Member owed to any third party and contributed to any Borrower or any other Group Member (in the case of this clause (ii), equal to the Fair Market Value of the Indebtedness so contributed (but in no event to exceed the par value thereof)) received by the Group Members after the Closing Date and on or prior to such date (in each case, other than (x) in respect of any Disqualified Equity Interest, (y) amounts received from any Group Member and (z) any contribution utilized in connection with the incurrence of Contribution Indebtedness or as a Specified Equity Issuance or that is a portion of Available Excluded Contribution Amount), plus

(b) the Net Proceeds of Indebtedness and Disqualified Equity Interest issuances which have been exchanged or converted into Qualified Equity Interests in Holdings or any other Parent Entity, in each case received by the Group Members after the Closing Date and on or prior to such date, plus

(c) (i) the Net Proceeds of sales or other Dispositions of Investments (including any sale or other Disposition of the Equity Interests of any Unrestricted Subsidiary or Joint Venture or any issuance of stock of an Unrestricted Subsidiary) and (ii) interest, returns, profits, dividends, distributions and similar amounts on Investments, in each case received by the Group Members after the Closing Date and on or prior to such date and solely to the extent the original Investment was made in reliance on the Available Equity Amount, plus

(d) without duplication of clause (c) above, (i) the Net Proceeds of sales or other Dispositions of the Equity Interests of any Unrestricted Subsidiary and (ii) interest, returns, profits, dividends, distributions and similar amounts received from any Unrestricted Subsidiary (except to the extent increasing Consolidated Net Income), in each case received by the Group Members after the Closing Date and on or prior to such date; plus

(e) Investments of any Borrower or any other Group Member in any Unrestricted Subsidiary or third-party (including any Joint Venture) that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into, or transfers or conveys all of its assets to, or is liquidated, wound up or dissolved into, any Borrower or any other Group Member, in each case after the Closing Date and on or prior to such date (in an amount equal to the Fair Market Value of the Investments of any Borrower and the other Group Members in such Unrestricted Subsidiary or third-party at the time of such re-designation or merger, amalgamation or consolidation and solely to the extent the original Investment was made in reliance on the Available Equity Amount), plus

(f) to the extent not included in Consolidated Net Income, interest, returns, profits, dividends, distributions and similar amounts received by any Borrower or any other Group Member from an Unrestricted Subsidiary or Joint Venture, solely to the extent the original Investment was made in reliance on the Available Equity Amount, plus

(g) the aggregate amount as of such date of any Retained Declined Proceeds since the Closing Date.

“Available Excluded Contribution Amount” means the aggregate amount of cash or Cash Equivalents or Qualified Proceeds (excluding any Cure Amount) received by any Borrower or any other Group Member after the Closing Date in respect of:

(a) contributions in respect of Qualified Equity Interests (other than any amounts or other assets received from any Borrower or any other Group Member),

(b) the sale of Qualified Equity Interests of any Borrower or any other Group Member (other than (x) to any Borrower or any other Group Member or (y) with the proceeds of any loan or advance made pursuant to Section 6.04(b)(ii)), and

(c) interest, returns, profits, dividends, distributions and similar amounts received from any Unrestricted Subsidiary or Joint Venture that is not a Subsidiary or on account of any other minority investment, in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer of the Lead Borrower on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Equity Amount, plus, without duplication of the amounts set forth in clause (a), (b) or (c) above, an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.18(d).

“Average Availability” means, as of any Adjustment Date, the quotient, expressed as a percentage, obtained by dividing (a) the average daily Availability during the calendar quarter immediately preceding such Adjustment Date by (b) the average daily Line Cap for such calendar quarter. In determining “Average Availability”, the Aggregate Borrowing Base as of any day shall be calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 5.01(h).

“Average Usage” means, as of any Adjustment Date, the quotient, expressed as a percentage, obtained by dividing (a) the average daily Aggregate Exposure (excluding in respect of any Swingline Loans outstanding during such calendar quarter) during the calendar quarter immediately preceding such

Adjustment Date by (b) the average daily Aggregate Commitments (other than the Commitments of any Defaulting Lender) for such calendar quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal law for the relief of debtors.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Benchmark” means, initially, (i) with respect to Dollars, the Term SOFR Reference Rate and (ii) with respect to Euro, the Eurocurrency Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, the Eurocurrency Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.18(a).

“Benchmark Replacement” means, (x) in case of Loans denominated in Dollars, with respect to any Benchmark Transition Event for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date and (y) with respect to Loans denominated in any Alternative Currency or any Approved Foreign Currencies clause (b) below:

(a) Adjusted Daily Simple SOFR;

(b) the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower as the replacement for the then-current Benchmark for the applicable tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the “floor” applicable to the Benchmark subject to replacement, such Benchmark Replacement will be deemed to be such “floor” for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower for the applicable tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities of the applicable currency at such time.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.18.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrowers and/or any of its subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrowers or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Lead Arrangers or the Administrative Agent in accordance with the definition of “Disqualified Lender” or any reasonably identifiable Affiliate of any such Person on the basis of such Affiliate’s name.

“Borrower” means each US Borrower and each German Borrower and “Borrowers” means two or more of them.

“Borrower General Partner” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date in the same currency and, in the case of ~~Eurocurrency~~Term Benchmark Loans, as to which a single Interest Period, if applicable, is in effect, (b) Swingline Loans and (c) Letters of Credit.

“Borrowing Base” means the Aggregate Borrowing Base, the US Borrowing Base, the German Borrowing Base or the Mexican Borrowing Base, as the context may require or permit.

“Borrowing Base Certificate” means a Borrowing Base Certificate, substantially in the form of Exhibit B.

“Borrowing Base Date” shall mean each date on which a Borrowing Base Certificate is delivered to the Administrative Agent pursuant to Section 4.01(q), Section 5.01(h), Section 5.14 (or, if later, the date on which the designation of the applicable Unrestricted Subsidiary becomes effective), Section 6.05(k) (or, if later, the date on which the applicable Disposition is consummated) or Section 6.05(ii) (or, if later, the date on which the applicable Disposition is consummated), as applicable.

“Borrowing Request” means a request, substantially in the form attached hereto as Exhibit C-1, by the Lead Borrower for a Borrowing in accordance with Section 2.03, Section 2.04 or Section 2.05, as applicable.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that~~, when used in connection with any payment, determination, funding or notice to be made or given in connection with any Loans or Letters~~ if such day relates to any interest rate settings as to, or any fundings, disbursements, settlements and payments in respect of, or any other dealings to be carried out pursuant to this Agreement in respect of (a) any Term SOFR Loan or Letter of Credit denominated in Dollars, such day shall also be a U.S. Government Securities Business Day, (b) any Eurocurrency Loan, such day shall also be a TARGET

Day or (c) any Loan or Letter of Credit denominated in an Approved Foreign Currency (other than Euros) or Alternative Currency, ~~the term “Business Day”~~such day shall ~~mean any~~also be a day (~~a~~i) on which dealings in deposits in such Approved Foreign Currency or Alternative Currency are carried out in the ~~London~~applicable interbank market~~,~~ and (~~b~~ii) on which commercial banks and foreign exchange markets are open for business in London, New York City, and the principal financial center for such Approved Foreign Currency or Alternative Currency ~~and (c) with respect to any such payment determination or funding to be made in connection with any Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) System payment system launched on November 19, 2007 or any successor settlement system is open.~~.

“Canadian AML Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and regulations and guidance thereunder.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan registered under the ITA or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the ITA.

“Canadian Loan Party” means any Loan Party organized under the laws of Canada or any province or territory thereof.

“Canadian Multi-employer Pension Plan” means any present or future Canadian Pension Plan which is a multi-employer pension plan for the purposes of applicable minimum pension standards legislation, such as the PBA or a similar law of another provincial or federal jurisdiction.

“Canadian Pension Event” means (a) a withdrawal by any Borrower or any Restricted Subsidiary from a Canadian Pension Plan; (b) a complete or partial withdrawal by any Borrower or any Restricted Subsidiary from a Canadian Multi-employer Pension Plan resulting in the imposition of Withdrawal Liability on any Borrower or any Restricted Subsidiary, or notification of any Borrower or any Restricted Subsidiary concerning the imposition of Withdrawal Liability; (c) the filing of a notice of intent to terminate a Canadian Pension Plan or Canadian Multi-employer Pension Plan with Ontario’s Superintendent of Financial Services, or a similar Governmental Authority of another provincial or federal jurisdiction; (d) a Governmental Authority instituting proceedings to revoke registration or terminate, in whole or in part, any Canadian Pension Plan or causing a trustee to be appointed to administer any Canadian Pension Plan, or a Governmental Authority instituting a proceeding in respect of a Canadian Pension Plan or Canadian Multi-employer Pension Plan and such proceeding shall not have been dismissed within thirty (30) days thereafter; (e) a contribution failure in respect of any Canadian Pension Plan or Canadian Multi-employer Pension Plan sufficient to give rise to a Lien, or the occurrence of any event with respect to any Canadian Pension Plan or Canadian Multi-employer Pension Plan which could result in the incurrence of a liability, fine or penalty; or (f) any Borrower or any Restricted Subsidiary becomes liable for any obligations under a Canadian Defined Benefit Pension Plan.

“Canadian Pension Legislation” means the ITA, the PBA, the Employment Pension Plans Act (Alberta), and/or any other provincial or Canadian federal pension benefits standards legislation, as applicable.

“Canadian Pension Plan” means each plan, program or arrangement whether existing on the Closing Date or assumed or adopted thereafter, that is a pension plan that is required to be registered under Canadian Pension Legislation and that is maintained or contributed to, or to which there is or may be an obligation to contribute to, by any Borrower or any of the Restricted Subsidiaries, or any of their respective Affiliates, in respect of any Person’s employment with any Borrower or any of the Restricted Subsidiaries, or any of their respective Affiliates, including, without limitation, any Canadian Defined Benefit Pension

Plan, but excluding (i) the Canada Pension Plan as maintained by the Government of Canada; (ii) any similar plan maintained, from time to time, by any government or agency or instrumentality thereof of Canada or any province thereof; (iii) plans administered pursuant to applicable health tax, workplace safety, insurance and employment insurance legislation; or (iv) any group retirement savings plan that is not subject to any provincial or federal pension benefits standards legislation or the registered pension plan provisions of the ITA.

“Canadian Reserves” means Reserves established in the Permitted Discretion of the Administrative

Agent solely with respect to assets of Holdings and the Lead Borrower included in the US Borrowing Base for amounts secured by any Liens, choate or inchoate arising under applicable law, which rank or are capable of ranking in priority to the Collateral Agent’s Liens, including, without limitation, any such amounts due and not paid for vacation pay, severance pay, wages (including any amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar Taxes, including without limitation amounts for goods and services taxes, sales taxes, value added tax, harmonized sales taxes, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, the amount of any unfunded pension liability under any Canadian Defined Benefit Pension Plan and all amounts currently or past due and not contributed, remitted or paid under the Canada Pension Plan, a Canadian Pension Plan, or Canadian Pension Legislation (including any amounts representing any unfunded liability, solvency deficiency or wind up deficiency with respect to any Canadian Pension Plan) or any similar statutory or other claims that would have or would reasonably be expected to have priority over any Liens granted to the Collateral Agent in the future. In no event shall Canadian Reserves exceed the amount which the assets of Holdings and the Lead Borrower contribute to the US Borrowing Base.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrowers and the other Group Members that are (or should be) set forth in a consolidated statement of cash flows of Holdings and the Group Members for such period prepared in accordance with GAAP.

“Capital Lease Obligation” of any Person means an obligation of such Person that is a Capitalized Lease, it being understood that the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP as in effect prior to the issuance of the ASU.

“Capitalized Leases” means, with respect to any Person, all leases by such Person as lessee that have been or should be, in accordance with GAAP (but subject to Section 1.04(e)), recorded as capitalized leases (and, for the avoidance of doubt, not straight-line or operating leases) on both the balance sheet and income statement of such Person for financial reporting purposes in accordance with GAAP as in effect prior to the issuance of the ASU.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent (i) with respect to Letters of Credit, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash, deposit account balances or Cash Equivalents under the sole dominion and control of the Collateral Agent or, if the Collateral Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support including backstop LC Instruments, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank in an amount not less than 101% of the face amount of the relevant Letters of Credit (or, in the case of Letters of Credit denominated in any Approved Foreign Currency or Alternative Currency, to the extent that any Borrower has elected to provide Cash Collateral in Dollars, 105% of the Dollar Equivalent of the face amount of the relevant Letters of Credit), (ii) with respect to US Swingline Loans, for the benefit of the Swingline Lender or other applicable Lenders, as collateral for US Swingline Loans and/or US Swingline Exposures, cash, deposit account balances or Cash Equivalents under the sole dominion and control of the Collateral Agent or, if the Collateral Agent and the Swingline Lender shall agree in their sole discretion, other credit support including backstop LC Instruments, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent in an amount not less than 100% of the outstanding principal amount of the relevant US Swingline Loan or US Swingline Exposure and/or (iii) with respect to German Swingline Loans, for the benefit of the Swingline Lender or other applicable Lenders, as collateral for German Swingline Loans and/or German Swingline Exposures, cash, deposit account balances or Cash Equivalents under the sole dominion and control of the Collateral Agent or, if the Collateral Agent and the Swingline Lender shall agree in their sole discretion, other credit support including backstop LC Instruments, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent in an amount not less than 103% of the outstanding principal amount of the relevant German Swingline Loan or German Swingline Exposure. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Notice” means a written notice delivered by the Administrative Agent at any time during a Cash Dominion Period to any bank or other depository at which any DDA is maintained directing such bank or other depository to remit all funds in such DDA to the applicable Dominion Account on a daily basis.

“Cash Dominion Period” means any period commencing on (a) the date on which Specified Availability has been less than the greater of (i) 10.0% of the Line Cap and (ii) $~~50,000,000~~55,000,000 for five consecutive Business Days or (b) the date on which a Specified ABL Event of Default has occurred and is continuing until such date on which (x) Specified Availability has exceeded or been equal to the greater of (a) 10.0% of the Line Cap and (b) $~~50,000,000~~55,000,000 for 20 consecutive calendar days and (y) no Specified ABL Event of Default has occurred and is continuing during such 20 day period.

“Cash Equivalents” means any of the following, to the extent owned by any Borrower or any other Group Member:

(a) any cash denominated in an Approved Foreign Currency, Alternative Currency or any currency available to the Lead Borrower or the other Group Members for borrowings or LC Instruments under the First Lien Facilities or any other currency held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom, Canada, a member state of the European Union or any state or political subdivision of the foregoing having average maturities of not more than 18 months from the date of acquisition thereof; provided that either (A) the full faith and credit of the United States, the United Kingdom, Canada, a member state of the European Union or a political subdivision of the foregoing is pledged in support thereof or (B) such obligations are, at the time of acquisition thereof, rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lead Borrower);

(c) deposits with, money market deposits with, time deposits with, or certificates of deposit or bankers’ acceptances or similar instruments of, any commercial bank that (i) is a Lender or a lender under the First Lien Facilities, (ii) is organized under, or authorized to operate as a bank under, the laws of the

United States or any state thereof or the District of Columbia or any political subdivision of the foregoing or (iii) has combined capital and surplus of at least $162,500,000 (or the Dollar Equivalent as of the date of determination) (any such bank meeting the requirements of clause (i), (ii) or (iii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper or variable or fixed rate note issued by, or guaranteed by, a corporation rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such instruments, an equivalent rating from another nationally recognized statistical rating agency selected by the Lead Borrower), in each case with average maturities of not more than 18 months from the date of acquisition thereof;

(e) repurchase agreements and reverse repurchase agreements entered into by any Person with (i) an Approved Bank or (ii) a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case of this clause (ii), having capital and surplus in excess of $162,500,000 (or the Dollar Equivalent as of the date of determination), in each case, for obligations or instruments described in clauses (b), (c) or (d) above or (g) below;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least “A-2” or “P-2” from either S&P or Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) (i) securities with average maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof) and (ii) securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $162,500,000;

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency);

(i) instruments equivalent to those referred to in clauses (a) through (h) above or clauses (j) through (p) below denominated in an Approved Foreign Currency, Alternative Currency or any currency available to the Lead Borrower or the other Group Members for borrowings or LC Instruments under the First Lien Facilities or any other foreign currency comparable in credit quality and tenor to those referred to above or below and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Group Member organized in such jurisdiction;

(j) any cash equivalents as determined in accordance with GAAP and other investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) bills of exchange issued in the United States, the United Kingdom, Canada, Germany, France or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(l) demand deposit accounts holding cash;

(m) other short-term investments of a type analogous to the foregoing utilized by Group Members;

(n) [reserved];

(o) interest bearing instruments with a maximum maturity of 180 days in respect of which the obligor is a G7 government or other G7 governmental agency or a G7 financial institution with credit ratings from S&P of at least “A-2” or the equivalent thereof or from Moody’s of at least “P-2” or the equivalent thereof (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency); and

(p) shares or interests of any investment company, money market mutual fund or other investment funds investing at least 90% of their assets in cash or securities of the types described in clauses (a) through (o) above.

“Cash Management Obligations” means obligations and liabilities in respect of any Cash Management Services.

“Cash Management Services” means (a) treasury management services, overdraft services, other treasury, depository and cash pooling arrangements, cash management services or any automated payment services (including automated clearing house transfers of funds, depository, overdraft, controlled disbursement, return items and interstate depository network services), (b) netting services, employee credit, commercial credit card, debit card, stored value card or purchase card programs, (c) foreign exchange and currency management services and (d) any arrangements or services similar to the foregoing clauses (a) through (c) and/or otherwise in connection with cash management and deposit accounts.

“Cash Pooling Accounts” has the meaning ascribed to such term in the definition of “Excluded Accounts.”

“Cash Pooling Arrangements” means (a) the existing treasury, depositary and cash pooling arrangements of Holdings and its Subsidiaries as of, or anticipated as of, the Closing Date and set forth on Schedule 1.01(f) (and any replacement arrangements serving a similar or related function) and (b) any other future treasury, depository or cash pooling arrangement (including any zero balance cash pooling or notional cash pooling arrangement) entered into by Holdings and/or any of its Subsidiaries.

“Casualty Event” means any event that gives rise to the receipt by any Borrower or any other Group

Member of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate applicable to a given Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I) (A) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion in consultation with the Lead Borrower: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (b) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (c) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Lead Borrower; plus (B) the applicable Central Bank Rate Adjustment and (II) any applicable floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Eurocurrency Rate for Loans denominated in Euro for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted Eurocurrency Rate with respect to a Loan denominated in Euro, applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) any other Alternative Currency, a Central Bank Rate Adjustment as reasonably determined by the Administrative Agent in consultation with the Lead Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the Eurocurrency Rate for Loans denominated in Euro on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable currency for a maturity of one month.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; provided that, Holdings and the US Borrowers shall not, under any circumstances, be considered CFCs.

“Change in Control” means:

(a) prior to an IPO, the failure by the Permitted Holders to, directly or indirectly through one or more holding companies, own beneficially and of record at least a majority of the outstanding Voting Stock of Holdings;

(b) after an IPO, any person, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, but excluding (A) any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (B) any underwriter in connection with consummating a Qualifying IPO), other than the Permitted Holders (or any Parent Entity), shall at any time have acquired direct or indirect beneficial ownership of voting power of the outstanding Voting Stock of Holdings having more than the greater of (A) 40.0% of the outstanding Voting Stock of Holdings or the IPO Entity and (B) the percentage of the then-existing outstanding Voting Stock of Holdings or the IPO Entity owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless the Permitted Holders, directly or indirectly through one or more holding company parent of Holdings or the IPO Entity, have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise) to designate or appoint (and do so designate or appoint) the Board of Directors of Holdings or a majority of the Board of Directors of the IPO Entity; or

(c) the failure of Holdings, directly or indirectly through wholly-owned Subsidiaries, to own all of the Equity Interests in the Lead Borrower (other than during the short-term pendency of any Permitted Reorganization, IPO Reorganization Transaction or Holdings Reorganization to the extent such interim failure to own is reasonably necessary or advisable to effectuate such permitted reorganization).

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (A) any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (B) any underwriter in connection with a Qualifying IPO, (iii) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of Voting Stock in connection with the transactions contemplated by such agreement, (iv) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings or the IPO Entity beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being owned by such “group” or any other member of such group for purposes of determining whether a Change in Control has occurred and (v) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Closing Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued, but only to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions, including, without limitation, for purposes of Section 2.15.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Clarios Battery” has the meaning assigned to such term in the preamble hereto.

“CRG” has the meaning assigned to such term in the preamble hereto.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are German Loans, US Loans, Initial Loans, 2023 Replacement Facility Loans, Other Loans or Loans under an Additional/Replacement Commitment, (b) any Commitment, refers to whether such Commitment is an Initial Commitment, 2023 Replacement Facility Commitment, Other

Commitment or Additional/Replacement Commitment (it being understood that the Initial Commitments as of the Closing Date shall be of a single Class) and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Additional/Replacement Commitments and Other Commitments (and, in each case, the Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes. Any First Amendment Incremental Commitment, any Loan made on account thereof and any First Amendment Incremental Lender shall be deemed to be of the same Class as the Initial Commitments, the Initial Loans and the Initial Lenders, respectively. Any 2023 Replacement Facility Commitment, any Loan made on account thereof and any 2023 Replacement Facility Lender shall be deemed to be of a new Class hereunder.

“Closing Date” means April 30, 2019.

“Co-Investor” means, collectively (i) Caisse de dépôt et placement du Québec and its Affiliates and (ii) the funds, partnerships or other co-investment vehicles managed, advised or controlled by any Person referred to in the foregoing clause (i).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” means Citibank, N.A. and/or its affiliates, as designated by Citibank, N.A. in its sole discretion, in its capacity as collateral agent under the Loan Documents, and its permitted successors and assigns in such capacity as provided in Article VIII.

“Collateral and Guarantee Requirement” means, at any time, subject to any applicable limitations set forth in this Agreement, the Guarantee Agreement or the other Loan Documents, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, each Borrower and each other Group Member (other than any Excluded Subsidiary), either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein or in another form as may be reasonably agreed by the Administrative Agent, duly executed and delivered on behalf of such Person, (ii) Holdings, each Borrower and each other Group Member (other than any Excluded Subsidiary), either (x) a counterpart of each applicable Security Document duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to each applicable Security Document, in the form specified therein, or a substantially equivalent agreement, or in another form as may be reasonably agreed by the Administrative Agent, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, documents of the type referred to in Section 4.01(d) and (iii) Holdings, each Borrower and each other Group Member (other than an Excluded Subsidiary), either (x) an acknowledgement counterpart of the Initial Intercreditor Agreement and any other applicable Intercreditor Agreement, in each case duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), an executed acknowledgement to the Initial Intercreditor Agreement, in the form specified therein or in another form as may be reasonably agreed by the Administrative Agent, and an executed acknowledgement to any other applicable Intercreditor Agreement;

(b) all outstanding Equity Interests of (i) the Lead Borrower and (ii) the other Group Members owned by any Loan Party (other than, in the case of this clause (ii), any Equity Interests constituting Excluded Assets), in each case with respect to the foregoing clauses (i) and (ii), shall have been pledged pursuant to the applicable Security Document, and the Collateral Agent shall have received certificates or other instruments (if any) representing all such Equity Interests (other than, for the avoidance of doubt, any Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case as applicable;

(c) if any Indebtedness of Holdings, the Borrowers, any other Group Member or any Subsidiary of a Group Member in an outstanding individual principal amount of $50,000,000 or more is owing by such obligor to any Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note (other than any promissory notes (or Indebtedness evidenced thereby) constituting Excluded Assets) shall have been pledged to the extent required by the applicable Security Document and the Collateral Agent shall have received all such promissory notes (other than, for the avoidance of doubt, promissory notes (or Indebtedness evidenced thereby) constituting Excluded Assets), together with undated instruments of transfer with respect thereto endorsed in blank;

(d) other than to the extent constituting an Excluded Asset, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, PPSA financing statements and intellectual property security agreements, required by the Security Documents or the Agreed Security Principles to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions set forth in the definition of “Collateral and Guarantee Requirement” shall have been filed, registered or recorded or delivered to the Collateral Agent in proper form for filing, registration or recording; and

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property (other than any Material Real Property that constitutes an Excluded Asset) duly executed and delivered by the record owner of such Material Real Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent) of the Fair Market Value of such Mortgaged Property and fixtures, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien (subject to any Permitted Encumbrances) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits and instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Administrative Agent of payment of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (vi) such customary legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage and (vii) (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (1) be addressed to the Administrative Agent, (2) be completed by a company which has guaranteed the accuracy of the information contained therein and (3) otherwise comply with the Flood Program; and (B) evidence that the property is not located in a Flood Zone. If any Flood Certificate states that a Mortgaged Property is located in a Flood Zone, such property shall become an Excluded Asset.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary (i) if such assets constitute Excluded Assets, (ii) if, and for so long as and to the extent that the Lead Borrower in good faith determines that the cost, burden or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any non-de minimis adverse Tax consequences (including the imposition of non-de minimis withholding or other Taxes but other than, in the absence of a Specified Tax Event, any adverse Tax consequences under Section 956 of the Code) and any non-de minimis adverse regulatory consequences, in each case to Holdings or its Subsidiaries or any Parent Entities, Affiliates or direct or indirect equity owners thereof), outweighs the benefits to be obtained by the Lenders therefrom as determined by the Lead Borrower in good faith (it being understood that, in any event, the Administrative Agent shall have the right to waive or modify any requirements relating to title insurance, legal opinions or other deliverables with respect to any assets if, in its reasonable determination, the cost, burden or consequence of obtaining such deliverables is excessive in relation to their benefit to the Lenders) and/or (iii) if the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable Requirement of Law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables (other than to the extent constituting Excluded Assets) arising out of any contract described in this clause (iii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth herein and in the Security Documents, (c) in no event shall (i) third-party control agreements or other third-party control or similar arrangements be required with respect to deposit accounts, other than with respect to DDAs and Dominion Accounts to the extent expressly required by this Agreement, (ii) third-party control agreements or other third-party control or similar arrangements be required with respect to securities accounts, commodities accounts or other assets specifically requiring perfection by third party control agreements or (iii) entry into any source code escrow arrangements or the registration of any Intellectual Property be required, (d) no perfection actions shall be required, nor shall the Administrative Agent or Collateral Agent be authorized to take any perfection or other actions, other than (i) with respect to Domestic Loan Parties, (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s) and any filing in applicable real estate records in the United States with respect to any Mortgaged Property or fixtures relating thereto, (B) filings in the United States Copyright Office or the United States Patent and Trademark Office with respect to Intellectual Property and (C) subject to the Intercreditor Agreements, delivery to the Administrative Agent to be held in its possession of all Collateral consisting of certificated Equity Interests and other instruments, in each case to the extent not constituting Excluded Assets and to the extent required to be delivered pursuant to the applicable Security Documents, (ii) with respect to Foreign Loan Parties, the actions required by the applicable Security Documents to the extent consistent with the Agreed Security Principles and (iii) as required by Section 5.17(e) (i) no actions in any jurisdiction other than an Applicable Security Jurisdiction, or required by the laws of any jurisdiction other than an Applicable Security Jurisdiction, shall be required to be taken, nor shall the Administrative Agent or the Collateral Agent be authorized to take any such action, to create any security interests in assets located or titled outside of an Applicable Security Jurisdiction (including any Equity Interests of Subsidiaries organized under the laws of a jurisdiction other than an Applicable Security Jurisdiction and any Excluded Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than an Applicable Security Jurisdiction, unless the Borrowers otherwise elect for purposes of satisfying any criteria set forth in the Eligibility Definitions, and all guarantee agreements shall be governed under the laws of the State of New York) and (ii) the Security Documents with respect to any Foreign Loan Party or governed by the law of any Applicable Security Jurisdiction other than the United States, a state thereof or the District of Columbia shall be consistent with the Agreed Security Principles, (f) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement (it being understood that a Rent Reserve may be imposed to the extent any such landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement is not obtained with respect to any location where Eligible Inventory is maintained) and (g) in respect of any Subsidiary which is formed or acquired after the Closing Date, the provisions of this definition shall only apply on the date set forth in Section 5.11.

Further, notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar tax or charge is owed on the entire amount of the Loan Document Obligations evidenced hereby in connection with the delivery of a Mortgage or UCC fixture filing pursuant to clause (e) above, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Loan Document Obligations allocated to the applicable Material Real Property and (y) the Fair Market Value of the applicable Material Real Property at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Lead Borrower.

The Administrative Agent (in its reasonable discretion) (or the administrative agent under the First Lien Facilities, in the case of Fixed Asset Priority Collateral) may grant extensions of time (including after the expiration of any relevant period, which extensions shall apply retroactively) for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date, the timelines set forth in Section 5.11 or Section 5.13 or in the Security Documents or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time.

“Commercial Tort Claim” has the meaning specified in the UCC.

“Commitment” means, with respect to any Lender, its Initial Commitment, 2023 Replacement Facility Commitment, Additional/Replacement Commitment or Other Commitment, in each case, of any Class or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Collateral Agent” means Citibank, N.A. or another collateral agent appointed to hold Liens securing the First Lien Secured Obligations, in addition to Liens securing other Indebtedness of the Loan Parties (or any of them), including in respect of the First Lien Facilities and/or the Secured Notes.

“Company Competitor” means any competitor of Holdings, any Borrower and/or any of their respective Subsidiaries.

“Company Materials” has the meaning assigned to such term in Section 5.01.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrowers, any Subsidiary or any Parent Entity.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of the Adjusted Term SOFR Rate, Term SOFR Daily Simple SOFR, Adjusted Daily Simple SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Lead Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Lead Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents), so long as reasonably consistent (unless the Lead Borrower otherwise agrees) with the treatment of similar syndicated credit facilities denominated in the applicable currency in respect of which the Administrative Agent acts as administrative agent).

“Consolidated Cash Interest Charges” means, for any period, the total interest expense of Holdings and the Group Members for such period determined on a consolidated basis net of any interest income, which shall be determined on a cash basis only and solely in respect of Indebtedness of the type described in the definition of Consolidated Total Debt plus net cash payments made (less net cash payments received) under interest rate Swap Agreements in respect of Indebtedness, in all cases excluding, for the avoidance of doubt, (i) any non-cash interest expense and any capitalized interest, whether paid or accrued, (ii) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (iii) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses (including agency costs, amendment, consent or other front end, one-off or similar non-recurring fees), (iv) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (v) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vi) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (vii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (viii) any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (ix) any payments with respect to make whole premiums, commissions or other breakage costs of any Indebtedness, (x) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (xi) expensing of bridge, arrangement, structuring, commitment, fronting or other financing fees, fees and expenses in respect of Swap Agreements and commissions, discounts, yield and other fees and expenses related to any Permitted Receivables Financing, (xii) fees and expenses (including any penalties and interest relating to Taxes but excluding any bona fide interest expense) associated with the consummation of the Transactions, (xiii) agency or trustee fees paid to the administrative agents and collateral agents or trustees under any credit facilities or other debt instruments or documents and (xiv) fees (including any ticking fees) and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 6.04 or the issuance of Equity Interests or Indebtedness (in each case excluding any bona fide interest expense). For purposes of this definition, interest in respect of any Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and, except in the case of clauses (vi) or (xiii), to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) (A) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and LC Instrument fees and costs in connection with financing activities (whether amortized or immediately expensed), (B) amounts excluded from Consolidated Cash Interest Charges as set forth in clauses (i) through (xiv) of the definition thereof, (C) cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period and (D) cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period;

(ii) (A) Taxes paid and provision for Taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial or territorial income, franchise, and similar Taxes based on income, profits, revenue or capital and foreign withholding Taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations and (B) without duplication of any amounts added back pursuant to clause (A), any payments to a Parent Entity in respect of Taxes permitted to be made hereunder,

(iii) depreciation, depletion and amortization (including amortization of intangible assets and deferred financing fees or costs (including original issue discount)),

(iv) other non-cash Charges (provided, in each case, that if any non-cash Charges represent an accrual or reserve for potential cash items in any future period, (A) the Lead Borrower may determine not to add back such non-cash Charge in the current period or (B) to the extent the Lead Borrower decides to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period,

(v) (i) losses or discounts in connection with any Permitted Receivables Financing or otherwise in connection with factoring arrangements or the sale of Permitted Receivables Financing Assets and (ii) amortization of capitalized fees, in each case in connection with any Permitted Receivables Financing,

(vi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts (or netting arrangement) were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(vii) (A) any costs or expenses incurred or paid by any Borrower (or any Parent Entity) or any other Group Member pursuant to any management equity plan, stock option plan, equity-based compensation plan or any other management or employee benefit plan or long term incentive plan or agreement, any severance agreement or any stock subscription or shareholder agreement, (B) payments made to option holders in connection with, or as a result of, any distribution made to shareholders and (C) any Charge in connection with the rollover, acceleration or payout of equity interests held by management and members of the board of any Borrower (or any Parent Entity) or any other Group Member,

(viii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(ix) [reserved],

(x) earn-out obligations, contingent obligation expense and other post-closing obligations (including, in each case, adjustments thereof) to sellers incurred in connection with the Acquisition and/or any acquisition or other Investment (including any acquisition or other Investment consummated prior to the Closing Date) which are paid or accrued during the applicable period,

(xi) the amount of any Charge or deduction associated with any Group Member that is attributable to any non-controlling interest or minority interest of any third party,

(xii) [reserved],

(xiii) add-backs and adjustments (A) contemplated by the Acquisition Agreement, (B) identified or set forth in the Quality of Earnings provided to the Lead Arrangers or the Sponsor Model delivered to the Lead Arrangers, (C) related to the Transactions and identified to the Lead Arrangers (including in any management presentation or any confidential information memorandum) prior to the Closing Date (including in respect of any action taken on or prior to the Closing Date) and (D) identified or set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting or valuation firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or other Investment not prohibited hereunder; provided that no amounts may be added back pursuant to clause (C) of this clause (xiii) except to the extent permitted to be added back pursuant to clause (a)(xi) of the definition of “EBITDA” in the indenture with respect to the Secured Notes,

(xiv) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities, costs and expenses (including reimbursements) paid or accrued, and payments made to the Sponsor or Co-Investor (and/or their respective Affiliates or management companies) for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, and payments to directors of any Borrower or any Parent Entity actually paid or accrued; provided that such payment is permitted under this Agreement,

(xv) Charges relating to the sale of products in new locations, including, without limitation, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing,

(xvi) any Charge on account of duplicative integration costs or similar duplicate or increased costs in respect of the transition services arrangements to be implemented in connection with the Acquisition, in each case resulting from the transition of the Lead Borrower and its Subsidiaries to a standalone company, plus

(b) at the option of the Lead Borrower, without duplication, the sum of the following amounts for such period: (1) pro forma adjustments, including the amount of “run rate” cost savings, operating expense reductions, operational improvements and synergies (“Expected Cost Savings”) with respect to any corporate or business restructuring initiatives, any of the Transactions, any Specified Transaction, any acquisition or combination, the commencement of activities constituting a business line, the termination or discontinuance of activities constituting a business line or related to any other initiative (including the effect of increased pricing in customer contracts, the renegotiation of contracts or other arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) (which Expected Cost Savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions (it being understood that “run rate” shall mean the full reasonably expected recurring benefit that is associated with the relevant action); provided that (A) such Expected Cost Savings are factually supportable (or certified by a Responsible Officer of Holdings or the Lead Borrower in good faith) and reasonably identifiable and projected by Holdings or the Lead Borrower in good faith to be realized as a result of actions that have been taken or initiated or with respect to which steps have been taken or initiated or are expected to be taken or initiated within 24 months (in the good faith determination of Holdings or the Lead Borrower) and (B) no Expected Cost Savings shall be added pursuant to this clause (b) to the extent duplicative of any Charges relating to such Expected Cost Savings that are included in clause (a) above or are excluded from Consolidated Net Income pursuant to clause (a) of the definition thereof; provided that the aggregate amount of add-backs and adjustments to Consolidated EBITDA pursuant to this clause (b)(1) (together with any amounts included on a Pro Forma Basis with reference to this clause (b)(1)) for any period shall not exceed 25% of Consolidated EBITDA for such period (determined after giving effect to such add-backs and adjustments) and (2) other add-backs and adjustments calculated in accordance with Regulation S-X, less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) the amount of any loss attributable to non-controlling interests of third parties in any Group Member that is not a wholly-owned subsidiary of Holdings added to and not deducted in such period from Consolidated Net Income, and

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not representing Consolidated EBITDA in any period to the extent non-cash losses relating to such expenditures were added to the calculation of Consolidated EBITDA for any previous periods and not subtracted back;

in each case, as determined on a consolidated basis for Holdings and the Group Members in accordance with GAAP; provided that:

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by any Borrower or any other Group Member during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the Consolidated EBITDA of such Person multiplied by the ownership percentage of the applicable Group Members therein,

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Borrower or any other Group Member during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders), and

(III) Consolidated EBITDA shall be increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of

FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Agreements (entered into in the ordinary course of business)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, Consolidated EBITDA for such fiscal quarters shall be deemed to be $398,000,000, $369,000,000, $439,000,000 and $455,000,000 (which amounts are agreed not to include adjustments pursuant to clause (b) above), respectively, in each case, as adjusted on a Pro Forma Basis, as applicable.

“Consolidated First Lien Net Debt” means the aggregate amount of Consolidated Total Net Debt

(a) under this Agreement, (b) under the First Lien Credit Agreement (but only for so long as the Indebtedness thereunder is secured by a Lien on the Collateral on an equal priority or senior basis (without regard to the control of remedies) to any Liens securing the Secured Obligations), (c) under the Secured Notes Documents (but only for so long as the Indebtedness thereunder is secured by a Lien on the Collateral on an equal priority or senior basis (without regard to the control of remedies) to any Liens securing the Secured Obligations) and (d) that is secured by a Lien on the Collateral on an equal priority or senior priority basis (without regard to the control of remedies) to any Liens securing the Secured Obligations or any Liens securing the obligations under the First Lien Loan Documents (but only for so long as the Indebtedness thereunder is secured by a Lien on the Collateral on an equal priority or senior basis (without regard to the control of remedies) to any Liens securing the Secured Obligations); provided, for the avoidance of doubt, that the Netted Amounts shall be netted (but without duplication of amounts netted from Consolidated Total Debt as a component hereof) from the amount of such Consolidated First Lien Net Debt.

“Consolidated Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) (i) Consolidated EBITDA for the Test Period most recently ended on or prior to such date, minus (ii) Unfinanced Capital Expenditures for such Test Period, minus (iii) the amount of cash payments made during such period (net of cash refunds received during such period) by the Borrowers and the other Group Members in respect of federal, foreign and state income taxes, to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” means, for any Test Period, for Holdings and the Group Members for such period determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Cash Interest Charges for such Test Period plus (b) the aggregate amount of scheduled amortization payments of principal made in cash during such period in respect of long-term third party Consolidated Total Debt for borrowed money (excluding any payment at maturity and any reimbursements in respect of trade letters of credit) plus (c) solely for the purpose of determining compliance with the Payment Conditions for the purpose of making a Restricted Payment, Restricted Payments paid in cash during such Test Period pursuant to Section 6.08(a)(xiv). Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, Consolidated Fixed Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and the Group Members for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that Consolidated Net Income shall exclude, without duplication:

(a) extraordinary, unusual, special, exceptional or non-recurring gains or losses or expenses (as determined by the Lead Borrower in good faith) (less all fees and expenses relating thereto) (including any extraordinary, unusual, special, exceptional or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, unusual, special, exceptional or non-recurring items), severance, relocation costs, integration, separation and office or facility pre-opening, opening, closing, expansion and consolidation costs (including but not limited to termination costs, moving costs and legal costs), unused warehouse space costs, new contract costs, restructuring Charges (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves and any restructuring Charge relating to any Permitted Reorganization, any IPO Reorganization Transactions or any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements, Charges attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives or programs (including, without limitation, in connection with any inventory optimization program, integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any implementation of operational and reporting systems and initiatives (including any expense relating to the implementation of enhanced accounting or IT functions or new system designs)), systems implementation or establishment Charges, Charges relating to entry into a new market or to exiting a market, one time Charges (including compensation expense), consulting Charges, software and other intellectual property development Charges, Charges associated with new systems design, project startup Charges, Charges in connection with new operations, corporate development Charges, signing costs, retention, recruiting, relocation, signing or completion bonuses and expenses, human resources costs, transition costs and management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel, costs relating to early termination of rights fee arrangements, costs or cost inefficiencies related to facility or property disruptions or shutdowns and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities), for such period,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) (i) Transaction Costs, (ii) any severance and the amount of any other success, change of control or similar bonuses or payments payable to any Permitted Payee and (iii) costs in connection with payments related to the rollover, acceleration or payout of Equity Interests and stock options held by any Permitted Payee, in each case of this clause (c) including the payment of any employer taxes related to the items in this clause (c),

(d) the net income (or loss) for such period of any Person that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or distributions or other similar payments that are actually paid in cash or Cash Equivalents (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) by such Unrestricted Subsidiary to Holdings or any Group Member during such period,

(e) any fees (including in the form of discount), costs, accruals, commissions and expenses (including any transaction, relocation or retention bonus or similar payment, rationalization, legal, tax, rating agency, syndication, accounting, structuring and other costs and expenses, travel and out-of-pocket costs, litigation and arbitration costs) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, merger, consolidation, amalgamation, asset disposition, issuance, exchange or repayment of debt or equity (including any IPO), becoming a standalone or public company, dividend, Restricted Payment, option buyout, recapitalization, refinancing transaction, early extinguishment, amendment or other modification of any debt instrument, hedging agreement or other derivative instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any Charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f) any income (or loss) for such period attributable to the extinguishment, conversion or cancellation of Indebtedness, hedging agreements or other derivative instruments,

(g) accruals and reserves that are established or adjusted in accordance with GAAP (including the revaluation of inventory (including any impact of changes of inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, any adjustment of estimated payouts on existing earnouts, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting, the acquisition method of accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or similar Investment or the amortization, write-down or write-off of any amounts thereof or changes as a result of the adoption or modification of accounting policies during such period,

(h) all Non-Cash Compensation Expenses,

(i) any income (or loss) attributable to deferred compensation plans or trusts, any employment benefit scheme or any similar equity plan or agreement,

(j) (A) the amount of any Charge in connection with a single or one-time event (as determined by the Lead Borrower in good faith), including, without limitation, in connection with the Acquisition and/or any Permitted Acquisition or other Investment not prohibited hereunder consummated after the Closing Date (including, without limitation, legal, accounting, bank and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Closing Date) and (B) Charges or expenses incurred in connection with any Permitted Reorganization, IPO Reorganization Transactions or Tax Restructuring (in each case, whether or not consummated),

(k) any gain (or loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (or loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(l) any non-cash gain (or loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m) any non-cash gain (or loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances or any other currency-related risk), unrealized or realized net foreign currency translation or transaction gains or losses impacting net income,

(n) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o) any impairment Charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities;

(p) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes;

(q) Charges attributable to, and payments of, legal settlements, fines, judgments or orders; and

(r) Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (or other similar legislation) and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (or other similar legislation), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees (collectively, “Public Company Costs”);

provided, further, that, to the extent not already included in Consolidated Net Income for such period, Consolidated Net Income for such period shall include (i) in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the net income (or loss) of such Person multiplied by the ownership percentage of the applicable Group Members therein and (ii) (x) without duplication of amounts included pursuant to clause (y) below, the amount of proceeds received from business interruption insurance or reimbursement of Charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder and (y) so long as the Lead Borrower in good faith expects to receive such proceeds, the amount of proceeds due from business interruption insurance or reimbursement of Charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder, in each case, within the next four fiscal quarters (it being understood that to the extent such proceeds are not actually received within such period, such proceeds shall no longer be included in calculating Consolidated Net Income for such period (and any future period containing all or a portion of such period)).

“Consolidated Secured Net Debt” means Consolidated Total Net Debt that is secured by a Lien on the Collateral; provided, for the avoidance of doubt, that the Netted Amounts shall be netted (but without duplication of amounts netted from Consolidated Total Debt as a component hereof) from the amount of such Consolidated Secured Net Debt.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Holdings and the Group Members on such date.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third-party Indebtedness for borrowed money (including purchase money Indebtedness),

unreimbursed drawings under LC Instruments to the extent not reimbursed within one Business Day (or, in the case of commercial letters of credit, three Business Days) following the drawing thereof, Capital Lease Obligations and third-party Indebtedness obligations evidenced by bonds, debentures, notes or similar instruments, in each case of Holdings and the Group Members on such date, on a consolidated basis and determined in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value”, as described in clause (ii) of the proviso in the definition of “GAAP”, or any other accounting principle that results in any such Indebtedness (other than zero coupon Indebtedness) being reflected as an amount below the stated principal amount thereof and excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Acquisition or other Investment); provided that (i) Permitted Receivables Financings, Swap Agreements, Cash Management Obligations, Permitted Treasury Arrangements and Non-Capital Lease Obligations shall not constitute Indebtedness included in the definition of Consolidated Total Debt and (ii) to the extent not already included in Consolidated Total Debt as of such date, Consolidated Total Debt as of such date shall include, in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the amount that would otherwise constitute Consolidated Total Debt of such Person multiplied by the ownership percentage of the applicable Group Members therein (but solely to the extent a proportionate share of the net income (or loss) of such Person is included in the calculation of Consolidated Net Income and Consolidated EBITDA).

“Consolidated Total Net Debt” means, as of any date of determination, Consolidated Total Debt as of such date, calculated (a) net of the Unrestricted Cash Amount as of such date and (b) to exclude any obligation, liability or indebtedness if, upon or prior to the maturity thereof, the applicable Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and from and after such date such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount (items (a) and (b), the “Netted Amounts”).

“Contribution Indebtedness” means unsecured Indebtedness of any Borrower or any other Group Member in an aggregate outstanding principal amount equal to 100% of (x) the aggregate amount of cash contributions and (y) the Fair Market Value (as determined by the Lead Borrower in good faith) of in-kind contributions of Cash Equivalents, marketable securities or Qualified Proceeds, in each case made after the Closing Date to Holdings and contributed to the Lead Borrower in exchange for, or on account of, Qualified Equity Interests of Holdings and the Lead Borrower, as applicable, except to the extent (a) such amount is utilized to increase any other basket or exception under Section 6.04 and Section 6.08, (b) such amount is utilized to increase the Available Equity Amount or the Available Excluded Contribution Amount or (c) such amount is a Specified Equity Issuance.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Convertible Indebtedness” means Indebtedness of a Person (which may be guaranteed by the Guarantors) permitted to be incurred hereunder that is convertible into Qualified Equity Interests (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the publicly traded price of such Qualified Equity Interests).

“Cost” shall mean, with respect to Inventory owned by any Person, the lower of (a) cost (as reflected in the general ledger of such Person) and (b) market value, in each case, determined in accordance with GAAP calculated on a first-in, first-out basis and in accordance with the Borrowers’ normal accounting practices; provided that Cost shall reflect the Lead Adjustment.

“Covered Agreement” has the meaning assigned to such term in Section 6.07(d).

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Commitments hereunder (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) does not mature earlier than the Refinanced Debt, (b) will not require scheduled amortization or mandatory commitment reductions prior to the then-existing Latest Maturity Date of such Refinanced Debt, (c) is in an aggregate original principal amount (or accreted value, if applicable) that does not exceed the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except (i) by an amount equal to unpaid accrued interest, penalties and premium (including tender premiums) thereon plus underwriting discounts, other amounts paid, and fees, commissions and expenses (including defeasance costs, upfront fees, original issue discount, initial yield payments or similar fees) incurred, in connection with such exchange, extension, renewal, replacement or refinancing, (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn hereunder immediately prior to such refinancing and such drawing shall be deemed to have been made and (iii) to the extent such excess amounts is otherwise permitted to be incurred under Section 6.01, (d) is not issued, borrowed or guaranteed by any entity that is not a Loan Party, (e) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) is secured on an equal priority basis (without regard to the control of remedies) with or on a junior basis to the Liens securing the Secured Obligations and is subject to an Acceptable Intercreditor Agreement and (f) has covenants and events of default (excluding optional prepayment and redemption terms) that either, at the option of the Lead Borrower, (i) reflect market terms and conditions at the time of the issuance, incurrence or effectiveness of such Indebtedness or (ii) are substantially identical to or not materially more favorable to the lenders or investors providing such Indebtedness than the Refinanced Debt (it being understood that, in the case of this clause (ii), to the extent that any covenant or other provision is added for the benefit of any such Indebtedness, this clause (ii) shall be satisfied if such covenant or other provision is either (x) also added for the benefit of the RC Facility (and any such addition shall not require the consent of the Administrative Agent or any of the Lenders) or (y) only applicable to periods after the Latest Maturity Date at the time of such refinancing), in each case with respect to clauses (i) and (ii) above, when taken as a whole and as determined by the Lead Borrower in good faith.

“Credit Extension” means the making of any Loan, including any Swingline Loan, on the occasion of any Borrowing and the issuance, amendment or modification (other than an amendment or modification in respect of a then outstanding Letter of Credit that does not increase the available amount thereof) or renewal or extension by any Issuing Bank of any Letter of Credit.

“Credit Facilities” means, collectively, the credit facilities established under this Agreement.

“Cure Amount” has the meaning assigned to such term in Section 7.02.

“Cure End Date” has the meaning assigned to such term in Section 7.02.

“Cure Right” has the meaning assigned to such term in Section 7.02.

“Currency Reserves” shall mean, with respect to any Accounts payable in a currency other than in

Dollars, Approved Foreign Currencies or Alternative Currencies, an amount required by the Administrative Agent in its Permitted Discretion.

“Daily Simple SOFR Borrowing” or “Daily Simple SOFR Loan” means a Loan or Borrowing that bears interest based upon Adjusted Daily Simple SOFR.

“DDA” means any checking, demand deposit or other account maintained by the Loan Parties and used to receive proceeds of Accounts from Account Debtors.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including but not limited to, as applicable, the German Insolvency Code (Insolvenzordung) and the laws of Mexico).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit or Swingline Loans within two Business Days of the date on which such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Day of the date when due, (b) has notified the Lead Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action (or other similar proceeding); provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) without limiting the foregoing clauses (a)-(d), with respect to a Lender (or any direct or indirect parent company thereof) organized under the laws of the Netherlands, the commencement of an undisclosed administration proceeding under the Dutch Financial Supervision Act of

2007, in each case so long as such ownership interest or undisclosed proceeding does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Lead Borrower, each Issuing Bank, the Swingline Lender and each other Lender promptly following such determination.

“Defaulting Lender Fronting Exposure” means, at any time there is a Lender that is a Defaulting Lender, (a) with respect to each applicable Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations (other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof) and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans (other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof or Cash Collateralized in accordance with the terms hereof).

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account Control Agreement” means a control agreement executed by the Collateral Agent, the applicable Loan Party and the applicable bank or other depository at which a deposit account of such Loan Party is maintained (or, in the case of any Non-US Loan Party, similar arrangements under the laws of the applicable jurisdiction) that, in each case, gives the Collateral Agent the right, without further action by the applicable Loan Party, to direct the disposition of the funds in such deposit account.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by any Borrower or any other Group Member in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Lead Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents, as and when so converted).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings and the Group Members in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05. “Dispose” and “Disposed” have meanings correlative thereto. The Fair Market Value of any assets or other property Disposed of shall be determined at the time provided for in Section 1.09(a).

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof (or holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control”, a “qualifying IPO” or similar event shall not constitute a Disqualified Equity Interest if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to the Termination Date, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of Permitted Payees or by any such plan to such Persons, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Parent Entity, any Borrower, any other Group Member or any of their respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Parent Entity, any Borrower, such other Group Member or such Subsidiary and (iii) no Equity Interest held by any Permitted Payee shall be considered a Disqualified Equity Interest solely because such stock is redeemable or subject to repurchase pursuant to any customary stock option, employee stock award or similar agreement that may be in effect from time to time.

“Disqualified Lenders” means:

(a) those Persons identified in writing by the Lead Borrower (or its predecessor in interest) or the Sponsor to the ~~Lead Arrangers~~Administrative Agent in writing on or prior to ~~December 11, 2018 (or, if after such date but prior to the launch of general syndication of the Credit Facilities, that are acceptable to the Lead Arrangers)~~the Second Amendment Effective Date;

(b) any Company Competitor that is identified in writing by the Lead Borrower (or its predecessor in interest) or the Sponsor to the Lead Arrangers on or prior to the Closing Date (which list of Company Competitors may be supplemented by the Lead Borrower after the Closing Date by means of a written notice to the Administrative Agent);

(c) any Affiliate of any Person described in clauses (a) and (b) above that is either (i) identified in writing to the Administrative Agent or (ii) reasonably identifiable on the basis of such Affiliate’s name (other than any Affiliate that is a Bona Fide Debt Fund, unless such Bona Fide Debt Fund shall otherwise constitute a Person referred to in clause (a) or (b) of this definition); and

(d) any Excluded Affiliate;

it being understood and agreed that the identification of any Person as a Disqualified Lender after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in the Loans if such Person was not a Disqualified Lender at the time of such assignment or participation.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined in accordance with Section 1.06 hereof.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Loan Party” means any Loan Party that is not a Foreign Loan Party.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dominion Accounts” means the US Dominion Account and the German Dominion Account.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Definitions” shall mean the definitions of “Eligible German Accounts”, “Eligible German Inventory”, “Eligible Mexican Inventory”, “Eligible US Accounts”, “Eligible US Inventory” and “Eligible US Unbilled Accounts”.

“Eligible Accounts” shall mean Eligible US Accounts, Eligible US Unbilled Accounts and Eligible German Accounts.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), other than, in each case, (i) a natural Person or an investment vehicle established primarily for the benefit thereof, (ii) a Defaulting Lender, (iii) a Disqualified Lender or an investment vehicle established primarily for the benefit thereof or (iv) Holdings, the Borrowers or any of their Affiliates (other than, in the case of this clause (iv), in accordance with Section 9.04(h)).

“Eligible German Accounts” shall mean, at any time, Accounts due to any German Loan Party arising from the sale of goods by a German Loan Party or the provision of services by a German Loan Party, in each case, in the ordinary course of business (calculated net of unapplied cash); provided, however, that Eligible German Accounts shall in no event include any Account that:

(a)	is an Ineligible Account;

(b)

that arises under a contract governed by the laws of any jurisdiction other than (i) a Permitted Account Jurisdiction or (ii) a supra-national body of which such Permitted Account Jurisdiction is a member;

(c)

solely to the extent exceeding 2% of Eligible German Accounts, for which the Account Debtor does not maintain its chief executive office in, or is not organized under the laws of, a Permitted Account Jurisdiction;

(d)

with respect to which an invoice or other electronic transmission constituting a request for payment has not been sent on a timely basis to, and received by, the applicable Account Debtor according to the normal invoicing and timing procedures of the applicable German Loan Party; or

(e)	is an Unbilled Account.

“Eligible German Inventory” shall mean all Inventory (including lead, cores, work-in-process (other than smelter work-in-process), lead and non-lead manufacturing components, dry unfinished batteries and finished goods) of any German Loan Party reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent; provided, however, that Eligible German Inventory shall in no event include Inventory that is Ineligible Inventory.

“Eligible Inventory” shall mean Eligible US Inventory, Eligible German Inventory and Eligible Mexican Inventory.

“Eligible Mexican Inventory” shall mean all Inventory (including lead, cores, work-in-process (other than smelter work-in-process), lead and non-lead manufacturing components, dry unfinished batteries and finished goods) of any Mexican Loan Party reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent; provided, however, that Eligible Mexican Inventory shall in no event include Inventory that is Ineligible Inventory.

“Eligible US Accounts” shall mean, at any time, Accounts due to any US Loan Party arising from the sale of goods by a US Loan Party or the provision of services by a US Loan Party, in each case, in the ordinary course of business (calculated net of unapplied cash); provided, however, that Eligible US Accounts shall in no event include any Account that:

(a)	is an Ineligible Account;

(b)

that arises under a contract governed by the laws of any jurisdiction other than (i) a Permitted Account Jurisdiction or (ii) a supra-national body of which such Permitted Account Jurisdiction is a member;

(c)

solely to the extent exceeding 2% of Eligible US Accounts, for which the Account Debtor does not maintain its chief executive office in, or is not organized under the laws of, a Permitted Account Jurisdiction;

(d)

with respect to which an invoice or other electronic transmission constituting a request for payment has not been sent on a timely basis to, and received by, the applicable Account Debtor according to the normal invoicing and timing procedures of the applicable US Loan Party; or

(e)	is an Unbilled Account.

“Eligible US Inventory” shall mean all Inventory (including lead, cores, work-in-process (other than smelter work-in-process), lead and non-lead manufacturing components, dry unfinished batteries and finished goods) of any US Loan Party reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent; provided, however, that Eligible US Inventory shall in no event include Inventory that is Ineligible Inventory.

“Eligible US Unbilled Accounts” shall mean, at any time, any Unbilled Account due to any US Loan Party; provided that Eligible US Unbilled Accounts shall in no event include any Account:

(a)	that is an Ineligible Account;

(b)

that arises under a contract governed by the laws of any jurisdiction other than (i) a Permitted Account Jurisdiction or (ii) a supra-national body of which such Permitted Account Jurisdiction is a member; or

(c)

solely to the extent exceeding 2% of Eligible US Unbilled Accounts, for which the Account Debtor does not maintain its chief executive office in, or is not organized under the laws of, a Permitted Account Jurisdiction;

“Environmental Laws” means Requirements of Law relating to (a) the protection of the environment or natural resources, (b) the protection of worker health and safety (to the extent such relates to exposure to Hazardous Materials), (c) the presence, Release, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material in, on, at, under, or about any location or (d) the listing, notification, registration, testing or reporting with respect to any chemical substance under the U.S. Toxic Substances Control Act, the E.U. Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH) regulation, or similar Requirement of Law implemented by any Government Agency.

“Environmental Liability” means (a) any liability, obligation, loss, damages, claim, action, judgment, order, decree or cost, contingent or otherwise (including damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly arising from or relating to (i) any actual or alleged violation (including any investigations, inquiries or similar proceedings which may result in the finding of an actual or alleged violation) of or noncompliance with any Environmental Law or permit, license or approval issued thereunder or (ii) any actual or alleged presence or Release of, or exposure to, any Hazardous Materials, or non-compliance with any Environmental Law, at any location, including any formerly owned, leased or operated properties, or any former, closed, divested or discontinued business or operations and (b) any of the foregoing assumed, retained or imposed by contract, operation of law or otherwise.

“Equity Contribution” means the direct or indirect cash equity contributions (with all such contributions to be in the form of (a) common equity, (b) preferred equity not constituting Disqualified

Equity Interests or (c) other preferred equity or other instruments having terms reasonably acceptable to the Lead Arrangers) made by the Investors arranged by or designated by the Sponsor directly or indirectly to Holdings or any Parent Entity (and further contributed to Holdings) (the “Equity Capitalization”), in an aggregate amount, when taken together with all Equity Interests (including restricted stock or options) retained, rolled over or directly or indirectly invested in Holdings or any Parent Entity (of the type of Equity Interests described in the preceding clauses (a) through (c)) issued to, or otherwise directly or indirectly held or acquired by, any existing shareholders, board members and/or management of the Purchased Companies, equal to at least 22.5% (the “Minimum Equity Percentage”) of the sum (the “Total Capitalization”) of (i) the aggregate principal amount of the Credit Facilities, the Notes and the First Lien Facilities funded on the Closing Date (but excluding (1) the gross proceeds of any debt incurred on the Closing Date to fund original issue discount or upfront fees resulting from market “flex” or “securities demand” actions, (2) the gross proceeds of any First Lien RC Facility Loans or Loans borrowed on the Closing Date for working capital purposes or to fund working capital adjustments or purchase price adjustments under the Acquisition Agreement or for Transaction Costs, (3) the gross proceeds of any First Lien RC Facility Loans or Loans borrowed on the Closing Date to replace, backstop or cash collateralize existing LC Instruments and (4) any LC Instrument outstanding on the Closing Date) plus (ii) the Equity Capitalization, minus (iii) the aggregate amount of cash on hand at the Purchased Companies and the Purchased Consolidated Ventures on the Closing Date (excluding, for the avoidance of doubt, any retained proceeds of any of the Credit Facilities, Notes or the First Lien Facilities funded on the Closing Date); provided that the Sponsor, immediately after giving effect to the Transactions on the Closing Date, shall directly or indirectly, by contract or otherwise, Control at least a majority of the outstanding voting Equity Interests of Holdings on the Closing Date.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or Section 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by a Loan Party or any ERISA Affiliate to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA) applicable to any Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (h) a complete or partial withdrawal (within the meanings of Section 4203 and Section 4205 of ERISA, respectively) by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (i) the occurrence of a Foreign Benefit Plan Event or (j) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, “insolvent,” within the meaning of Section 4245 of ERISA, or in “endangered” or “critical” status, within the meanings of

Section 305 of ERISA or Section 432 of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 8.02(a).

“Erroneous Payment Assigned Amount” has the meaning assigned to it in Section 8.02(h).

“Erroneous Payment Assigning Lender” has the meaning assigned to it in Section 8.02(d)(i).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.02(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.02(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.02(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.02(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Euro” or “€” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

~~“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Eurocurrency Rate.~~

~~“Eurocurrency Loan” or “Eurocurrency Borrowing” means a Loan or Borrowing that bears interest at a rate determined by reference to the Adjusted Eurocurrency Rate.~~

“Eurocurrency Rate” means, subject to Section 2.14:

~~(a) in the case of Dollar denominated Loans, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the LIBOR01 page of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) that displays the ICE Benchmark Administration Limited (or the successor interest rate benchmark provider if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “~~US LIBOR Screen Rate~~”), determined as of approximately 11:00~~

~~a.m. (London time) on the applicable Interest Rate Determination Date (but if more than one applicable rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” for any Dollar denominated Loans shall be the Interpolated Rate; or~~

(a)  ~~(b)~~ in the case of Euro denominated Loans, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the EURIBOR01 page of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) that displays the European Money Markets Institute (or the successor interest rate benchmark provider if European Money Markets Institute is no longer making the applicable interest settlement rate available) rate for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “EURIBOR Screen Rate”), determined as of approximately 11:00 a.m. (Brussels time) on the applicable Interest Rate Determination Date (but if more than one applicable rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” for Euro denominated Loans shall be the Interpolated Rate; or

(b) ~~(c)~~ in the case of Loans denominated in any Approved Foreign Currency (other than Euro) or Alternative Currency, the rate ~~per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) that displays the ICE Benchmark Administration Limited (or the successor interest rate benchmark provider if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) rate for deposits in the applicable Approved Foreign Currency or Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “LIBOR Screen Rate”, and together with the US LIBOR Screen Rate and the EURIBOR Screen Rate, as applicable, the “Screen Rate”), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date (but if more than one applicable rate for such Interest Period is specified on such page, the rate will be an arithmetic average of all such rates for such Interest Period); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” for Loans denominated in any Approved Foreign Currency (other than Euro) or Alternative Currency shall be the Interpolated Rate; or~~established by the Lead Borrower and the applicable Lenders, with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), pursuant to Section 1.11.

~~(d) for any interest calculation with respect to an ABR Loan on any date (and for purposes of determinations under clause (c) of the definition of “Alternate Base Rate”), the rate per annum equal to the US LIBOR Screen Rate, determined as of approximately 11:00 a.m. (London Time) on such date for deposits in Dollars being delivered in the London interbank market for a term of one month commencing that day (but if more than one rate for a term of one month is specified on such page, the rate will be an arithmetic average of all such rates for a term of one month); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” for ABR Loans shall be the Interpolated Rate.~~

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any day, with respect to conversions between Dollars and any other currency, the Spot Rate; provided that if at the time of any such determination, for any reason, no such Spot Rate is being quoted, the Administrative Agent or the applicable Issuing Bank, as applicable, may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error; provided, further, that if such Exchange Rate is being determined by the Lead Borrower for the purpose of determining compliance under Articles V, VI, VII or VIII and as of any date, no such Spot Rate is being quoted, the Lead Borrower may thereafter use any customary method that it reasonably determines in good faith is an appropriate substitute to determine such rate and shall promptly notify the Administrative Agent of such substitute. For purposes of determining the Exchange Rate in connection with an Approved Foreign Currency or Alternative Currency, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for the applicable date of Borrowing or issuance of Letter of Credit. Each of the Administrative Agent and each Issuing Bank shall promptly provide the Lead Borrower with the then current Exchange Rate used by the Administrative Agent or such Issuing Bank, as applicable, upon the Lead Borrower’s request therefor, and the Lead Borrower shall promptly provide the Administrative Agent with the then current Exchange Rate used by the Lead Borrower upon the Administrative Agent’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to (a) a Loan denominated in an Approved Foreign Currency or Alternative Currency, the date which is two Business Days prior to the date for the applicable Borrowing, (b) a Letter of Credit denominated in an Approved Foreign Currency or Alternative Currency, each date that is (i) two Business Days prior to the date of issuing, amending or extending such Letter of Credit, (ii) with respect to each issued Letter of Credit, on a monthly basis (or such other less frequent basis as the relevant Issuing Bank shall reasonably require) following the date on which a Letter of Credit is issued and (iii) a date of payment by the applicable Issuing Bank under such Letter of Credit or (c) the amount of the German Borrowing Base, the Mexican Borrowing Base, the US Borrowing Base or the Aggregate Borrowing Base, the date on which the relevant Borrowing Base Certificate is delivered to the Administrative Agent and, solely for purposes of determining usage of the German Borrowing Base, the Mexican Borrowing Base, the US Borrowing Base or the Aggregate Borrowing Base, the date on which there occurs a Borrowing denominated in an Alternative Currency or an Approved Foreign Currency.

“Excluded Accounts” means (a) deposit accounts listed on Schedule 1.01(b) hereto or any other deposit account that is similar in function to the accounts described on such Schedule after the Closing Date consistent with past practices, (b) deposit accounts subject to Cash Pooling Arrangements (“Cash Pooling Accounts”), which for the avoidance of doubt shall not include any Dominion Accounts, US Concentration Accounts or German Concentration Accounts, (c) deposit accounts established (or otherwise maintained) by the Loan Parties as to which the average monthly end-of-day balance (when taken together with the average monthly end-of-day balance of accounts described in the proviso below in the aggregate) does not exceed $25,000,000 in the aggregate for all such accounts excluded pursuant to this clause (c), which for the avoidance of doubt shall not include any Dominion Accounts, US Concentration Accounts or German Concentration Accounts, (d) deposit accounts solely containing cash constituting proceeds of the sale of Fixed Asset Priority Collateral in accordance with the Initial Intercreditor Agreement, (e) any Trust Fund Account, (f) deposit accounts used by the Loan Parties exclusively for disbursements and payments (including payroll) in the ordinary course of business, (g) deposit accounts that are zero balance accounts, (h) deposit accounts that are located outside of the United States or the Federal Republic of Germany and contain only cash or proceeds from sales to foreign customers or (i) deposit accounts that hold proceeds that solely consist of Permitted Receivables Financing Assets; provided, however, that notwithstanding the foregoing, any deposit account into which payments in respect of Eligible Accounts are directly made by customers and that solely contains proceeds of Eligible Accounts (other than any deposit account as to which the average monthly end-of-day balance does not exceed $25,000,000) shall not constitute an Excluded Account and such deposit accounts shall not have average monthly end-of-day balance (when taken together with the average monthly end-of-day balance of accounts described in clause (c) above in the aggregate) which exceed $25,000,000 in the aggregate for all such accounts.

“Excluded Affiliates” means Affiliates of the Lead Arrangers that are engaged as principals primarily in private equity, mezzanine financing or venture capital.

“Excluded Assets” means (a) (i) (A) any owned real property other than Material Real Property that is located in the United States or (B) any real property (including any Material Real Property referred to in clause (A)) located in a special flood hazard area or in the event such property or a Mortgage thereon would be subject to any flood insurance due diligence, flood insurance requirements or compliance with any Flood Insurance Laws (it being agreed that if it is subsequently determined that any property subject to, or otherwise required or intended to be subject to, a Mortgage is or might be located in a special flood hazard area, (I) such property shall be deemed to constitute an “Excluded Asset” until a determination is made that such property is not located in a special flood hazard area and does not require flood insurance and (II) if there is an existing Mortgage on such property, such Mortgage shall be released if located in a special flood hazard area and would require flood insurance or if it cannot be determined whether such real property is located in a special flood hazard area or would require flood insurance if the time or information necessary to make such determination would (as determined by the Lead Borrower in good faith) delay or impair the intended date of any Credit Extension or effectiveness of any amendment or supplement hereto) and (ii) all leasehold interests in real property and, except to the extent a security interest therein can be perfected by the filing of an “all assets” UCC financing statement or PPSA financing statement (or equivalent filing under a similar Requirement of Law), leasehold interests in any other assets, (b) any governmental or regulatory licenses or state or local franchises, charters, consents, permits or authorizations, to the extent the granting of a security interest in any such license, franchise, charter, consent, permit or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the UCC, PPSA or equivalent Requirement of Law of any applicable jurisdiction), (c) any asset to the extent a pledge thereof or grant of security interest therein is prohibited or restricted by any Requirement of Law (including any legally effective requirement to obtain the consent, approval, license or authorization of any Governmental Authority, except to the extent such consent has been obtained, other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law, including the UCC or PPSA of any applicable jurisdiction) (with no requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (d) Margin Stock, (e) assets to the extent a grant or perfection of a security interest in such assets could reasonably be expected to result in non-de minimis adverse Tax consequences or non-de minimis adverse regulatory consequences to Holdings or any of its Subsidiaries or Parent Entities (as determined by the Lead Borrower in good faith and in consultation with the Administrative Agent (or the administrative agent under the First Lien Facilities, in the case of assets that would constitute Fixed Asset Priority Collateral)) (other than, in the absence of a Specified Tax Event, as a result of the application of Section 956 of the Code), (f) (i) Excluded Foreign Intellectual Property and (ii) any intent-to-use trademark or service mark application for the registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 prior to the filing of a “Statement of Use” or “Amendment to Allege Use” or similar filing with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark or service mark application or any registration issuing therefrom under applicable federal law; provided that, upon the filing of a “Statement of Use” or “Amendment to Allege Use”, such trademark application will cease to be an Excluded Asset, (g) any general intangible and any lease, sublease, license, occupancy agreement, permit or other agreement or any property or right subject thereto (including pursuant to a purchase money security interest, capital lease obligation or similar arrangement or, in the case of after-acquired property, pre-existing secured debt not incurred in anticipation of the acquisition by the applicable Loan Party of such property) permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such item or create a breach, default or right of termination in favor of or otherwise require consent thereunder from any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or PPSA of any applicable jurisdiction or other similar applicable Requirement of Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA of any applicable jurisdiction or other similar applicable Requirement of Law notwithstanding such prohibition, (h) after a Specified Tax Event, solely with respect to any Collateral in respect of US Secured Obligations, (x) any Equity Interests in excess of 65% of the voting Equity Interests of any first-tier CFC or FSHCO and (y) any assets of any CFC or FSHCO (including any assets or Equity Interests in Subsidiaries of any CFC or FSHCO), (i) any Equity Interest and asset of any (A) Person other than a wholly-owned Restricted Subsidiary of the Lead Borrower, (B) Immaterial Subsidiary, (C) Unrestricted Subsidiary, (D) Limited Purpose Subsidiary or (E) employee stock ownership plan or trust established by Holdings or any of its Subsidiaries or a direct or indirect parent of Holdings (to the extent such employee stock ownership plan or trust has been funded by Holdings or any Subsidiary or a direct or indirect parent of Holdings), (j) Permitted Receivables Financing Assets subject to (or otherwise sold, contributed, pledged, factored, transferred or otherwise Disposed in connection with) any Permitted Receivables Financing (including Existing Receivables Financing), (k) any Vehicle (other than to the extent a security interest therein can be perfected by filing an “all assets” UCC financing statement or PPSA financing statement or equivalent filing and without the requirement to list any VIN, serial or similar number), (l) any letter of credit right (other than to the extent a security interest in such right can be perfected by filing an “all assets” UCC financing statement or PPSA financing statement or equivalent filing) or Commercial Tort Claim other than a Material Commercial Tort Claim, (m) [reserved], (n) any Equity Interests or other securities of a Subsidiary to the extent that the pledge of or grant of any Lien on such Equity Interests or other securities for the benefit of any holders of such Equity Interests or securities results in Holdings or any of its Subsidiaries being required to file separate financial statements for the issuer of such capital stock or securities with the SEC (or another Governmental Authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act (or any successor regulation), or any other Requirement of Law in effect from time to time, but only to the extent necessary to not be subject to such requirement, (o) any asset excluded pursuant to the definition of “Collateral and Guarantee Requirement” or, with respect to any asset or Equity Interest of any Foreign Loan Party, the Agreed Security Principles and (p) Excluded Accounts (other than as described in clause (d) in the definition thereof). Other assets shall be deemed to be “Excluded Assets” if (i) the Administrative Agent and the Lead Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest in such assets (other than, in the absence of a Specified Tax Event, as a result of the application of Section 956 of the Code) is excessive in relation to the benefit to the Administrative Agent and/or Collateral Agent and the Lenders of the security to be afforded thereby or the value of such assets as Collateral or (ii) in the case of any asset that would constitute Fixed Asset Priority Collateral, the administrative agent under the First Lien Facilities has determined that such asset shall not or does not constitute collateral under the First Lien Facilities (and the Administrative Agent shall execute any documentation reasonably requested by the Lead Borrower in connection therewith).

“Excluded Foreign Intellectual Property” means any right, title or interest in or to any Intellectual Property to the extent that such right, title or interest is governed by or arises or exists under, pursuant to or by virtue of the laws of any jurisdiction other than an Applicable Security Jurisdiction.

“Excluded Proceeds” has the meaning assigned to such term in the definition of “Prepayment Event”.

“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”): (a) any Subsidiary that is not a wholly-owned subsidiary of the Lead Borrower, (b) each Subsidiary listed on Schedule 1.01(c), (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited or restricted by (i) applicable Requirements of Law or (ii) any contractual obligation, in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) or third-party consent, approval, license or authorization in order to provide such Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained, it being understood that neither Holdings nor any of its Subsidiaries shall have any obligation to obtain any such consent, approval, license or authorization, (f) any Foreign Subsidiary organized under the laws of any jurisdiction other than a Security Jurisdiction, (g) after a Specified Tax Event, solely with respect to any Guarantee in respect of US Secured Obligations, (x) any CFC or FSHCO; provided that each Mexican Loan Party shall remain as a Subsidiary Guarantor with respect to German Secured Obligations unless the Lead Borrower elects to cause the Mexican Borrowing Base to be $0 and (y) any direct or indirect subsidiary of any CFC or FSHCO (any entity described in clause (x) or clause (y), an “Affected Subsidiary”), (h) any other Subsidiary excused from becoming a Loan Party pursuant to the definition of “Collateral and Guarantee Requirement” or, with respect to any Foreign Subsidiary, the Agreed Security Principles, (i) any not-for-profit Subsidiaries, captive insurance companies, broker-dealer Subsidiaries, Receivables Subsidiary or other Special Purpose Entities (each, a “Limited Purpose Subsidiary”), (j) any Restricted Subsidiary acquired by any Borrower or any other Group Member that, at the time of the relevant Permitted Acquisition or Investment, is an obligor (including as a guarantor) in respect of assumed Indebtedness that is permitted hereunder (and not incurred in contemplation of such Permitted Acquisition or Investment) to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Guarantee and such prohibition was not implemented in contemplation of such Permitted Acquisition or Investment and (k) any Subsidiary for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse Tax consequences or non-de minimis adverse regulatory consequences to Holdings or its Subsidiaries or Parent Entities (other than, in the absence of a Specified Tax Event, as a result of the application of Section 956 of the Code) (as determined by the Lead Borrower in good faith and in consultation with the Administrative Agent).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, after giving effect to Section 2.08 of the Guarantee Agreement, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (each, a “recipient), (a) Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes and franchise Taxes, in each case imposed by (i) a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) any jurisdiction (or any political subdivision thereof) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Loan Document or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan Document or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any Canadian Tax that would not have been imposed but for the recipient (A) not dealing at arm’s length (within the meaning of the ITA) with any Loan Party or (B) being a specified shareholder (as defined in subsection 18(5) of the ITA) or of any partner of the Borrowers (and if a partnership, of any partner thereof) or not dealing at arm’s length with such a specified shareholder for purposes of the ITA, except where such recipient is not dealing at arm’s length with, is a specified shareholder of or is not dealing at arm’s length with a specified shareholder of a Loan Party or any partners thereof as a consequence of such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (e) any withholding Tax imposed pursuant to FATCA.

“Existing Letter of Credit” means each LC Instrument set forth on Schedule 1.01(h).

“Existing Receivables Financing” means each of (i) the factoring program that Johnson Controls Battery Group, Inc. maintains with JPMorgan Chase Bank, N.A., (ii) the factoring program Johnson Controls Battery Group, Inc. maintains with Wells Fargo Bank, N.A., (iii) the factoring program Shanghai Johnson Controls International Battery Co., Ltd. maintains with JPMorgan Chase Bank (China) Company Limited and (iv) the factoring program Johnson Controls Delkor Battery Corporation maintains with Standard Charted Bank (it being understood that as of the Closing Date the Accounts of AutoZone, Inc.,

Advance Auto Parts, Inc. and O’Reilly Automotive, Inc. and each of their controlled Affiliates are factored pursuant to the factoring agreements referenced in clauses (i) and (ii)) and, in each case, any extension, replacement, renewal or refinancing thereof (including, for the avoidance of doubt, in the case of clauses (i) and (ii), the receivables purchase facility (or a similar facility) arranged or to be arranged by Wells Fargo Bank, N.A. and disclosed to the Lead Arrangers prior to the date hereof).

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be as determined in good faith by the Lead Borrower.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities entered into in connection with the implementation of the foregoing. For greater certainty, FATCA includes Part XVIII and Part XIX of the Income Tax Act (Canada).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent, and (c) if the Federal Funds Effective Rate is less than 0%, it shall be deemed to be 0% hereunder.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of December 11, 2018, by and among BCP Acquisitions LLC and the Lead Arrangers.

“Financial Maintenance Covenant” has the meaning assigned to such term in Section 6.10.

“Financial Maintenance Covenant Test Period” means the period commencing on any date on which Specified Availability is less than the greater of (a) 10.0% of the Line Cap and (b) $~~50,000,000~~55,000,000 and continuing until such date on which Specified Availability has exceeded the greater of (a) 10.0% of the Line Cap and (b) $~~50,000,000~~55,000,000 for 20 consecutive days.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or person exercising equivalent functions of Holdings or the applicable Borrower.

“First Amendment” means that ~~the~~certain Incremental Amendment No. 1 to ABL Credit Agreement, dated as of the First Amendment Effective Date, among Holdings, the Lead Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders and Issuing Banks party thereto.

“First Amendment Effective Date” means March 5, 2020.

“First Amendment Incremental Commitment” has the meaning assigned to such term in the First Amendment.

“First Amendment Incremental Lender” has the meaning assigned to such term in the First Amendment.

“First Lien Cash Management Obligations” means the “Secured Cash Management Obligations” (as defined in the First Lien Credit Agreement).

“First Lien Collateral Agent” means the “Collateral Agent” in respect of the First Lien Facilities.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the Closing Date, among, inter alia, Holdings, the Lead Borrower, the US Co-Borrower, the other Group Members party thereto, the issuing banks referred to therein and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, as amended, modified, supplemented, substituted, replaced, extended, renewed, restated or refinanced, in whole or in part, from time to time in accordance with the terms thereof and in accordance with the Initial Intercreditor Agreement, including any replacement or refinancing facility or indenture or other financing arrangement (including any successive replacement or refinancing facility or indenture or other financing arrangement) that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders and whether for the same or any other purpose, and any amendments, modifications, supplements, substitutions, replacements, extensions, renewals, restatements, or refinancings of the foregoing (in which case, references herein to the First Lien Credit Agreement shall be construed to be references to the equivalent provisions, if any, or any similar provisions, of the First Lien Credit Agreement as so amended, modified, supplemented, substituted, replaced, restated or refinanced (in each case, as the context may require)).

“First Lien Credit Agreement Refinancing Indebtedness” means “Credit Agreement Refinancing Indebtedness” (as defined in the First Lien Credit Agreement).

“First Lien Facilities” means the credit facilities established pursuant to the First Lien Credit Agreement, including, for the avoidance of doubt, any First Lien Incremental Facilities or First Lien Credit Agreement Refinancing Indebtedness incurred under the First Lien Credit Agreement.

“First Lien Incremental Facilities” means each “Incremental Facility” (as defined in the First Lien Credit Agreement).

“First Lien Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” (as defined in the First Lien Credit Agreement).

“First Lien Loans” means the “Loans” (as defined in the First Lien Credit Agreement).

“First Lien Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“First Lien Other Secured Obligations” means “Other Secured Obligations” (as defined in the First Lien Credit Agreement).

“First Lien Permitted Debt Exchange Notes” means “Permitted Debt Exchange Notes” (as defined in the First Lien Credit Agreement).

“First Lien RC Facility Loans” means the “RC Facility Loans” (as defined in the First Lien Credit Agreement).

“First Lien Secured Obligations” means the “Secured Obligations” (as defined in the First Lien Credit Agreement).

“First Lien Swap Obligations” means “Secured Swap Obligations” (as defined in the First Lien Credit Agreement).

“Fixed Asset Priority Collateral” means the “Fixed Asset Priority Collateral” (as defined in the Initial Intercreditor Agreement).

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Benefit Plan Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Requirement of Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Requirement of Law, on or before the due date for such contributions or payments.

“Foreign Loan Party” means any Loan Party (other than Holdings and the Lead Borrower) that is organized or incorporated under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Foreign Pension Plan” means any defined benefit plan sponsored, maintained or contributed to by any Loan Party or any Foreign Subsidiary that under applicable Requirement of Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary (other than the Lead Borrower) that is organized or incorporated under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Lead Borrower) that has no material assets other than Equity Interests and debt, if any, in one or more direct or indirect Subsidiaries that are CFCs or FSHCOs and other incidental assets related thereto.

“GAAP” means, at the election of the Lead Borrower (a) IFRS, if the Lead Borrower’s financial statements are at such time prepared in accordance with IFRS or (b) generally accepted accounting principles in the United States of America as in effect from time to time (“U.S. GAAP”), if the Lead Borrower’s financial statements are at such time prepared in accordance with U.S. GAAP; provided, however, that (i) if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (including the provisions of Section 1.04(d)),

(ii) GAAP and all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Lead Borrower or any subsidiary at “fair value,” as defined therein, (iii) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligations”, (iv) all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amendment or updated accounting standard under IFRS or U.S. GAAP, as applicable, or to any corresponding accounting standard under IFRS in the event of an election by the Lead Borrower to prepare its financial statements in IFRS, (v) all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amendment or updated accounting standard under IFRS or U.S. GAAP, as applicable, (vi) unless the Lead Borrower elects otherwise, neither IFRS nor U.S. GAAP shall include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies and (vii) any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter. The Lead Borrower will give notice of any such election made in accordance with this definition to the Administrative Agent. The Lead Borrower may not elect to change from U.S. GAAP to IFRS (or vice-versa) more than two times following the Closing Date.

“General Partner” means the Holdings General Partner and/or the Lead Borrower General Partner as the context may require.

“German Borrowers” means (a) CRG and (b) any wholly-owned Restricted Subsidiary organized under the laws of the Federal Republic of Germany that may be designated by the Lead Borrower in its sole discretion from time to time to be a German Borrower, whereupon such wholly-owned Restricted Subsidiary shall be obligated to comply with the applicable requirements of Section 1.15.

“German Borrowing Base” shall mean at any time, an amount, subject to any applicable Pro Forma Borrowing Base Adjustment, equal to the Dollar Equivalent of:

the sum of, without duplication,

(a)	85% of the book value (90% of book value with respect to Investment Grade Account Debtors) of Eligible German Accounts; plus

(b)	the lesser of (i) 75% of the Cost of Eligible German Inventory or (ii) 85% of the Net Orderly Value of Eligible German Inventory; plus

(c)	100% of German Qualified Cash; plus

(d)

if a Specified Tax Event has occurred, the Mexican Borrowing Base; provided that the Mexican Borrowing Base shall not exceed 10% of the German Borrowing Base at any time without the consent of the Supermajority Lenders; less

(e)	German Reserves.

In no event shall the German Borrowing Base be less than $0. The German Borrowing Base shall be deemed to be $0 until an initial field examination and inventory appraisal reasonably satisfactory to the

Administrative Agent shall have been conducted with respect to the applicable assets of the German Loan Parties.

“German Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted by the German Loan Parties pursuant to the Security Documents as security for the Secured Obligations.

“German Concentration Account” has the meaning assigned to such term in Section 5.17(b).

“German DDA Instruction” has the meaning assigned to such term in Section 5.17(b).

“German Dilution Reserves” shall mean, as of any date of determination, an amount equal to the product of (a) the excess of (i) the non-cash reductions (including, but not limited to, bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items) with respect to the Total Eligible German Accounts during a 12-month period prior to the date of determination as established by the applicable German Loan Parties’ records or by any field examination in accordance with Section 5.08(b), expressed as a percentage of the applicable German Loan Parties’ average gross sales during the same period over (ii) the German Dilution Threshold and (b) the amount determined pursuant to clause (a) of the definition of “German Borrowing Base”.

“German Dilution Threshold” means, as of any date of determination, the ratio, expressed as a percentage, of (a) (i) 5.00% multiplied by an amount equal to the aggregate amount of Eligible German Accounts from Account Debtors that are not Investment Grade Account Debtors plus (ii) 2.50% multiplied by an amount equal to the aggregate amount of Eligible German Accounts from Account Debtors that are Investment Grade Account Debtors to (b) the Total Eligible German Accounts.

“German Dominion Account” means a special concentration account established by the Lead Borrower in the Federal Republic of Germany, with the Administrative Agent or any of its Affiliates, or another bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes (except for any withdrawal limitations resulting from the applicability of the general terms and conditions (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to accounts held in the Federal Republic of Germany) pursuant to the terms and provisions of this Agreement and the other Loan Documents.

“German Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of such Lender’s outstanding German Loans, (b) the Dollar Equivalent of such Lender’s German LC Exposure and participation interest in German Protective Advances and (c) the Dollar Equivalent of such Lender’s German Swingline Exposure.

“German LC Disbursement” means a payment made by an Issuing Bank pursuant to a German Letter of Credit.

“German LC Exposure” means, with respect to any Lender at any time, (a) such Lender’s Applicable Percentage of the sum of the Dollar Equivalent of the undrawn amounts of all outstanding German Letters of Credit at such time, plus (b) such Lender’s Applicable Percentage of the sum of the Dollar Equivalent of the amounts of all German LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time.

“German Letter of Credit” means any LC Instrument issued under this Agreement for the account of a German Borrower, other than any such instrument that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“German Line Cap” shall mean, as of any date of determination, the lesser of (a) the amount of the German Sublimit or (b) the German Borrowing Base.

“German Loan” means a Loan made to a German Borrower.

“German Loan Party” means a Loan Party incorporated or established under the laws of the Federal Republic of Germany.

“German Other Reserves” shall mean Reserves other than German Rent Reserves, German Retention and Title Reserves or German Dilution Reserves that are required by the Collateral Agent in its Permitted Discretion with respect to the Eligible German Inventory or Eligible German Accounts of the German Loan Parties. German Other Reserves may include, without limitation, with respect to the German Loan Parties and their respective assets included in the German Borrowing Base, Currency Reserves, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, reserves for contingent liabilities of any German Loan Party which contingent liabilities would have payment priority over the Secured Obligations of such German Loan Party in any proceeding under any Debtor Relief Law by operation of law, reserves for uninsured or underinsured losses, litigation or potential liabilities with respect to any Inventory included in the German Borrowing Base, reserves for raw material purchase price variations, customer-specific bad debt reserves, reserves for customs charges, other taxes, fees, assessments, and other governmental charges with respect to the German Collateral included in the German Borrowing Base, reserves for surety bond, self-insurance and insurance premiums with respect to any Inventory included in the German Borrowing Base, reserves for royalties and other payments to owners or licensors of intellectual property incorporated into the Inventory included in the German Borrowing Base, reserves for shrink or discrepancies that arise pertaining to Inventory included in the German Borrowing Base, reserves for liabilities secured by Liens upon the German Collateral included in the German Borrowing Base that are Permitted Borrowing Base Liens, reserves for tolling conversion costs in respect of cores located at third-party smelters and, so long as the aggregate Reserves in respect thereof do not exceed the aggregate Secured Cash Management Obligations Amount, Secured Swap Obligations Amount and Other Secured Obligations Amount, reserves for Secured Cash Management Obligations, Secured Swap Obligations or Other Secured Obligations.

“German Other Secured Obligations” means Other Secured Obligations owing by any German Loan Party and obligations deemed to be “German Other Secured Obligations” pursuant to the definition of “Other Secured Obligations”.

“German Protective Advance” has the meaning assigned to such term in Section 2.10.

“German Qualified Cash” shall mean the amount of unrestricted cash and Cash Equivalents of the German Loan Parties that, as of the relevant Borrowing Base Date, are on deposit in (a) a German Concentration Account or (b) any other DDA maintained by a German Loan Party to the extent the German Loan Party has caused a Deposit Account Control Agreement (or equivalent with respect to any securities account) to be entered into with respect to such deposit account or securities account; provided that the Administrative Agent shall (i) be entitled, pursuant to the terms thereof, to reasonably request cash reporting on a daily basis or (ii) be reasonably satisfied in its Permitted Discretion with any other method of verifying the amounts on deposit therein. In no event shall the amount of unrestricted cash and Cash Equivalents on deposit in a Cash Pooling Account constitute German Qualified Cash while subject to the Cash Pooling Arrangements.

“German Rent Reserve” shall mean, with respect to any Permitted Leased Inventory Location where Eligible German Inventory is located, an amount not to exceed the lesser of (a) two month’s rent for each such Permitted Leased Inventory Location and (b) the German Borrowing Base attributable to the

Eligible German Inventory located at such location, in each case, other than any such Permitted Leased Inventory Location (i) with respect to which the Administrative Agent shall have received a collateral access or similar agreement in form reasonably satisfactory to the Collateral Agent in its Permitted Discretion (it being understood that upon receipt of any such collateral access or similar agreement with respect to any such Permitted Leased Inventory Location, any German Rent Reserve shall be released), (ii) not located in a Landlord Lien State or (iii) if the Value of all such Eligible German Inventory at such Permitted Leased Inventory Location does not exceed $500,000; provided that in no event will any German Rent Reserves be imposed prior to the date that is 180 days after the Closing Date.

“German Reserves” shall mean (a) the German Rent Reserves, (b) the German Dilution Reserves, (c) German Retention of Title Reserves, (d) the German Other Reserves and (e) any Pre-Billing Reserve applicable to the German Borrowing Base.

“German Retention of Title Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, a reserve with respect to Accounts of a German Borrower that are subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalt or erweiterter Eigentumsvorbehalt, including a processing clause (Verarbeitungsklausel)) of the relevant supplier(s) of such German Borrower and/or with respect to any part of the inventory or goods giving rise to such Account or similar arrangements.

“German Secured Cash Management Obligations” means Secured Cash Management Obligations owing by any German Loan Party and obligations deemed to be “German Secured Cash Management Obligations” pursuant to the definition of “Secured Cash Management Obligations”.

“German Secured Obligations” means the Secured Obligations of any German Loan Party and obligations deemed to be “German Secured Obligations” pursuant to the definition of “Secured Swap Obligations”, pursuant to the definition of “Secured Cash Management Obligations” or pursuant to the definition of “Other Secured Obligations”.

“German Secured Swap Obligations” means Secured Swap Obligations owing by any German Loan Party and obligations deemed to be “German Secured Swap Obligations” pursuant to the definition of “Secured Swap Obligations”.

“German Security Document” means any security agreement or pledge agreement, including any intellectual property security agreement, executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11 or Section 5.13 to secure any of the Secured Obligations, in each case that is expressed to be governed by German law.

“German Sublimit” means (i) as of the Closing Date, $250,000,000 and (ii) as of the First Amendment Effective Date, $375,000,000, as such amount may be increased or reduced in accordance with the terms of this Agreement; provided that, unless otherwise provided for in any Incremental Facility Amendment, the German Sublimit shall be automatically increased at the time of any Incremental Commitment Increase by an amount equal to the product of (a) the aggregate principal amount of such Incremental Commitment Increase and (b) the ratio of the German Sublimit then in effect to the Aggregate Commitments then in effect.

“German Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Dollar Equivalent of the aggregate principal amount of all German Swingline Loans outstanding at such time.

“German Swingline Loan” means a Swingline Loan made to a German Borrower pursuant to Section 2.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(f).

“Group Member” means the Lead Borrower and each of the Restricted Subsidiaries of the Lead Borrower.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any LC Instrument issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the ABL Guarantee Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent.

“Guarantors” means collectively, Holdings, Intermediate Holdco (if any), the Subsidiary Loan Parties and, other than as to its own obligations, each Borrower; provided that, for the avoidance of doubt, the Guarantee by any Affected Subsidiary shall, after the occurrence of a Specified Tax Event, be limited in the manner set forth in clause (g) of the definition of “Excluded Subsidiary”.

“Hazardous Materials” means (a) all explosive, radioactive, hazardous or toxic substances, wastes, contaminants or other pollutants, including nuclear-related wastes or materials, petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and (b) all other substances, materials or wastes of any nature regulated in any way as hazardous or toxic (or any other term of similar meaning and regulatory import) pursuant to Requirement of Law pertaining to human health or the environment.

“Holdings” (a) prior to the consummation of a transaction described in clause (b) of this definition, means Holdings as defined in the preamble hereto and (b) following the consummation of a transaction permitted hereunder that results in a Successor Holdings, means such Successor Holdings.

“Holdings General Partner” has the meaning assigned to such term in the preamble hereto.

“Holdings Reorganization” means (a) the contribution by Holdings of 100% of the Equity Interests of the Lead Borrower to a newly formed “shell” entity owned or controlled by the Permitted Holders or (b) the merger, amalgamation or consolidation of Holdings with or into any other Person; provided that, in the case of clause (a) or if the Person formed by or surviving any such merger, amalgamation or consolidation described in clause (b) (including any immediate and successive mergers, amalgamations or consolidations of entities) is not Holdings (any such newly formed “shell” entity or any such Person, after giving effect to such transaction or transactions, the “Successor Holdings”), (A) the Successor Holdings shall be an entity organized or existing under the laws of a Permitted Jurisdiction, (B) the Successor Holdings (x) shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party, in each case, pursuant to a written supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and (y) for the avoidance of doubt, shall have taken such actions as are reasonably necessary to ensure that any Liens granted by Holdings continue to remain enforceable and perfected in accordance with the relevant Security Documents, (C) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such transaction, unless such Subsidiary is the other party to such merger, amalgamation or consolidation and (D) the Successor Holdings shall have no assets, liabilities, liens or operations other than those permitted by Section 6.06; provided, further that if the foregoing conditions under clauses (A) through (D) are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents to which Holdings is a party; provided, further, that Holdings agrees to provide any documentation and other information about the Successor Holdings at least three Business Days prior to the consummation of any such merger, amalgamation or consolidation as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten Business Days prior to the consummation of such merger, amalgamation or consolidation that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including Title III of the USA Patriot Act.

“Hypothecary Representative” has the meaning assigned to such term in Section 1.16(b).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (other than a Restricted Subsidiary that owns Intellectual Property that is material to the business of the Group Members, taken as a whole) (a) that does not have assets in excess of 5.0% of Consolidated Total Assets of the Group Members and (b) that does not contribute Consolidated EBITDA in excess of 5.0% of the Consolidated EBITDA of the Group Members, in each case, as of the last day of the most recently ended Test Period; provided that the Consolidated Total Assets and Consolidated EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated Total Assets and 10.0% of Consolidated EBITDA, in each case, of the Group Members as of the last day of the most recently ended Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements delivered pursuant to Section 4.01.

“Incremental Cap” means, as of any date of determination, the sum of

(a) $250,000,000, plus

(b) the aggregate amount of (i) all voluntary permanent terminations or reductions, as applicable, of the ~~Initial~~2023 Replacement Facility Commitments, Additional/Replacement Commitments and Other Commitments and (ii) all permanent terminations or reductions, as applicable, of any ~~Initial~~2023

Replacement Facility Commitments, Additional/Replacement Commitments or Other Commitments (1) of any Lender pursuant to Section 2.19(b), (2) of any Non-Consenting Lender pursuant to Section 9.02(c) and (3) of any Non-Accepting Lender pursuant to Section 2.24; provided that, in each case of clauses (i) and (ii), any prepayment accompanying such permanent termination or reduction, as applicable, is not funded with long-term Indebtedness (other than revolving loans), plus

(c) the amount by which the Aggregate Borrowing Base exceeds the Aggregate Commitments at the applicable time of determination.

As of the Second Amendment Effective Date, the amount of the Incremental Cap available pursuant to clause (a) above shall be deemed to be $250,000,000.

“Incremental Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Equivalent/Ratio Debt” has the meaning assigned to such term in Section 6.01(a)(xxii).

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(e).

“Indebtedness” of any Person means, without duplication,

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent such obligations would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP,

(c) [reserved],

(d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis), (ii) any earn-out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and is not paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in any agreement governing the applicable transaction and (iii) liabilities associated with customer prepayments and deposits),

(e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(f) all Guarantees by such Person of Indebtedness of others,

(g) all Capital Lease Obligations of such Person, and

(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty, bank guarantees, bankers’ acceptances and similar instruments;

provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) contingent indemnity and similar obligations incurred in the ordinary course of business, (iv) Indebtedness of any Parent Entity (for which none of the Borrowers or any other Group Member is liable) appearing on the balance sheet of a Borrower solely by reason of push down accounting under GAAP and (v) obligations under any license, permit or other approval (or guarantees in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (not to exceed the maximum amount of such Indebtedness for which such Person could be liable) and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrowers and the other Group Members shall exclude (i) intercompany liabilities between and among Group Members arising solely from their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among Group Members having a term not exceeding 364 days (inclusive of any rollover, conversion or extension terms) and made in the ordinary course of business.

“Indemnified Person” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Ineligible Account” shall mean any Account:

(a)

that does not conform in all material respects with the applicable representations and warranties in the Loan Documents made by the Borrowers to the Administrative Agent and the Lenders with respect thereto or does not conform in all material respects with all applicable covenants in the Loan Documents with respect thereto;

(b)

that is (i) not subject to a first priority perfected Lien (subject to Permitted Borrowing Base Liens) in favor of the Collateral Agent (for the benefit of itself and the other Secured Parties), (ii) subject to any other Lien other than as permitted by Section 6.02 or (iii) subject to a Permitted Receivables Financing;

(c)

that is (i) that is not freely assignable by the applicable Loan Party (other than to the extent any prohibition on assignment would be rendered ineffective pursuant to any applicable Requirements of Law, including the Uniform Commercial Code or PPSA of any applicable jurisdiction) without any consent of the Account Debtor (unless such consent has been obtained from the relevant Account Debtor) or (ii) subject to cash-on-delivery terms;

(d)

as to which the applicable Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or otherwise, including through arbitration or mediation;

(e)

for which the Account Debtor (i) is subject to any proceeding under any Debtor Relief Law, (ii) admitted in writing to a Loan Party or otherwise publicly its inability to pay its debts as they become due, or (iii) ceases operations of all or substantially all of its business;

(f)

solely to the extent exceeding (i) 2% of Eligible German Accounts for the purposes of the German Borrowing Base or (ii) 2% of Total Eligible US Accounts for the purposes of the US Borrowing Base, for which the Account Debtor is a government (or any department, agency, public corporation or instrumentality thereof) of any country, state, province, city, county, town, municipality or intercountry governmental organization, except to the extent (i) with respect to an Account Debtor that is the government of the United States (or any department, agency, public corporation or instrumentality thereof), the applicable Loan Party shall have satisfied the requirements of the Federal Assignment of Claims Act of 1940 or (ii) with respect to any Account Debtor that is the government of any other jurisdiction (or any department, agency, public corporation or instrumentality thereof), (A) such jurisdiction is reasonably acceptable to the Administrative Agent in its Permitted Discretion and similar Requirements of Law shall have been complied with to the reasonable satisfaction of the Administrative Agent in its Permitted Discretion, (B) any particular Account is supported by an irrevocable letter of credit or other credit support (in either case) reasonably satisfactory to the Administrative Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming lender), that has, unless otherwise agreed by the Administrative Agent, been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (C) any particular Account covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(g)

for which the Account Debtor is (i) Holdings or any of its Subsidiaries, (ii) in relation to any Account that arises from a transaction that is not at arm’s length, is an Affiliate of a Loan Party or any of their Subsidiaries (excluding any portfolio company of the Sponsor or the Co-Investor that constitutes an Affiliate solely as a result of being under common Control with Holdings) or (iii) any employee, officer, director, stockholder or agent thereof; provided that Entek International and Interstate Batteries shall be deemed not to be Affiliates for this purpose;

(h)	that does not comply with all material Requirements of Law applicable to such Account;

(i)

that is not in full force and effect or does not constitute a legal, valid and binding obligation of an Account Debtor enforceable in accordance with its terms, subject to Legal Reservations and except as the enforceability thereof may be limited by Debtor Relief Laws;

(j)

that is evidenced by a promissory note, chattel paper or other similar instrument, unless such promissory note, chattel paper or other similar instrument has been pledged, endorsed and delivered (as applicable) to the Administrative Agent;

(k)	that has been or is required to be charged off or written off as uncollectible in accordance with GAAP or the normal collection practices of the Loan Parties;

(l)

that (i) arises with respect to goods that are delivered on a bill and hold, sale on approval, sale and return, consignment or cash on delivery basis or placed on guaranteed sale, (ii) relates to payments of taxes (including sales taxes), interest, fees, late charges or past due credits (but any resulting ineligibility shall be limited to the extent of such payments) or

(iii) or is subject to any claimed setoff, contras (which may include deferred revenue and other customer liabilities (including pursuant to customer core-return programs), net-out contract, rebate, discount, offset, deduction, dispute, recoupment, credit, chargeback, counterclaim or other defence (unless such Account Debtor has entered into an agreement reasonably acceptable to the Administrative Agent to waive such claims) (but, in each such case, any resulting ineligibility shall be limited to the extent of such setoff, contras, net-out contract, rebate, discount, offset, deduction, dispute, recoupment, credit, chargeback, counterclaim or other defence) arising out of the transactions represented by the Accounts;

(m)	that is the result of a judgment;

(n)

which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates (an “Account Debtor Affiliated Group”) to the Loan Parties exceeds (i) in the case of Walmart, Inc. and those in its Account Debtor Affiliated Group, 40.0% (or, in the case where Walmart, Inc. is not an Investment Grade Account Debtor as of the date of determination, 30.0%), (ii) in the case of any Investment Grade Account Debtor, 30.0% and (iii) in the case of any other Account Debtor, 20.0% (or such higher percentage as the Administrative Agent may establish from time to time in its Permitted Discretion) of the aggregate Eligible Accounts (but, in each such case, any resulting ineligibility shall be limited to the extent of such excess); provided, however, that the amount of Accounts excluded pursuant to this clause shall be determined based on all of the otherwise Eligible Accounts determined prior to giving effect to this clause;

(o)

for which the payment due is either (x) more than 61 days past the due date or (y) 121 days past invoice date, including in each case, for the avoidance of doubt, credits that are past due; provided that, with respect to this clause (o), up to $20,000,000 of Accounts may be included after such 121 day period so long as such Accounts are not (a) unpaid for more than 151 days past invoice date or (b) more than 61 days past due;

(p)	which is owing by an Account Debtor with respect to which 50% or more of all Accounts from such Account Debtor are ineligible in accordance with the preceding clause (o);

(q)

for which, and solely to the extent that, the applicable Loan Party’s right to receive payment under such Account is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied (including in connection with progress payments or other advance billings that are due prior to the completion of performance by a Loan Party under the subject contract for goods or services) (and only for so long as such condition remains satisfied) (but any resulting ineligibility shall be limited to the portion of the Account subject to such contingency); provided that this clause (q) shall not apply to any Account that is the subject of a Pre-Billing Reserve;

(r)

if not otherwise excluded pursuant to clause (b) of this definition, any Account that is subject to any factoring arrangement, including the transactions with AutoZone, Inc., Advance Auto Parts, Inc. and O’Reilly Automotive, Inc. and their respective Affiliates; or

(s)	that does not arise from the sale of goods or the performance of services by a Loan Party in the ordinary course of its business that have been accepted by the Account Debtors.

“Ineligible Inventory” shall mean Inventory:

(a)

that is not in conformity in all material respects with the representations and warranties in the Loan Documents made by the Borrowers to the Administrative Agent and the Lenders with respect thereto or does not conform in all material respects with all covenants with respect thereto;

(b)

that is (i) not subject to a first priority perfected Lien (subject to Permitted Borrowing Base Liens for which, if requested by the Administrative Agent in its Permitted Discretion, there is a Reserve) in favor of the Collateral Agent (for the benefit of itself and the other Secured Parties) or (ii) subject to any other Lien other than as permitted by Section 6.02;

(c)	that is on consignment;

(d)

solely with respect to any finished goods Inventory, that is obsolete, slow-moving, unmerchantable, unsalable, shop-worn, damaged, unfit for sale or constitutes scrap, waste or other similar batteries that have been declared unusable (it being understood that cores and the lead value of any such items shall not constitute Ineligible Inventory and shall be included in the Eligible Inventory calculation in a manner consistent with past practices);

(e)	that is located at a location other than a Permitted Inventory Location, other than Inventory in transit between Permitted Inventory Locations;

(f)	Inventory that is covered by a negotiable document of title, unless such negotiable document of title has been pledged, endorsed and delivered to the Administrative Agent or the Collateral Agent;

(g)

that is subject to a licensing agreement with a third party the effect of which would be to limit in any material respect the ability of the Collateral Agent, or any Person selling the Inventory on behalf of the Collateral Agent, to sell such Inventory in connection with the enforcement of the Collateral Agent’s Liens, without further consent from the licensor or other Person, unless such consent has been obtained or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(h)	that is not covered by casualty insurance as required by Section 5.07;

(i)	solely with respect to any finished goods Inventory, that has been returned or rejected by a customer or third party and is not in saleable condition;

(j)	that is owned by a customer of any Loan Party or other third parties in such Loan Party’s systems of accounts;

(k)

that is sold under a licensed trademark, which trademark is material to the value of the applicable Inventory, if the Collateral Agent has not received a licensor waiver letter, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by the licensor, with respect to the rights of the Collateral Agent to use the trademark to sell or otherwise dispose of such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(l)	that consists of Inventory that has been lost, misplaced, stolen, or is otherwise unaccounted for, including such Inventory subject to manual adjustment or core adjustment;

(m)	the value of which (or the portion of which) is attributed to profit received by a Loan Party from Holdings or any of its Subsidiaries;

(n)	that consists of packaging materials with no resale value (including labels, paper, boxes and foam);

(o)	consists of Inventory at a single location which totals less than $100,000 as such location; or

(p)	Inventory as to which a supplier could make a claim under S81.1 of the Bankruptcy and Insolvency Act (Canada).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Commitment” means, with respect to each Initial Lender, the commitment of such Initial Lender to acquire participations in Letters of Credit and Swingline Loans and to make Initial Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Initial Lender pursuant to an Assignment and Assumption. The initial amount of each Initial Lender’s Initial Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Initial Lender shall have assumed its Initial Commitment, as the case may be. The initial aggregate amount of all Initial Lenders’ Initial Commitments as of the Closing Date ~~is~~was $500,000,000. The First Amendment Incremental Commitments form part of the Initial Commitments. The aggregate amount of all Initial Lenders’ Initial Commitments as of the First Amendment Effective Date ~~is~~was $750,000,000. The Initial Commitments were refinanced and terminated in full on the Second Amendment Effective Date.

“Initial Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the Closing Date, among, inter alia, Holdings, the Lead Borrower, the Common Collateral Agent and the Administrative Agent, as amended, modified, supplemented, substituted, replaced or restated, in whole or in part, from time to time in accordance with the terms thereof.

“Initial Lender” means each Lender party hereto on the Closing Date.

“Initial Loan” means a Loan made on account of an Initial Commitment. The Loans made pursuant to the First Amendment Incremental Commitments are Initial Loans. The Initial Loans were refinanced in full on the Second Amendment Effective Date.

“Initial Maturity Date” means the fifth anniversary of the Closing Date.

“Intellectual Property” has the meaning assigned to such term in the US Collateral Agreement.

“Intercompany Note” means an intercompany note substantially in the form of Exhibit G.

“Intercreditor Agreements” means any Acceptable Intercreditor Agreement and/or the Initial Intercreditor Agreement, as the context may require.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (ii) Consolidated Cash Interest Charges for such Test Period.

“Interest Election Request” means a request by any Borrower, substantially in the form of Exhibit D hereto, to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan other than a Swingline Loan, and with respect to any Daily Simple SOFR Loan, the last Business Day of each March, June, September and December, (b) with respect to any ~~Eurocurrency~~Term Benchmark Loan other than a Swingline Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the date such Swingline Loan is repaid in accordance with Section 2.09(a).

“Interest Period” means, with respect to any ~~Eurocurrency~~Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, ~~two (provided that the two-month Interest Period shall not be available for Euro denominated Loans),~~ three or six months thereafter as selected by the applicable Borrower in its Borrowing Request (or, if consented to by each Lender participating therein and the Administrative Agent, 12 months or such other period less than one month thereafter as the applicable Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day ~~and~~, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 1.18(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (a) in the case of any Eurocurrency Loan denominated in ~~Dollars or~~ Euro, the ~~second Business Day~~day that is two TARGET Days prior to the first day of the related Interest Period for such Loan or (b) in the case of any Eurocurrency Loan in an Approved Foreign Currency (other than Euro) or Alternative Currency, the date ~~on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in such Approved Foreign Currency or Alternative Currency for value on the first day of the related Interest Period for such Eurocurrency Loan, but in any event not earlier than the second Business Day prior to the first day of the related Interest Period; provided, however, that if for any such Interest Period with respect to any Eurocurrency Loan in an Approved Foreign Currency (other than Euro) or an Alternative Currency, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.~~agreed by the Lead Borrower and the applicable Lenders pursuant to Section 1.11.

“Intermediate Holdco” means an intermediate holding subsidiary (if any) of the Lead Borrower through which the Lead Borrower owns its primary Domestic Subsidiaries (or its primary Domestic Subsidiaries and other Foreign Subsidiaries) and, in the absence of a Specified Tax Event, an intermediate holding subsidiary (if any) of the Lead Borrower through which the Lead Borrower owns its primary Foreign Subsidiaries in Security Jurisdictions (or its primary Foreign Subsidiaries in Security Jurisdictions and other jurisdictions).

“Interpolated Rate” means, at any time, the rate per annum reasonably determined by the Administrative Agent (which determination, as to any Lender, shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate ~~for the applicable currency~~ is available) that is shorter than the Interest Period and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate ~~for the applicable currency~~ is available) that exceeds the Interest Period, in each case, as of the applicable quotation time ~~in the applicable currency~~.

“Inventory” means (a) “inventory,” as such term is defined in the UCC, in which any Person now or hereafter has rights, (b) “Inventory” (as defined in the German Security Documents) and (c) “Inventory” (as defined in the Mexican Non-Possessory Pledge Agreement) and, in the case of clauses (a), (b) and (c), shall include finished goods, dry unfinished batteries, lead and non-lead manufacturing components, work-in-process (other than smelter work-in-process, which shall be excluded) and raw materials (including cores and lead).

“Investment” means, as to any Person, any direct or indirect acquisition of or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person (excluding, in the case of the Borrowers and the other Group Members, (i) intercompany advances between and among Group Members arising solely from their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among Group Members having a term not exceeding 364 days (inclusive of any rollover, conversion or extension terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments actually received by such investor representing interest in respect of such Investment (without duplication of amounts increasing the Available Equity Amount), but without any adjustment for writedowns or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion or maximum amount thereof, in each case in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Lead Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (without duplication of amounts increasing the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (1) the cost of all additions thereto, minus (2) the amount of any portion of such Investment that has been repaid to (or on behalf of) the investor as a repayment of principal or a return of capital, and of any payments actually received by (or on behalf of) such investor representing interest, dividends or other distributions in respect of such Investment (without duplication of amounts increasing the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Lead Borrower.

“Investment Grade Account Debtor” means an Account Debtor who, or whose parent company included in the applicable Account Debtor Affiliated Group, has a corporate credit rating of BBB- (or better) from S&P or a corporate family rating of Baa3 (or better) from Moody’s.

“Investor” means (a) the Sponsor, (b) the Co-Investor, (c) the Management Investors and (d) other holders of Equity Interests in any Parent Entity on the Closing Date after giving effect to the Acquisition identified in writing to the Administrative Agent.

“IP License” has the meaning assigned to such term in the US Collateral Agreement.

“IPO” means (a) a Qualifying IPO or (b) the acquisition, purchase, merger, amalgamation or combination of any Parent Entity, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in the equity of such Parent Entity (or its successor by merger or combination) being traded on, or such Parent Entity being wholly-owned by another entity whose equity is traded on, a national securities exchange (a “SPAC IPO”).

“IPO Entity” means, at any time at and after an IPO, any Parent Entity, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO or, in the case of an IPO described in clause (b) of the definition thereof, the publicly traded entity immediately following such IPO, so long as such entity is a Parent Entity.

“IPO Listco” means a wholly-owned subsidiary of Holdings formed in contemplation of an IPO to become the IPO Entity. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco.

“IPO Reorganization Transactions” means, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, its Subsidiaries, Parent Entities and/or IPO Shell Companies implementing reorganization transactions in connection with an IPO so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Secured Obligations, taken as a whole, would not be materially impaired and (ii) customary underwriting agreements in connection with an IPO and any future follow-on primary or secondary underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and Holdings of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of IPO Subsidiary with one or more direct or indirect holders of Equity Interests in Holdings with IPO Subsidiary surviving and holding Equity Interests in Holdings and no other material assets or the dividend or other distribution by Holdings of Equity Interests of IPO Shell Companies or other transfer of ownership to the holder of Equity Interests of Holdings, (d) the amendment or restatement of organization documents of Holdings and any IPO Subsidiaries, (e) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of Holdings in connection with any IPO Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company or Holdings or any Subsidiaries to permit Holdings to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings, (g) the repurchase by IPO Listco of its Equity Interests from any Borrower or any Subsidiary, (h) the entry into an exchange agreement, pursuant to which holders of Equity Interests in Holdings and certain non-economic/voting Equity Interests in IPO Listco will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, (i) any issuance, dividend or distribution of the Equity Interests of the IPO Shell Companies or other Disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Equity Interests of Holdings and (j) all other transactions reasonably incidental to, or reasonably necessary for the consummation of, the foregoing so long as after giving effect to such agreement and the transactions contemplated thereby, (i) no Event of Default is continuing immediately prior to such IPO Reorganization Transaction and immediately after giving effect thereto and (ii) the security interests of the Lenders in the Collateral and the Guarantees of the Secured Obligations, taken as a whole, would not be materially impaired.

“IPO Shell Company” means each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” means a wholly-owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of an IPO Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) each ~~Lead Arranger~~financial institution listed on Schedule 2.01 with a Specified LC Sublimit as of the Second Amendment Effective Date or its affiliated Lender (as applicable)~~,~~ and (b~~) U.S. Bank National Association and (c~~) each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada), and the regulations promulgated thereunder.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Landlord Lien State” means each of (x) Alabama, Arizona, Arkansas, Florida, Georgia, Iowa, Kentucky, Louisiana, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Virginia, Washington, West Virginia and any other state of the United States or (y) all and any territory located in the Federal Republic of Germany where or in which, at any time, a landlord’s claim for rent or the claims of the owner of a premise, warehouse or other storage facility for rent, fees or other charges has priority by operation of law over the Lien of the Collateral Agent in any of the ABL Priority Collateral consisting of Eligible Inventory and, with respect to leased locations, as notified by the Administrative Agent to the Lead Borrower in writing.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Facility, any Other Loan or any Other Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a US LC Disbursement and/or a German LC Disbursement as the context may require.

“LC Exposure” means, with respect to any Lender at any time, the sum of (a) the US LC Exposure of such Lender at such time and (b) the German LC Exposure of such Lender at such time.

“LC Instrument” means any letter of credit, letter of guarantee, bank guarantee, bankers’ acceptance, performance bond, surety bond or other similar instrument.

“LC Sublimit” means $~~273,000,000~~264,500,000 (as adjusted from time to time in accordance with Section 2.20).

“LC Usage” means, at any time, the sum of (a) the maximum aggregate Dollar Equivalent which is, or at any time thereafter may become, available for drawing under all outstanding Letters of Credit at such time and (b) the sum of the Dollar Equivalent of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time.

“LCT Election” has the meaning assigned to such term in Section 1.09(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.09(a).

“Lead Adjustment” means a lead price adjustment made by the Lead Borrower and determined in good faith in a manner consistent with past practice in an amount by which, as of any date of determination, the actual price of lead, as of the date of determination, exceeds the standard cost of lead recorded on the perpetual inventory ledger of the applicable Loan Parties.

“Lead Arrangers” means Citibank, N.A., BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Credit Suisse Loan Funding LLC, TD Securities (USA) Inc., RBC Capital Markets, HSBC Securities (USA) Inc., Deutsche Bank Securities Inc., The Bank of Nova Scotia, Bank of America, N.A., Canadian Imperial Bank of Commerce, New York Branch, Goldman Sachs Bank USA, BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, ING Capital LLC and Natixis, New York Branch.

“Lead Borrower” has the meaning assigned to such term in the preamble hereto.

“Legal Reservations” means applicable Debtor Relief Laws or other laws affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and general principles of good faith and fair dealing.

“Lender” means a lender with a Commitment or, if the Commitments have terminated or expired, a lender with Aggregate Exposure. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Letter of Credit” means a US Letter of Credit and/or a German Letter of Credit, as the context may require.

“Letter of Credit Request” means a request, substantially in the form attached hereto as Exhibit C-2 or in such form as the relevant Issuing Bank may specify from time to time, by a Borrower for a Letter of Credit in accordance with Section 2.05(b).

~~“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.~~

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall a Non-Capital Lease Obligation in and of itself constitute a Lien.

“Limited Condition Transaction” means (a) the entering into or consummation of any transaction (including in connection with any acquisition or similar permitted Investment or the assumption or incurrence of Indebtedness or the obtaining of a commitment in respect thereof), (b) the making of any Restricted Payment and/or (c) the making of any Restricted Debt Payment.

“Limited Purpose Subsidiary” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.

“Line Cap” means an amount equal to the lesser of (a) the Aggregate Commitments and (b) the Aggregate Borrowing Base.

“Liquidity Period” means a period commencing on the date on which Specified Availability has been less than the greater of (a) 10.0% of the Line Cap and (b) $~~37,500,000~~42,500,000 for five consecutive Business Days, and continuing until such date on which Specified Availability has exceeded or been equal to the greater of (a) 10.0% of the Line Cap and (b) $~~37,500,000~~42,500,000 for 20 consecutive calendar days.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, administration, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral ~~and~~, (iii) all other monetary obligations of the Borrowers under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, administration, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (iv) the obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights and (b) the due and punctual payment and performance of all the monetary obligations of each Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, administration, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding). For the avoidance of doubt, Loan Document Obligations shall not include Secured Swap Obligations, Secured Cash Management Obligations and/or Other Secured Obligations.

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Security Documents, the Intercreditor Agreements, any other agreement or document designated as a “Loan Document” by a Loan Party and the Administrative Agent (or, in the case of a Letter of Credit, by a Loan Party, the Administrative Agent and the applicable Issuing Bank) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement among the Lead Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning assigned to such term in Section 2.24(a).

“Loan Parties” means, collectively, Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Luxembourg Loan Party” means a Loan Party incorporated or established under the laws of

Luxembourg.

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, Lenders having Aggregate Exposures and Unused Commitments of such Class representing more than 50% of the sum of the total Aggregate Exposures and the aggregate Unused Commitments of such Class at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Aggregate Exposures and Unused Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Management Investors” means the Company Persons who are (directly or indirectly through one or more investment vehicles) holders of Equity Interests in any Parent Entity and their Permitted Transferees.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Market Capitalization” means, at any date of determination pursuant to Section 1.09(a), an amount equal to (i) the total number of issued and outstanding shares or other units of Equity Interests of the Lead Borrower or any Parent Entity (that does not own material assets other than (x) the Lead Borrower and its Subsidiaries and (y) any intermediate holding company that does not own any material assets other than (1) the Lead Borrower and its Subsidiaries and (2) another such intermediate holding company) on such date multiplied by (ii) the arithmetic mean of the closing prices per share or other unit of such Equity Interests on the New York Stock Exchange (or, if the primary listing of such Equity Interests is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of Liens or arrangements relating to the distribution of payments in respect of Collateral, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the case of any Initial Intercreditor Agreement, or in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of the preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such Initial Intercreditor Agreement or Market Intercreditor Agreement, as applicable, to the extent such agreement governs similar priorities, in each case of clause (a) and (b) as determined by the Lead Borrower and the Administrative Agent in good faith.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means (a) on the Closing Date, a “Business Material Adverse Effect” (as defined in the Acquisition Agreement) and (b) after the Closing Date, (i) a material adverse effect on the business, financial condition or results of operations of the Borrowers and the other Group Members, taken as a whole or (ii) a material adverse effect on the material rights and remedies, taken as a whole, of the Administrative Agent under the Loan Documents.

“Material Commercial Tort Claim” means a Commercial Tort Claim with respect to which a claim has been asserted by a Loan Party in judicial or similar proceedings, and for which the expected amount of recovery in regards to such claim (as determined in good faith by the Lead Borrower) exceeds $50,000,000.

“Material Indebtedness” means (without duplication) Indebtedness for borrowed money, Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees in respect of the foregoing (other than (i) ordinary course of business contingent reimbursement obligations, (ii) intercompany Indebtedness among Holdings and the Group Members and (iii) the Loan Document Obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrowers and the other Group Members in an aggregate outstanding principal amount exceeding the greater of (x) $350,000,000 and (y) 22% of Consolidated EBITDA for the most recently ended Test Period; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements and/or collateral posted) that Holdings, any Borrower or any other Group Member would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means each parcel of real property and the improvements thereon located in the United States and owned in fee by a Loan Party and either (a) listed on Schedule 1.01(d) or (b) with an individual Fair Market Value of greater than $30,000,000, as determined on the later of (i) the Closing Date or (ii) the date of acquisition thereof by the relevant Loan Party.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 9.22.

“Maturity Date” means (a) with respect to the Initial Commitments and Initial Loans, the Initial Maturity Date, (b) with respect to ~~any~~the 2023 Replacement Facility Commitments and 2023 Replacement Facility Loans, the 2023 Replacement Facility Maturity Date, (c) with respect to any Additional/Replacement Commitments and the loans pursuant thereto, the final maturity date as set forth in the applicable Incremental Facility Amendment and (~~c~~d) otherwise, with respect to any Other Commitments and Other Loans, the final maturity date as set forth in the applicable Refinancing Amendment or Loan Modification Agreement.

“Mexican Borrowing Base” shall mean at any time, an amount, subject to any applicable Pro Forma Borrowing Base Adjustment, equal to the Dollar Equivalent of:

(a) the lesser of (i) 75% of the Cost of Eligible Mexican Inventory or (ii) 85% of the Net Orderly Value of Eligible Mexican Inventory; less

(b) Mexican Reserves.

In no event shall the Mexican Borrowing Base be less than $0. The Mexican Borrowing Base shall be deemed to be $0 until an initial field exam and inventory appraisal reasonably satisfactory to the Administrative Agent shall have been conducted with respect to the Inventory of the Mexican Loan Parties.

“Mexican Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted by the Mexican Loan Parties in favor of the Collateral Agent for the benefit of itself and the other Secured Parties pursuant to the Security Documents as security for the Secured Obligations.

“Mexican Equity Interests Pledge Agreement” means a Contrato de Prenda sobre Partes Sociales, governed by the laws of Mexico, pursuant to which the Equity Interest holders of a Mexican Loan Party have pledged in favor of the Collateral Agent for the benefit of itself and the other Secured Parties’ such Equity Interests in each Mexican Loan Party.

“Mexican Loan Party” means a Loan Party organized under the laws of Mexico.

“Mexican Non-Possessory Pledge Agreement” means a Contrato de Prenda sin Transmisión de Posesión, governed by the laws of Mexico, pursuant to which each Mexican Loan Party has pledged in favor of the Collateral Agent for the benefit of itself and the other Secured Parties Inventory and accounts receivables related to or deriving from such Inventory (in each case, both present and future).

“Mexican Pesos” means the lawful currency of Mexico.

“Mexican Reserves” shall mean Reserves that are required by the Collateral Agent in its Permitted Discretion with respect to the Eligible Mexican Inventory of the Mexican Loan Parties. Mexican Reserves may include, without limitation, with respect to the Mexican Loan Parties and their respective assets included in the Mexican Borrowing Base, Currency Reserves, reserves for unpaid and accrued sales taxes, reserves for contingent liabilities of any Mexican Loan Party which contingent liabilities would have payment priority over the Secured Obligations of such Mexican Loan Party in any proceeding under any Debtor Relief Law by operation of law, reserves for any amounts due and not paid under any legislation relating to workers’ compensation, reserves for uninsured or underinsured losses, litigation or potential liabilities with respect to any Inventory included in the Mexican Borrowing Base, reserves for raw material purchase price variations, reserves for customs charges, other taxes, fees, assessments, and other governmental charges with respect to the Mexican Collateral included in the Mexican Borrowing Base, reserves for surety bond, self-insurance and insurance premiums with respect to any Inventory included in the Mexican Borrowing Base, reserves for royalties and other payments to owners or licensors of intellectual property incorporated into the Inventory included in the Mexican Borrowing Base, reserves for liabilities secured by Liens upon the Mexican Collateral included in the Mexican Borrowing Base that are Permitted Borrowing Base Liens, reserves for tolling conversion costs in respect of cores located at third-party smelters and, so long as the aggregate Reserves in respect thereof do not exceed the aggregate Secured Cash Management Obligations Amount, Secured Swap Obligations Amount and Other Secured Obligations Amount, reserves for Secured Cash Management Obligations, Secured Swap Obligations or Other Secured Obligations.

“Mexican Security Documents” means the Mexican Non-Possessory Pledge Agreement and the Mexican Equity Interests Pledge Agreement, and each other security agreement, pledge agreement or trust agreement governed by the laws of Mexico to secure any of the Secured Obligations.

“Mexico” means the United Mexican States.

“Minimum Equity Percentage” has the meaning assigned to such term in the definition of “Equity Contribution”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations; provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the Fair Market Value of such Mortgaged Property. Each Mortgage shall be in a form reasonably acceptable to the Administrative Agent.

“Mortgaged Property” means each parcel of real property located in the United States and the improvements thereon owned in fee by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.01(f), Section 5.11 and Section 5.13 (if any).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to the provisions of Title IV of ERISA and with respect to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions or with respect to which any Loan Party or ERISA Affiliate has liability under Section 4212(c) of ERISA.

“Net Orderly Liquidation Value” shall mean the liquidation value of Eligible Inventory that might be realized at an orderly, negotiated sale held within a reasonable period of time (net of costs and expenses incurred in connection with such orderly, negotiated sale), as determined from time to time as a percentage of the cost of such Eligible Inventory, which percentage shall be determined on a moving average basis by reference to the most recent third-party appraisal of such Eligible Inventory received by the Administrative Agent in accordance with the terms hereof; provided that the Net Orderly Liquidation Value shall reflect the Lead Adjustment.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any Designated Non-Cash Consideration or other non- cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a Casualty Event, insurance proceeds that are actually received in cash and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received in cash, minus (b) all fees and out-of-pocket expenses paid by Holdings, the Borrowers, the other Group Members and the respective Subsidiaries, Affiliates and direct or indirect equityholders of each of the foregoing in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes and similar Taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), minus (c) the sum of (x) in the case of a Disposition or Casualty Event, the amount of all payments that are not prohibited hereunder and are made by Holdings, the Borrowers and the other Group Members as a result of such event to repay Indebtedness (including principal, interest, premium, penalty and other amounts in respect thereof) not prohibited to be incurred and outstanding hereunder (other than (1) the Loans or (2) other pari passu or junior Indebtedness secured by a Lien on the Collateral and incurred or outstanding pursuant to Section 6.01(a)) and secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) in the case of a Disposition or Casualty Event, the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrowers and the other wholly-owned Group Members as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrowers and the other Group Members, minus (d) the amount of all Taxes paid (or estimated by the Lead Borrower in good faith to be payable) including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds, minus (e) the amount of any costs associated with unwinding any related Swap, minus (f) the amount of any reserves established by Holdings, the Borrowers and the other Group

Members to fund contingent liabilities estimated by the Lead Borrower in good faith to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt at such time of Net Proceeds in the amount of such reduction.

“Netted Amounts” has the meaning assigned to such term in the definition of “Consolidated Total Net Debt”.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(b).

“Non-Capital Lease Obligation” of any Person means a lease obligation of such Person that is not required to be accounted for as a capital lease on both the balance sheet and the income statement of such Person for financial reporting purposes in accordance with GAAP. A straight-line or operating lease shall be considered a Non-Capital Lease Obligation.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of or any amendments to equity-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-US Loan Party” means any Loan Party other than a US Loan Party.

“Not Otherwise Applied” means (a) with reference to the Available Equity Amount, that such amount was not (i) previously (or concurrently) applied pursuant to Section 6.01(a)(xxvii), 6.04(n)(B), 6.08(a)(viii)(B) or 6.08(b)(iv)(C) or (ii) a Cure Amount or applied to increase the Available Excluded Contribution Amount and (b) with reference to the Available Excluded Contribution Amount, that such amount was not (i) previously (or concurrently) applied pursuant to Section 6.04(n)(C), 6.08(a)(viii)(C) or 6.08(b)(iv)(D) or (ii) a Cure Amount or applied to increase the Available Equity Amount.

“Notes” means the Secured Notes and the Unsecured Notes.

“Notes Documents” means the Secured Notes Documents and the Unsecured Notes Documents.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 7.02(c).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.11(c).

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, such as its estatutos sociales); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, such as its estatutos sociales); and (c) with respect to any partnership, exempted limited partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation, registration or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration or organization with the applicable Governmental Authority in the jurisdiction of its formation, registration or organization and, if applicable, any certificate or articles of formation, registration or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction). In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official, if applicable.

“Other Commitment” means one or more Classes of commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Loans” means the Loans made pursuant to any Other Commitment or a Refinancing Amendment or Loan Modification Agreement.

“Other Secured Obligations” means obligations in respect of any line of credit, overdraft facility, guarantee, bonding, documentary or stand-by letter of credit facility, a credit order, a derivatives facility, a foreign exchange facility, supplier financing facility or any other facility or accommodation in conjunction with the business of the Group Members and which satisfies the following requirements: (i) the arrangement in respect of such Other Secured Obligation is provided to a Group Member by an Approved Counterparty, (ii) such Other Secured Obligations are designated by the Lead Borrower in a written certificate to the Administrative Agent as an “Other Secured Obligation”; provided that in the case of Other Secured Obligations of a Group Member other than a US Loan Party or a German Loan Party, the Lead Borrower shall designate in such designation whether such obligations shall be deemed to be (1) “US Other Secured Obligations” and “US Secured Obligations” or (2) “German Other Secured Obligations” and “German Secured Obligations”, in each case for purposes hereof and the other Loan Documents, which written certificate shall also be signed by the applicable Approved Counterparty confirming its acceptance of the terms of Article VIII hereof and (iii) the outstanding amounts in respect of such Other Secured Obligations and any Lien securing such Other Secured Obligations on a pari passu basis with all other “Secured Obligations” hereunder are otherwise permitted (or not restricted) by the terms of this Agreement (excluding application of Section 6.01(a)(i) and 6.02(a)) (and for the avoidance of doubt, the incurrence and securing of such Other Secured Obligations shall be deemed a utilization of any applicable Indebtedness or Liens capacity hereunder); provided that Other Secured Obligations shall only be designated as such hereunder or as First Lien Other Secured Obligations under the First Lien Loan Documents (but not both), as applicable (provided that Other Secured Obligations may be designated, in non-duplicating part, either in nominal portions or by reference to formula, as partially Other Secured Obligations and partially as First Lien Other Secured Obligations); provided, further, that for any of the foregoing to be included as a Secured Obligation for purposes of a distribution pursuant to Section 7.03 ratably with principal of the Loans, the Lead Borrower shall have provided written notice to the Administrative Agent of the maximum amount of obligations arising thereunder that are intended to be discharged ratably with principal of the Loans pursuant to Section 7.03 (the “Other Secured Obligations Amount”). The Other Secured Obligations Amount may be changed from time to time upon written notice by the Lead Borrower to the Administrative Agent. No Other Secured Obligations Amount may be established or increased if a Default or Event of Default is continuing or if a Reserve in such amount would cause an Overadvance. Notwithstanding the foregoing, in no event shall the Lead Borrower or any other Loan Party designate Other Secured Obligations (other than Other Secured Obligations in respect of which a Reserve for an Other Secured Obligations Amount has been established) in an aggregate principal amount in excess of $250,000,000 at any time outstanding.

“Other Secured Obligations Amount” has the meaning assigned to such term in the definition of “Other Secured Obligations”.

“Other Taxes” means any and all present or future recording, stamp, documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment, other than an assignment pursuant to Section 2.19(b).

“Overadvance” has the meaning assigned to such term in Section 2.11(b).

“Parent Entity” means Holdings and any Person that is a direct or indirect parent of Holdings and of which Holdings is a direct or indirect subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Payment Conditions” means, and will be satisfied with respect to any incurrence of Indebtedness or Liens or the making of any Investment, Disposition, Restricted Payment or Restricted Debt Payment as to which the satisfaction of the Payment Conditions is being determined if, as of the applicable date of determination in accordance with Section 1.09(a):

(a) no Specified ABL Event of Default has occurred and is continuing, or would result from such action;

(b) if the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis, as of the last day of the most recent Test Period) is equal to or greater than 1.00:1.00, Specified Availability on a Pro Forma Basis as of the relevant testing date, and daily average Specified Availability for the trailing 30 day period ending on the relevant testing date, exceeds the greater of (i) 12.5% of the Line Cap and (ii) $~~50,000,000~~55,000,000 (or, solely in the case of any Restricted Payment or Restricted Debt Payment, the greater of (x) 15.0% of the Line Cap and (y) $~~62,500,000~~65,000,000 ); and

(c) if the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis, as of the last day of the most recent Test Period) is less than 1.00:1.00, Specified Availability on a Pro Forma Basis as of the relevant testing date, and daily average Specified Availability for the trailing 30 day period ending on the relevant testing date, exceeds the greater of (i) 17.5% of the Line Cap and (ii) $~~75,000,000~~80,000,000 (or, solely in the case of any Restricted Payment or Restricted Debt Payment, the greater of (x) 20% of the Line Cap and (y) $~~87,500,000~~92,500,000).

“Payment Recipient” has the meaning assigned to it in Section 8.02(a).

“PBA” means the Pension Benefits Act (Ontario).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Requirements” means: (i) with respect to any Loan Party organized within the United States, the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of appropriate assignments, notices or appropriate filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Collateral Agent for the benefit of the Secured Parties, the delivery to the Collateral Agent of any stock certificate, security or instrument required to be delivered pursuant to the applicable Security Documents, together with instruments of transfer executed in blank and those requirements set forth in Section 5.13 and entry into any Deposit Account Control Agreement required by the terms hereof; (ii) with respect to any Loan Party organized within Canada, the filing of appropriate

“personal property security act” financing statements in all applicable jurisdictions, the filing of appropriate assignments, notices or appropriate filings with the Canadian Intellectual Property Office, the delivery to the Collateral Agent of any stock certificate, security or instrument required to be delivered pursuant to the applicable Security Documents, together with instruments of transfer executed in blank and those requirements set forth in Section 5.13 and entry into any Deposit Account Control Agreement required by the terms hereof; (iii) with respect to any Loan Party organized within the Federal Republic of Germany, the proper giving of notice to the relevant party in the case of any share and/or interest partnership pledge governed by German Law and/or any account pledge as a German Security Document and entry into any Deposit Account Control Agreement required by the terms hereof and (iv) subject to the Agreed Security Principles and the applicable Security Documents, such other consents, approvals, filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent or to enforce the rights of the Collateral Agent and the Secured Parties under the Loan Documents.

“Periodic Term SOFR Determination Day” has the meaning set forth in clause (a) of the definition of “Term SOFR Rate”.

“Permit” means any permit, license, authorization, registration, consent, concession, grant, franchise, exemption, waiver or other approval issued or required by any Governmental Authority.

“Permitted Account Jurisdiction” means the United States or any state thereof or the District of Columbia, the United Kingdom, Switzerland, Canada, Belgium, France, Germany, Sweden, The Netherlands, Mexico or any other jurisdiction agreed to by the Administrative Agent in its Permitted Discretion (taking into consideration, in respect of any Accounts, any Account Credit Support provided with respect thereto).

“Permitted Acquisition” means an Acquisition Transaction together with other Investments undertaken to consummate such Acquisition Transaction; provided that:

(a) after giving Pro Forma Effect to any such Acquisition Transaction or Investment, at the applicable time determined in accordance with Section 1.09(a), no Specified Event of Default shall have occurred and be continuing,

(b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.15, and

(c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof that constitutes a Restricted Subsidiary) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or shall be taken), to the extent required by Section 5.11 (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made) (unless such newly created or acquired Subsidiary constitutes an Excluded Subsidiary or is designated as an Unrestricted Subsidiary pursuant to Section 5.14).

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate, (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) amended covenants or other provisions, which shall be substantially identical to or not materially more favorable (when taken as a whole and as determined by the Lead Borrower in good faith) to the Accepting Lenders than the Indebtedness subject to such Loan Modification Offer unless (i) also added for the benefit of the Loans and/or Commitments of the Class the subject of the Loan Modification Offer remaining outstanding after the issuance or incurrence of such Indebtedness, (ii) only applicable after the Latest Maturity Date of the Class the subject of the Loan Modification Offer at the time of such refinancing, (iii) such amended covenants or provisions represent then-market terms (as determined by the Lead Borrower in good faith) or (iv) as reasonably agreed by the Administrative Agent.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Lead Borrower and/or any other Group Member and any other Person.

“Permitted Borrowing Base Liens” shall mean Liens on the Collateral permitted by Section 6.02(b), (f), (m), (w), (z) or (bb) or other non-consensual Liens on the Collateral permitted by Section 6.02 and having priority by operation of law, in each case, solely to the extent such Lien is not, as of the relevant Borrowing Base Date, subject to any enforcement or foreclosure proceedings.

“Permitted Discretion” shall mean a determination made in good faith in accordance with customary business practices and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender with respect to comparable asset-based lending transactions) business judgment; provided, however, that as it relates to the establishment or imposition of, or adjustments to the amount of, Reserves, Permitted Discretion will require that (i) such establishment, imposition or adjustment after the Closing Date be based on the analysis of facts or events first occurring after the Closing Date, (ii) Reserves only be taken to reflect (x) items that could reasonably be expected to adversely affect the value or collectability of the Eligible Inventory or the Eligible Accounts or (y) matters that could reasonably be expected to adversely affect the enforceability, priority or perfection of the Collateral Agent’s Liens on the applicable Collateral, (iii) the amount of any such Reserve so established or the effect of any adjustment shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or adjustment and shall be a reasonable quantification of the incremental dilution of the Borrowing Base (as reasonably determined in the Collateral Agent’s good faith) attributable to the relevant contributing factors, (iv) no Reserves will be duplicative of factors already accounted for through advance rates, eligibility criteria in the Eligibility Definitions or any deductions already accounted for when calculating the book value of Accounts, (v) no Reserve shall be generally applicable to all Accounts and all types of Inventory that is the functional equivalent of a decrease in advance rates and (v) the Collateral Agent shall give the Lead Borrower at least five Business Days’ advance notice prior to any establishment, imposition or increase in any Reserve, which notice shall include a reasonably detailed description of such Reserve and the basis for such Reserve (and during which period the Collateral Agent shall, if requested, discuss any such Reserve with the Lead Borrower and the Lead Borrower may take such action as may be required so that the matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lesser Reserve, in each case in a manner and to the extent reasonably satisfactory to the Collateral Agent); provided, further, that during any such five Business Day period, no Credit Extension that would cause the Aggregate Exposures to exceed the Line Cap shall be permitted except in connection with a Permitted Overadvance or Protective Advance. In addition, anything to the contrary contained herein notwithstanding, the Administrative Agent may impose Reserves against the US Borrowing Base as determined in a manner consistent with the most recent appraisal provided to the Administrative Agent in its Permitted Discretion.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or other governmental charges that are not delinquent for a period of more than 60 days or, if more than 60 days overdue, (i) are not at such time required to be paid pursuant to Section 5.05 or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens (and rights of set-off) imposed by statutory or common law, such as banks’, landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or construction contractors’ Liens and other similar Liens, arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days, or, in each such case, if more than 60 days overdue, such Liens (and rights of set-off) (i) are unfiled and no other action has been taken to enforce such Liens, (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) are such that the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) (i) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance (including premiums related thereto), health, disability or employee benefits and other social security laws and regulations (including in connection with Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV)), pension or retirement obligations, vacation pay, property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and obligations in respect of LC Instruments posted to support any of the foregoing or (ii) pledges or deposits made in the ordinary course of business securing (x) liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto) or indemnification obligations of (including obligations in respect of LC Instruments for the benefit of) insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to Holdings, any Borrower or any Subsidiary (including in respect of deductibles, self-insurance, co-payment, co-insurance and retentions) or otherwise supporting the payment of items of the type set forth in the foregoing clause (i) or (y) leases or licenses of property not otherwise prohibited by this Agreement;

(d) Liens incurred or deposits made to secure the performance of leases, tenders, statutory obligations (including those to secure health, safety and environmental obligations and Liens required by Requirements of Law to be granted in favor of creditors in relation to a merger or other reorganization), warranties, bids, government or trade contracts (including customer contracts, but other than for the payment of Indebtedness for borrowed money), indemnities, governmental contracts, performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, bankers’ acceptance facilities, completion guarantees and other obligations of a like nature and obligations in respect of LC Instruments posted to support any of the foregoing, in each case incurred in the ordinary course of business;

(e) (i) easements, entitlements, rights-of-way, reservations, restrictions, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunications, telephone or telegraph or cable conduits, poles, wires and similar protrusions, rights waivers, restrictions, covenants, site plan agreements, development agreements, operating agreements, cross-easement agreements, conditions, encroachments, protrusions, zoning restrictions, applicable laws, municipal ordinances and other similar encumbrances or matters, or encumbrances or matters that are or would be reflected on a survey (or by inspection) of any real property, (ii) irregularities of title, (iii) title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrowers and the other Group Members, taken as a whole, or that would not reasonably be expected to have a Material Adverse Effect, (iv) any Lien or exception on (or disclosed in) the applicable policies issued to, and approved by, the Collateral Agent in connection with Mortgaged

Property (and any replacement, extension or renewal of such Lien or exception) and (v) Liens and encumbrances disclosed in Schedule 3.09;

(f) (i) Liens securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(j) and (ii) any pledge and/or deposit securing any settlement of litigation;

(g) (i) Liens on inventory or goods, the purchase price of which is financed by, or securing obligations in respect of, commercial letters of credit or bankers’ acceptances issued for the account of any Borrower or any other Group Member or to facilitate the purchase, shipment or storage of such inventory or goods or (ii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to LC Instruments; provided that such Lien secures only the obligations of such Borrower or such other Group Member in respect of such LC Instrument to the extent such obligations are permitted by Section 6.01;

(h) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts or similar accounts or cash management arrangements or in connection with the issuance of LC Instruments;

(i) Liens arising from precautionary Uniform Commercial Code financing statements, PPSA financing statements or any similar filings made in respect of (i) operating leases or consignment or bailee arrangements entered into by any Borrower or any other Group Member, (ii) the sale of accounts receivable and/or (iii) the sale of Permitted Receivables Financing Assets and related assets in connection with any Permitted Receivables Financing;

(j) Liens given to a utility or any municipality or Governmental Authority when requested or required by such utility, municipality or Governmental Authority in connection with the ordinary conduct of the business of Holdings, any Borrower or any other Group Member and obligations in respect of LC Instruments posted to support any of the foregoing;

(k) reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immovable property or interests therein;

(l) (i) any interest or title (and all encumbrances and other matters affecting such interest or title) of, or Liens attributable to, an owner, lessor, sublessor, licensor or sublicensor under any lease, license, occupancy or similar arrangement with respect to real estate or other property (including Intellectual Property (but only to the extent not materially interfering with the business of the Lead Borrower and the other Group Members, taken as a whole)) permitted (or not prohibited) by this Agreement, (ii) any Lien, restriction or encumbrance to which the interest or title of such owner, lessor, sublessor, licensor or sublicensor may be subject, (iii) subordination of the interest of the lessee, sublessee, licensee, sublicensee or occupier under such lease, sublease, license, sublicense, occupancy or similar arrangement to any Lien referred to in the preceding clause (ii), (iv) any landlord Lien arising by Requirements of Law or permitted by the terms of any lease, sublease, license, sublicense, occupancy or similar arrangement or (v) any deposit of cash with the owner or lessor of premises leased and operated by Holdings, any Borrower or any other Group Member in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(m) (i) leases, licenses, subleases, sublicenses, occupancies or cross-licenses granted to others (including Intellectual Property (but only to the extent not materially interfering with the business of the

Lead Borrower and the other Group Members, taken as a whole)), (ii) assignments of Intellectual Property granted to a customer of Holdings, any Borrower or any other Group Member in the ordinary course of business which do not secure any Indebtedness for borrowed money or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by Holdings, any Borrower or any other Group Member or by a Requirement of Law, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(n) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(o) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not overdue for a period of more than 60 days, or, in each such case, if more than 60 days overdue, such Liens and other rights (i) are unfiled and no other action has been taken to enforce such Liens and other rights, (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) are such that the failure to discharge such obligations would not reasonably be expected to have a Material Adverse Effect;

(p) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable Requirement of Law not constituting an Event of Default under Section 7.01(c); and

(q) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar arrangements entered into in the ordinary course of business.

“Permitted First Lien Facilities Debt” means any (a) Indebtedness in respect of the First Lien Facilities; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of all such Indebtedness shall not exceed the sum of (i) $4,200,000,000 plus €1,955,000,000 plus (ii) the aggregate amount of First Lien Incremental Facilities permitted to be incurred under the First Lien Credit Agreement pursuant to the terms thereof in effect on the date hereof, (b) any First Lien Credit Agreement Refinancing Indebtedness (whether incurred under the First Lien Credit Agreement or otherwise) and (c) any First Lien Permitted Debt Exchange Notes.

“Permitted Holder” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the date hereof) so long as, in the case of this clause (b), the relevant Investors directly or indirectly collectively beneficially own more than 50% of the relevant voting Equity Interests beneficially owned by the group.

“Permitted Inventory Locations” shall mean, collectively, Permitted Owned Inventory Locations and Permitted Leased Inventory Locations.

“Permitted Jurisdiction” means the United States, any State thereof or the District of Columbia, Canada, any province or territory thereof, the Cayman Islands or any other territory or political subdivision of the foregoing or any other jurisdiction reasonably acceptable to the Administrative Agent.

“Permitted Leased Inventory Locations” shall mean any location located in the United States, Germany or Mexico that is leased by any Loan Party, or which a Loan Party otherwise has a contractual right to store Inventory (other than any location owned by a Loan Party).

“Permitted Notes Debt” means any Indebtedness in respect of the Notes.

“Permitted Overadvance” has the meaning assigned to such term in Section 2.11(b).

“Permitted Overadvance Loan” has the meaning assigned to such term in Section 2.11(b).

“Permitted Owned Inventory Locations” shall mean any location located in the United States, Germany or Mexico that is owned by a Loan Party.

“Permitted Payee” means any Company Person (or any Affiliate, Permitted Transferee or other transferee of any of the foregoing).

“Permitted Receivables Financing” means (a) any Existing Receivables Financing and (b) any other securitization or other similar financing (including any factoring program) of Permitted Receivables Financing Assets that is non-recourse to Holdings, the Borrowers and the other Group Members (except for (i) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (ii) any customary limited recourse pursuant to the Standard Securitization Undertakings or, to the extent applicable only to Foreign Subsidiaries recourse that is customary in the relevant local market, (iii) any performance undertaking or Guarantee, to the extent applicable only to Foreign Subsidiaries, that is customary in the relevant local market and (iv) an unsecured parent Guarantee by Holdings, any Borrower or any other Group Member that is a parent company of a Foreign Subsidiary of obligations of Foreign Subsidiaries), and in each case, reasonable extensions thereof.

“Permitted Receivables Financing Assets” means (a) any accounts receivable, loan receivables, mortgage receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all assets securing or related to any such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of any such receivable or asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including inventory and proceeds thereof) customarily transferred (or in respect of which security interests are customarily granted) together with receivables or assets in connection with a securitization, factoring or receivables financing or sale transaction.

“Permitted Refinancing” means, with respect to Indebtedness of any Person, any modification, refinancing, replacement, refunding, renewal or extension of such Indebtedness of such Person or of a Permitted Refinancing thereof; provided that (a) the aggregate original principal amount (or accreted value, if applicable) thereof does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except (i) by an amount equal to unpaid accrued interest, penalties and premium (including tender premiums) thereon plus underwriting discounts, other amounts paid, and fees, commissions and expenses (including defeasance costs, upfront fees, original issue discount, initial yield payments or similar fees) incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension, (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made and (iii) to the extent such excess amounts is otherwise permitted to be incurred under Section 6.01, (b) with respect to a Permitted Refinancing in respect of Indebtedness incurred pursuant to Section 6.01(a) (xxii) or (a)(xxiii), Indebtedness resulting from such modification, refinancing, replacement, refunding, renewal or extension (A) has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and (y) the Latest Maturity Date at such time and (B) has a Weighted Average Life to Maturity equal to or greater than the then-remaining Weighted Average Life to Maturity of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that the foregoing requirements of this clause (b) shall not apply (i) to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such bridge facility is to be converted or exchanged satisfies the requirements of this clause (b) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges or (ii) Permitted First Lien Facilities Debt that does not satisfy the requirements of this clause (b) but that is incurred in reliance on any applicable maturity exception permitted under the documentation (including, to the extent applicable, the First Lien Credit Agreement governing such Permitted First Lien Facilities Debt) (c) if the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is contractually subordinated in right of payment to the Loan Document Obligations, the Indebtedness resulting from such modification, refinancing, replacement, refunding, renewal or extension is contractually subordinated in right of payment to the Loan Document Obligations (x) on terms not materially less favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended or (y) pursuant to any Acceptable Intercreditor Agreement, (d) such Permitted Refinancing is not secured by a Lien on any assets other than the collateral securing, and, to the extent secured by Collateral, with no higher priority than the Liens securing, the Indebtedness being refinanced, except for accessions and additions to such property and replacements and proceeds thereof (unless permitted to be secured by a provision of Section 6.02), (e) if unsecured, such Indebtedness shall remain unsecured (unless permitted to be secured by a provision of Section 6.02) and (f) no Loan Party that was not an obligor with respect to the Indebtedness being refinanced shall be an obligor under the Permitted Refinancing (except as would be otherwise permitted by Section 6.01) and if the Indebtedness being refinanced was (or was required to be) subject to an Intercreditor Agreement, the holders of such Permitted Refinancing (if such Indebtedness is secured by Collateral) or their authorized representative on their behalf, shall become party to an intercreditor agreement (x) on terms not materially less favorable, taken as a whole, to the Lenders as those contained in the Intercreditor Agreement with respect to the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended or (y) pursuant to any Acceptable Intercreditor Agreement, in each case providing for the same (or lesser) lien priority (unless incurrence of such debt with a more senior lien priority would otherwise be permitted by Section 6.02). For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Reorganization” means, to the extent not otherwise permitted under this Agreement, any corporate reorganization (or similar transaction or event) undertaken (each, a “Reorganization”), and each step reasonably undertaken to effect such Reorganization; provided that, in connection therewith, (a) no Event of Default is continuing immediately prior to such Reorganization and immediately after giving effect thereto and (b) after giving effect to such Reorganization, the security interests of the Lenders in the Collateral and the Guarantees of the Secured Obligations, taken as a whole, would not be materially impaired.

“Permitted Sponsor Debt” means unsecured Indebtedness provided by the Sponsor or the Co-Investor and issued or incurred by the Lead Borrower or any other Group Member provided that (i) such Indebtedness is subordinated to the payment of all Loan Document Obligations incurred hereunder on customary terms or on other terms reasonably acceptable to the Administrative Agent, (ii) such Indebtedness is not incurred or guaranteed by any Restricted Subsidiary that is not also (or also made) a Subsidiary Loan Party hereunder, (iii) no principal amount of such Indebtedness shall be required to be paid earlier than 91 days following the Latest Maturity Date of all Initial Term Loans (as defined in the First Lien Credit Agreement) outstanding at the time of such issuance or incurrence except to the extent such payment is treated as a Restricted Debt Payment (and constitutes utilization of the applicable Restricted Debt Payment capacity), (iv) no interest in respect of such Indebtedness shall be due and payable in cash prior to the Latest Maturity Date of all Initial Term Loans (as defined in the First Lien Credit Agreement) outstanding at the time of such issuance or incurrence except to the extent such payment is treated as a Restricted Payment incurred pursuant to one or more dollar-based exceptions in Section 6.08(a) (and constitutes utilization of such dollar-based exception(s)), (v) the terms of such Indebtedness shall not require the maintenance or achievement of any financial performance standards (other than as a condition to the taking of actions that would otherwise be prohibited by the terms of such Indebtedness) and (vi) such Indebtedness shall not be convertible into any Indebtedness that would not otherwise comply with the requirements of this definition or any Equity Interests that are or would be Disqualified Equity Interests.

“Permitted Tax Distribution” has the meaning assigned to such term in Section 6.08(a)(vii)(A).

“Permitted Transferees” means, with respect to any Person that is a natural Person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children, grandchildren and their respective lineal descendants, parent, step-parent, grandparent, domestic partner, former domestic partner, sibling or step-sibling (and any lineal descendant thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), (b) any trust, partnership, estate planning vehicle or other legal entity the beneficiaries of which are persons referred to in the preceding clause (a) and (c) such Person’s estate, heirs, legatees, distributees, executors and/or administrators upon the death of such Person, or any private foundation or fund that is controlled thereby, and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings or any other IPO Entity.

“Permitted Treasury Arrangements” means Cash Management Services entered into in the ordinary course of business (including the Cash Pooling Arrangements) and any transactions between or among Holdings, the Lead Borrower and its Subsidiaries that are entered into in the ordinary course of business in connection with such Cash Management Services.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, exempted limited partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in

Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if the validity, attachment, perfection, enforcement or priority of any Liens in any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction (or the Civil Code of Quebec, if such jurisdiction is the Province of Quebec) for the purposes of the provisions hereof relating to such validity, attachment, perfection, enforcement or priority and for the definitions related to such provisions.

“Pre-Billing Reserve” means the reserve (if any) in respect of pre-billing of customers with freight-on-board destination terms calculated by the Lead Borrower in a manner consistent with past practice as identified in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent.

“Prime Rate” means the rate of interest announced publicly by Citibank, N.A. in New York, from time to time, as its prime rate.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of the Test Period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred as of the first day (or, in the case of Consolidated Total Assets, or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line, the last day) of such Test Period (the “Reference Period”): (a) in making any determination of Consolidated EBITDA or any component thereof, as further described below, effect shall be given to the Transactions, any Specified Transaction and any Expected Cost Savings pertaining to the business of the Lead Borrower or any other Group Member (with respect to Expected Costs Savings, calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirely of such period); provided that any increase in Consolidated EBITDA as a result of Expected Cost Savings pursuant to this definition shall be subject to the limitations set forth in clause (b)(1) of the definition of Consolidated EBITDA; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the pro forma effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed, retired or repaid during the Reference Period (or with respect to Indebtedness retired or repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed, retired or repaid at the beginning of such period and (y) (1) interest expense of such Person attributable to interest on any Indebtedness for which pro forma effect is being given as provided in preceding clause (x) bearing floating interest rates shall be computed on a pro forma basis with an implied rate of interest for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (2) interest expense of such Person attributable to any Capital Lease Obligation shall be deemed to accrue at an interest rate determined as set forth in the definition of “Consolidated Cash Interest Charges” and (3) interest expense of such Person attributable to any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a ~~Eurocurrency interbank offered~~term benchmark rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Lead Borrower; (c)(i) in the case of (A) any Disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division and/or product line of the Lead Borrower or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; (d) the acquisition of any assets (including cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Specified Transactions or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Lead Borrower or any of its subsidiaries, or the Disposition of any assets (including cash and Cash Equivalents) included in calculating Consolidated Total Assets described in the definition of “Specified Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made; and (e) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated.

Whenever a financial ratio or test or covenant is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of Holdings were delivered pursuant to Section 5.01(a) or (b) or, if earlier, are internally available; provided that prior to the initial delivery or availability of such financial statements following the Closing Date, any such calculation shall use the financial statements of the Target Business delivered to the Lead Arrangers for the fiscal quarter ended December 31, 2018.

“Pro Forma Borrowing Base Adjustment” means, in connection with any Acquisition Transaction, an adjustment to the Aggregate Borrowing Base (and any applicable component thereof) in accordance with a Borrowing Base Certificate delivered by the Lead Borrower reflecting a calculation of the applicable Borrowing Bases that gives effect to the acquisition of such Eligible Accounts and Eligible Inventory (as applicable) acquired in connection with such Acquisition Transaction; provided that (1) no adjustment shall be made prior to the date such Acquisition Transaction is consummated (the “Acquisition Date”) and (2) prior to the completion of any applicable field examination and inventory appraisal with respect to such acquired Eligible Accounts and Eligible Inventory, the adjustment to the Aggregate Borrowing Base shall be limited to the lesser of:

(a) (i) from the Acquisition Date and for each subsequent Borrowing Base Certificate that is required to be delivered after the Acquisition Date and prior to the date that is 60 days after the Acquisition Date, the sum of (x) 75% of such acquired Eligible Accounts (80% in respect of Eligible Accounts owing by Investment Grade Account Debtors) (other than Eligible US Unbilled Accounts), (y) 70% of such acquired Eligible US Unbilled Accounts and (z) the lesser of (A) 65% of the Cost or (B) 75% of the estimated Net Orderly Liquidation Value (determined in a manner consistent with the most recent inventory appraisal provided to the Administrative Agent), in each case of such acquired Eligible Inventory, (ii) from and after 61 days after the Acquisition Date and for each subsequent Borrowing Base Certificate that is required to be delivered prior to the date that is 90 days after the Acquisition Date (or such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), (x) 50% of such acquired Eligible Accounts (55% in respect of Eligible Accounts owing by Investment Grade Account Debtors) (other than Eligible US Unbilled Accounts), (y) 45% of such acquired Eligible US Unbilled Accounts and (z) the lesser of (A) 40% of the Cost or (B) 50% of the estimated Net Orderly Value (determined in a manner consistent with the most recent inventory appraisal provided to the Administrative Agent), in each case of such acquired Eligible Inventory and (iii) thereafter, no Borrowing Base shall include such assets until the applicable field examination and inventory appraisal has been completed with respect to such assets; and

(b) 20% of the Aggregate Borrowing Base at the applicable time of determination (calculated after giving effect to the adjustments set forth in this definition), it being understood that each Borrowing Base comprising the Aggregate Borrowing Base shall be reduced in a manner determined by the Lead Borrower if required by this clause (b).

“Pro Forma Disposal Adjustment” means, taking into account any limitations set forth in the definition of Pro Forma Basis, with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Lead Borrower in good faith as a result of contractual arrangements between Holdings, any Borrower or any other Group Member entered into with such Sold Entity or Business at the time of its disposal or thereafter and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Proceeding” has the meaning assigned to such term in Section 9.03(b)(ii).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Protective Advance” has the meaning assigned to such term in Section 2.10.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Public Offer” has the meaning assigned to such term in Section 1.09(a).

“Purchased Companies” has the meaning assigned to such term in the Acquisition Agreement.

“Purchased Consolidated Venture” has the meaning assigned to such term in the Acquisition Agreement.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Qualified Remitted Accounts” shall mean Eligible US Accounts in respect of which payment has been processed and cash is expected to be received as an electronic data interchange automated remittance in the ordinary course of business, as set forth in an applicable Borrowing Base Certificate.

“Qualifying IPO” means the initial issuance by any Parent Entity of its Equity Interests and/or by any other holder of such Equity Interests in an underwritten offering (other than a public offering pursuant to a registration statement on Form S-8 or comparable filing in any other applicable jurisdiction) pursuant to an effective registration statement filed with the SEC or any other comparable Governmental Authority in any other applicable jurisdiction or pursuant to Rule 144A (whether alone or in connection with a secondary public offering).

“Quality of Earnings” means that certain quality of earnings report, dated February 22, 2019, prepared for the Sponsor by KPMG and delivered to the Administrative Agent and the Lead Arrangers prior to the Closing Date (without giving effect to any subsequent modification unless approved in writing by the Lead Arrangers prior to the Closing Date).

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than any Loan Party) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Secured Obligations or provide Collateral.

“Recipient” has the meaning assigned to such term in Section 2.17(h)(ii).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Lead Borrower, Holdings and the other Loan Parties, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21. The Second Amendment is a Refinancing Amendment.

“Refunding Equity Interests” has the meaning assigned to such term in Section 6.08(a)(iv).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by the Lead Borrower or any other Group Member in exchange for any asset transferred by the Lead Borrower or any other Group Member shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Group Member.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the officers, directors, employee, partners, members, agents, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Release” means any actual, alleged, or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, and land surface or subsurface strata and any man-made structures).

“Release Condition” means, with respect to any Borrower, (i) such Borrower has no outstanding Loans or other Loan Document Obligations, (ii) the release of such Borrower as a Borrower would not result in an Overadvance and (iii) the Lead Borrower shall have notified the Administrative Agent three business days in advance of a release of such Borrower as a Borrower and the Administrative Agent shall be reasonably satisfied that the conditions in clauses (i) and (ii) above are satisfied.

“Relevant Party” has the meaning assigned to such term in Section 2.17(h)(ii).

“Relevant Rate” means the Adjusted Term SOFR Rate, Term SOFR Rate, the Adjusted Eurocurrency Rate, Eurocurrency Rate, Daily Simple SOFR or Adjusted Daily Simple SOFR.

“Removal Closing Date” has the meaning assigned to such term in Article VIII.

“Representative” has the meaning assigned to such term in Section 9.12.

“Required Additional Debt Terms” means with respect to any Incremental Equivalent/Ratio Debt, that if such Indebtedness is secured by assets that constitute Collateral, the holders of such Indebtedness (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement.

“Required Lenders” means, at any time, Lenders having Aggregate Exposures and Unused

Commitments representing more than 50.0% of the total Aggregate Exposures and Unused Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Commitments, Aggregate Exposures and Unused Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, ordinances, regulations, judgments, orders, directives, decrees, writs, injunctions, licenses, permits, determinations or binding agreements, entered into with, or promulgated by, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean US Reserves, German Reserves and/or Mexican Reserves, as applicable.

“Reset Date” has the meaning assigned to such term in Section 1.06(a).

“Resignation Closing Date” has the meaning assigned to such term in Article VIII.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial

Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, secretary, assistant secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies, partnerships or exempt limited partnerships that do not have officers, any manager, sole member, managing member or general partner thereof or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(b).

“Restricted Debt Payment Amount” means, at any time the greater of $800,000,000 and 47.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period, minus the sum of (a) the amount of Restricted Debt Payments made by any Borrower or any other Group Member in reliance on Section 6.08(b)(iv)(A) and (b) the amount of Investments made by any Borrower or any other Group Member in reliance on Section 6.04(n)(A)(iii).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Lead Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination for value of any Equity Interests of the Lead Borrower or any option, warrant or other right to acquire any such Equity Interests. The amount of any Restricted Payment other than cash shall be the Fair Market Value as determined on the applicable date in accordance with Section 1.09(a). For the avoidance of doubt, any payment on account of any Convertible Indebtedness to the extent that such Convertible Indebtedness has not been converted into an Equity Interest at such time shall be deemed not to be a Restricted Payment.

“Restricted Payment Amount” means, at any time the greater of $500,000,000 and 30% of Consolidated EBITDA as of the last day of the most recently ended Test Period, minus the sum of (a) the amount of Restricted Payments made by the Lead Borrower in reliance on Section 6.08(a)(viii)(A), (b) the amount of Restricted Debt Payments made by any Borrower or any other Group Member in reliance on Section 6.08(b)(iv)(B), (c) the amount of Investments made by any Borrower or any other Group Member in reliance on Section 6.04(n)(A)(ii), (d) the aggregate outstanding principal amount of Indebtedness incurred by any Borrower or any other Group Member in reliance on Section 6.01(a)(xxx)(A) (calculated without duplication of Guarantees) and (e) without duplication in respect of Liens securing Indebtedness described in the preceding clause (d), the aggregate outstanding principal amount of Indebtedness secured by Liens incurred by any Borrower or any other Group Member in reliance on Section 6.02(t)(i)(B).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in the First Lien Credit

Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Borrower or any other Group Member (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive, country-wide or territory-wide Sanctions (as of the ~~Closing~~Second Amendment

Effective Date, Cuba, Iran, North Korea, Syria, ~~and~~ the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any person: (i) listed on, or owned 50 percent or more by any person appearing on, any Sanctions List; (ii) located, resident, or organized in a Sanctioned Country; or (iii) otherwise a target of Sanctions (where “target of Sanctions” means any person with whom a person subject to the jurisdiction of a Sanctions Authority would be restricted or prohibited by that Sanctions Authority from doing business).

“Sanctions” means economic and financial sanctions or trade embargoes administered or enforced by any Sanctions Authority.

“Sanctions Authority” means the United States Government (including without limitation, OFAC, the U.S. Department of Commerce, and the U.S. Department of State), the European Union, the United Kingdom (including ~~Her~~His Majesty’s Treasury) and Canada.

“Sanctions List” means OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List, the Consolidated United Nations Security Council Sanctions List, HMT’s Consolidated List of Financial Sanctions Targets or any other Sanctions-related list of designated Persons maintained by a Sanctions Authority, each as amended, supplemented or substituted from time to time.

~~“Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.~~

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Refinancing Amendment No. 2 to ABL Credit Agreement, dated as of the Second Amendment Effective Date, among Holdings, the Lead Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders and Issuing Banks party thereto.

“Second Amendment Effective Date” means March 14, 2023.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all monetary obligations of Holdings, the Borrowers and the other Group Members (other than Receivables Subsidiaries) in respect of any Cash Management Obligations of Holdings, any Borrower or any other Group Member (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) where the arrangements governing such Cash Management Obligations are (or were) entered into with an Approved Counterparty and designated in writing by the Lead Borrower and such Approved Counterparty (except that no notice shall be required from an Approved Counterparty who is the Administrative Agent) to the Administrative Agent as Secured Cash Management Obligations; provided that in the case of Secured Cash Management Obligations of a Group Member other than a US Loan Party or a German Loan Party, the Lead Borrower shall designate in the applicable designation whether such obligations shall be deemed to be (1) “US Secured Cash Management Obligations” and “US Secured Obligations” or (2) “German Secured Cash Management Obligations” and “German Secured Obligations”, in each case for purposes hereof and the other Loan Documents; provided, further, that Cash Management Obligations shall only constitute Secured Cash Management Obligations hereunder or First Lien Cash Management Obligations under the First Lien Loan Documents (but not both), as applicable (provided that Cash Management Obligations may be designated, in non-duplicating part, either in nominal portions or by reference to formula, as partially Secured Cash Management Obligations hereunder and partially as First

Lien Cash Management Obligations); provided, further, for the avoidance of doubt, that the obligations of Holdings, the Lead Borrower and the other Group Members (as applicable) pursuant to the Cash Pool Agreement, Netting Agreement, Uncommitted Overdraft Facility Agreement and Guarantee (as the proposed titles of such documents may be modified) dated on or about the date hereof with Bank Mendes Gans N.V. (“BMG”), an Affiliate of ING Capital LLC (and any extension, replacement, renewal or refinancing thereof), including, for the avoidance of doubt, if such obligations become payable to ING Bank N.V. (or another parent of BMG) by way of subrogation, shall be deemed to constitute Cash Management Obligations and, if the Lead Borrower designates such obligations in accordance herewith, Secured Cash Management Obligations hereunder; provided, further, that for any of the foregoing to be included as a Secured Obligation for purposes of a distribution pursuant to Section 7.03 ratably with principal of the Loans, the Lead Borrower shall have provided written notice to the Administrative Agent of (i) the existence of the applicable Cash Management Obligations and (ii) the maximum amount of obligations arising thereunder that are intended to be discharged ratably with principal of the Loans pursuant to Section 7.03 (the “Secured Cash Management Obligations Amount”). The Secured Cash Management Obligations Amount may be changed from time to time upon written notice by the Lead Borrower to the Administrative Agent. No Secured Cash Management Obligations Amount may be established or increased if a Default or Event of Default is continuing or if a Reserve in such amount would cause an Overadvance.

“Secured Cash Management Obligations Amount” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations”.

“Secured Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Secured Notes” means $1,000,000,000 aggregate principal amount of 6.250% senior secured notes due 2026 and €700,000,000 aggregate principal amount of 4.375% senior secured notes due 2026, each issued pursuant to the Secured Notes Documents, and one or more debt facilities or other financing arrangements (including indentures) providing for loans, notes or other long-term indebtedness that replace or refinance such notes or other financing arrangement, including any such replacement or refinancing facility or indenture or other financing arrangement that increases or decreases the amount permitted to be borrowed or incurred thereunder or alters the maturity thereof and whether by the same or any other agent, trustee, lender or group of lenders and whether for the same or any other purpose, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or facilities or other financing arrangement that replace or refinance such notes (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement.

“Secured Notes Documents” means the Secured Notes, the indenture with respect to the Secured Notes and all collateral agreements or documents in respect of the Secured Notes (in each case as may be replaced, refinanced, amended, amended and restated, modified, supplemented, substituted, extended, renewed or restated from time to time).

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations, (c) the Secured Swap Obligations (excluding, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) and (d) the Other Secured Obligations.

“Secured Parties” means (a) each Lender, including the Swingline Lender, and each Issuing Bank, (b) the Administrative Agent and Collateral Agent, (c) each other Agent, (d) each Person to whom any Secured Cash Management Obligations or Other Secured Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all monetary obligations of Holdings, the Borrowers and the other Group Members (other than Receivables Subsidiaries) under each Swap Agreement that is (or was) entered into with an Approved Counterparty and designated in writing by the Lead Borrower and such Approved Counterparty (except that no notice shall be required from an Approved Counterparty who is the Administrative Agent) to the Administrative Agent as Secured Swap Obligations); provided that in the case of Secured Swap Obligations of a Group Member other than a US Loan Party or a German Loan Party, the Lead Borrower shall designate in the applicable designation whether such obligations shall be deemed to be (1) “US Secured Swap Obligations” and “US Secured Obligations” or (2) “German Secured Swap Obligations” and “German Secured Obligations”, in each case for purposes hereof and the other Loan Documents; provided, further, that obligations under any Swap Agreement shall only constitute Secured Swap Obligations hereunder or First Lien Swap Obligations under the First Lien Loan Documents (but not both), as applicable (provided that obligations under a single Swap Agreement may be designated, in non-duplicating part, either in nominal portions or by reference to formula, as partially Secured Swap Obligations hereunder and partially as First Lien Swap Obligations); provided, further, that for the foregoing to be included as a Secured Obligation for purposes of a distribution pursuant to Section 7.03 ratably with principal of the Loans, the Lead Borrower shall have provided written notice to the Administrative Agent of (i) the existence of the applicable Swap Obligations and (ii) the maximum amount of obligations arising thereunder that are intended to be discharged ratably with principal of the Loans pursuant to Section 7.03 (the “Secured Swap Obligations Amount”). The Secured Swap Obligations Amount may be changed from time to time upon written notice by the Lead Borrower to the Administrative Agent. No Secured Swap Obligations Amount may be established or increased if a Default or Event of Default is continuing or if a Reserve in such amount would cause an Overadvance.

“Secured Swap Obligations Amount” has the meaning assigned to such term in the definition of “Secured Swap Obligations”.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means each security agreement or pledge agreement, including any intellectual property security agreement, executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11 or Section 5.13 to secure any of the Secured Obligations.

“Security Jurisdiction” means each of (a) the United States, any State thereof and the District of Columbia, (b) solely with respect to Holdings and the Lead Borrower, Canada and the provinces, territories and political subdivisions thereof (or any other jurisdiction in which a successor to Holdings or the Lead Borrower is located or organized), (c) the jurisdiction in which the US Co-Borrower (if other than the U.S. or Canada) is organized or located, (d) the jurisdiction in which Intermediate Holdco (if any) is organized or located and (e) (i) solely with respect to the direct Luxembourg holding company (if any) for the Borrower’s primary German subsidiaries (on the Closing Date), Luxembourg and the political subdivisions thereof, (ii) Germany and the political subdivisions thereof and (iii) Mexico.

“Seller” means Johnson Controls International PLC.

“Significant Subsidiary” means any Group Member that, or any group of Group Members that, taken together, as of the last day of the fiscal quarter of the Lead Borrower most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries or such group of Restricted Subsidiaries and their respective Restricted Subsidiaries, as applicable) for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrowers and the other Group Members for such quarter.

“Similar Business” means (1) any business conducted by any Borrower or any other Group Member on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, corollary, complementary, synergistic or related to, or a reasonable extension, development or expansion of, the businesses that the Borrowers and the other Group Members conduct or propose to conduct on the Closing Date.

“Single Lien Collateral” has the meaning assigned to such term in Article VIII.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Day” has the meaning assigned to such term in the definition of “Adjusted Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Adjusted Daily Simple SOFR”.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Solvent” and “Solvency” means with respect to any Person on any date of determination, that, on such date, such Person and its subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

“SPAC IPO” has the meaning assigned to such term in the definition of “IPO”.

“SPAC IPO Entity” has the meaning assigned to such term in the definition of “IPO”.

“Special Purpose Entity” means a direct or indirect subsidiary of any Loan Party, whose organizational documents contain restrictions on its purpose and activities intended to preserve its separateness from such Loan Party and/or one or more Subsidiaries of such Loan Party.

“Specified ABL Event of Default” means a Specified Event of Default or an Event of Default occurring under Section 7.01(c) (solely with respect to a material misrepresentation in any Borrowing Base Certificate that resulted in a material overstatement of the Aggregate Borrowing Base), 7.01(d)(i), 7.01(d)(ii) (solely during a Liquidity Period), or 7.01(d)(iii) (solely as it relates to the Financial Maintenance Covenant but only to the extent that the Financial Maintenance Covenant is then in effect and the Lead Borrower has not and is not entitled to exercise a Cure Right).

“Specified Acquisition Agreement Representations” means the representations made by, or with respect to, the Purchased Companies and the Target Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Lead Borrower (or its applicable Affiliate) has the right (taking into account applicable cure periods) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition without liability to the Lead Borrower (or such Affiliate) as a result of a breach of such representations.

“Specified Availability” means the sum of Availability and the amount (if any, but not to be less than zero or greater than 5% of the Aggregate Commitments) by which the Aggregate Borrowing Base exceeds the Aggregate Commitments.

“Specified Equity Issuance” has the meaning assigned to such term in Section 7.02.

“Specified Event of Default” means an Event of Default occurring under Section 7.01(a) or 7.01(b) or, solely with respect to any Borrower, 7.01(h) or 7.01(i).

“Specified LC Sublimit” means, with respect to any Issuing Bank (or its applicable Affiliate), the amount specified as such on Schedule 2.01 or the agreement pursuant to which such person becomes an Issuing Bank hereunder.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a) (“Organization; Powers”) (as it relates to organizational existence of Holdings and the Lead Borrower); Section 3.01(b) (“Organization; Powers”) (as it relates to the organizational power and authority of the Loan Parties to execute, deliver and perform obligations under each Loan Document of the Loan Parties after giving effect to the Transactions); Section 3.02 (“Authorization; Enforceability”); Section 3.04(a) and (b) (“PATRIOT Act, Sanctions and Anti-Corruption”) (in each case, as it relates to the use of proceeds of the Loans); Section 3.05(ii)(x) (“Governmental Approvals; No Conflicts”); Section 3.12 (“Federal Reserve Regulations”); Section 3.13 (“Investment Company Status”); Section 3.15 (“Solvency”) and Section 3.20 (“Security Interest in Collateral”) (as it relates to the creation, validity and perfection of the security interests in the Collateral under Article 9 of the UCC).

“Specified Tax Event” means that, at any time, as a result of a Change in Law (including, for the avoidance of doubt, any withdrawal or change of proposed rules or regulations), any Borrower, Subsidiary, Parent Entity or direct or indirect equity owner of the Lead Borrower is not permitted under applicable Requirements of Law to rely on Proposed Treasury Regulations Section 1.956-1 (as published in the Federal Register on November 5, 2018) or rules, regulations, guidance or other law substantially similar thereto, such that such Borrower or such Subsidiary, Parent Entity or direct or indirect equity owner, as the case may be, is required to include in gross income an amount determined under Section 956 of the Code as a result of the Collateral or Guarantees provided under the Loan Documents.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, operating improvements, restructurings, cost saving initiatives or other initiatives or any other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” to such event.

“Sponsor” means, collectively, (i) Brookfield Business Partners L.P. and its Affiliates and (ii) the funds, partnerships or other co-investment vehicles managed, advised or controlled by any Person referred to in the foregoing clause (i).

“Sponsor Model” means the financing model dated November 21, 2018, delivered by the Sponsor to the Administrative Agent on November 30, 2018 (without giving effect to any subsequent modifications unless approved in writing by the Lead Arrangers prior to the Closing Date).

“Spot Rate” means, for any currency, the rate determined by (a) to the extent relating to any extensions of credit hereunder, the Administrative Agent or any Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that any Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency; provided, further, that in the case of Euro denominated Loans, such delivery shall be two Business Days later and (b) to the extent relating to compliance with Articles V, VI, VII and VIII of this Agreement, the rate at which such currency may be exchanged into Dollars based on the exchange rate on the immediately prior Business Day as determined by Thompson Reuters and publicly reported on its free website at https://www.reuters.com/finance/currencies or any successor thereto.

“SPV” has the meaning assigned to such term in Section 9.04(f).

“Standard Securitization Undertakings” means all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities (including repurchase obligations in the event of a breach of representation and warranty) and other undertakings made or provided, and servicing obligations undertaken, by any Loan Party or Subsidiary thereof that the Lead Borrower has determined in good faith to be customary in connection with a Permitted Receivables Financing.

“Statutory Reserve Rate” means, with respect to any currency (other than Dollars), a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors, and if any Lender is required to comply therewith, the requirements of The Bank of England and/or the Prudential Regulation Authority (or any authority that replaces any of the functions thereof) or the requirements of the European Central Bank. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable Requirement of Law. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness for borrowed money that is contractually subordinated in right of payment to the Loan Document Obligations.

“Subordinated Material Indebtedness” means any third-party Subordinated Indebtedness of any Borrower or any other Group Member in an aggregate principal amount exceeding $350,000,000.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or a subsidiary within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz).

“Subsidiary” means any subsidiary of the Lead Borrower.

“Subsidiary Loan Party” means (a) each Restricted Subsidiary of the Lead Borrower that is a party to the Guarantee Agreement and (b) any other Group Member (other than any Borrower) that may be designated by the Borrowers (by way of delivering to the Collateral Agent a supplement to the applicable Security Documents and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other applicable requirements of Section 5.11 as if it were newly acquired. Notwithstanding the foregoing, the Lead Borrower may from time to time, upon notice to the Administrative Agent, elect to cause any Subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Loan Party (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the Collateral and Guarantee Requirement (giving effect, as applicable, to the Agreed Security Principles) or otherwise reasonably acceptable to the Lead Borrower and the Administrative Agent and/or Collateral Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations).

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a).

“Successor Holdings” has the meaning assigned to such term in the definition of “Holdings Reorganization”.

“Successor Rate” has the meaning assigned to such term in Section 2.14(b).

“Supermajority Lenders” means, at any time, Lenders having Aggregate Exposures and Unused Commitments representing more than 66 2⁄3% of the Aggregate Exposures and Unused Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the Aggregate Exposures and Unused Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplier” has the meaning assigned to such term in Section 2.17(h)(ii).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, for the avoidance of doubt, no Convertible Indebtedness (nor any agreement or instrument with respect thereto) shall constitute a Swap Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swingline Commitment” means, with respect to the Swingline Lender, its commitment to make Swingline Loans in an aggregate principal amount of up to $60,000,000.

“Swingline Exposure” means, with respect to any Lender at any time, the sum of (a) the US Swingline Exposure of such Lender at such time and (b) the German Swingline Exposure of such Lender at such time.

“Swingline Lender” means (a) Citibank, N.A. and/or its affiliates, as designated by Citibank, N.A. in its sole discretion, in its capacity as a lender of Swingline Loans hereunder and (b) each Lender that shall have become a Swingline Lender hereunder as provided in Section 2.05(e) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.05(f)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a US Swingline Loan and/or a German Swingline Loan, as the context may require.

“Target Business” means the “Business” (as defined in the Acquisition Agreement).

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system which utilizes a single shared platform and which was launched on 19 November 2007 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Lead Borrower in good faith) entered into after the Closing Date so long as such Tax Restructuring does not materially impair the Guarantee or the security interests of the Lenders taken as a whole.

“Taxes” means any and all present or future taxes, levies, imposts, duties, value added taxes, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to the definition of “Alternate Base Rate”) or the Adjusted Eurocurrency Rate.

“Term Benchmark Loan” or “Term Benchmark Borrowing” means a Loan or Borrowing that bears interest at a rate determined by reference to a Term Benchmark.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent, in consultation with the Lead Borrower, in its reasonable discretion).

“Term SOFR Borrowing” or “Term SOFR Loan” mean a Loan or Borrowing that bears interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than pursuant to the definition of “Alternate Base Rate”). All Term SOFR Loans shall be denominated in Dollars.

“Term SOFR Rate” means:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date on which (a) all Commitments shall have expired or been terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (in each case, other than in respect of contingent indemnification and expense reimbursement claims not then due) shall have been paid in full and (c) all Letters of Credit (other than those that have been (x) Cash Collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the relevant Issuing Bank) shall have been cancelled, terminated or have expired (in each case without any pending drawing) and all amounts drawn or paid thereunder shall have been reimbursed in full.

“Test Period” means, as any date of determination, the most recently completed four consecutive fiscal quarters of the Lead Borrower ending on or prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, other than with respect to compliance with Section 6.10, if earlier, are internally available); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Lead Borrower ended December 31, 2018.

“Total Capitalization” has the meaning assigned to such term in the definition of “Equity Contribution”.

“Total Eligible US Accounts” shall mean Eligible US Accounts and Eligible US Unbilled Accounts.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Transaction Costs” means any fees, costs, accruals, expenses and other transaction costs incurred or paid by Holdings, any Borrower or any of their Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents, the First Lien Loan Documents, the Notes Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) (i) the funding of any Loans and the issuance of any Letters of Credit on the Closing Date for the purposes specified in Section 5.10 hereof, (ii) the funding of any First Lien Loans on the Closing Date, (iii) the issuance of the Notes on the Closing Date and (iv) the consummation of the other transactions contemplated by this Agreement to occur on the Closing Date, (b) the Acquisition and other related transactions contemplated by the Acquisition Agreement, (c) the Equity Contribution, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Treasury Equity Interests” has the meaning assigned to such term in Section 6.08(a)(iv).

“Trust Fund Account” means any deposit account or securities account, to the extent the funds on deposit therein (a) are used or are to be used for payroll and payroll taxes, healthcare and other employee benefit payments to or for the benefit of any employees, (b) are used or are to be used to pay Taxes required to be collected, remitted or withheld (including U.S. federal and state withholding Taxes (including the employer’s share thereof) and sales Taxes) or (c) are held as an escrow, defeasance or redemption account or as a fiduciary or trustee for the benefit of another Person.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to ~~the Adjusted Eurocurrency Rate~~a given Term Benchmark or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administration authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unbilled Account” means any unbilled Account due to any Loan Party.

“Unfinanced Capital Expenditures” means, with respect to any Test Period, Capital Expenditures paid in cash (other than cash constituting proceeds of (x) Indebtedness (other than Loans) or (y) the sale or issuance of Equity Interests by any Parent Entity, Borrower or other Group Member) during such Test Period, other than (a) the purchase price paid in connection with a Permitted Acquisition or other Investment not prohibited by this Agreement and expenditures made in connection with the Transactions, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (c) expenditures made with the proceeds of Dispositions, Casualty Events or similar dispositions or events (including insurance or settlement proceeds paid on account of loss of or damage to assets and awards of compensation arising from the taking by eminent domain or condemnation of assets) that are not required to be applied to repay Indebtedness pursuant to the terms of the First Lien Credit Agreement, (d) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (e) expenditures to the extent actually paid for by any Person other than a Borrower or any other Group Member and for which no Borrower nor any other Group Member has provided or is required to provide or incur, directly or indirectly, any consideration or obligation in respect of the relevant expenditures to such Person, (f) expenditures which are contractually required to be, and are, advanced or reimbursed to the Lead Borrower or any other Group Member by a third party, (g) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Lead Borrower or any other Group Member during the same fiscal year in which such expenditures were made pursuant to a Sale Leaseback to the extent of the cash proceeds received by the Lead Borrower or any of its subsidiaries pursuant to such Sale Leaseback that are not required to be applied to repay Indebtedness pursuant to the terms of the First Lien Credit Agreement, (h) property, plant and equipment taken in settlement of accounts and (i) that portion of interest on Indebtedness incurred for Capital Expenditures which is capitalized in accordance with GAAP.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Cash Amount” means, on any date of determination, the aggregate amount of (a) unrestricted cash and Cash Equivalents owned by Holdings or any Group Member and (b) cash and Cash Equivalents owned by Holdings or any Group Member restricted in favor of any Secured Party (as defined in the First Lien Credit Agreement) or any Secured Party (which may also include cash and Cash Equivalents securing other Indebtedness or obligations permitted hereunder that is secured by a Lien on the Collateral along with the Credit Facilities), in each case as determined in accordance with GAAP but without giving Pro Forma Effect to the receipt of the proceeds of any Indebtedness that is incurred on such date; provided that the Unrestricted Cash Amount shall also include, in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the amount that would otherwise constitute the Unrestricted Cash Amount of such Person multiplied by the ownership percentage of the applicable Group Members therein (but solely to the extent a proportionate share of the net income (or loss) of such Person is included in the calculation of Consolidated Net Income and Consolidated EBITDA).

“Unrestricted Subsidiary” means each of the Subsidiaries set forth on Schedule 3.19 hereto and designated as an Unrestricted Subsidiary on such Schedule, and each other Subsidiary (other than a Borrower) designated by the Lead Borrower or Holdings, as applicable, as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date; provided that no Subsidiary shall be an Unrestricted Subsidiary under the Loan Documents unless it is also an Unrestricted Subsidiary (as defined therein) under each of the First Lien Loan Documents and the Notes Documents.

“Unsecured Notes” means $1,950,000,000 aggregate principal amount of 8.500% senior notes due 2027 issued pursuant to the Unsecured Notes Documents, and one or more debt facilities or other financing arrangements (including indentures) providing for loans, notes or other long-term indebtedness that replace or refinance such notes or other financing arrangement, including any such replacement or refinancing facility or indenture or other financing arrangement that increases or decreases the amount permitted to be borrowed or incurred thereunder or alters the maturity thereof and whether by the same or any other trustee, agent, lender or group of lenders and whether for the same or any other purpose, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or facilities or other financing arrangement that replace or refinance such notes (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement.

“Unsecured Notes Documents” means the Unsecured Notes, the indenture with respect to the

Unsecured Notes and all other documents in respect of the Unsecured Notes (in each case as may be replaced, refinanced, amended, amended and restated, modified, supplemented, substituted, extended, renewed or restated from time to time).

“Unused Commitment” means, with respect to any Lender at any time, the Commitments of such

Lender less the Aggregate Exposure (disregarding, solely for purposes of Section 2.12(a), any Swingline Exposure) of such Lender, in each case at such time.

“US Borrowers” means (a) the Lead Borrower, (b) the US Co-Borrower, (c) Clarios Battery and (d) any wholly-owned Restricted Subsidiary organized under the laws of the United States, a state thereof or the District of Columbia that may be designated by the Lead Borrower in its sole discretion from time to time to be a US Borrower, whereupon such wholly-owned Restricted Subsidiary shall be obligated to comply with the applicable requirements of Section 1.15.

“US Borrowing Base” shall mean at any time, an amount, subject to any applicable Pro Forma Borrowing Base Adjustment, equal to the Dollar Equivalent of:

the sum of, without duplication,

(a)	85% of the book value (90% of book value with respect to Investment Grade Account Debtors) of Eligible US Accounts that do not constitute Qualified Remitted Accounts; plus

(b)

75% of the book value of Eligible US Unbilled Accounts that do not constitute Qualified Remitted Accounts; provided that in no event shall Eligible US Unbilled Accounts constitute more than 10% of the aggregate US Borrowing Base at any time; plus

(c)	the lesser of (i) 75% of the Cost of Eligible US Inventory or (ii) 85% of the Net Orderly Value of Eligible US Inventory; plus

(d)	100% of US Qualified Cash that does not constitute any component of Qualified Remitted Accounts; plus

(e)	90% of Qualified Remitted Accounts; plus

(f)

so long as a Specified Tax Event has not occurred, the Mexican Borrowing Base; provided that the Mexican Borrowing Base shall not exceed 10% of the US Borrowing Base at any time without the consent of the Supermajority Lenders.

less

(g)	US Reserves,

it being understood and agreed for the avoidance of doubt that if any German Exposure exists based on the US Borrowing Base, there shall not exist any US Exposure based on the same assets supporting the US Borrowing Base.

“US Co-Borrower” has the meaning assigned to such term in the preamble hereto.

“US Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted by the US Loan Parties pursuant to the Security Documents as security for the Secured Obligations.

“US Collateral Agreement” means the ABL Collateral Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent.

“US Concentration Account” has the meaning assigned to such term in Section 5.17(a).

“US DDA Instruction” has the meaning assigned to such term in Section 5.17(a).

“US Dilution Reserves” shall mean, as of any date of determination, an amount equal to the product of (a) the excess of (i) the non-cash reductions (including, but not limited to, bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items) with respect to the Total Eligible US Accounts during a 12-month period prior to the date of determination as established by the applicable US Loan Parties’ records or by any field examination in accordance with Section 5.08(b), expressed as a percentage of the applicable US Loan Parties’ average gross sales during the same period over (ii) the US Dilution Threshold and (b) the aggregate amount determined pursuant to clauses (a) and

(b) of the definition of “US Borrowing Base”.

“US Dilution Threshold” means, as of any date of determination, the ratio, expressed as a percentage, of (a) (i) 5.00% multiplied by an amount equal to the aggregate amount of Total Eligible US Accounts from Account Debtors that are not Investment Grade Account Debtors plus (ii) 2.50% multiplied by an amount equal to the aggregate amount of Total Eligible US Accounts from Account Debtors that are Investment Grade Account Debtors to (b) the Total Eligible US Accounts.

“US Dominion Account” means a special concentration account established by the Lead Borrower in the United States, with the Administrative Agent or any of its Affiliates, or another bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.

“US Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of such Lender’s outstanding US Loans, (b) the Dollar Equivalent of such Lender’s US LC Exposure and participation interest in US Protective Advances and (c) such Lender’s US Swingline Exposure.

“US LC Disbursement” means a payment made by an Issuing Bank pursuant to a US Letter of Credit.

“US LC Exposure” means, with respect to any Lender at any time, (a) such Lender’s Applicable Percentage of the sum of the Dollar Equivalent of the undrawn amounts of all outstanding US Letters of Credit at such time, plus (b) such Lender’s Applicable Percentage of the sum of the Dollar Equivalent of the amounts of all US LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time.

“US Letter of Credit” means any LC Instrument issued under this Agreement for the account of a US Borrower (it being agreed that each Existing Letter of Credit shall be deemed for the purposes hereof to be a US Letter of Credit issued for the account of the Lead Borrower by the Issuing Bank that is, or is an Affiliate of, the issuer of such Existing Letter of Credit), in each case other than any such instrument that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

~~“US LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.~~

“US Loan” means a Loan made to a US Borrower.

“US Loan Party” means any Loan Party that is organized or incorporated under the laws of the United States, any State thereof or the District of Columbia; provided that, unless the context otherwise requires, Holdings and each US Borrower organized in Canada shall also constitute a “US Loan Party”.

“US Other Reserves” shall mean Reserves other than US Rent Reserves or US Dilution Reserves that are required by the Collateral Agent in its Permitted Discretion with respect to the Eligible US Inventory or Eligible US Accounts of the US Loan Parties. US Other Reserves may include, without limitation, with respect to the US Loan Parties and their respective assets included in the US Borrowing Base, Currency Reserves, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, reserves for contingent liabilities of any US Loan Party which contingent liabilities would have payment priority over the Secured Obligations of such US Loan Party in any proceeding under any Debtor Relief Law by operation of law, reserves for uninsured or underinsured losses, litigation or potential liabilities with respect to any Inventory included in the US Borrowing Base, reserves for raw material purchase price variations, customer-specific bad debt reserves, reserves for customs charges, other taxes, fees, assessments, and other governmental charges with respect to the US Collateral included in the US Borrowing Base, reserves for surety bond, self-insurance and insurance premiums with respect to any Inventory included in the US Borrowing Base, reserves for royalties and other payments to owners or licensors of intellectual property incorporated into the Inventory included in the US Borrowing Base, reserves for shrink or discrepancies that arise pertaining to Inventory included in the US Borrowing Base, reserves for liabilities secured by Liens upon the US Collateral included in the US Borrowing Base that are Permitted Borrowing Base Liens, reserves for tolling conversion costs in respect of cores located at third-party smelters and, so long as the aggregate Reserves in respect thereof do not exceed the aggregate Secured Cash Management Obligations Amount, Secured Swap Obligations Amount and Other Secured Obligations Amount, reserves for Secured Cash Management Obligations, Secured Swap Obligations or Other Secured Obligations.

“US Other Secured Obligations” means Other Secured Obligations owing by any US Loan Party and obligations deemed to be “US Other Secured Obligations” pursuant to the definition of “Other Secured Obligations”.

“US Protective Advance” has the meaning assigned to such term in Section 2.10.

“US Qualified Cash” shall mean the amount of unrestricted cash and Cash Equivalents of the US Loan Parties that, as of the relevant Borrowing Base Date, are on deposit in (a) a US Concentration Account or (b) any other DDA maintained by a US Loan Party to the extent the US Loan Party has caused a Deposit Account Control Agreement (or equivalent with respect to any securities account) to be entered into with respect to such deposit account or securities account; provided that the Administrative Agent shall (i) be entitled, pursuant to the terms thereof, to reasonably request cash reporting on a daily basis or (ii) be reasonably satisfied in its Permitted Discretion with any other method of verifying the amounts on deposit therein. In no event shall the amount of unrestricted cash and Cash Equivalents on deposit in a Cash Pooling Account constitute US Qualified Cash while subject to the Cash Pooling Arrangements.

“US Rent Reserve” shall mean, with respect to any Permitted Leased Inventory Location where Eligible US Inventory is located, an amount not to exceed the lesser of (a) two month’s rent for each such Permitted Leased Inventory Location and (b) the US Borrowing Base attributable to the Eligible US Inventory located at such location, in each case, other than any such Permitted Leased Inventory Location (i) with respect to which the Administrative Agent shall have received a collateral access or similar agreement in form reasonably satisfactory to the Collateral Agent in its Permitted Discretion (it being understood that upon receipt of any such collateral access or similar agreement with respect to any such Permitted Leased Inventory Location, any US Rent Reserve shall be released), (ii) not located in a Landlord Lien State or (iii) if the Value of all such Eligible US Inventory at such Permitted Leased Inventory Location does not exceed $500,000; provided that in no event will any US Rent Reserves be imposed prior to the date that is 180 days after the Closing Date.

“US Reserves” shall mean (a) the US Rent Reserves, (b) the US Dilution Reserves, (c) the Canadian Reserves, (d) the US Other Reserves and (e) any Pre-Billing Reserve applicable to the US Borrowing Base.

“US Secured Cash Management Obligations” means Secured Cash Management Obligations owing by any US Loan Party and obligations deemed to be “US Secured Cash Management Obligations” pursuant to the definition of “Secured Cash Management Obligations”.

“US Secured Obligations” means the Secured Obligations of any US Loan Party and obligations deemed to be “US Secured Obligations” pursuant to the definition of “Secured Swap Obligations”, pursuant to the definition of “Secured Cash Management Obligations” or pursuant to the definition of “Other Secured Obligations”.

“US Secured Swap Obligations” means Secured Swap Obligations owing by any US Loan Party and obligations deemed to be “US Secured Swap Obligations” pursuant to the definition of “Secured Swap Obligations”.

“US Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the aggregate principal amount of all US Swingline Loans outstanding at such time.

“US Swingline Loan” means a Swingline Loan made to a US Borrower pursuant to Section 2.05.

“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).

“USA Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time.

“U.S. GAAP” has the meaning assigned to such term in the definition of “GAAP”.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“VAT” means: (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other value added tax, goods and services tax or tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i), or imposed elsewhere.

“Vehicles” means all (i) railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing and (ii) aircraft.

“Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or the liability to any Canadian Multi-employer Pension Plan as the result of a withdrawal from such Canadian Multi-employer Pension Plan whether arising under the terms of the plan, any applicable participation agreement, any applicable collective bargaining agreement or any Requirement of Law.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., an “~~Initial~~2023 Replacement Facility Loan”) or by Type (e.g., a “~~Eurocurrency~~Term Benchmark Loan”) or by Class and Type (e.g., a “~~Eurocurrency Initial~~Term Benchmark 2023 Replacement Facility Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar ~~Initial~~2023 Replacement Facility Borrowing”) or by Type (e.g., a “~~Eurocurrency~~Term Benchmark Borrowing”) or by Class and Type (e.g., a “~~Eurocurrency Dollar Initial~~Term Benchmark Dollar 2023 Replacement Facility Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein (or in any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions on such amendments, restatements, supplements, modifications, extensions, replacements or other refinancings set forth therein or herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns (subject, for the avoidance of doubt, to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein or in any other Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement or such other Loan Document, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) references to any matter being “permitted” under this Agreement or in any Loan Document shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Loan Document, (g) unless otherwise specified herein, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable), (h) unless the contrary intention appears, any reference to adverse Tax, regulatory or similar consequences shall be construed to mean such consequences to Holdings or its Subsidiaries or any Parent Entities, Affiliates or direct or indirect equity owners thereof, (i) “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice or norms of such Person’s industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by the Borrowers and the other Group Members shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for cash in an amount not less than 95% of the face amount thereof), (j) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law and (k) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

SECTION 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein and without giving effect to (i) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Borrowers and the other Group Members in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.09, for purposes of determining compliance with any test contained in this Agreement, the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Interest Coverage Ratio, the Payment Conditions, Availability, Specified Availability and any other financial ratio or test that are calculated with respect to any Test Period during which a Specified Transaction occurs shall be calculated on a Pro Forma Basis, irrespective of whether the applicable provision of this Agreement expressly requires such calculation on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any of their Restricted Subsidiaries or any Joint Venture since the beginning of such Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating compliance with Section 6.10 as at the end of any fiscal period, if applicable, in each case, the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account).

(c) Where reference is made to “Holdings and the Group Members on a ‘consolidated basis’” or similar language, such consolidation shall not include any Unrestricted Subsidiaries of Holdings.

(d) In the event that there is any change in U.S. GAAP or IFRS (as applicable) or in the application thereof or any adoption or modification of accounting policies (including (x) if the Lead Borrower elects or is required to change the accounting method in which it will prepare its financial statements and (y) the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) that results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Lead Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Consolidated Fixed Charge Coverage Ratio, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, Interest Coverage Ratio, the Secured Net Leverage Ratio and any other financial ratio or test) so as to reflect equitably the Accounting Changes (without the payment of any amendment or similar fee to the Lenders), with the desired result that the criteria for evaluating Holdings’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Lead Borrower and the Administrative Agent, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with the previous accounting method (as determined in good faith by a Responsible Officer of the Lead Borrower (it being agreed that, if relevant, the reconciliation between

U.S. GAAP and IFRS (as applicable) used in such determination shall be made available to Lenders)) as if such change had not occurred. For the avoidance of doubt, solely making an election pursuant to this clause (d) for a change from U.S. GAAP to IFRS (or IFRS to U.S. GAAP) (without any other action) will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any Restricted Payment or Investment, the incurrence of any Indebtedness or Liens, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary made prior to the date of such election conditioned on Holdings and the Restricted Subsidiaries having been able to satisfy any Total Net Leverage Ratio, First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio or any other financial ratio or test or action that was previously valid under this Agreement on the date made, incurred or taken and prior to such election, as the case may be.

(e) Notwithstanding anything to the contrary contained in paragraph (a) or (d) above or in the definition of “Capitalized Lease,” unless the Lead Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions (including the definition of Indebtedness), calculations and deliverables under this Agreement or any other Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as capital lease obligations or otherwise accounted for as liabilities in financial statements.

SECTION 1.05 Effectuation of Transactions. All references herein to Holdings, the Borrowers and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of each of Holdings, the Borrowers and each other Loan Party contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

SECTION 1.06 Currency Translation; Rates. On each Exchange Rate Determination Date, the Administrative Agent or applicable Issuing Bank shall (i) determine the Exchange Rate as of such Exchange Rate Determination Date and (ii) give notice thereof to (A) the Lead Borrower and (B) each Lender and/or Issuing Bank that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars, on the one hand, and Alternative Currencies or Approved Foreign Currencies, on the other hand.

(b) Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI, Article VII or Article VIII or any determination under any other provision of this Agreement subject to any Dollar limitation, threshold or basket, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward) at the applicable time determined in accordance with Section 1.09(a); provided, however, that for purposes of determining compliance with Article VI with respect to any amount in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Disposition, Restricted Payment or Restricted Debt Payment made or such transaction with an Affiliate is entered into; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or

Investment may be incurred or Disposition, Restricted Payment or Restricted Debt Payment made or such transaction with an Affiliate may be entered into at any time under such Sections. For purposes of any determination of Consolidated Total Debt or Consolidated Total Net Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b) adjusted to reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent. Notwithstanding anything to the contrary herein, to the extent that the Lead Borrower would not be in compliance with Section 6.10 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the preceding basis, but would be in compliance with Section 6.10 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (adjusted to reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent), then, solely for purposes of compliance with Section 6.10, the Fixed Charge Coverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Lead Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(c) For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness, Disqualified Equity Interest or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01.

SECTION 1.07 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.08 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Commitment Increases, Incremental Facilities, extended Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

SECTION 1.09 Certain Calculations and Tests.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, for purposes of (i) determining compliance with any provision in this Agreement or any Loan Document that requires the calculation of any financial ratio or test (including, without limitation, Section 6.10, the satisfaction of the Payment Conditions with respect to any action, any Consolidated Fixed Charge Coverage Ratio test, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Interest Coverage Ratio test, Availability and Specified Availability (in the case of Availability and/or Specified Availability solely in connection with making any determination as to whether an action can be permitted under Article VI of this Agreement and not in connection with, directly or indirectly, any Credit Extension under this Agreement) and/or any other financial ratio or test), (ii) determining compliance with representations and warranties or the requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) testing any cap measured as a percentage of Consolidated EBITDA or any other financial metric or by reference to the Available Equity Amount, or any other availability of a “basket” or exception set forth in this Agreement (but in any event not in connection with (x) determining whether the conditions precedent to a Credit Extension under Section 4.01 have been satisfied, (y) except in connection with a “last-out” Incremental Facility the proceeds of which are to be used to consummate a Limited Condition Transaction, whether, as a condition precedent to any Credit Extension after the Closing Date, the Availability Conditions under Section 4.02(d) have been satisfied or (z) determining any calculation of the Aggregate Borrowing Base, the US Borrowing Base, the German Borrowing Base or the Mexican Borrowing Base), in each case, in connection with a Limited Condition Transaction, the date of determination, at the election of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), will be deemed to be (1) in the case of any acquisition or other Investment, Disposition, incurrence of Indebtedness or any transaction related to the foregoing, in each case not prohibited hereunder, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive acquisition agreements or other binding contracts or agreements, or the establishment of a commitment, as applicable, with respect to such acquisition, Investment, Disposition, Indebtedness or related transaction (or, solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the City Code in respect of such target company made in compliance with the City Code or similar laws or practices in other jurisdictions (a “Public Offer”)) or (y) the consummation of such acquisition, Investment, Disposition, incurrence of Indebtedness or related transaction, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment (the applicable date pursuant to clause (1), (2) or (3) above, as applicable, the “LCT Test Date”), and if, after such ratios and other provisions are measured on a Pro Forma Basis (disregarding for the purposes of such pro forma calculation any Borrowing or any other revolving facility) after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) and, at the election of the Lead Borrower, any other acquisition or similar Investment, Restricted Payment, Restricted Debt Payment or Disposition that has not been consummated but with respect to which the Lead Borrower has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.09(a), as if they had occurred at the beginning of the most recently completed Test Period ending prior to the LCT Test Date, the Lead Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios, representation, warranty, absence of Default or Event of Default or “basket”, such ratio, representation, warranty, absence of Default or Event of Default or “basket” shall be deemed to have been complied with. For the avoidance of doubt, if the Lead Borrower has made an LCT Election and (x) any of the ratios or “baskets” for which compliance was determined or tested as of the LCT Test Date are exceeded (or, with respect to the Consolidated Fixed Charge Coverage Ratio or the Interest Coverage Ratio, not reached) as a result of fluctuations in any such ratio or “basket” (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such “baskets” or ratios and other provisions will be deemed not to have been exceeded (or, with respect to the Consolidated Fixed Charge Coverage Ratio or the Interest Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder (provided, for the avoidance of doubt, that any Borrower or any other Group Member may rely upon any improvement in any such ratio or “basket” availability) and (y) in connection with any subsequent calculation of any ratio or “basket” availability on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement or Public Offer for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or “basket” availability shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof (but without netting the cash proceeds thereof)) had been consummated. The provisions of this Section 1.09(a) shall, for the avoidance of doubt, apply in respect of the incurrence of any Incremental Facility. For the avoidance of doubt, the making of an LCT Election shall not require notice to the Administrative Agent or any other Person. For the further avoidance of doubt, in the absence of an LCT Election, unless specifically stated in this Agreement to be otherwise, all determinations of (x) compliance with any financial ratio or test (including, without limitation, Section 6.10, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Consolidated Fixed Charge Coverage Ratio test, any Interest Coverage Ratio test, and/or any other financial ratio or test) and/or any cap expressed as a percentage of Consolidated EBITDA or any other financial metric, (y) the accuracy of any representation and warranties, or any requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default) or (z) any availability test under any “baskets” shall, in each case, be made as of the applicable date of the consummation of the Specified Transaction or the time the applicable action is taken, change is made, transaction is consummated or event occurs, as the case may be, and no Default or Event of Default shall occur solely as a result of a change in any such financial ratio or test, cap, financial metric, or “basket” availability occurring after such time.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including by reference to a provision of the First Lien Facilities) that does not require compliance with a financial ratio or test (including, without limitation, Section 6.10, any Payment Conditions test, any Consolidated Fixed Charge Coverage Ratio test, any First Lien Net Leverage Ratio test, any Total Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently (or as part of a series of related transactions) with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.10, any Payment Conditions test, any Consolidated Fixed Charge Coverage Ratio test, any First Lien Net Leverage Ratio test, any Total Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (i) the Fixed Amounts (and any cash proceeds thereof and any concurrent borrowing under a revolving facility, including a Borrowing consisting of Loans or any other revolving facility) shall be disregarded, and the incurrence of the Incurrence-Based Amount shall be calculated, first without giving effect to any Fixed Amount, but giving full pro forma effect to the use of proceeds of such Fixed Amount and (ii) the incurrence of the Fixed Amount shall be calculated thereafter.

(c) Notwithstanding anything to the contrary herein, for purposes of the covenants described in Article VI, if any transaction or action would be permitted pursuant to one or more provisions described therein, the Lead Borrower may divide and classify such transaction or action within any covenant in any manner that complies with the covenants set forth therein, and may later divide and reclassify any such transaction or action so long as the transaction or action (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification; provided that if any financial ratio or test governing any applicable Incurrence-Based Amount would be satisfied in any subsequent period following the utilization of any Fixed Amount, such reclassification shall be deemed to have automatically occurred if not elected by the Lead Borrower.

SECTION 1.10 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

SECTION 1.11 Additional Currencies.

(a) The Borrowers may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than Dollars or Approved Foreign Currencies; provided that such currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to (i) the making of Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders and (ii) the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request pursuant to clause (a) above shall be made to the Administrative Agent not later than 11:00 a.m., New York City time, fifteen Business Days prior to the date of the desired Borrowing or issuance of Letters of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to (i) Loans, the Administrative Agent shall promptly notify each Lender thereof and (ii) Letters of Credit, the Administrative Agent shall promptly notify each applicable Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 5:00 p.m., New York City time, one Business Day after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by any Lender or Issuing Bank, as the case may be, to respond to such request pursuant to clause (a) above within the time period specified in the preceding sentence of clause (b) above shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Loans to be made or Letters of Credit to be issued, as applicable, in such requested currency. If (i) the Administrative Agent and all of the Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify the Lead Borrower in writing and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder solely for purposes of any Borrowings of Loans and (ii) the Administrative Agent and each applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Lead Borrower in writing and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder solely for purposes of any Letter of Credit issuances by such Issuing Bank. In either case, the Lead Borrower and (x) the Administrative Agent and the Lenders (in the case of a request pertaining to Loans) or (y) the Administrative Agent and each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall be permitted, but not required, to amend this Agreement and the other Loan Documents as necessary to accommodate such Loans or Letters of Credit. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Lead Borrower in writing.

SECTION 1.12 Certain Letter of Credit Determinations.

(a) For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

(b) Unless otherwise specified herein, the amount (or “face” amount) of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall, except for purposes of Section 2.12(b), be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.13 Release from Restrictions. Any party hereto authorizing any other Person or granting to any other Person a power of attorney releases such other Person from any restrictions of multiple representation or self-dealing under any applicable Requirements of Law, including but not limited to restrictions pursuant to §181 of the German Civil Code (Bürgerliches Gesetzbuch).

SECTION 1.14 Guarantees and Collateral. Notwithstanding any provision of any Loan Document to the contrary, for purposes of any determination relating to the Fixed Asset Priority Collateral as to which the Administrative Agent is granted discretion hereunder or under any other Loan Document, the Administrative Agent shall be deemed to have agreed and accepted any determination in respect thereof by the “Administrative Agent” or the “Collateral Agent” with respect to the First Lien Facilities, or any similar agent or trustee with respect to the First Lien Facilities (including in respect of any substitutions, replacements, extensions, renewals, restatements, or refinancings of the First Lien Facilities), as applicable.

SECTION 1.15 Additional Borrowers. The Lead Borrower may cause any Group Member constituting a wholly-owned subsidiary formed under the laws of the United States, any state thereof or the District of Columbia, the laws of Canada or any province or territory thereof or the laws of the Federal Republic of Germany to become a US Borrower or German Borrower, as applicable, after the Closing Date by written election to the Administrative Agent to become a Borrower hereunder; provided that such Group Member shall (i) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of a US Borrower or German Borrower, as applicable, hereunder, (ii) to the extent not previously satisfied with respect to it, take (or cause to be taken) all actions (if any) required to be taken with respect to such Group Member in order to satisfy the Collateral and Guarantee Requirement with respect to such Group Member, the assets of such Group Member and with respect to any Equity Interest in or Indebtedness of such Group Member owned by or on behalf of any Loan Party, (iii) deliver to the Administrative Agent such legal opinions, board resolutions and secretary’s certificates as shall be reasonably requested by the Administrative Agent in connection therewith, in each case substantially in the form delivered on the Closing Date with respect to the Loan Parties party to this Agreement on the Closing Date, (iv) provide all documentation and other information required by United States regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act and the Canadian AML Act, that shall be reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the consummation of such joinder, (v) provide, if such Group Member qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (vi) without limiting any Pro Forma Borrowing Base Adjustment in connection with an Acquisition Transaction, not have any of its assets included in the US Borrowing Base or German Borrowing Base, as applicable, until its assets have been subject to a field examination and inventory appraisal in accordance with Section 5.08(b). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any additional Borrower pursuant to this Section 1.15 and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers in such jurisdiction, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection therewith.

SECTION 1.16 Quebec Matters.

(a) For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” , “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or the PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall include “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively.

(b) For the purposes of the grant of any security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Loan Party, the Collateral Agent is hereby irrevocably authorized and appointed by each of the Lenders hereto to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Secured Parties (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant security document and applicable laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Collateral Agent in its capacity as the Hypothecary Representative of any security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any Person who becomes a Secured Party shall be deemed to have consented to and ratified the foregoing appointment of the Collateral Agent as the Hypothecary Representative on behalf of all Secured Parties, including such Person and any Affiliate of such Person designated above as a Secured Party. For greater certainty, the Collateral Agent, acting as the Hypothecary

Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Collateral Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Collateral Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Collateral Agent, such successor Collateral Agent shall also act as the Hypothecary Representative, as contemplated above.

SECTION 1.17 ~~Interest~~ Rates~~; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the US LIBOR Screen Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(b) of this Agreement, such Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Lead Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “US LIBOR Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, the US LIBOR Screen Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability (excluding, in each case, in the event of bad faith, gross negligence or willful misconduct on the part of the Administrative Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment)). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto, except as expressly provided herein.~~

(c) . The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Adjusted Term SOFR Rate, the Term SOFR Rate, the Eurocurrency Rate, the Daily Simple SOFR Rate, the Adjusted Daily Simple SOFR Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Adjusted Term SOFR Rate, the Eurocurrency Rate, the Daily Simple SOFR Rate, the Adjusted Daily Simple SOFR Rate or such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.18 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to a Benchmark, the Administrative Agent and the Lead Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement; provided, however, that in the case of a Benchmark Transition Event with respect to Adjusted Term SOFR, replacement with a Benchmark Replacement in accordance with clause (a) of the definition thereof shall become effective automatically and without the need for further action or consent of any Person. Any amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 1.18(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Lead Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.18(d) and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.18.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period that are of the affected Type and, failing that, the affected Loans may be treated, at the Lead Borrower’s election, in the manner set forth in Section 2.14. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternative Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, if applicable, will not be used in any determination of Alternate Base Rate.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein (including the satisfaction of the Availability Condition), each ~~Initial~~ Lender with ~~an Initial~~a 2023 Replacement Facility Commitment severally agrees to make ~~Initial~~2023 Replacement Facility Loans to any Borrower denominated in Dollars, an Approved Loan Foreign Currency or an Alternative Currency from time to time during the Availability Period in an aggregate principal amount which will not result in (i) in the case of ~~Initial~~2023 Replacement Facility Loans to any US Borrower, such ~~Initial~~ Lender’s Aggregate Exposure exceeding its ~~Initial~~2023 Replacement Facility Commitment and (ii) in the case of ~~Initial~~2023 Replacement Facility Loans to any German Borrower, such ~~Initial~~ Lender’s German Exposure exceeding the lesser of (a) such ~~Initial~~ Lender’s ~~Initial~~2023 Replacement Facility Commitment and (b) such ~~Initial~~ Lender’s pro rata share of the German Sublimit. The Borrowers may borrow, prepay and reborrow such Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with Section 2.05. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to any reallocation as a result of the existence of a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.05 (which shall apply to Swingline Loans) and Section 2.14, (i) each Borrowing of Loans denominated in Dollars shall initially be comprised entirely of ABR Loans or ~~Eurocurrency~~Term SOFR Loans as the applicable Borrower may request in accordance herewith and (ii) each Borrowing ~~of Loans~~ denominated in an Approved Foreign Currency or an Alternative Currency shall be comprised entirely of Eurocurrency Loans. For the avoidance of doubt, as of the Second Amendment Effective Date, Loans may not bear interest at a rate determined by reference to the Adjusted Daily Simple

SOFR Rate unless either a Benchmark Transition Event and its related Benchmark Replacement Date and the determination of the Adjusted Daily Simple SOFR Rate as the Benchmark Replacement for the Adjusted Term SOFR Rate has occurred, or the Adjusted Term SOFR Rate is for any reason unavailable, temporarily or otherwise (in which case, notwithstanding anything to the contrary in this Agreement, the Borrowers shall be entitled to request and convert Daily Simple SOFR Loans). Each Lender (including any Swingline Lender) at its option may make any Loan (including any Swingline Loan) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (1) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement, (2) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the applicable Borrower to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (3) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any ~~Eurocurrency~~Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount (as applicable) that is an integral multiple of $500,000 or €400,000 and integral multiples of $100,000 or €100,000 in excess thereof (unless the Lead Borrower and the Administrative Agent otherwise agree); provided that, in each case, a ~~Eurocurrency~~Term Benchmark Borrowing that results from a continuation of an outstanding ~~Eurocurrency~~Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000 (unless such Borrowing is in an amount equal to the remaining applicable Commitment or, in the case of any ABR Borrowing to be made on the Closing Date, otherwise consistent with the applicable Borrowing Request); provided that an ABR Borrowing that results from the refinancing of any LC Disbursement may be in an aggregate amount that is equal to such LC Disbursement. Borrowings of more than one Type, Class and currency may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) (or such greater number as the Administrative Agent may agree from time to time) ~~Eurocurrency~~Term Benchmark Borrowings outstanding.

SECTION 2.03 Requests for Borrowings. To request a Borrowing of Loans, other than Swingline Loans (which shall be made in accordance with Section 2.05), the Lead Borrower shall notify the Administrative Agent of such request by delivery (by hand delivery, facsimile or other electronic transmission) of a written Borrowing Request (or telephonic notice promptly confirmed thereafter by delivery of a written Borrowing Request) signed by the Lead Borrower to the Administrative Agent (a) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or one Business Day before the date of the proposed Borrowing, in the case of any ~~Eurocurrency~~Term Benchmark Borrowing to be made on the Closing Date ~~(~~or ~~two Business Days before the date of the proposed Borrowing, in the case of any Borrowing denominated in Euros or Eurocurrency Borrowing denominated in Dollars)) or~~the Second Amendment Effective Date), (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing or (c) in the case of a Daily Simple SOFR Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of the proposed Borrowing (or, in the case of (a) ~~and~~, (b) or (c), such later time as the Administrative Agent may agree in its sole discretion). Each such Borrowing Request shall be irrevocable upon delivery (provided that any Borrowing

Request (x) in connection with a Borrowing to be made on the Closing Date may be conditioned on the closing of the Acquisition ~~and~~, (y) to be made in connection with any acquisition, Investment or repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, Investment or repayment, redemption or refinancing of such Indebtedness and (z) in respect of any Refinancing Amendment may be delivered in accordance with the terms thereof) and shall specify the following information (other than, in the case of clause (viii) below, the Borrowing Request pertaining to Borrowings on the Closing Date):

(i) the Class of such Borrowing (including whether such Loan is a German Loan or a US Loan);

(ii) the aggregate amount of such Borrowing and the identity of the applicable Borrower;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing ~~or a Eurocurrency~~, Daily Simple SOFR Borrowing or a Term Benchmark Borrowing;

(v) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(vi) the currency of such Borrowing;

(vii) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(viii) that, as of the date of such Borrowing, the conditions set forth in Section 4.02(a), Section 4.02(b) and Section 4.02(d) are satisfied to the extent applicable to such Borrowing (giving effect to Section 1.09 and the other provisions of this Agreement).

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be a Term SOFR or a Eurocurrency Rate Borrowing, as applicable, with an Interest Period of one month’s duration. If no currency is specified as to any Borrowing, then the requested Borrowing shall be made in Dollars. If no Interest Period is specified with respect to any requested ~~Eurocurrency~~Term Benchmark Borrowing, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreement of the Borrowers and the Lenders set forth in this Section 2.04 and elsewhere in this Agreement and the other Loan Documents, to issue Letters of Credit denominated in Dollars, Approved Letter of Credit Foreign Currencies or such Alternative Currencies to which the relevant Issuing Bank may agree in accordance with Section 1.11 for the account of any Borrower (or for the account of any Group Member so long a Borrower and such Group Member are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the applicable Borrower shall notify the Administrative Agent of such request by delivery (by hand delivery, facsimile or other electronic transmission) of a written Letter of Credit Request (or telephonic notice promptly confirmed thereafter by delivery of a written Letter of Credit Request) to the applicable Issuing Bank and the Administrative Agent at least three Business Days before the requested date of issuance, amendment or extension (or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree), (i) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended and (ii) specifying (1) the date of issuance, amendment or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.04), (3) the amount and currency of such Letter of Credit, (4) the name and address of the beneficiary thereof and (5) such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the available amount thereof) or extended only if (and upon issuance, amendment (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the available amount thereof) or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the available amount thereof) or extension, (A) the Availability Conditions are satisfied, (B) [reserved], (C) the aggregate LC Exposure shall not exceed the LC Sublimit and (D) the aggregate Dollar Equivalent of the face amount of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Specified LC Sublimit (unless otherwise agreed by such Issuing Bank). No Issuing Bank shall be under any obligation to issue any Letter of Credit if (1) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular, (2) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrowers or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure, (3) subject to Section 2.04(i), below, if such Letter of Credit is not a standby letter of credit, unless such Issuing Bank has consented to the issuance thereof by it or (4) the issuance of such Letter of Credit would violate the policies of such Issuing Bank applicable to letters of credit in general.

(c) Notice. Each Issuing Bank agrees that in the event of any issuance, amendment (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the available amount thereof) or extension of a Letter of Credit, it shall provide to the Administrative Agent written notice thereof as required under clause (m) of this Section 2.04.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date specified therein; provided that no Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit if the expiration date of such Letter of Credit extends beyond the date that is five

Business Days prior to any Latest Maturity Date applicable to the Commitments of any Class unless (i) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after any earlier arising Latest Maturity Date does not exceed the aggregate amount of the Commitments then in effect that are scheduled to remain in effect until any applicable later arising Latest Maturity Date, (ii) all Lenders and such Issuing Bank have consented to such later maturity or (iii) the Lead Borrower shall have caused such Letter of Credit to be (x) backstopped by a “back to back” letter of credit reasonably satisfactory to such Issuing Bank or (y) Cash Collateralized in accordance with Section 2.04(j), in each case, on or before the latest arising applicable Latest Maturity Date. No Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit if the expiration date of such Letter of Credit extends beyond one year after the date of such issuance, amendment, extension or renewal unless such Issuing Bank otherwise agrees; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one or two years in duration (pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the available amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the or on behalf of the applicable Borrower on the date due as provided in clause (f) of this Section 2.04 in the currency of such LC Disbursement, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason; provided that if such LC Disbursement is denominated in an Approved Letter of Credit Foreign Currency or an Alternative Currency (other than Euros), each Lender’s Applicable Percentage of such LC Disbursement shall be paid in Dollars in the amount of the Dollar Equivalent thereof. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default, any reduction or termination of the Commitments or the occurrence of the Termination Date, and that each such payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency thereof not later than 4:00 p.m., New York City time one Business Day after the Lead Borrower receives written notice of such LC Disbursement, if such notice is received by the Lead Borrower on or before 12:00 noon, New York City time or two Business Days after the Lead Borrower receives written notice of such LC Disbursement, if such written notice is received by the Lead Borrower after 12:00 noon, New York City time; provided that the applicable Borrower may, subject to the conditions set forth in Section 4.02, request that such payment be financed with a Loan (including a Swingline Loan) in Dollars (or in Euros, as applicable, for Euro-denominated Letters of Credit) in an amount equal to the Dollar Equivalent (unless in Euros and to be reimbursed as such) of such payment and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Lead Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the applicable currency and in the same manner as provided in Section 2.06 with respect to

Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this clause (f)), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders; provided that if such LC Disbursement is denominated in an Approved Letter of Credit Foreign Currency or an Alternative Currency (other than Euros), such payment shall be made in Dollars in the Dollar Equivalent thereof). Promptly following receipt by the Administrative Agent of any payment from or on behalf of the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this clause (f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of an ABR Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in clause (f) of this Section 2.04 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct (but not consequential) damages suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final, nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.

(h) Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by the terms and conditions of such Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, each Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement in accordance with clause (f) of this Section 2.04.

(i) Commercial Letters of Credit; Bankers’ Acceptances; Bank Guarantees. No Issuing Bank (or any Affiliate or branch thereof) shall be required to issue any Letter of Credit other than a standby letter of credit, without such Issuing Bank’s consent; provided that in the event that any Issuing Bank does not consent to issue bank guarantees, bankers’ acceptances and/or trade letters of credit, such Issuing Bank will, at the Lead Borrower’s request and expense and subject to the other limitations set forth in this Section 2.04, use commercially reasonable efforts to enter into backstop arrangements with one or more other banks reasonably satisfactory to the Lead Borrower whereby such non-consenting Issuing Bank shall issue a standby Letter of Credit, on the terms and conditions set forth herein, to backstop the applicable bank guarantee, bankers’ acceptance and/or trade letter of credit (as applicable) issued by such other bank or banks, as applicable.

(j) Cash Collateralization. Effective immediately, without demand or other notice of any kind, if any Specified Event of Default shall occur and be continuing and the Loans have been declared due and payable in accordance with the terms hereof, then on the Business Day on which the Lead Borrower receives notice from the Administrative Agent, the applicable Issuing Bank or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the applicable Borrowers shall deposit in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and applicable Issuing Banks, Cash Collateral with respect to the LC Exposure, as of such date plus any accrued and unpaid interest thereon. The applicable Borrowers also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrowers. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or the applicable Issuing Bank, the applicable Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Lenders and the Issuing Banks) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary contained in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed by the applicable Borrowers when such reimbursement by the applicable Borrowers is required hereunder and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, such balance shall be applied to satisfy other obligations of the applicable Borrowers under this Agreement. If any Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (together with all interest or other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If any Borrower is required to provide an amount of Cash Collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Specified Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Lead Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower, executed by the Lead Borrower, the Administrative Agent and such designated US Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Termination of an Issuing Bank. The Lead Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank (or telephonic notice promptly confirmed thereafter by delivery of a written notice), with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof. At the time any such termination shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.04, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancellations and all disbursements and reimbursements, (ii) within three Business Days following the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the currency and available amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Technical Amendments. The Lead Borrower, any additional Issuing Bank and the Administrative Agent may, without the consent of any other Lenders or Issuing Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effect the provisions of clause (k) and (l) above with respect to the designation or termination of an Issuing Bank.

SECTION 2.05 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein (including Section 2.22), each Swingline Lender agrees, in reliance upon the agreement of the applicable Borrowers and the applicable Lenders set forth in this Section 2.05 and elsewhere in this Agreement and the other Loan Documents, to make (i) US Swingline Loans in Dollars to any US Borrower and (ii) German Swingline Loans in Dollars or Euros (as the applicable German Borrower may request) to any German Borrower, in each case from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (1) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment and (2) the failure of the Availability Conditions to be satisfied; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrowers may borrow, prepay and reborrow Swingline Loans. Each US Swingline Loan shall be an ABR Loan and each German Swingline Loan shall bear interest at a rate determined by reference to (1) in the case of a German Swingline Loan denominated in Dollars, the ~~US LIBOR Screen~~Adjusted Term SOFR Rate ~~for Dollar deposits~~ or (2) in the case of a German Swingline Loan denominated in Euro, the EURIBOR Screen Rate for Euro deposits, in each case with a term of 1 ~~week~~month determined ~~as of approximately 11:00 a.m. (London time) on the applicable~~on the Periodic Term SOFR Determination Day or the Interest Rate Determination Date, as applicable (but if more than one applicable rate is specified on such page, the rate will be an arithmetic average of all such rates). All German Borrowers shall be jointly and severally liable for all German Swingline Loans, regardless of which German Borrower receives the proceeds thereof. All US Borrowers shall be jointly and severally liable for all Swingline Loans, regardless of which Borrower receives the proceeds thereof.

(b) Swingline Loans. To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender of such request by delivery (by hand delivery, facsimile or other electronic transmission) of a written Borrowing Request (or telephonic notice promptly confirmed thereafter by delivery of a written Borrowing Request), not later than (i) in the case of a US Swingline Loan, 2:00 p.m., New York City time, on the day of the proposed US Swingline Loan and (ii) in the case of a German Swingline Loan, 1.00 p.m. Berlin time, on the day of the proposed German Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender (or such other deposit account that has been agreed by the Swingline Lender and the applicable Borrower) (or, in the case of a Swingline Loan made to finance the reimbursement of a LC Disbursement as provided in Section 2.04(f), by remittance to the applicable Issuing Bank) by (1) 4:00 p.m., New York City time, on the requested date of any US Swingline Loan and (2) 4:00 p.m. Berlin time, on the requested date of any German Swingline Loan. Swingline Loans shall be made in minimum amounts of $500,000 or €400,000.

(c) Prepayment. The applicable Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, by delivery (by hand delivery, facsimile or other electronic transmission) of such intent to repay (or telephonic notice promptly confirmed thereafter by delivery of a written notice), by the Lead Borrower to the Swingline Lender and to the Administrative Agent before (i) in the case of a US Swingline Loan, 4:00 p.m., New York City time and (ii) in the case of a German Swingline Loan, 4.00 p.m., Berlin time, in each case, on the date of repayment. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than (i) in the case of a US Swingline Loan, 2:00 p.m., New York City time and (ii) in the case of a German Swingline Loan, 1.00 p.m., Berlin time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this clause (d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default, Event of Default or reduction or termination of the Commitments or the occurrence of the Termination Date, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this clause (d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this clause (d)) (or three Business Days after receipt of notice by the Administrative Agent, in the case of any Swingline Loan denominated in Euros), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline

Loan acquired pursuant to this clause (d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by such Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this clause (d) and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this clause (d) shall not relieve any applicable Borrower of any default in the payment thereof.

(e) Designation of Additional Swingline Lenders. The Lead Borrower may, at any time and from time to time, designate as an additional Swingline Lender one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as a Swingline Lender hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower, executed by the Lead Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Lender in its capacity as a Swingline Lender hereunder and references to “Swingline Loans” and the “Swingline Commitment” shall be construed as references to the Swingline Loans and Swingline Commitment of the applicable Swingline Lender or all Swingline Lenders as the context may require.

(f) Termination of a Swingline Lender. The Lead Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender (or telephonic notice promptly confirmed thereafter by delivery of a written notice), with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Loans made by such Swingline Lender shall have been paid in full.

(g) Technical Amendments. The Lead Borrower, any additional Swingline Lender and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effect the provisions of clause (e) and (f) above.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower on the same Business Day by promptly crediting the amounts so received, in like funds, to an account or accounts of the applicable Borrower (or the applicable Borrower’s designee) designated by the applicable Borrower in the applicable Borrowing Request or as otherwise directed by the applicable Borrower; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.04(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Lead Borrower and the applicable Borrowers agree, to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the applicable Borrower (without duplication) interest on such corresponding amount, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to the applicable Borrower any amount (including interest) paid by or on behalf of such Borrower to the Administrative Agent pursuant to this clause (b). Any payment by any Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to any reallocation of commitments as a result of the existence of a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Lead Borrower may elect to convert any such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07(a) shall not apply to Swingline Loans, which may not be converted or continued. German Loans shall not be converted to US Loans or vice versa.

(b) To make an election pursuant to this Section 2.07, the Lead Borrower shall notify the Administrative Agent of such election by delivery (by hand delivery, facsimile or other electronic transmission) to the Administrative Agent of a written Interest Election Request (or telephonic notice promptly confirmed thereafter by delivery of a written Interest Election Request) signed by the Lead Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Lead Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable upon delivery.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing ~~or a Eurocurrency~~, Daily Simple SOFR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is to be a ~~Eurocurrency~~Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a ~~Eurocurrency~~Term Benchmark Borrowing but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Lead Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurocurrency~~Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to, or continued as, as applicable, a ~~Eurocurrency~~Term Benchmark Borrowing of the same Type with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, so long as an Event of Default is continuing, no outstanding Loan denominated in Dollars may be continued as or converted to a ~~Eurocurrency~~Term Benchmark Loan.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the ~~Initial~~2023 Replacement Facility Commitments shall terminate on the ~~Initial~~2023 Replacement Facility Maturity Date.

(b) The Lead Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in a principal amount (as applicable) that is an integral multiple of $1,000,000 or €800,000 and not less than a principal amount of $1,000,000 or €800,000 (or in any other amount that the Administrative Agent agrees in its discretion), (ii) the Lead Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Aggregate Exposures would exceed the Aggregate Commitments and (iii) if, after giving effect to any reduction of

Commitments, the LC Sublimit exceeds the amount of aggregate Commitments, then the LC Sublimit shall be automatically reduced by the amount of such excess.

(c) The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) of this Section 2.08 (as selected by the Lead Borrower) at least one Business Day prior to the effective date thereof, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of any Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other identifiable event or condition, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination or reduction) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan of such Lender owing by such Borrower and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan owing by such Borrower, in each case, on the Maturity Date (or, in the case of any Swingline Loan, on the earlier of (x) the date that is ten Business Days after such Swingline Loan is made (in the case of a US Swingline Loan) or the date that is 7 days after such Swingline Loan is made (in the case of a German Swingline Loan) and (y) the Maturity Date).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to clauses (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to clause (c) of this Section 2.09 shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note, substantially in the form of Exhibit H, payable to such Lender or its registered assigns and in a form provided by the Administrative Agent and approved by the Lead Borrower.

SECTION 2.10 Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make ABR Loans ~~or Eurocurrency~~, Daily Simple SOFR Loans or Term Benchmark Loans (with an Interest Period of one month’s duration) to the Borrowers (each such Loan, to the extent in respect of US Collateral (which shall, for purposes of this Section 2.10, include Mexican Collateral), a “US Protective Advance”, to the extent in respect of German Collateral, a “German Protective Advance” and, collectively, “Protective Advances”), (a) (i) for all Protective Advances, in an aggregate amount, together with the aggregate amount of all Permitted Overadvances, not to exceed 10% of the Aggregate Borrowing Base, (ii) for US Protective Advances, in an aggregate amount not to exceed 10% of the US Borrowing Base and (iii) for German Protective Advances, in an aggregate amount not to exceed 10% of the German Line Cap, in each case, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the US Collateral or German Collateral, as applicable, or to enhance the collectability or repayment of the applicable Obligations or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses (so long as due and payable and not in dispute by the Lead Borrower (acting in good faith)); provided that, in no event shall Protective Advances or such other payments be permitted to the extent such Protective Advance or such other payment would cause the total Aggregate Exposure to exceed the Aggregate Commitments. Each Lender shall participate in each Protective Advance in accordance with its Applicable Percentage. The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (1) protect, insure, maintain or realize upon any US Collateral or German Collateral as applicable or (2) defend or maintain the validity or priority of the Administrative Agent’s Liens in any US Collateral or German Collateral, as applicable, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower prior to paying any such amount or taking any such action and shall not make payment of any item that is being contested in good faith by any Borrower or any other Group Member.

SECTION 2.11 Prepayment of Loans.

(a) The applicable Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty.

(b) In the event that (i) the total Aggregate Exposure at any time exceeds the lesser of the Aggregate Commitments and the Aggregate Borrowing base at such time or (ii) the US Exposure at any time exceeds the US Borrowing Base (including, for the avoidance of doubt, any decrease to the US Borrowing Base as a result of a Specified Tax Event) or (iii) the German Exposure at any time exceeds the German Sublimit (an event described in clause (i), (ii), or (iii) an “Overadvance”), the Borrowers shall, immediately after demand by the Administrative Agent (or, if such Overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, any other act taken by the Administrative Agent or the Collateral Agent in the exercise of Permitted Discretion or the occurrence of an Exchange Rate Determination Date or a Reset Date, within two Business Days following demand, it being understood that such demand may be given concurrently with any notice given under the definition of Permitted Discretion), apply an amount sufficient to eliminate such Overadvance to prepay the Aggregate Exposure, the US Exposure or the German Exposure, as applicable, in the following order: first, to repay or prepay Swingline Loans, second, to repay or prepay Loans other than Swingline Loans, and third, to Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.04(j) (it being understood that any Overadvance pursuant to clause (ii) of the definition thereof shall be applied to US Exposure in respect of the foregoing). Notwithstanding the foregoing, the Administrative Agent may forbear from requiring the applicable Borrowers to cure an Overadvance resulting from the total

Aggregate Exposure exceeding the Aggregate Borrowing Base (but not the Aggregate Commitments) or the US Exposure exceeding the US Borrowing Base (but not the Aggregate Commitments) or the German Exposure exceeding the German Sublimit, as applicable, (a “Permitted Overadvance”), and may require the Lenders to honor requests for Loans notwithstanding a resulting Overadvance (a “Permitted Overadvance Loan”), (A) when no Event of Default is known to the Administrative Agent, as long as (1) the applicable Overadvance does not continue for more than 30 consecutive days and (2) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Aggregate Borrowing Base (or, with respect to any such Loan made to a US Borrower, 10% of the US Borrowing Base) and (B) in the case of a Permitted Overadvance, regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days. In no event shall Permitted Overadvance Loans be required that would cause the total Aggregate Exposure to exceed the Aggregate Commitments. The existence of any Permitted Overadvance, and the making of any Permitted Overadvance Loan, shall not create nor constitute a Default or Event of Default. In no event shall any Borrower be permitted to require any Loan that would result in an Overadvance to be made.

(c) Prior to any optional prepayment of Borrowings hereunder, the Lead Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in a written notice of such prepayment to the Administrative Agent (or telephonic notice promptly confirmed thereafter by delivery of a written notice) delivered in accordance with clause (d) below (the “Notice of Prepayment”). In the absence of a designation by the Lead Borrower as described in the preceding provisions of this clause (c) of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16.

(d) The Lead Borrower shall notify the Administrative Agent of any optional prepayment pursuant to Section 2.11(a) by delivering a Notice of Prepayment to the Administrative Agent (i) in the case of prepayment of a ~~Eurocurrency~~Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment ~~and~~, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Daily Simple SOFR Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment (or in each case, such shorter period as agreed between the Lead Borrower and the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked or its effectiveness deferred by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. At the Lead Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

SECTION 2.12 Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent in Dollars for the account of each Lender commitment fees for the period from and including the Closing Date to and excluding the Maturity Date equal to (A) the average of the daily difference between (1) the Aggregate

Commitments and (2) the sum of (I) the aggregate principal Dollar Equivalent of all outstanding Loans (excluding any Swingline Loans) plus (II) the LC Usage times (B) the Applicable Commitment Fee. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments, as applicable, terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrowers agree to pay (i) to the Administrative Agent in Dollars for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to ~~Eurocurrency~~Term Benchmark Loans on the daily available balance of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to and excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Aggregate Exposure and (ii) to each Issuing Bank in Dollars a fronting fee, which shall accrue at 0.125% per annum on the average daily aggregate amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to and excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued up to, but not including the last Business Day of March, June, September and December of each year shall be payable on such last Business Day of each such month, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 2.12(b) shall be payable within 30 days after written demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Except as may otherwise be separately agreed between the Borrowers and the Person entitled thereto, fees paid hereunder shall not be refundable under any circumstances.

(e) Notwithstanding the foregoing, and subject to Section 2.22, the applicable Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12; provided that any participation fees that would otherwise be payable to a Defaulting Lender under Section 2.12(b) shall, to the extent the LC Exposure of such Defaulting Lender shall have been reallocated pursuant to Section 2.22(a)(iv), be paid to the non-Defaulting Lenders in respect of the amounts of such LC Exposure for which they shall be liable from time to time.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing, including US Swingline Loans, shall bear interest at the Alternate Base Rate plus the Applicable Rate. German Swingline Loans shall bear interest at the rate provided for in Section 2.05 plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Rate Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Daily Simple SOFR Borrowing shall bear interest at Adjusted Daily Simple SOFR plus the Applicable Rate.

(c) Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default pursuant to Section 7.01(a) or 7.01(b) hereof, if any principal of or interest on any Loan or any premium or fee payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of any overdue principal or interest of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to the Loans that are ABR Loans as provided in clause (a) of this Section 2.13; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender (it being understood that interest on such amounts shall accrue at the non-default rates otherwise applicable thereto).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of (i) a Swingline Loan or (ii) an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurocurrency~~Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which generally accepted market practice differs from the foregoing, in accordance with such generally accepted market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under any Loan Documents is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent to the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.

(g) Each of the Canadian Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to the Credit Facilities under this Agreement based on the methodology for calculating per annum rates provided for in this Agreement. The Administrative Agent agrees that if requested in writing by a Borrower it will calculate the nominal and effective per annum rate of interest on any Borrowing outstanding at the time of such request and provide such information to such Borrower promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrowers or any other Canadian Loan Party of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Administrative Agent or any Lender. Each Canadian Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan Documents, that the interest payable under the Loan Documents and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(h) Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(i) If any provision of this Agreement would oblige any Borrower or any other Canadian Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Requirements of Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law or so result in a receipt by that Lender of “interest” at a “criminal rate.”

SECTION 2.14 Alternate Rate of Interest.

~~(a)~~ If at least two Business Days prior to a Daily Simple SOFR Borrowing or the commencement of any Interest Period for a ~~Eurocurrency~~Term Benchmark Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining ~~the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable~~a Relevant Rate (including because a ~~Screen Rate~~rate is not available or published on a current basis) for the applicable currency and/or ~~such~~applicable Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that ~~the Adjusted Eurocurrency Rate or Eurocurrency Rate, as applicable,~~a Relevant Rate for the applicable currency and/or ~~such~~applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and/or ~~such~~applicable Interest Period, then the Administrative Agent shall give written notice thereof to the Lead Borrower and the Lenders by hand delivery, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, ~~(i) any Interest Election Request that requests the conversion of any Borrowing to,~~

~~or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (A) such Borrowing shall be converted to an ABR Borrowing and the utilization of the Eurocurrency Rate component in determining the Alternate Base Rate shall be suspended on the last day of the Interest Period applicable thereto (including with respect to applicable Loans not denominated in Dollars, until an acceptable alternative rate is established) and (B) if denominated in Euros, an~~any right of the Borrowers to continue Loans of the affected Type or to convert Loans to the affected Type, shall be suspended (to the extent of the affected Interest Periods) (each Borrowing affected by such circumstances, an “Affected Borrowing”). Upon receipt of such notice, (i) the Borrowers may revoke any pending request for an Affected Borrowing or, failing that, the Borrowers will be deemed to have converted any such request into a request for (A) in the case of Dollars, (x) in the case of Term SOFR Loans, Daily Simple SOFR Loans (or, if Daily Simple SOFR Borrowings are Affected Borrowings, ABR Loans) or (y) in the case of Daily Simple SOFR Loans, ABR Loans or (B) in the case of any Approved Foreign Currency or Alternative Currency, ~~the Lead Borrower, the Administrative Agent and the Majority in Interest of the applicable Class shall establish a mutually acceptable alternative rate and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, then (A) if denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and the utilization of the Eurocurrency Rate component in determining the Alternate Base Rate shall be suspended and (B) if denominated in an~~ then such request shall be ineffective and (ii) (A) any outstanding Affected Borrowings denominated in Dollars will be deemed to be converted in accordance with the preceding clause (i)(A) immediately and (B) any outstanding Affected Borrowings denominated in an Approved Foreign Currency or an Alternative Currency shall bear interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any outstanding affected Approved Foreign Currency or Alternative Currency Loans, at the Lead Borrower’s election, shall either (x) be converted to Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Approved Foreign Currency or Alternative Currency, ~~such Borrowing shall bear interest by reference to an acceptable alternative rate mutually established by the Lead Borrower, the Administrative Agent and the Lenders (or, if no such alternative rate can be established, such Borrowing Request shall be deemed ineffective); provided, however, (x) that, in each case, the Lead Borrower may revoke any Borrowing Request that is pending when such notice is received and (y) if the circumstances giving rise to such notice affect only one Type of Borrowings and/or one currency, then the other Type of Borrowings and/or currencies shall be permitted.~~ as applicable) or (y) prepaid in full immediately. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

~~(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) in consultation with the Lead Borrower that either (i) the circumstances set forth in clause (a) of this~~ Section 2.14 ~~have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) of this~~ Section 2.14 ~~have not arisen but the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Lead Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time (or, if no such prevailing market convention for a currency other than Dollars exists in the United States at such time, the then prevailing market convention for determining such rate of interest~~

~~in the jurisdiction of such currency), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest (the “Successor Rate”) and such other related changes to this Agreement as may be applicable, as mutually determined in good faith by the Administrative Agent and the Lead Borrower (but, for the avoidance of doubt, such related changes shall not include a reduction to the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement. To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise mutually determined in good faith by the Administrative Agent and the Lead Borrower. Notwithstanding the foregoing, if a Successor Rate has not otherwise been established pursuant to this clause (b), after the Lead Borrower and the Administrative Agent have reached such a determination, the Lead Borrower and the Required Lenders may select a different alternate rate as long as it is reasonably practicable for the Administrative Agent to administer such different rate and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, the Required Lenders and the Lead Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (b), (x) any request by the Lead Borrower for a Eurocurrency Borrowing pursuant to Section 2.03 shall (I) in the case of a Borrowing denominated in Dollars, be deemed to be a request for an ABR Borrowing and (II) in the case of a Borrowing denominated in an Approved Foreign Currency or an Alternative Currency, be deemed to be a request for an ABR Borrowing of Dollars in an amount equal to the Dollar Equivalent of such Approved Foreign Currency or Alternative Currency, as applicable, (y) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (z) any affected Borrowing shall (I) if denominated in Dollars, be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto (without imposition of any fees or costs pursuant to~~ Section 2.16~~) and (II) if denominated in Euros, an Approved Foreign Currency or an Alternative Currency, be deemed to be an ABR Borrowing and shall accrue interest on the basis of the Alternate Base Rate (as though a Loan outstanding in Dollars), commencing on the last day of the Interest Period applicable thereto.~~

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the relevant ~~Adjusted Eurocurrency~~Term Benchmark Rate); or

(ii) impose on any Lender or any Issuing Bank or the ~~London~~applicable interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or ~~Eurocurrency~~Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes on its Loans, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender or Issuing Bank of making or maintaining any ~~Eurocurrency~~Term Benchmark Loan (or of maintaining its obligation to make any such Loan or of observing or performing its obligations under any Loan Document) or to increase the cost to the Administrative Agent or such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case in an amount deemed by such affected Person to be material, then, from time to time upon request of the Administrative Agent or such Lender or Issuing Bank contemplated by clause (c) below, the applicable Borrowers will pay (or cause to be paid) to the Administrative Agent or such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered, provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law is publicly announced or occurs on or prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.23 or (z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders; provided, further, that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or Basel III, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other syndicated credit facilities permit it to impose such charges. Notwithstanding the foregoing, this paragraph will not apply to (A) Indemnified Taxes, (B) Other Taxes or (C) Excluded Taxes.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank contemplated by clause (c) below, the applicable Borrowers will pay or cause to be paid to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Lead Borrower, (i) setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in clause (a) or (b) of this Section 2.15, (ii) setting forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifying that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than

180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any ~~Eurocurrency~~Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the applicable Borrowers shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the actual loss, cost and expense incurred by such Lender attributable to such event (other than loss of profit). Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Lead Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from (i) the revocation by the Borrowers of a Borrowing Request pursuant to Section 2.14~~(a)~~ or the occurrence of any Alternative Interest Rate Election Event and (ii) Taxes, as to which Section 2.17 shall govern.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall be entitled to make such deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party, as may be relevant, shall be increased as necessary so that after such deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) the Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Lead Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(1)-(3) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any respect, deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or the Administrative Agent) or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17.

Without limiting the foregoing:

(1) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Lead Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Lead Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, establishing an exemption from, or reduction of, U.S. federal withholding Tax (i) pursuant to the “interest”

article of such tax treaty with respect to payments of interest under any Loan Document and (ii) pursuant to the “business profits” or “other income” article of such tax treaty with respect to any other applicable payments under any Loan Document,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit F-1, F-2, F-3 and F-4, as applicable, (any such certificate, a “US Tax Compliance Certificate”) and (y) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms), as applicable,

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, US Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the US Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)),

(E) in the case of a Lender that receives payments with respect to the Loans through a nominee that is a “qualified intermediary” as defined in Treasury Regulation Section 1.1441-1(e)(5)(ii), either (I) two properly completed and duly signed copies of an IRS Form W-8IMY (or successor form) and any attachments thereto by the nominee (A) confirming its qualified intermediary status, (B) designating the accounts of such Lender for which the qualified intermediary acts as a qualified intermediary and (C) certifying that it assumes primary responsibility for withholding under Chapters 3 and 4 of the Code and for IRS Form 1099 reporting and backup withholding with respect to such Lender, or (II) two properly completed and duly signed copies of an IRS Form W-8IMY (or successor form) and any attachments thereto by the nominee confirming its qualified intermediary status and any other information (e.g., IRS Form W-8BEN or IRS Form W-8BEN-E of such Lender) that it is required to provide under the applicable Treasury Regulations, or

(F) two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(4) The Administrative Agent shall deliver to the Lead Borrower two executed originals of whichever of the following is applicable:

(A) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, a properly completed and duly signed copy of IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding or

(B) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (i) a properly completed and duly signed copy of IRS Form W-8ECI with respect to payments received for its own account and (ii) a properly completed and duly signed copy of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a U.S. branch of a foreign bank or insurance company described in Regulations section 1.1441-1(b)(2)(iv)(A) that is a participating FFI (including a reporting Model 2 FFI), registered deemed-compliant FFI (including a reporting Model 1 FFI), or NFFE or entity otherwise exempt from FATCA withholding that is using this form as evidence of its agreement with the withholding agent to be treated as a U.S. person with respect to any payments associated with this withholding certificate.

The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower in writing of its legal inability to do so.

Notwithstanding any other provisions of this clause (e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally able to deliver.

(f) If the Administrative Agent or a Lender determines in its good faith discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to such Borrower pursuant to this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at Holdings’ request, provide Holdings with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, (i) in no event will the Administrative Agent or any Lender be required to pay any amount pursuant to this clause (f) the payment of which would place the Administrative Agent or Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid and (ii) this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other Person.

(g) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, or the consummation of the transactions contemplated hereby, the repayment, satisfaction or discharge of all obligations under any Loan Document, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(h) VAT.

(i) All amounts expressed to be payable under any Loan Document by any party to a Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to SECTION 2.17(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party under any Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, that party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Recipient”) under any Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this SECTION 2.17(h) to any party shall, at any time when such party is treated as a member of a group (including but not limited to any fiscal unities) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply under the grouping rules.

(v) In relation to any supply made by a Secured Party to any party under a Loan Document, if reasonably requested by such Secured Party, that party must promptly provide such Secured Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

(vi) Notwithstanding this Section 2.17(h) no Borrower shall be required to pay any German VAT under the German VAT Act (Umsatzsteuergesetz) if such VAT is solely due because a Secured Party has voluntarily opted to subject a payment to VAT, unless such Borrower is able to claim a deduction or credit of such VAT as input VAT.

(i) For purposes of this Section 2.17 and the indemnity set forth in Article VIII, the term “Lender” shall include any Issuing Bank and “applicable Requirements of Law” shall include FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by them under any Loan Document (whether of principal, interest, fees, or reimbursement of LC Disbursements or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim (except as otherwise provided in Section 2.17). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section

9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the ~~Eurocurrency~~Term Benchmark Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a ~~Eurocurrency~~Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan or LC Disbursement (or of interest thereon) shall be made in the currency in which such Loan or LC Disbursement is denominated (or the Dollar Equivalent thereof), and all other payments under each Loan Document shall be made in Dollars. If, for any reason, the Borrowers are prohibited by any Requirements of Law from making any required payment hereunder in an Approved Foreign Currency, the Borrowers shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such Approved Foreign Currency payment amount.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner set forth in Section 7.03.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class or participations in Swingline Loans or LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in Swingline Loans or LC Disbursements and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class or participations in Swingline Loans or LC Disbursements, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in Swingline Loans or LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in Swingline Loans or LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (c) shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for any permitted assignment of or sale of a participation in any of its Loans or participations in Swingline Loans or LC Disbursements to any assignee or participant, including any payment made or deemed made in connection with Sections 2.21, 2.22 or 9.02 or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the

Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (A) if such amount is denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if such amount is denominated in an Approved Foreign Currency or any Alternative Currency, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.15, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any event gives rise to the operation of Section 2.23, then the applicable Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (x) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be and (y) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Loan Document Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Credit Facilities as the Borrowers may elect or (y) require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and each Issuing Bank and the Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in Swingline Loans and LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee or the Borrowers, (C) the Borrowers or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under clause (a) above), the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. No action or consent by the applicable Lender shall otherwise be required in connection with any assignment referred to above, which assignment shall be immediate and automatically effective upon the satisfaction of the foregoing conditions. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such assignment or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.19(b).

SECTION 2.20 Incremental Loans and Commitments.

(a) The Borrowers may at any time or from time to time (on one or more occasions) after the Closing Date, pursuant to an Incremental Facility Amendment (i) add one or more increases in the amount of the Commitments of any Class (each such increase, an “Incremental Commitment Increase”) and (ii) add one or more additional Classes of revolving credit facility commitments (the “Additional/Replacement Commitments” and, together with the Incremental Commitment Increases, the “Incremental Facilities”); provided that at the time of incurrence of any such Incremental Facility (or, in the case of a “last-out” Incremental Facility the proceeds of which are to be used to consummate a Limited Condition Transaction, at the applicable time of determination in accordance with Section 1.09(a)), (A) no Event of Default shall have occurred and be continuing and (B) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects at such time (subject, in the case of any “last-out” Incremental Facility the proceeds of which are to be used to consummate a Limited Condition Transaction, to customary “Sungard” or “certain funds” limitations); provided that, to the extent that such representations and warranties specifically refer to an earlier time, they shall be true and correct in all material respects as of such earlier time. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount (as applicable) of $10,000,000 or €8,000,000 and integral multiples of $1,000,000 or €750,000 in excess thereof (unless the Lead Borrower and the Administrative Agent otherwise agree); provided that the principal amount may be less than such amount or integral multiple if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) [Reserved].

(c) (i) Any Incremental Commitment Increase shall be treated the same as the Class of Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Commitments being increased (it being understood that, if required to consummate an Incremental Commitment Increase, the pricing, interest rate margins, rate floors and facility fees (or undrawn commitment fees) on the Class of Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Commitment Increase (without any requirement to pay such fees to any existing Lenders of such Class of Commitments)).

(ii) Any Additional/Replacement Commitments shall be permitted solely to the extent constituting a “last-out” tranche (which may be in the form of term loans), and may have terms customary for such tranches as determined by the Lead Borrower in good faith, and in any event (A) shall not mature earlier than the then-existing Latest Maturity Date and shall require no amortization or mandatory commitment reduction prior to the then-existing Latest Maturity Date, (B) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, facility fees (or undrawn commitment fees), funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrowers and the lenders of such commitments, (C) subject to clause (A) above, shall contain borrowing, repayment and termination of Commitment mechanics and procedures as determined by the Borrowers and the lenders of such commitments and acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), (D) with respect to the “waterfall” provisions thereof governing the repayment of such Additional/Replacement Commitments, shall be reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed) and (E) may otherwise have terms and conditions different from those of any existing Class (including currency denomination).

(d) [Reserved].

(e) Commitments in respect of Incremental Commitment Increases and Additional/Replacement Commitments shall become Commitments (or in the case of an Incremental Commitment Increase to be provided by an existing Lender with a Commitment of such Class, an increase in such Lender’s Commitment of such Class) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender or Additional Lender, if any, agreeing to provide such Commitment (it being agreed that any Person other than a Lender agreeing to provide such Commitment shall meet the requirements set forth in the definition of “Additional Lender”), and the Administrative Agent. Each loan under Incremental Commitment Increases and Additional/Replacement Commitments shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.20 (including, without limitation, to modify the terms of this Agreement to appropriately incorporate additional currency mechanics, additional revolving or letter of credit facility mechanics (including those related to payments, prepayments, purchases of participations and reallocation mechanisms) and other provisions and commitment schedules relating to revolving or letter of credit facilities generally). The effectiveness of any Incremental Facility Amendment and the occurrence of any Credit Extension pursuant to such Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree (subject to the provisions of this Section 2.20). The Borrowers will use the proceeds of the Incremental Commitment Increases and Additional/Replacement Commitments for working capital and other general corporate purposes, including the financing of acquisitions permitted hereunder and other Investments, permitted Restricted Payments and any other purpose not prohibited by this Agreement.

(f) Incremental Facilities may be provided by any existing Lender (in its sole discretion), or, subject to (i) the consent of the Administrative Agent (not to be unreasonably withheld or delayed) if such consent would be required under Section 9.04 for assignments or participations of Loans or Commitments, as applicable, to the relevant person and (ii) in the case of any Incremental Commitment Increase or Additional/Replacement Commitments, the consent of each Issuing Bank and the Swingline Lender (in each case, not to be unreasonably withheld or delayed) if such consent would be required under Section 9.04 for assignments or participations of Loans or Commitments, as applicable, by any other Additional Lender.

(g) Each Lender or Additional Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Borrowers all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility. On the effective date of such Incremental Facility, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(h) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary or appropriate in order to establish new Classes or sub-Classes in respect of Loans or Commitments pursuant to this Section 2.20 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.20.

(i) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21 ~~[Reserved]~~Refinancing Amendments.

(a) At any time after the Closing Date, the Lead Borrower or any Subsidiary Loan Party may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans (or Unused Commitments) then outstanding under this Agreement (including any then outstanding Other Loans, Other Commitments or Additional/Replacement Commitments), in the form of Other Loans or Other Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) will have such pricing (including interest, fees and premiums) and optional prepayment (or redemption) terms as may be agreed by the Lead Borrower and the Lenders thereof and (B) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of the Indebtedness being so refinanced or replaced, as the case may be. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than (as applicable) $10,000,000 or €8,000,000 and integral multiples of $1,000,000 or €750,000 in excess thereof (unless the Lead Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment establishing any Other Commitments shall, with respect to provisions relating to letters of credit issued thereunder, be on terms substantially similar (except for the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Refinancing Amendment) to the terms relating to the Letters of Credit with respect to any applicable Class of Commitments, or otherwise reasonably acceptable to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after any applicable maturity date shall be reallocated to Lenders holding extended commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders, be deemed to be participation interests in respect of such extended commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) Notwithstanding anything to the contrary, this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22 Defaulting Lenders.

(a) General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders and Section 9.02(d).

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Lead Borrower, as follows: (A) first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swingline Lender and each Lender and Issuing Bank, as applicable, hereunder; (C) third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to Cash Collateralize Defaulting Lender Fronting Exposure of each Issuing Bank with respect to that Defaulting Lender; (D) fourth, as the Lead Borrower may request (so long as no Default or Event of Default is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; (F) sixth, to the payment of any amounts owing to the non-Defaulting Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, the Issuing Banks or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure of, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22 or Section 2.04(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) while that Lender is a Defaulting Lender and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(e).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans pursuant to Section 2.04 and Section 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not at any time exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Aggregate Exposure of that Lender; provided that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Defaulting Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation provided for in the preceding sentence cannot, or can only partially, be effected, the applicable Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated in accordance herewith and (B) second, Cash Collateralize for the benefit of the applicable Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance herewith, for so long as such unreallocated LC Exposure is outstanding. Cash Collateral (or the appropriate portion thereof) provided to reduce LC Exposure shall be released promptly following (A) the elimination of the applicable LC Exposure (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess cash collateral (including as a result of any subsequent reallocation of Swingline Exposure and LC Exposure among non-Defaulting Lenders in accordance with this clause (iv)).

(b) Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23 Illegality. If any Lender determines that any Change in Law has made it unlawful or not possible in practice, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to ~~the Adjusted Eurocurrency~~a Term Benchmark Rate, or to determine or charge interest rates based upon ~~the Adjusted Eurocurrency~~a Term Benchmark Rate, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make, continue or charge interest with respect to any ~~Eurocurrency~~affected Term Benchmark Loans or to convert ABR Loans to ~~Eurocurrency~~affected Term Benchmark Loans shall be suspended (and, if such notice asserts the illegality of such Lender’s making or maintaining ABR Loans, the interest rate of which is determined by reference to clause (c) of the definition of “Alternate Base Rate”, the interest rate with respect to such ABR Loans shall, to the extent necessary to avoid illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”) until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrowers shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, at the Lead Borrower’s election, without regard to underlying currency, convert all ~~Eurocurrency~~affected Term Benchmark Loans of such Lender to ~~ABR~~ Loans of another Type, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurocurrency~~Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurocurrency~~Term Benchmark Loans (in which case the Borrowers shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted ~~Eurocurrency~~Term SOFR Rate, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted ~~Eurocurrency~~Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted ~~Eurocurrency~~Term SOFR Rate. Each Lender agrees to notify the Administrative Agent and the Lead Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon ~~the Adjusted Eurocurrency~~a Term Benchmark Rate. Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted, but shall not be required to make payments pursuant to Section 2.16.

SECTION 2.24 Loan Modification Offers.

(a) At any time after the Closing Date, the Lead Borrower may on one or more occasions, by written notice to the Administrative Agent (or telephonic notice promptly confirmed thereafter by delivery of a written notice), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Lead Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Lead Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Lead Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates and officer’s certificates as shall be reasonably requested by the Administrative Agent in connection therewith, in each case substantially in the form delivered on the Closing Date (with appropriate modification thereto to reflect the nature of the Loan Modification Offer). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(b) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrowers may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (ii) terminate the applicable Commitments of such Lender and prepay such Non-Accepting Lender; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Lead Borrower to find a replacement Lender; provided, further, that (1) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (2) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(b), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (3) unless waived, the applicable Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Accepting Lender’s attorney-in-fact, with full authority in the place and stead of such Non-Accepting Lender and in the name of such Non-Accepting Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such assignment or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.24(b).

(c) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.25 Lead Borrower. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents relating to Borrowing Requests, Letter of Credit Requests and designation of interest rates and for all other purposes under the Loan Documents, including delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender. The Lead Borrower hereby accept such appointments. The Administrative Agent, any Issuing Bank, any Swingline Lender and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, (i) any Borrowing Request, Letter of Credit Request, designation of interest rate, instructions for receipt of Borrowings and payment of Loan Document Obligations delivered by the Lead Borrower on behalf of the applicable Borrowers and (ii) any other notice or communication delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower with respect to Borrowing Requests, Letter of Credit Requests and designation of interest rates, and the Lead Borrower for any or all other purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower, in each case, consistent with the foregoing provisions, shall be binding upon and enforceable against it.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings (solely as to itself and solely with respect to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.08, 3.10, 3.13, 3.14, 3.15, 3.19 and 3.20) and each Borrower represents and warrants to the Lenders that (in each case limited, on the Closing Date, to the Specified Representations):

SECTION 3.01 Organization; Powers. Each of Holdings, each General Partner, each Borrower and each other Group Member is (a) duly organized or registered, validly existing and (to the extent such concept exists in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or registration, (b) has the corporate or other organizational power and authority, as applicable, to (i) carry on its business as now conducted and (ii) execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business, and is in good standing (to the extent such concept exists in the relevant jurisdiction), in every jurisdiction where such qualification is required, except in the case of clause (a) above (other than with respect to Holdings, each General Partner and the Lead Borrower), clause (b) above (other than with respect to Holdings, each General Partner and the Lead Borrower) and clause (c) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Holdings and each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, such Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.03 Compliance with Laws. Each of Holdings, each Borrower and each other Group Member is in compliance with all material Requirements of Law applicable to it or its property except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.03 shall not apply to any law specifically referenced in Section 3.04(a).

SECTION 3.04 PATRIOT Act, Sanctions and Anti-Corruption.

(a) Each of Holdings, each Borrower and each other Group Member will not directly or indirectly use or permit or authorize the use of the proceeds of the Loans for the purpose of funding (i) any activities of or business with any Sanctioned Person or any activities or business in any Sanctioned Country (except to the extent authorized by applicable Requirements of Law) or (ii) any other transaction that would reasonably be expected to result in (A) a violation of Sanctions by Holdings, any Borrower, any other Group Member or, to the knowledge of Holdings or any Borrower, any other party to this Agreement or (B) the designation of Holdings, any Borrower, any other Group Member or, to the knowledge of Holdings or any Borrower, any other party to this Agreement as a Sanctioned Person.

(b) Each of Holdings, each Borrower and each other Group Member will not directly or indirectly, use the proceeds of the Loans in violation of any Anti-Corruption Laws.

(c) Each of Holdings, each Borrower and each other Group Member is in compliance in all material respects with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. None of Holdings, the Borrowers, the other Group Members, or, to the knowledge of Holdings or the Borrowers, any officer, director or agent in connection with this Agreement has, in the five years preceding the Closing Date, received written notice of any Proceedings with respect to its non-compliance with respect to any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws that the Borrowers has determined in good faith is reasonably likely to be adversely determined.

The representations and warranties set forth in this Section 3.04 made by or with respect to any Foreign Subsidiary are subject to and limited by any Requirements of Law applicable to such Foreign Subsidiary (including pursuant to EU Regulation (EC) 2271/96 or Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).

SECTION 3.05 Governmental Approvals; No Conflicts. The execution, delivery and performance of the obligations under the Loan Documents by the Loan Parties (including the incurrence of Indebtedness and granting of guarantees and Liens thereunder) (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for Perfection Requirements and other filings or actions necessary to perfect Liens created under the Loan Documents, (ii) will not violate (x) the Organizational Documents of Holdings, any Borrower or any other Loan Party or (y) any material Requirements of Law applicable to Holdings, any Borrower or any other Loan Party, (iii) will not violate or result in a default under any indenture or other agreement or instrument that constitutes Material Indebtedness binding upon Holdings, any Borrower or any other Loan Party or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, any Borrower or any other Loan Party, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (iv) will not result in the creation or imposition of any Lien on any asset of Holdings, any Borrower or any other Loan Party, except Liens created under the Loan Documents, the First Lien Loan Documents, the Secured Notes Documents and other Liens permitted under Section 6.02, except (in the case of each of clauses (i), (ii)(y), (iii) and (iv) above) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right or creation or imposition as the case may be, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Financial Condition. After the Closing Date, the financial statements most recently delivered pursuant to Section 5.01(a) or (b), as applicable, were in all material respects prepared in accordance with GAAP consistently applied throughout the period covered thereby and fairly present in all material respects the combined consolidated financial position and combined consolidated results of the Lead Borrower and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods then ended, in each case except (x) as otherwise expressly indicated therein, including the notes thereto, (y) in the case of quarterly financial statements, with respect to the absence of footnotes and normal year-end audit adjustments and (z) as may be necessary to reflect any different entity and/or organizational structure prior to giving effect to the Transactions.

SECTION 3.07 No Material Adverse Effect. Since the Closing Date, there has not been a Material Adverse Effect.

SECTION 3.08 Litigation. Except as set forth on Schedule 3.08, there are no Proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened in writing against or affecting Holdings, any Borrower or any other Group Member that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.09 Properties. Except as set forth on Schedule 3.09, each Borrower and each other Group Member has valid title to, or valid leasehold interests in, all its real and personal property necessary and material to its business as currently conducted, (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) free of title defects except for defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrowers and the other Group Members (a) has timely filed or caused to be filed all material Tax returns required to have been filed and (b) has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except any (i) Taxes that are not overdue by more than 60 days or (ii) Taxes (or requirement to file any Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP.

SECTION 3.11 ERISA; Foreign Pension Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and (ii) each Foreign Pension Plan is in compliance with applicable non-US law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Group Member is in compliance with the requirements of the PBA and other federal or provincial laws with respect to each (A) Canadian Pension Plan and (B) Canadian Defined Benefit Pension Plan and (ii) no Canadian Pension Event has occurred.

SECTION 3.12 Federal Reserve Regulations. No part of the proceeds of the Loans will be used directly or, to the knowledge of any Borrower, indirectly to purchase or carry any Margin Stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose, in each case in a manner that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.13 Investment Company Status. None of Holdings, any Borrower or any other Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.14 Disclosure.

(a) As of the Closing Date, to the knowledge of any Borrower, no written factual information concerning Holdings, any Borrower or any other Group Member furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature, including any reports or memoranda prepared by third party consultants) to any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by supplements, updates and other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein (when taken as a whole) not materially misleading in light of the circumstances under which, and at the time at which, such statements are made; provided that, with respect to projected and pro forma financial information, Holdings and each Borrower represent only that such information was prepared in good faith based upon assumptions believed by Holdings and/or such Borrower to be reasonable at the time of preparation and delivery, it being understood that (i) such information relates to future events and is not to be viewed as fact, (ii) such information is subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and the Borrowers, (iii) no assurance is given by Holdings or any Borrower that any such information will be realized and (iv) actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.

(b) As of the Closing Date, to the knowledge of the Lead Borrower, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.15 Solvency. On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent; provided that this representation shall be satisfied by delivery of the certificate described in Section 4.01(j).

SECTION 3.16 Intellectual Property; Licenses, Etc. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrowers and each other Group Member owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted. To the knowledge of each Borrower, each Borrower and each other Group Member do not, in the operation of their businesses as currently conducted, infringe upon, misappropriate dilute or otherwise violate any Intellectual Property rights held by any Person except for such infringements, misappropriations, dilutions or other violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Lead Borrower or any other Group Member is pending or, to the knowledge of the Lead Borrower, threatened in writing against the Lead Borrower or any other Group Member, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Lead Borrower, no Person is infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property rights owned by the Lead Borrower or any other Group Member, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Lead Borrower or any other Group Member pending or, to the knowledge of the Borrower, threatened in writing which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from the Lead Borrower or any other Group Member, or for which any claim may be made against the Lead Borrower or any other Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Lead Borrower or such other Group Member, as the case may be, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as set forth on Schedule 3.18 or as to any matters which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) each Borrower and each other Group Member (i) are in compliance with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, (ii) have not, to the knowledge of such Borrower, become subject to any Environmental Liability and (iii) have not, to the knowledge of such Borrower, received any unresolved written notice regarding any adverse Proceeding with respect to any Environmental Liability and (b) to the knowledge of such Borrower, there is not any basis to reasonably expect that such Borrower or any other Group Member will become subject to any Environmental Liability.

SECTION 3.19 Subsidiaries. As of the Closing Date, Schedule 3.19 sets forth the name of, and the ownership interest of Holdings and each Subsidiary of Holdings in, each Subsidiary of Holdings.

SECTION 3.20 Security Interest in Collateral. Subject to the provisions of this Agreement (including, without limitation, the terms of the proviso to clause (f) of Section 4.01 and all Collateral delivered after the Closing Date pursuant to Section 5.11) and the other relevant Loan Documents, the Security Documents create (or will create upon registration in the applicable public registry set forth in the applicable Security Document, and within the time period specified in the applicable Security Document) legal, valid and enforceable Liens on all of the Collateral described therein in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties, subject to the Legal Reservations. Upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, none of Holdings, the Lead Borrower nor any other Group Member makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (A) on the Closing Date, and until required pursuant to Section 5.11 or the proviso to Section 4.01(f), as applicable, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date or (B) any Excluded Asset.

SECTION 3.21 Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects at the time of submission with respect to the period covered thereby and has been prepared in all material respects in the accordance with the requirements of this Agreement. The Accounts that are identified by the Lead Borrower as Eligible Accounts in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission with respect to the period covered thereby, comply in all material respects with the criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts. The Inventory that is identified by the Lead Borrower as Eligible Inventory in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission with respect to the period covered thereby, comply in all material respects with the criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder on the Closing Date shall be subject solely to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each of Holdings and each Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a customary written opinion of each of (i) Davis Polk & Wardwell LLP, special New York counsel for the Loan Parties, (ii) Ashurst LLP, German counsel for the Loan Parties (but limited to issues of capacity of German Loan Parties), (iii) Latham & Watkins LLP, German counsel for the Administrative Agent (as to issues of legality, validity and enforceability of the Loan Documents governed by German law), (iv) Ogier, Luxembourg counsel for the Loan Parties (but limited to issues of capacity of Luxembourg Loan Parties), (v) Ritch, Mueller, Heather y Nicolau, S.C., Mexican counsel for the Loan Parties, (vi) Torys LLP, Canadian counsel for the Loan Parties, (vii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for the Loan Parties and (viii) Quarles & Brady LLP, Wisconsin counsel for the Loan Parties, in each case dated as of the Closing Date (and Holdings and the Borrowers, on behalf of each Loan Party, and the Administrative Agent, as applicable, each hereby instruct such counsel to deliver such opinions to the Administrative Agent, the Collateral Agent and the Lenders as of the Closing Date).

(c) [Reserved].

(d) The Administrative Agent shall have received a certificate of the Lead Borrower (or each Loan Party, to the extent not covered in such certificate of the Lead Borrower), dated the Closing Date, including or attaching a copy of (i) each Organizational Document of each Loan Party and each General Partner, certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors of each Loan Party approving, or general powers-of-attorney permitting, and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (iv) a good standing certificate (to the extent such concept exists) (or the equivalent for any non-U.S. jurisdiction (to the extent such concept exists)) from the applicable Governmental Authority of each Loan Party’s and each General Partner’s jurisdiction of incorporation, organization or formation.

(e) Prior to or substantially concurrently with the funding of the Initial Loans on the Closing Date (or, to the extent no Loans have been requested to be funded on the Closing Date, prior to or substantially concurrently with the effectiveness of this Agreement), the Administrative Agent shall have received, on behalf of the Agents and Lenders entitled thereto, (i) payment of all fees required to be paid on the Closing Date pursuant to the Fee Letter and (ii) payment or reimbursement, as applicable, of all reasonable and documented out-of-pocket expenses of the Agents required to be paid on the Closing Date as separately agreed in writing with the Agents, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date (except as otherwise agreed by the Lead Borrower), which amounts may, in each case, be offset against the proceeds of the Loans.

(f) The Collateral and Guarantee Requirement shall have been satisfied; provided that, to the extent that the Collateral and Guarantee Requirement and the requirements set forth under clause (g) of this Section 4.01 (other than (a) the execution and delivery of the Guarantee Agreement and the US Collateral Agreement by the applicable Loan Parties, (b) creation of and perfection of security interests in the certificated Equity Interests, if any, that constitute Collateral of the Lead Borrower and any wholly-owned Restricted Subsidiary that is a Material Subsidiary that constitutes a Domestic Subsidiary (provided that, to the extent the Lead Borrower has used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, such certificated Equity Interests of the Purchased Companies and Purchased Consolidated Ventures will only be required to be delivered on the Closing Date pursuant to the terms set forth herein if such certificated Equity Interests are actually received from the Seller) and (c) delivery to the Administrative Agent of UCC financing statements or PPSA financing statements with respect to perfection of security interests in all assets of the Loan Parties (excluding Foreign Subsidiaries) that may be perfected by the filing of a financing statement under the UCC or PPSA of any applicable jurisdiction) are not satisfied as of the Closing Date after the Lead Borrower has used commercially reasonable efforts to satisfy such requirements without undue burden or expense, then the satisfaction of such requirements shall not be a condition to the availability of the Initial Loans on the Closing Date (but shall be required to be satisfied in accordance with Section 5.13, on or prior to the date that is 120 days after the Closing Date (or within such longer period as may be agreed by the Administrative Agent (or, to the extent relating to

Fixed Asset Priority Collateral, the administrative agent under the First Lien Facilities) and the Lead Borrower acting reasonably).

(g) Subject to the proviso in clause (f) above, each document (including any UCC or PPSA (or similar) financing statement and intellectual property security agreements) required by any Security Document with respect to Loan Parties organized within Canada and/or the United States to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral, shall be in proper form for filing, registration or recordation.

(h) The Administrative Agent shall have received an unaudited pro forma combined statement of financial position and related unaudited pro forma combined statement of income of the Lead Borrower as of, and for the 12-month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such statement of financial position) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805 (formerly SFAS 141R), tax adjustments, deferred taxes or similar pro forma adjustments), but which may reflect adjustments customary for Rule 144A-for-life offerings of high yield debt securities, it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Lead Borrower.

(i) The Administrative Agent shall have received (a) audited combined statements of financial position of the Target Business as at the end of September 30, 2017 and September 30, 2018, and audited combined statements of income and comprehensive income (loss), invested equity and cash flows for the fiscal years ended September 30, 2016, September 30, 2017 and September 30, 2018 (the financial statements in this clause (a), the “Audited Financial Statements”) and (b) an unaudited combined statement of financial position of the Target Business as at the end of the fiscal quarter ended December 31, 2018, and related combined statements of income and cash flows of the Target Business for the three month fiscal quarter period ended December 31, 2018.

(j) The Administrative Agent shall have received either (i) a certificate from a Financial Officer of Holdings certifying that Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent or (ii) at the option of Holdings, a third party opinion as to the Solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions issued by a nationally recognized firm.

(k) The Administrative Agent shall have received at least three Business Days prior to the Closing Date, all documentation and other information about any Loan Party required by United States or Canadian regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act and the Canadian AML Act and, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to each Borrower that, in each case, shall have been reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date.

(l) Prior to or substantially concurrently with the initial funding of the Loans on the Closing Date (or, to the extent no Loans have been requested to be funded on the Closing Date, prior to or substantially concurrently with the effectiveness of this Agreement), the Equity Contribution shall have been consummated (to the extent not otherwise applied to the Transactions).

(m) Except as set forth in or qualified by any matter or other item described in the first paragraph of Article III of the Acquisition Agreement, since the Balance Sheet Date (as defined in the Acquisition Agreement) through the Closing Date, there has not been nor has there occurred any event, change, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing and that results in a failure of a condition precedent to the Lead Borrower’s (or its applicable Affiliate’s) obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement.

(n) The Acquisition shall have been, or substantially concurrently with the initial funding of the Loans on the Closing Date (or, to the extent no Loans have been requested to be funded on the Closing Date, prior to or substantially concurrently with the effectiveness of this Agreement) shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by the Borrowers (or their applicable Affiliates) that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, consent or waiver unless they object thereto in writing within three Business Days of receipt of written notice of such modification, amendment, consent or waiver).

(o) (i) The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the definition thereof, and (ii) the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(p) To the extent any Loans or Letters of Credit are requested to be funded or issued on the Closing Date, the Administrative Agent and, if applicable, the Issuing Bank, shall have received a Borrowing Request or Letter of Credit Request, as applicable, therefor. To the extent any Loans or Letters of Credit are requested to be funded or issued on the Closing Date, the Availability Conditions shall be satisfied.

(q) The Lead Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate setting forth the US Borrowing Base as of March 31, 2019.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

SECTION 4.02 Each Credit Extension. The obligation of each Lender to make any Credit Extension is subject to the satisfaction of the following conditions; provided that the following conditions shall not apply to (i) Credit Extensions on the Closing Date, (ii) any Borrowings under any Incremental Facility, the conditions of which are set forth in Section 2.20 and (iii) any Credit Extension or other extension of credit pursuant to any Refinancing Amendment or Permitted Amendment:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent and, if applicable, the relevant Issuing Bank or Swingline Lender, shall have received a Borrowing Request or Letter of Credit Request (or notice requesting the amendment (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the available amount thereof) or extension thereof), as applicable, in accordance with the requirements of Section 2.03, Section 2.04(b) or Section 2.05(b), as applicable.

(d) The Availability Conditions shall be satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date shall have occurred, each of Holdings (solely with respect to Sections 5.04(a), 5.05, 5.09(a) and (b), 5.11(c), 5.14 and 5.16 (in each case, solely to the extent set forth therein)) and the Borrowers covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Lead Borrower shall furnish to the Administrative Agent, on behalf of each Lender:

(a) within 120 days after the end of each fiscal year of the Lead Borrower ending after the Closing Date (or, in the case of the first fiscal year ending after the Closing Date or after the occurrence of an Accounting Change, 150 days), the audited consolidated balance sheet of the Lead Borrower and its consolidated Subsidiaries as of the end of, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows of the Lead Borrower and its consolidated Subsidiaries for, such fiscal year, and related notes and related explanations thereto, setting forth in each case in comparative form the figures for the previous fiscal year (or, in the case of the first such consolidated balance sheet and related consolidated statement of operations, changes in stockholders’ equity and cash flows of the Lead Borrower and its consolidated Subsidiaries delivered hereunder after an Accounting Change, a management-prepared comparison against a management-prepared reconciliation of the financial statements for the previous year from GAAP to IFRS), in the case of such consolidated financial statements, all reported on by independent public accountants of recognized national standing (or another accounting firm reasonably acceptable to the Administrative Agent) without qualifications as to “going concern” (other than a “going concern” or “emphasis of matter” explanatory paragraph or like statement) or the scope of the audit (other than any exception, explanatory paragraph or qualification that is with respect to, or resulting from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (ii) any actual or prospective breach of a financial maintenance covenant or potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) to the effect that such consolidated financial statements present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Lead Borrower and its consolidated Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied, which financial statements shall be accompanied by a management discussion and analysis of the financial performance of the Lead Borrower and its consolidated Subsidiaries for such period;

(b) within 60 days after the end of each fiscal quarter of the Lead Borrower ending after the Closing Date (other than the fourth fiscal quarter of any fiscal year) (or, in the case of the first three fiscal quarters ending after the Closing Date or after an Accounting Change, 90 days), the unaudited consolidated balance sheet of the Lead Borrower and its consolidated Subsidiaries as of the end of, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows of the Lead Borrower and its consolidated Subsidiaries for, such fiscal quarter (except in the case of cash flows) and for the then-elapsed portion of the then-current fiscal year, setting forth in each case, in comparative form, the figures for the corresponding time or period of the previous fiscal year (or, in the case of such consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and cash flows of the Lead Borrower and its consolidated Subsidiaries delivered hereunder in the first fiscal year following an Accounting Change, a management-prepared comparison against a management-prepared reconciliation of the financial statements for the corresponding period of the previous year from GAAP to IFRS), all certified by a Financial Officer as presenting fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Lead Borrower and its consolidated Subsidiaries as of the end of or for, as applicable, such fiscal quarter (except in the case of cash flows) and the then-elapsed portion of the then-current fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, which financial statements shall be accompanied by a management discussion and analysis of the financial performance of the Lead Borrower and its consolidated Subsidiaries for such period; provided that, except to the extent otherwise specifically required by GAAP, such financial statements shall only be required to reflect the Lead Borrower’s good faith estimate of any purchase accounting adjustments;

(c) for any period during which any Subsidiary is, was or becomes an Unrestricted Subsidiary, simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, reasonable supplemental financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (which may be in footnote form);

(d) not later than five Business Days after any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer (i) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the relevant provisions of Section 6.10 for such Test Period (which shall, to the extent applicable, include any average relevant currency exchange rates and calculations thereof over such Test Period used to translate any Indebtedness that is denominated in a currency other than in Dollars into Dollars in accordance with Section 1.06(b)) but only to the extent the Financial Maintenance Covenant is then in effect;

(e) not later than 120 days after the commencement of each fiscal year of the Lead Borrower commencing after the Closing Date (or, in the case of the budget for the first fiscal year commencing after the Closing Date, 150 days), a detailed consolidated budget for the Lead Borrower and the Group Members for such fiscal year in a form customarily prepared by the Lead Borrower; provided that no such budget shall be required from and after the date on which the Lead Borrower has notified the Administrative Agent that an IPO has been consummated;

(f) promptly after becoming publicly available, copies of all material periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings or any Group Member (or, if Holdings is a subsidiary of the IPO Entity, the IPO Entity) with the SEC or with any national securities exchange; provided that no delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR or another publicly available reporting service;

(g) promptly upon request, such other information (i) regarding the operations, business affairs and financial condition of any Group Member, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing and (ii) reasonably requested by the Administrative Agent or any Lender through the Administrative Agent for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws (including, for the avoidance of doubt, any information that would result in a change to the list of beneficial owners identified in parts (c) or (d) of the Beneficial Ownership Certification); and

(h) within 15 Business Days after the end of each calendar month ending after the Closing Date (or, in the case of the first three calendar months ending after the Closing Date, 30 days), a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the previous calendar month; provided that (i) the Lead Borrower may, at its election delivered in writing to the Administrative Agent, deliver Borrowing Base Certificates on a more frequent basis than required pursuant to the foregoing provisions of this clause (h) (but not more frequently than weekly); provided that, in the case of this clause (h)(i), the Borrowing Base shall continue to be reported on such more frequent basis for at least one full calendar month following any such election, (ii) if requested by the Administrative Agent during a Cash Dominion Period, the Lead Borrower shall deliver to the Administrative Agent weekly Borrowing Base Certificates, on the 3rd Business Day of each calendar week, prepared as of the close of business on the last Business Day of the previous calendar week and (iii) within three (3) Business Days after the occurrence of a Specified Tax Event, the Lead Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate prepared as of the close of business on the date of occurrence of such Specified Tax Event, it being understood, for purposes of any weekly Borrowing Base Certificate (or other Borrowing Base Certificate delivered on a more frequent basis than monthly pursuant to this clause (h) or in connection with any Pro Forma Borrowing Base Adjustment), (1) such Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent in its Permitted Discretion, (2) Eligible Inventory amounts shown in such Borrowing Base Certificates may be based on the Inventory amount for the most recently ended month for which such information is available and (3) Eligible Accounts amounts will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of Ineligible Accounts reported for the most recently ended month.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Lead Borrower and its consolidated Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Lead Borrower (or a Parent Entity) filed with the SEC or (B) the applicable financial statements of any Parent Entity; provided that to the extent such information relates to a Parent Entity of Holdings with independent assets or operations, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Parent Entity and its consolidated subsidiaries, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 5.01(a), in the case of such consolidated financial statements, such materials are accompanied by a report of independent public accounts of nationally recognized standing (or another accounting firm reasonably satisfactory to the Administrative Agent) without qualifications as to “going concern” (other than a “going concern” or “emphasis of matter” explanatory paragraph or like statement) or the scope of the audit (other than any exception, explanatory paragraph or qualification that is with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (B) any actual or prospective breach of a financial maintenance covenant or potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered shall be deemed to have been delivered on the earlier of the date (I) on which the Lead Borrower posts such documents, or provides a link thereto, on the Lead Borrower’s or any Affiliate’s website on the Internet or (II) on which such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Lead Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (y) the Lead Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (1) the Administrative Agent and/or Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Lead Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Lead Borrower hereby agrees that it will, upon the Administrative Agent’s reasonable request, identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Lead Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective Affiliates or Subsidiaries or its or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding anything to the contrary in this Article V, none of Holdings, any Borrower or any other Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this Article V that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding confidentiality agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, any Borrower or any other Group Member owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Article V); provided that if Holdings, such Borrower or any Group Member does not provide information that is otherwise required to be delivered pursuant to this Article V as a result of any of the foregoing exceptions, Holdings, such Borrower or such Group Member, as applicable, shall use commercially reasonable efforts to (A) notify the Administrative Agent that such information is being withheld and (B) describe the applicable information in reasonable detail, in each case with respect to the foregoing clauses (A) and (B), solely to the extent Holdings, the Lead Borrower or such Group Member, as applicable, determines in good faith that such notification and description (x) are feasible, (y) are permitted under Requirements of Law and such binding agreements and (z) would not result in the waiver or deemed waiver of any such privilege, as applicable. For the avoidance of doubt, anything disclosed, examined inspected or otherwise made available pursuant to this Article V shall be subject to the provisions of Section 9.12 to the extent applicable.

SECTION 5.02 Notices of Material Events. Promptly after any Responsible Officer of the Lead Borrower obtains actual knowledge of any of the following, the Lead Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another senior executive officer of Holdings or the Lead Borrower, affecting Holdings, the Lead Borrower or any other Group Member, in each case that would reasonably be expected to result in a Material Adverse Effect; and

(c) the receipt of a written notice of an Environmental Liability or potential Environmental Liability, the occurrence of an ERISA Event or the occurrence of a Canadian Pension Event, in each case that would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the Lead Borrower setting forth details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto, but shall be subject to the provisions of the last paragraph of Section 5.01.

SECTION 5.03 Information Regarding Collateral. The Lead Borrower will furnish to the Administrative Agent, within 90 days of the occurrence thereof or such longer period as reasonably agreed to by the Administrative Agent, written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization or the location of the chief executive office of any Loan Party or in the form of its organization, in each case to the extent such information is necessary to enable the Collateral Agent to perfect or maintain the perfection or priority of its security interest in the Collateral of the relevant Loan Party.

SECTION 5.04 Existence; Conduct of Business. Each of Holdings (in the case of clause (a)), the Borrowers and each other Group Member will do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its (a) legal existence and (b) the rights, licenses, permits, privileges, and franchises necessary and material to its business, in each case (other than clause (a) above with respect to Holdings and the Lead Borrower) to the extent that the failure to do so would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution, including any Permitted Reorganization, IPO Reorganization Transaction or Tax Restructuring, permitted by Section 6.03 or Section 6.04, any Holdings Reorganization permitted by Section 6.06 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, Etc. Each of Holdings, the Borrowers and the other Group Members will pay its obligations in respect of Taxes before such obligations shall become delinquent or in default, except (a) where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) Taxes that are not overdue by more than 60 days or (c) Taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP.

SECTION 5.06 Maintenance of Properties. Each of the Borrowers and each other Group Member will keep and maintain all tangible property necessary and material to its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the event of the Release of any Hazardous Material on any real property of the Lead Borrower or any other Group Member which is in violation of Environmental Laws, each of any Borrower and each other Group Member will (i) take, reasonably promptly after discovery thereof and solely to the extent required under applicable Environmental Laws, all reasonable and necessary steps to perform any response, corrective and other action to mitigate or eliminate any such violation and (ii) keep the Administrative Agent reasonably informed of their actions and the results of such actions as the Administrative Agent shall reasonably request (provided that the failure to do so shall not constitute a Default hereunder), except in the case of each of (i) and (ii) where the failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided further, however, that none of the Lead Borrower or any Group Member shall be required to undertake any such response, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.07 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, each of the Borrowers and each other Group Member will maintain (or cause to be maintained), with insurance companies that the Lead Borrower or such other Group Member believes (in the good faith judgment of the management of the Lead Borrower or such other Group Member) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrowers or such other Group Member believes (in the good faith judgment of management of such Borrower or such other Group Member) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrowers or such other Group Member believes (in the good faith judgment of the management of such Borrower or such other Group Member) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Subject to Section 5.13, each such policy of insurance maintained by a Loan Party shall, to the extent covering Collateral (excluding any business interruption insurance, workers’ compensation policy or employee liability policy) and to the extent the Collateral Agent can be granted an insurable interest therein (or can be named as additional insured or lender’s loss payee/mortgagee, as applicable, thereunder) and to the extent available from the relevant insurer after the Borrower’s use of commercially reasonable efforts, (i) in the case of each liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each property insurance policy, contain a lender’s loss payable/mortgagee clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender’s loss payee/mortgagee thereunder.

SECTION 5.08 Books and Records; Inspection and Audit Rights. Subject in all respects to the limitations set forth in the final paragraph of Section 5.01:

(a) Each of the Borrowers and each other Group Member will maintain proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of Holdings or the Group Members, as the case may be, in order to permit the preparation of financial statements in conformity with GAAP (or applicable local standards). Subject in all respects to the limitations set forth in the final paragraph of Section 5.01, each of the Borrowers and each other Group Member will permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties at which the principal financial records and executive officers of the applicable Person are located, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times and as often as reasonably requested; provided that, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08(a) and shall exercise rights in coordination with the field examination referred to in clause (b)(1) below and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrowers; provided, further, that (a) when an Event of Default exists and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent shall give the Borrowers (or any other Group Member) the opportunity to be present at and participate in any discussions with the Borrower’s independent public accountants.

(b) The Administrative Agent and the Collateral Agent shall be permitted to collectively conduct, with respect to the Collateral comprising the Aggregate Borrowing Base in each case, at the reasonable expense of the Borrowers, (1) one field examination and one inventory appraisal during any twelve-month period, (2) to the extent that, in any such twelve-month period, Specified Availability has been less than the greater of (x) 12.5% of the Line Cap and (y) $~~62,500,000~~67,500,000 for five consecutive Business Days, one additional field examination and one additional inventory appraisal in such twelve-month period and (3) at any time that a Specified ABL Event of Default shall have occurred and be continuing, additional field examinations and additional inventory appraisals as frequently as determined by the Administrative Agent and the Collateral Agent in their Permitted Discretion (it being understood that, unless a Specified ABL Event of Default shall have occurred and be continuing, in no event shall more than two field examinations and two inventory appraisals be permitted pursuant to this clause); provided that at the request of the Lead Borrower and at the expense of the Borrowers, additional field examinations and inventory appraisals may be conducted. Each of the Borrowers shall permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties and to examine and make extracts from its books and records, all at reasonable times during normal business hours and upon reasonable advance notice in connection with the exercise of the rights described in the foregoing provisions of this clause (b); provided that (A) no such visit or inspection shall unduly interfere with the business or operations of any Borrower or Group Member, nor result in any damage to any property or other Collateral of such Borrower or any other Group Member and (B) no inspection shall involve invasive testing without the prior written consent of the Lead Borrower.

SECTION 5.09 Compliance with Laws.

(a) Each of the Borrowers and each other Group Member will (i) comply in all material respects with Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws applicable to it and its property and (ii) maintain in effect policies and procedures reasonably designed to ensure compliance by the Lead Borrower and each other Group Member and their respective directors, officers, employees and agents with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws applicable to it and its property.

(b) Each of the Borrowers and each other Group Member will not, and will not authorize any of their respective directors, officers, employees, agents and representatives to, directly or indirectly, use any part of the proceeds of the Loans or Letters of Credit, or otherwise make available such proceeds, directly or indirectly, to any Person, (i) for the purpose of financing the activities of any Person that, at the time of such financing, is a Sanctioned Person (except to the extent authorized by applicable Requirements of Law) or (ii) in any other manner that would (x) constitute or give rise to a violation of Sanctions by or (y) reasonably be expected to result in the designation as a target of Sanctions of, Holdings, the Borrowers, each other Group Member or, to the knowledge of Holdings or the Lead Borrower, any other party hereto, including any Lenders.

(c) Each of the Borrowers and each other Group Member (i) will comply with all other Requirements of Law (including Environmental Laws, ERISA, the PBA (or other Canadian minimum pension standards legislation of provincial or federal jurisdiction) and the ITA, but excluding any Requirements of Law referred to in clause (a)) applicable to it or its property, (ii) shall cause all lessees and other Persons operating or occupying its properties to comply with such Requirements of Law and (iii) shall obtain, and maintain compliance with, and cause other Persons and lessees to obtain and maintain compliance with, all required Permits, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

The covenants set forth in this Section 5.09 by or with respect to any Foreign Subsidiary shall not be given to or by any person if and to the extent that the obligations under this Section 5.09 would be unenforceable to be given by or in respect of that person by reason of breach of, or would result in a breach by that person or conflict with any Requirements of Law applicable to such person (including pursuant to EU Regulation (EC) 2271/96 or Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).

SECTION 5.10 Use of Proceeds and Letters of Credit.

(a) [Reserved].

(b) The proceeds of Loans shall be utilized (i) on the Closing Date, (A) to cash collateralize existing LC Instruments, (B) to pay additional original issue discount or upfront fees in respect of the Credit Facilities, the First Lien Facilities or the Notes arising from market “flex” or “securities demand” actions, (C) for working capital needs and (D) in an amount not to exceed $200,000,000 (together with the amount of any First Lien RC Facility Loans under the First Lien Credit Agreement) to fund working capital adjustments or purchase price adjustments under the Acquisition Agreement and to pay Transaction Costs and for working capital needs and other general corporate purposes and (ii) after the Closing Date, for working capital, capital expenditures and for other general corporate purposes (including permitted acquisitions and the payment of permitted Restricted Payments) of the Group Members.

(c) The proceeds of Swingline Loans shall be utilized for working capital, capital expenditures and for other general corporate purposes (including permitted acquisitions and the payment of permitted Restricted Payments) of the Group Members.

(d) Letters of Credit may be issued (i) on the Closing Date, in the ordinary course of business and to replace or provide credit support for any existing LC Instruments (including by “grandfathering” such existing LC Instruments into the Credit Facilities) of the Group Members and (ii) after the Closing Date (including pursuant to any Additional/Replacement Commitments), for general corporate purposes or any other purpose not prohibited by the terms of the Loan Documents.

SECTION 5.11 Additional Subsidiaries; Further Assurances.

(a) If any additional Group Member is formed (including upon the formation of any Group Member that is a Delaware Divided LLC) or acquired after the Closing Date, unless such Subsidiary is an

Excluded Subsidiary, the Lead Borrower will, on or prior to the date that is the latest of (i) 90 days after such formation or acquisition, (ii) the date on which consolidated financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) for the fiscal quarter in which such formation or acquisition occurs and (iii) such later date as the Administrative Agent shall reasonably agree, notify the Administrative Agent of such formation or acquisition, as applicable, and take (or cause to be taken) all actions (if any) required to be taken with respect to such newly formed or acquired Group Member in order to satisfy the Collateral and Guarantee Requirement with respect to such Group Member, the assets of such Group Member and with respect to any Equity Interest in or Indebtedness of such Group Member owned by or on behalf of any Loan Party; provided that (i) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary ceasing to be an Excluded Subsidiary shall constitute the formation or acquisition of a Restricted Subsidiary for purposes of this Section 5.11 and (ii) any assets constituting Material Real Property shall be subject to the provisions of clause (b) below.

(b) If, after the Closing Date, any Material Real Property is acquired by the Lead Borrower or any other Loan Party or are owned by any Group Member on or after the time it becomes a Loan Party pursuant to clause (a) above (other than assets constituting Excluded Assets), the Lead Borrower will, within a commercially reasonable period of time, notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Lead Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent and to satisfy the Collateral and Guarantee Requirement within 120 days of such request by the Administrative Agent (or such later date as the Administrative Agent shall reasonably agree).

(c) Each of the Lead Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable Requirements of Law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties.

SECTION 5.12 [Reserved].

SECTION 5.13 Certain Post-Closing Obligations. On or prior to the applicable date set forth on Schedule 5.13 or such later date as the Administrative Agent (or, to the extent relating to Fixed Asset Priority Collateral, the administrative agent under the First Lien Facilities) reasonably agrees, the Borrowers shall deliver or cause to be delivered the documents or take the actions specified on Schedule 5.13 that would have been required to be delivered or taken on the Closing Date but for the proviso to Section 4.01(f), in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of “Collateral and Guarantee Requirement”; provided that the foregoing shall, in all cases, be subject to the limitations set forth on Schedule 5.13 or otherwise set forth in the applicable Loan Documents.

SECTION 5.14 Designation of Subsidiaries. The Lead Borrower (or, in the case of any Subsidiary of Holdings that is not a Subsidiary of the Lead Borrower, Holdings) may at any time after the Closing Date designate (or subsequently re-designate) any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after giving effect to such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (b) no Subsidiary shall be an Unrestricted Subsidiary unless it is also an “Unrestricted Subsidiary” for purposes of the First Lien Credit Agreement and the Notes Documents, (c) no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns Intellectual Property that is material to the business of the Lead Borrower and its Restricted Subsidiaries (taken as a whole) and (d) to the extent such designation of a Loan Party as an Unrestricted Subsidiary results in a decrease to the Aggregate Borrowing Base in excess of 10%, the Lead Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate, recomputing the Aggregate Borrowing Base on a pro forma basis after giving effect to such designation. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by each relevant Group Member therein at the date of designation in an amount equal to the Fair Market Value of the net assets of such Subsidiary attributable to each relevant Group Member’s equity Investment therein as determined by the Lead Borrower in good faith. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time (as applicable), (ii) a return on any Investment by each relevant Group Member in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value as of the date of such designation of the net assets of such Subsidiary attributable to each relevant Group Member’s equity Investment in such Subsidiary as determined by the Lead Borrower in good faith and (iii) the formation or acquisition of a Group Member for purposes of Section 5.11.

SECTION 5.15 Change in Nature of Business. Each of the Lead Borrower and each other Group Member will engage only in material lines of business substantially the same as those lines of business conducted by the Borrowers and the other Group Members on the Closing Date or any Similar Business.

SECTION 5.16 Accounting Changes. Each of Holdings and each Group Member will maintain its fiscal year as in effect on the Closing Date; provided, however, that (a) Holdings may change its (and, in connection therewith, cause each other Group Member to change its) fiscal year-end to December 31 or other date reasonably acceptable to the Administrative Agent, upon written notice to the Administrative Agent and (b) any Group Member may change its fiscal year to the same fiscal year as Holdings, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 5.17 Cash Management.

(a) With respect to each US Loan Party’s DDAs (other than Excluded Accounts), within 120 days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within the later of (x) 120 days of the Closing Date or (y) 30 days of the opening of such DDA (or such later date as the Administrative Agent may agree in its reasonable discretion) or, if acquired or assumed through a Permitted Acquisition after the Closing Date, within 120 days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the date any Person that owns such DDA becomes a US Loan Party hereunder, (i) each US Loan Party shall ensure that all payments received from any Account Debtor with respect to Accounts shall be deposited into DDAs, or into Excluded Accounts, (ii) each US Loan Party shall instruct (a “US DDA Instruction”) each bank or other depository institution that maintains a DDA (other than an Excluded Account) to cause all amounts on deposit and available at the close of each Business Day in such DDA (net of any required minimum balance) to be swept to a concentration deposit account maintained by any US Loan Party (each, a “US Concentration Account”) and (iii) each US Loan Party shall obtain from each bank or other depository institution that maintains a US Concentration Account a Deposit Account Control Agreement that provides for such bank or other depository institution, following its receipt of a Cash Dominion Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Cash Dominion Notice to the Lead Borrower), to transfer to the US Dominion Account, on a daily basis, all balances in such US Concentration Account for application, subject to clause (c) below, to the Loan Document Obligations then outstanding in accordance with Section 7.03 (the “US Sweep”); provided, that, following the termination of the Cash Dominion Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the US Sweep. From and after the dates required as set forth above, the US Borrowers shall ensure that the foregoing provisions of clauses (a)(i), (a)(ii) and (a)(iii) are satisfied in all material respects at all times.

(b) With respect to each German Borrower’s DDAs (other than Excluded Accounts), within 120 days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date or, if opened following the Closing Date, within the later of (x) 120 days of the Closing Date or (y) 30 days of the opening of such DDA (or such later date as the Administrative Agent may agree in its reasonable discretion) or, if acquired or assumed through a Permitted Acquisition after the Closing Date, within 120 days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the date any Person that owns such DDA becomes a German Borrower hereunder, (i) each German Borrower shall ensure that all payments received from any Account Debtor with respect to Accounts shall be deposited into DDAs, or into Excluded Accounts, (ii) each German Borrower shall instruct (a “German DDA Instruction”) each bank or other depository institution that maintains a DDA (other than an Excluded Account) to cause all amounts on deposit and available at the close of each Business Day in such DDA (net of any required minimum balance) to be swept to a concentration deposit account maintained by any German Borrower (each, a “German Concentration Account”) and (iii) each German Borrower shall obtain from each bank or other depository institution that maintains a German Concentration Account a Deposit Account Control Agreement that provides for such bank or other depository institution, following its receipt of a Cash Dominion Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Cash Dominion Notice to the Lead Borrower), to transfer to the German Dominion Account, on a daily basis, all balances in such German Concentration Account for application, subject to clause (c) below, to the Loan Document Obligations then outstanding in accordance with Section 7.03 (the “German Sweep”); provided, that, following the termination of the Cash Dominion Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the German Sweep. From and after the dates required as set forth above, the German Borrowers shall ensure that the foregoing provisions of clauses (b)(i), (b)(ii) and (b)(iii) are satisfied in all material respects at all times.

(c) For the avoidance of doubt, (i) so long as no Event of Default has occurred and is continuing and (ii) no Cash Dominion Period is then in effect, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the US Concentration Accounts and the German Concentration Accounts, as applicable.

(d) The Dominion Accounts shall be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Dominion Accounts, (ii) the funds on deposit in the Dominion Accounts shall at all times continue to be collateral security for all of the applicable Secured Obligations and (iii) the funds on deposit in the Dominion Accounts shall be applied as provided in this Agreement and, to the extent such funds constitute Collateral, the Intercreditor Agreement. Without limiting the obligations set forth in clause (a) above, each Loan Party agrees that it will not, at any time prior to the Termination Date, revoke any US DDA Instruction or German DDA Instruction except to the extent in connection with the closure of a DDA (or such DDA becoming an Excluded Account) while a Cash Dominion Period is not in effect.

(e) In the event that for a period of five consecutive Business Days (i) the Dollar Equivalent of the net positive balance of the Cash Pooling Accounts is greater than $20,000,000 and (ii) Specified Availability is less than 15.0% of the Line Cap, the Borrowers shall either (A) use commercially reasonable efforts to promptly transfer cash of Loan Parties on deposit in Cash Pooling Accounts into accounts that are not Excluded Accounts such that the Dollar Equivalent of the net positive balance of the Cash Pooling Accounts is less than or equal to $20,000,000 or (B) increase Specified Availability such that Specified Availability is equal to or greater than 15.0% of the Line Cap.

SECTION 5.18 Lender Calls. Solely to the extent the Lead Borrower is then required to participate in annual or quarterly conference calls with the lenders under the First Lien Credit Agreement, it shall notify the Administrative Agent of such calls reasonably in advance thereof, and shall afford the Lenders the opportunity to participate in such annual or quarterly conference calls.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date shall have occurred, each of Holdings (solely with respect to Section 6.06) and each Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) Each of the Lead Borrower and each other Group Member will not incur or permit to exist any Indebtedness, except:

(i) Indebtedness of any Borrower and any other Group Member under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.24);

(ii) (A) Indebtedness existing, or pursuant to commitments or arrangements existing (or, in the case of immaterial Indebtedness, anticipated), on the Closing Date and to the extent such Indebtedness is anticipated, but not yet existing, committed or such arrangement in effect, listed on Schedule 6.01, and (B) without duplication, any Permitted Refinancing of any such Indebtedness set forth in the immediately preceding subclause (A);

(iii) Guarantees (including any co-issuance) by the Lead Borrower and the other Group Members in respect of Indebtedness of (x) the Lead Borrower or any other Group Member otherwise permitted hereunder or (y) any Joint Ventures to the extent such Indebtedness could have been incurred by a Group Member in accordance with the terms of this Agreement (other than pursuant to this clause (iii)); provided that if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee by any Loan Party shall be subordinated to the Guarantee of the Loan Document Obligations on terms not materially less favorable, taken as a whole (as reasonably determined by the Lead Borrower), to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of the Lead Borrower or any other Group Member owing to the Lead Borrower or any other Group Member (to the extent such extension of credit is permitted by Section 6.04) (or issued to a Parent Entity which is substantially contemporaneously transferred to the Lead Borrower or any other Group Member); provided, that, all such Indebtedness of any Loan Party owing to any Group Member that is not a Loan Party shall, from and after the date that is 120 days after the Closing Date, be subordinated to the Loan Document Obligations (but only to the extent permitted by applicable Requirements of Law and not giving rise to adverse Tax consequences) on terms (A) not materially less favorable, taken as a whole (as reasonably determined by the Lead Borrower), to the Lenders as those set forth in the form of Intercompany Note or (B) otherwise reasonably satisfactory to the Administrative Agent; provided, further that, all such Indebtedness of any non-Loan Party owing to any Group Member that is a Loan Party shall be evidenced by an Intercompany Note and pledged as Collateral (but only to the extent permitted by applicable Requirements of Law and not giving rise to adverse Tax consequences (other than, in the absence of a Specified Tax Event, any adverse Tax consequences under Section 956 of the Code)) (in the case of each of (A) and (B), in each case to the extent such item of Indebtedness has a principal amount in excess of $25,000,000);

(v) (A) Indebtedness (including Capital Lease Obligations, purchase money indebtedness, mortgage financing, industrial revenue bonds, industrial development bonds or similar financings) of the Lead Borrower or any Group Member the proceeds of which are used to finance the acquisition, development, purchase, lease, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or other property (whether real or personal) (whether through the direct purchase of property or the Equity Interests of any person owning such property); provided that such Indebtedness is incurred concurrently with or within 365 days after the applicable acquisition, development, purchase, lease, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement); provided that, after giving Pro Forma Effect thereto and to the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (v)(A) shall not exceed an amount equal to the greater of (x) $700,000,000 and (y) 42.5% of Consolidated EBITDA for the most recently ended Test Period and (B) without duplication, any Permitted Refinancing of any such Indebtedness set forth in the immediately preceding subclause (A);

(vi) Indebtedness in respect of Swap Agreements not for speculative purposes (as determined at the time entered into);

(vii) (A) Indebtedness of any Person that (I) becomes a Group Member (or of any Person not previously a Group Member that is merged or consolidated with or into the Lead Borrower or a Group Member) after the date hereof as a result of a Permitted Acquisition or other Investment not prohibited by this Agreement or (II) is assumed by the Lead Borrower or any Group Member in connection with an acquisition of assets by the Lead Borrower or such Group Member in a Permitted Acquisition or other similar Investment not prohibited by this Agreement; provided that (1) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or Investment and (2)(x) the Lead Borrower is in compliance with the applicable ratio set forth in clause (c) of “Incremental Cap” (as defined in the First Lien Credit Agreement) based on whether such Indebtedness is secured by a pari passu Lien on the Collateral (relative to the Liens on the Collateral securing the First Lien Facilities) or a junior Lien on the Collateral (relative to the Liens on the Collateral securing the First Lien Facilities) or is unsecured or secured by Liens on assets not constituting Collateral (and for such purpose, such Indebtedness shall be deemed to have been incurred to finance an acquisition or other Investment permitted hereunder), calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (y) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of $500,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(viii) (A) Indebtedness in connection with (i) bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business, (ii) any Existing Receivables Financing or (iii) any other Permitted Receivables Financings and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(ix) Indebtedness representing obligations in respect of deferred compensation or similar obligations to Permitted Payees incurred in the ordinary course of business;

(x) Indebtedness consisting of promissory notes (A) issued to Permitted Payees or any holder of Equity Interests of any Parent Entity to finance the purchase or redemption of Equity Interests of the Lead Borrower (or any Parent Entity) permitted by Section 6.08(a) or (B) issued by any Group Member to any Parent Entity to backstop any note issued by such Parent Entity for the purposes set forth in subclause (A);

(xi) (A) Guarantees of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (B) Indebtedness arising from an agreement providing for indemnification obligations, payment obligations in respect of any non-compete, consulting or similar arrangement, or obligations in respect of purchase price, deferred purchase price (including adjustments thereof, contingent obligations, earn-outs and similar obligations) or progress payments for property or services, or other similar adjustments incurred in connection with any acquisition or other Investment, any Disposition or any other purchase or disposition of assets or Equity Interests not prohibited by this Agreement or consummated prior to the Closing Date and (C) Indebtedness arising from LC Instruments securing performance in respect of trade payables, warehouse receipts or similar facilities or any obligation described in subclause (A) or (B);

(xii) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred (x) pursuant to the Acquisition Agreement (and documents related thereto) or otherwise contemplated thereby, in each case in connection with the Transactions or (ii) in connection with any Permitted Acquisition or other Investment not prohibited hereunder;

(xiii) Indebtedness in respect of Cash Management Obligations, Permitted Treasury Arrangements and other Indebtedness in respect of netting services, overdraft protections, check drawing services and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, or the endorsement of instruments or other payment items for collection or deposit, in each case in the ordinary course of business;

(xiv) (A) Indebtedness, which may be secured in accordance with Section 6.02, of the Lead Borrower or any other Group Member; provided that after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this clause (xiv)(A) shall not exceed an amount equal to the greater of $1,100,000,000 and 67.5% of Consolidated EBITDA for the most recently ended Test Period; provided, further that the aggregate principal amount of Indebtedness then outstanding in reliance on this clause (xiv)(A) that is incurred by any non-Loan Party (when taken together with the aggregate principal amount of Indebtedness then outstanding that is incurred by non-Loan Parties pursuant to Section 6.01(a)(xxii)(A)(3) or Section 6.01(a)(xxiv)) shall not exceed an amount equal to the greater of $1,250,000,000 and 75% of Consolidated EBITDA for the most recently ended Test Period; and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xv) Indebtedness consisting of the financing of insurance premiums or obligations in respect of self-insurance, in each case, in the ordinary course of business;

(xvi) Indebtedness incurred by the Lead Borrower or any other Group Member (i) in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance (including premiums related thereto), health, disability or employee benefits and other social security laws and regulations (including in connection with Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the

German Social Code (Sozialgesetzbuch IV)), pension or retirement obligations, vacation pay, or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and (ii) to the extent required by applicable Requirements of Law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States, in each case of clauses (i) and (ii) including LC Instruments posted to support any of the foregoing;

(xvii) Indebtedness and obligations in respect of performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, bankers’ acceptance facilities, completion guarantees and other obligations of a like nature, leases, tenders, statutory obligations (including health, safety and environmental obligations), warranties, bids, government or trade contracts (including customer contracts), indemnities and similar obligations of the Lead Borrower or any other Group Member or obligations in respect of LC Instruments related to the foregoing, in each case in the ordinary course of business;

(xviii) Indebtedness consisting of (i) obligations in respect of incentive, supplier finance, supply, license or similar agreements, or take or pay obligations or contracts, in each case entered into in the ordinary course of business, (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business and/or (iii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(xix) (A) Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding not to exceed the greater of $450,000,000 and 27.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the preceding subclause (A);

(xx) [reserved];

(xxi) [reserved];

(xxii) (A) Indebtedness (the Indebtedness incurred pursuant to this Section 6.01(a)(xxii), the “Incremental Equivalent/Ratio Debt”) of the Lead Borrower or any other Group Member consisting of secured, subordinated or unsecured bonds, notes or debentures, secured or unsecured loans (or commitments to provide loans or other extensions of credit) (which bonds, notes, debentures, loans or commitments, if secured, may be (x) secured by Liens on the Collateral having (or intended to have) a priority ranking equal (without regard to the control of remedies) to the priority of the Liens on the Collateral securing the First Lien Facilities, (y) secured by Liens on the Collateral having (or intended to have) a priority ranking junior to the Liens on the Collateral securing the First Lien Facilities and/or (z) secured by Liens on assets that do not constitute Collateral); provided that:

(1) at the applicable time determined in accordance with Section 1.09(a) and after giving Pro Forma Effect thereto, the aggregate principal amount of Incremental Equivalent/Ratio Debt outstanding shall not exceed the “Incremental Cap” (as defined in the First Lien Credit Agreement),

(2) the Required Additional Debt Terms shall have been satisfied,

(3) at the applicable time determined in accordance with Section 1.09(a) and after giving Pro Forma Effect thereto, the aggregate principal amount of outstanding Indebtedness of any Restricted Subsidiary that is not a Loan Party and that is incurred in reliance on this clause (xxii) (when taken together with the aggregate principal amount of Indebtedness then outstanding that is incurred by non-Loan Parties pursuant to Section 6.01(a)(xiv) or Section 6.01(a)(xxiv)) shall not exceed an amount equal to the greater of (x) $1,250,000,000 and (y) 75% of Consolidated EBITDA for the most recently ended Test Period, and

(B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xxiii) (A) Permitted First Lien Facilities Debt, First Lien Cash Management Obligations and First Lien Swap Obligations, (B) Permitted Notes Debt and (C) without duplication, any Permitted Refinancing of any Indebtedness set forth in the preceding subclauses (A) or (B) (including (1) Permitted First Priority Refinancing Debt, (2) Permitted Second Priority Refinancing Debt, (3) Permitted Unsecured Refinancing Debt and (4) Permitted Debt Exchange Notes (in each case of (1) through (4), as defined in the First Lien Credit Agreement) and any Permitted Refinancing of the foregoing);

(xxiv) (A) Indebtedness of any Group Member that is not a Loan Party or of any Group Member that is a Foreign Subsidiary; provided that after giving Pro Forma Effect thereto, the aggregate principal amount of such Indebtedness outstanding in reliance on this clause (xxiv)(A) shall not exceed an amount equal to the greater of (x) $750,000,000 and (y) 45% of Consolidated EBITDA for the most recently ended Test Period; provided further, that after giving Pro Forma Effect thereto, the aggregate principal amount of such Indebtedness outstanding and incurred by non-Loan Parties in reliance on this clause (xxiv)(A) (when taken together with the aggregate principal amount of Indebtedness then outstanding that is incurred by non-Loan Parties pursuant to Section 6.01(a)(xiv) or Section 6.01(a)(xxii)(A)(3)) shall not exceed an amount equal to the greater of (x) $1,250,000,000 and (y) 75% of Consolidated EBITDA for the most recently ended Test Period, and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xxv) (A) Indebtedness of, or incurred on behalf of or representing Guarantees of Indebtedness of, Joint Ventures; provided that after giving Pro Forma Effect thereto, the aggregate principal amount of such Indebtedness outstanding in reliance on this clause (xxv)(A) shall not exceed an amount equal to the greater of (x) $700,000,000 and (y) 42.5% of Consolidated EBITDA for the most recently ended Test Period and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xxvi) (A) Indebtedness of any Group Member that is not a Loan Party or of any Group Member that is a Foreign Subsidiary incurred to fund working capital requirements; provided that after giving Pro Forma Effect thereto, the aggregate principal amount of such Indebtedness outstanding in reliance on this clause (xxvi)(A) shall not exceed an amount equal to the greater of (x) $300,000,000 and (y) 18% of Consolidated EBITDA for the most recently ended Test Period and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xxvii) (A) Contribution Indebtedness and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xxviii) additional unlimited Indebtedness, subject to the satisfaction of the Payment Conditions;

(xxix) Permitted Sponsor Debt;

(xxx) (A) Indebtedness in an aggregate principal amount outstanding at any time not to exceed the portion, if any, of the Restricted Payment Amount on the relevant date of determination that the Lead Borrower elects to apply pursuant to this clause and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A); provided, that any Indebtedness incurred by a Loan Party pursuant to this clause (xxx) shall either be (1) secured by ABL Priority Collateral on a junior lien basis to the Liens securing the Secured Obligations or (2) unsecured.

(xxxi) Indebtedness in respect of any LC Instrument issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, hereunder, under any First Lien Facility or under any Additional Letter of Credit Facility;

(xxxii) (A) Indebtedness supported by any Letter of Credit issued hereunder or any LC Instrument issued under any First Lien Facility or under any Additional Letter of Credit Facility or any other LC Instruments permitted hereunder and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xxxiii) [reserved];

(xxxiv) (A) to the extent constituting Indebtedness, obligations under the Acquisition Agreement, (B) Indebtedness in connection with the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other permitted acquisition (by merger, amalgamation or consolidation or otherwise) and (C) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclauses (A) and (B); and

(xxxv) all premiums (if any), interest (including post-petition interest), accretion or amortization of original issue discount, fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxiv) above.

(b) Each of the Borrowers and each other Group Member will not issue any Disqualified Equity Interests, except (i) Disqualified Equity Interests issued to and held by Holdings, any Borrower or any Group Member and (ii) Disqualified Equity Interests issued after the Closing Date; provided that in the case of this clause (ii) any such issuance of Disqualified Equity Interests shall be deemed to be an incurrence of Indebtedness and subject to the provisions set forth in Section 6.01(a).

SECTION 6.02 Liens. Each of the Borrowers and each other Group Member will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created under the Loan Documents, including Liens securing Incremental Facilities and Cash Collateralization of Letters of Credit as provided for herein;

(b) Permitted Encumbrances;

(c) (i) Liens existing on the Closing Date (other than Liens created under the First Lien Loan Documents or the Secured Notes Documents); provided that any Lien securing any individual item of Indebtedness or other obligations in excess of $20,000,000 individually shall be permitted under this clause (c) only if set forth on Schedule 6.02 and (ii) any modifications, replacements, renewals or extensions thereof and, without duplication, Liens in respect of any Permitted Refinancing of any Indebtedness secured thereby; provided that, except as otherwise permitted by this Section 6.02, such modified, replacement, renewal or extension Lien, and any such Lien securing any Permitted Refinancing, does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(d) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (i) such Liens attach concurrently with or within 365 days after the applicable acquisition, development, construction, purchase, lease, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of the property subject to such Liens or the date of such Permitted Refinancing, (ii) such Liens do not at any time encumber any property other than the property acquired, developed, purchased, leased, constructed, repaired, restored, replaced, maintained, upgraded, expanded or improved with the proceeds of such Indebtedness, except for accessions and additions to such property, replacements or improvements thereof, customary security deposits with respect thereto, related contract rights and payment intangibles, and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contracts rights and payment intangibles, and the proceeds and products of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of such type provided by one lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates;

(e) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of the Transactions, any Permitted Acquisition or any other Investment;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(g) Liens (including rights of set-off or netting) (i) of a collection bank arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code on items in the course of collection (or similar liens arising under the local Requirements of Law of any applicable jurisdiction) and (ii) in favor of a financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution that are within the general parameters customary in the banking industry or arising pursuant to such financial institution’s general terms and conditions;

(h) Liens (i) on cash or Cash Equivalents or escrow deposits (A) in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition not prohibited hereunder (or to secure LC Instruments posted in respect thereof), (B) in favor of any seller of property pursuant to a transaction not prohibited hereunder, to be applied against the purchase price for such transaction or (C) otherwise in connection with any escrow arrangements (or similar arrangements) with respect to any Investment or other acquisition of assets, Disposition or incurrence of Indebtedness, in each case not prohibited hereunder (including any letter of intent or purchase or other agreement with respect to any such Investment or other acquisition of assets, Disposition or incurrence of Indebtedness) or (ii) consisting of an agreement to dispose of any property in a Disposition;

(i) Liens on property, Equity Interests or other assets of any Group Member that is not a Loan Party or of any Group Member that is a Foreign Subsidiary, which Liens secure Indebtedness or other obligations of Group Members that are not Loan Parties or of Group Members that are Foreign Subsidiaries (in each case, to the extent such Indebtedness or other obligations are not prohibited hereunder);

(j) Liens granted by a Group Member that is not a Loan Party in favor of any Loan Party, Liens granted by a Group Member that is not a Loan Party in favor of any other Group Member that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(k) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Group Member, in each case after the Closing Date and Liens securing Permitted Refinancings thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Group Member and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof, replacements, accessions or additions thereto, or improvements thereon, or customary security deposits with respect thereto, and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) (provided it is understood and agreed that individual financings of the type permitted by Section 6.01(a)(v) provided by any lender may be cross-collateralized to other financings of such type provided by such lender and/or its Affiliates);

(l) Liens securing obligations of the type described in Section 6.01(a)(xix), which Liens in each case under this Section 6.02(l) may be (but are not required to be) secured by Liens on the Collateral so long as such Liens are subject to an Acceptable Intercreditor Agreement; provided that such Liens are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations (it being understood that such Liens on the Fixed Asset Priority Collateral may rank senior, equal in priority or junior to the Liens on the Fixed Asset Priority Collateral securing the Secured Obligations);

(m) Liens arising (i) out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for sale or purchase of goods and bailee arrangements, in each case in the ordinary course of business or (ii) by operation of law under Article 2 of the UCC (or any similar law of any jurisdiction);

(n) Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.04 arising out of such repurchase transaction;

(o) Liens (including rights of set-off or netting) encumbering reasonable and customary initial deposits and margin deposits and Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(p) Liens that are rights of set-off or netting (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers or contractual counterparties in the ordinary course of business;

(q) ground leases or subleases in respect of real property on which facilities owned or leased by the Lead Borrower or any other Group Member are located and any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property or any structure thereon (including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order) that does not materially interfere with the business of the Lead Borrower or the other Group Members, taken as a whole;

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s) Liens securing (i) Incremental Equivalent/Ratio Debt, (ii) Indebtedness incurred pursuant to Section 6.01(a)(xxviii), (iii) Indebtedness incurred pursuant to Section 6.01(a)(xxiii) (other than the Unsecured Notes) and (iv) in the case of the foregoing subclauses (i) through (iii), without duplication, any Permitted Refinancing thereof; provided that any such Indebtedness that is secured by Liens on the ABL Priority Collateral shall be subject to an Acceptable Intercreditor Agreement providing that such Liens are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations (it being understood that any such Indebtedness that is secured by a Lien on the Fixed Asset Priority Collateral may rank senior, equal in priority or junior to the Liens on the Fixed Asset Priority Collateral securing the Secured Obligations);

(t) (i) additional Liens; provided that after giving Pro Forma Effect thereto, the aggregate outstanding principal amount of obligations secured by Liens then outstanding in reliance on this clause (t) shall not exceed (A) the greater of (x) $1,100,000,000 and (y) 67.5% of Consolidated EBITDA for the most recently ended Test Period plus (B) the portion, if any, of the Restricted Payment Amount on the relevant date of determination that the Lead Borrower elects to apply pursuant to this clause (B); provided, further that, in the event that the Liens incurred pursuant to this clause (t)(i) are secured by Liens on the Collateral, then any associated Indebtedness that is secured by a Lien on the ABL Priority Collateral shall be subject to an Acceptable Intercreditor Agreement providing that such Liens are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations (it being understood that any such Indebtedness that is secured by a Lien on the Fixed Asset Priority Collateral may rank senior, equal in priority or junior to the Liens on the Fixed Asset Priority Collateral securing the Secured Obligations) and (ii) without duplication, Liens securing any Permitted Refinancing of any Indebtedness secured by a Lien set forth in the immediately preceding subclause (i);

(u) Liens on cash and Cash Equivalents in connection with the defeasance, redemption, satisfaction and/or discharge of Indebtedness;

(v) Liens (i) in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business, (ii) in connection with any Existing Receivables Financing, (iii) on Permitted Receivables Financing Assets or Liens on other assets granted pursuant to Standard Securitization Undertakings, in each case, incurred in connection with Permitted Receivables Financings permitted under Section 6.01 and (iv) securing Permitted Refinancings of the foregoing;

(w) receipt of progress payments and advances from customers in the ordinary course of business to the extent such receipt or advance, as applicable, creates a Lien on the related inventory and proceeds thereof;

(x) (i) Liens on Equity Interests of Joint Ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and agreements with respect to non-wholly-owned Subsidiaries;

(y) Liens in respect of Sale Leasebacks on the assets or property sold and leased back in such Sale Leaseback and Liens securing Permitted Refinancings thereof;

(z) Liens not securing Indebtedness for borrowed money that are customary in the operation of the business of the Lead Borrower and/or any other Group Member (as determined by the Lead Borrower in good faith);

(aa) Liens securing obligations of the type described in Section 6.01(a)(vi) and (xiii), which Liens in each case under this Section 6.02(aa) may be (but are not required to be) secured by Liens on the Collateral so long as such Liens are subject to an Acceptable Intercreditor Agreement;

(bb) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Requirements of Law, including but not limited to any Lien required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement;

(cc) Liens on (i) Cash Collateral granted in favor of any Lender and/or Issuing Bank created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement or any other Loan Document and (ii) cash collateral granted in favor of any lender and/or issuing bank in respect of Permitted First Lien Facilities Debt created as a result of any requirement or option to cash collateralize such Permitted First Lien Facilities Debt pursuant to the terms thereof;

(dd) Liens on assets not constituting ABL Priority Collateral;

(ee) Liens on the Equity Interests and assets of Joint Venture arrangements securing financing arrangements for the benefit of the applicable Joint Venture arrangement that are not prohibited under this Agreement and Liens on Equity Interests of Unrestricted Subsidiaries;

(ff) deposits by the Borrowers and the other Group Members made in the ordinary course of business and held by (or for the benefit of) (i) regulatory authorities in connection with state insurance licensing requirements, (ii) customers and contract counterparties including landlords and lessors or (iii) issuers of LC Instruments issued to Persons described in clauses (i) and (ii) above in the ordinary course of business for so long as such LC Instruments remain outstanding;

(gg) [reserved]; and

(hh) Liens securing obligations in respect of LC Instruments permitted under Section 6.01(a)(xi), (a)(xvi), (a)(xvii), (a)(xxxi) or (a)(xxxii).

SECTION 6.03 Fundamental Changes. Each of the Borrowers and each other Group Member will not merge into or consolidate or amalgamate with any other Person, or permit any Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Lead Borrower and the other Group Members (including, in each case, pursuant to a Delaware LLC Division), taken as a whole, to or in favor of any Person (other than as part of the Transactions), except that:

(a) any Group Member may merge, amalgamate or consolidate with or into the Lead Borrower or any other Group Member; provided that (i) in the case of any such merger, amalgamation or consolidation with or into the Lead Borrower, (A) (1) the Lead Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not the Lead Borrower (any such Person after giving effect to such transaction or transactions, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the laws of a Permitted Jurisdiction, (y) the Successor Borrower shall expressly assume all the obligations of the Lead Borrower under this Agreement and the other Loan Documents to which the Lead Borrower is a party pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Loan Party other than the Lead Borrower unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed in writing that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and the other Loan Documents to which such Successor Borrower is a party; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Lead Borrower under this Agreement and the other Loan Documents to which the Lead Borrower is a party; provided, that (x) the applicable Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation complies with this Agreement and (y) no Specified Event of Default exists immediately before or after giving effect to such merger, amalgamation or consolidation; provided, further, that the Lead Borrower agrees to provide any documentation and other information about the Successor Borrower at least three Business Days prior to the consummation of any such merger, amalgamation or consolidation as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten Business Days prior to the consummation of such merger, amalgamation or consolidation that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including Title III of the USA Patriot Act and the Canadian AML Act and (ii) in the case of any such merger, amalgamation or consolidation with or into any Loan Party, either (x) a Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Loan Party in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.04;

(b) the Lead Borrower and/or any Group Member may enter into any Permitted Reorganization, any IPO Reorganization Transaction and any Tax Restructuring;

(c) any Group Member may liquidate or dissolve if the Lead Borrower determines in good faith that such action is in the best interests of the Lead Borrower and the other Group Members, taken as a whole, and is not materially disadvantageous to the Lenders;

(d) any Group Member may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Lead Borrower or any other Group Member;

(e) any Group Member may form a Delaware Divided LLC and any Group Member that is a Delaware Divided LLC may liquidate or dissolve provided that, in each case, the Lead Borrower complies with Section 5.11 with respect to such Delaware Divided LLC to the extent applicable;

(f) any Group Member (subject to the proviso to clause (a) above in the case of the Lead Borrower) may merge, consolidate or amalgamate with any other Person, or dissolve or liquidate, solely in order to effect a Disposition not prohibited by Section 6.05 (other than Section 6.05(f)) or a Restricted Payment not prohibited by Section 6.08 (other than Section 6.08(a)(ii)), together with any related transaction not prohibited hereunder;

(g) any Group Member (subject to the proviso to clause (a) above in the case of the Lead Borrower) may merge, consolidate or amalgamate with any other Person solely in order to effect a Permitted Acquisition or other Investment not prohibited by Section 6.04 (other than Section 6.04(t)), together with any related transaction not prohibited hereunder; and

(h) Group Members may consummate the Transactions and any related transactions contemplated by the Acquisition Agreement (and documents related thereto).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Each of the Borrowers and each other Group Member will not make any Investment, except:

(a) Investments in cash and Cash Equivalents at the time such Investment is made;

(b) loans, advances and other credit extensions to Permitted Payees (i) for reasonable and customary business-related travel, entertainment, relocation (including moving expenses and costs of replacement homes), business machines or supplies, automobiles and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in any Parent Entity and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided in the case of this clause (iii) that either (x) no cash or Cash Equivalents are advanced in connection with such loan, advance or credit extension or (y) after giving Pro Forma Effect thereto, the aggregate principal amount of loans, advances and other credit extensions in cash or Cash Equivalents outstanding in reliance on clause (y) of this proviso shall not exceed the greater of $50,000,000 and 3.0% of Consolidated EBITDA for the most recently ended Test Period;

(c) Investments (i) by any Group Member in any other Group Member, in each case existing on the Closing Date, (ii) to the extent made, or committed to be made, by any Loan Party in any other Group Member that was a Loan Party at such time made, or committed to be made, but subsequently became an Excluded Subsidiary as a direct result of a Specified Tax Event, (iii) by any Group Member in any other Group Member, in the form of cash, Cash Equivalents, loans, advances or Guarantee or assumption of Indebtedness and (iv) by any Group Member in any other Group Member (or Person that will, upon such Investment, become a Group Member); provided that at the time any such Investment is made and after giving Pro Forma Effect thereto, the aggregate outstanding amount of all such Investments of Collateral made outside of the ordinary course of business by Loan Parties in Group Members that are not Loan Parties in reliance on this clause (c)(iv) shall not exceed the greater of (x) $650,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period;

(d) Investments (i) consisting of deposits, prepayments, rebates, extensions of credit in the nature of accounts receivable or notes receivable and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Lead Borrower or any other Group Member;

(e) Investments consisting of extensions of trade credit in the ordinary course of business;

(f) Investments (i) existing on the Closing Date and any modification, replacement, renewal, reinvestment or extension thereof or (ii) contractually committed to, or contemplated, on the Closing Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that (x) Investments in an individual amount in excess of $30,000,000 shall be permitted under this clause (f) only if set forth on Schedule 6.04(f) and (y) the amount of the original Investment permitted under this clause (f) is not increased except by the terms of such Investment existing on the Closing Date (including terms with respect to the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise not prohibited by this Section 6.04;

(g) Investments arising under or in connection with Swap Agreements not prohibited under Section 6.01;

(h) promissory notes and other Investments (including non-cash consideration) received in connection with Dispositions (or any other disposition of assets not constituting a Disposition) not prohibited by Section 6.05;

(i) Permitted Acquisitions;

(j) (i) obligations with respect to Guarantees provided by the Lead Borrower or any other Group Member in respect of leases and/or subleases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, (ii) obligations with respect to Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Lead Borrower and/or any other Group Members, in each case, entered into in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Swap Agreements, solely to the extent such commodities relate to the materials or products to be purchased by the Lead Borrower or any other Group Member;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicencees in the ordinary course of business;

(l) Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy, work-out, recapitalization or reorganization of any Person, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (iv) as a result of or in connection with settlement, compromise or resolution of (a) litigation, arbitration or other disputes or (b) obligations of trade creditors, suppliers, licensors, customers and other account debtors that were incurred in the ordinary course of business of the Lead Borrower or any other Group Member, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier, licensor, customer or other account debtor;

(m) (i) loans and advances to Holdings (or any direct or indirect parent of Holdings, including any Parent Entity) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings (or such direct or indirect parent of Holdings, including any Parent Entity) in accordance with Section 6.08(a) (other than clause (ii) thereof); provided that any such loan or advance shall reduce the amount of such applicable Restricted Payments thereafter permitted under Section 6.08(a) by a corresponding amount (if the applicable provision of Section 6.08(a) contains a maximum amount) for so long as, and to the extent that, such loan or advance remains outstanding; provided, further, that any conditions to the making of such Restricted Payment shall be satisfied and (ii) loans and advances to any Parent Entity in connection with the reimbursement of expenses incurred on behalf of the Lead Borrower or any other Group Member in the ordinary course of business;

(n) additional Investments; provided that after giving Pro Forma Effect thereto, the aggregate outstanding amount of such Investments made in reliance on this clause (n) (including the aggregate outstanding amount of all consideration paid in connection with all other Investments made in reliance on this clause (n), whether in the form of Indebtedness assumed or otherwise), shall not exceed the sum of (A) (i) the greater of (x) $900,000,000 and (y) 55% of Consolidated EBITDA for the most recently ended Test Period, plus (ii) Investments in an aggregate outstanding amount not to exceed the portion, if any, of the Restricted Payment Amount on the relevant date of determination that the Lead Borrower elects to apply pursuant to this clause (ii), plus (iii) Investments in an aggregate outstanding amount not to exceed the portion, if any, of the Restricted Debt Payment Amount on the relevant date of determination that the Lead Borrower elects to apply pursuant to this clause (iii), plus (B) the Available Equity Amount that is Not

Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (C) the Available Excluded Contribution Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(o) Investments (including in Joint Ventures, but excluding in any Unrestricted Subsidiaries or Holdings (in each case unless permitted pursuant to another clause of this Section 6.04)) in connection with any Permitted Reorganization, IPO Reorganization Transaction or any Tax Restructuring and, in each case, transactions relating thereto or contemplated thereby;

(p) loans and advances of payroll payments or other advances of salaries or compensation to Company Persons in the ordinary course of business and Investments in connection with any deferred compensation plan or arrangement for any Company Person (including any Investments made to comply with the requirements of Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV));

(q) Investments and other acquisitions to the extent that payment for such Investments or other acquisitions is made with Equity Interests of any Parent Entity or Qualified Equity Interests of the Lead Borrower or any Group Member;

(r) (i) Investments of a Group Member acquired after the Closing Date or of a Person merged or consolidated with the Lead Borrower or any other Group Member in accordance with this Section 6.04 or Section 6.03 after the Closing Date and (ii) Investments of an Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated a “Restricted Subsidiary”, in each case, (x) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation or such designation and were in existence on the date of such acquisition, merger or consolidation or such designation and (y) including any modification, replacement, renewal, reinvestment or extension thereof; provided that any such modification, replacement, renewal, reinvestment or extension thereof that results in an increase to such Investment, shall only be permitted to the extent (1) the full amount of such Investment (giving effect to such increase) would have been permitted pursuant to this clause (r) on the date of such acquisition, merger or consolidation or such designation or (2) such increase would otherwise be permissible as an Investment pursuant to another clause of this Section 6.04, in which case such increase shall be deemed incurred pursuant to such clause;

(s) in the event that the Lead Borrower or any other Group Member makes any Investment after the Closing Date in any Person that is not a Group Member and such Person subsequently becomes a Group Member, additional Investments in an amount equal to the Fair Market Value of such Investment as of the date on which such Person becomes a Group Member, without duplication of any return on Investment that is deemed to occur pursuant to Section 5.14 hereof and without duplication of amounts added to the Available Equity Amount;

(t) Investments consisting of Indebtedness (including Guarantees thereof), Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(t)) under Sections 6.01, 6.02, 6.03 (other than clause (g) thereof), 6.05 (other than clauses (f) and (x) thereof) and 6.08, respectively;

(u) additional unlimited Investments, subject to the satisfaction of the Payment Conditions;

(v) contributions in connection with compensation arrangements or to a “rabbi” trust for the benefit of Company Persons or other service providers of Holdings (or any Parent Entity), the Lead Borrower or any other Group Member or to any other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings, the Lead Borrower or any other Group Member;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses, subleases or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x) Investments in connection with any Permitted Receivables Financing permitted under Section 6.01, the contribution, sale or other transfer of Permitted Receivables Financing Assets, cash or Cash Equivalents made in connection with a Permitted Receivables Financing permitted under Section 6.01 or repurchases in connection with the foregoing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries to finance the purchase of receivables or related assets from the Lead Borrower or any other Group Member or to otherwise fund required reserves, the contribution of replacement or substitute assets to a Receivables Subsidiary and Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Financing or any related Indebtedness);

(y) (i) Investments made in connection with or to effect the Transactions and (ii) any Investments held by or committed to by the Purchased Companies or Purchased Consolidated Ventures on the Closing Date and permitted to remain (or not prohibited from remaining) outstanding after the Closing Date pursuant to the terms of the Acquisition Agreement;

(z) Investments (i) in Joint Ventures, (ii) in Similar Businesses or (iii) in any Group Member to enable such Group Member to make substantially concurrent Investments in Joint Ventures and/or Similar Businesses; provided that the aggregate outstanding amount of such Investments made in reliance on this clause (z) (without duplication) shall not exceed the greater of (x) $650,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period;

(aa) Investments (i) in Unrestricted Subsidiaries or (ii) in any Group Member to enable such Group Member to make substantially concurrent Investments in Unrestricted Subsidiaries; provided that the aggregate outstanding amount of such Investments made in reliance on this clause (aa) (without duplication) shall not exceed the greater of (x) $500,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period;

(bb) Investments made by any Group Member that is not a Loan Party or by any Group Member that is a Foreign Subsidiary in (i) Joint Ventures or (ii) any Group Member to enable such Group Member to make substantially concurrent Investments in Joint Ventures; provided that the aggregate outstanding amount of such Investments made in reliance on this clause (bb) (without duplication) shall not exceed the greater of (x) $1,250,000,000 and (y) 75% of Consolidated EBITDA for the most recently ended Test Period;

(cc) Investments made in Joint Ventures as required by, or made pursuant to, buy/sell and/or put/call arrangements between the Joint Venture parties set forth in Joint Venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business;

(dd) Investments that, if structured as Restricted Payments, would be permitted as such hereunder (other than by reference to this clause (dd)), which Investments shall, for the avoidance of doubt, constitute utilization, of the applicable Restricted Payments exception or capacity in the outstanding amount of such Investment at the applicable time;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable Requirements of Law;

(ff) [reserved];

(gg) Investments in connection with Cash Management Services, Permitted Treasury Arrangements and any related activities in the ordinary course of business;

(hh) Investments consisting of (i) the licensing or contribution of Intellectual Property pursuant to joint marketing, collaborations or other similar arrangements with other Persons and/or (ii) minority equity interests in customers received as part of fee arrangements, in each case, entered into in the ordinary course of business;

(ii) the conversion to Qualified Equity Interests of any Indebtedness owed by the Lead Borrower or any other Group Member and permitted by Section 6.01(a);

(jj) Restricted Subsidiaries of the Lead Borrower may be established or created (including pursuant to a Delaware LLC Division) if the Lead Borrower and such Restricted Subsidiary comply with the requirements of Section 5.11, if applicable; provided that if such new Restricted Subsidiary is created solely for the purpose of consummating an acquisition or other Investment permitted by this Section 6.04, and such new Restricted Subsidiary at no time holds any material assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.11 until the respective acquisition or other Investment is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(kk) Investments by Loan Parties in any Group Member that is not a Loan Party so long as such Investment is a part of a series of simultaneous Investments by the Lead Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in all proceeds of such intercompany Investment being invested in one or more Loan Parties;

(ll) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.04 and any other pledges or deposits permitted by Section 6.02; and

(mm) Term Loans (as defined in the First Lien Credit Agreement) repurchased pursuant to and subject to immediate cancellation in accordance with the First Lien Credit Agreement and, to the extent permitted (or not prohibited) by Section 6.08(b), loans or securities repurchased pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness.

Notwithstanding anything to the contrary herein, any Investment in the form of a transfer of title (or transfer of similar effect) of Intellectual Property that is material to the business of the Group Members taken as a whole (as determined by the Lead Borrower in good faith), (i) by Loan Parties in non-Loan Parties shall not be permitted except to the extent such Investment is made for a bona fide legitimate business purpose of the Group Members (as determined by the Lead Borrower in good faith) and (ii) in Unrestricted Subsidiaries shall not be permitted; provided, that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of title (or transfer of similar effect) with respect to Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive IP License in the ordinary course of business or any IP License entered into for legitimate business purposes that is only exclusive with respect to a particular type or field (or types or fields) of usage or a certain territory or group of territories, in each case that does not effectively result in the transfer of beneficial ownership of such Intellectual Property (it being understood that an exclusive licensee’s ability to enforce the applicable Intellectual Property within the applicable limited types(s) or field(s) of usage and/or territory(ies) of its exclusive license shall not be construed as a transfer of beneficial ownership).

SECTION 6.05 Asset Sales. Each of the Lead Borrower and each other Group Member will not (i) sell, transfer, lease or otherwise dispose of any asset (including any disposition of any asset to a Delaware Divided LLC pursuant to a Delaware LLC Division) (each, a “Disposition”), including any Equity Interest owned by it or (ii) issue any additional Equity Interest in such other Group Member (other than (A) issuing or otherwise Disposing of directors’ or officers’ qualifying shares or shares issued to foreign nationals to the extent required by applicable Requirements of Law, (B) issuing Equity Interests to the Lead Borrower or any other Group Member in compliance with Section 6.04 and (C) any non-wholly-owned Group Member issuing Equity Interests to each owner of its Equity Interests ratably based on their relative ownership interests), in each case, having a Fair Market Value in excess of (x) with respect to any single transaction or series of related transactions, the greater of (I) $32,000,000 and (II) 2.0% of Consolidated EBITDA for the most recently ended Test Period or (y) with respect to all other Dispositions in any fiscal year not excluded pursuant to subclause (x), the greater of (I) $75,000,000 and (II) 4.6% of Consolidated EBITDA for the most recently ended Test Period, for all such other transactions on an aggregate basis in any fiscal year, except:

(a) Dispositions set forth on Schedule 6.05 hereto;

(b) Dispositions of surplus, obsolete, used or worn out property or other property, in each case whether now owned or hereafter acquired, if made in the good faith determination of the Lead Borrower or the applicable Group Member and/or in the ordinary course of business and Dispositions of property no longer used or useful to, or economically practicable or commercially reasonable to maintain, and Dispositions of Intellectual Property that is not material to, or is no longer used in, the business of the Lead Borrower and the other Group Members (including (i) allowing any registration or application for registration of any such Intellectual Property to lapse, go abandoned or be invalidated or (ii) disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or otherwise allowing to lapse, expire, terminate or put into the public domain any such Intellectual Property, in each case, if the Lead Borrower determines in its reasonable business judgment that any of the foregoing does not materially interfere with or materially impair the business of the Lead Borrower and the other Group Members, taken as a whole);

(c) (i) Dispositions or consignments of inventory, goods held for sale, equipment or other assets (including leasehold or licensed interests in real property), including on an intercompany basis (x) in the ordinary course of business or (y) with respect to facilities that are temporarily not in use, held for sale or closed or the discontinuation of any product line or line of business, (ii) the leasing or subleasing of real property in the ordinary course of business and (iii) to the extent constituting a Disposition, the expiration of any option or similar agreement in respect of real or personal property;

(d) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets or services of comparable or greater value or usefulness to the business (including transactions covered by Section 1031 of the Code or any comparable provision of any foreign jurisdiction) as determined by the Lead Borrower in good faith or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(e) Dispositions of property to any Group Member; provided, that if the transferor in such transaction is a Loan Party, then either (i) the transferee is a Loan Party (other than Holdings), (ii) such Disposition is (x) for Fair Market Value or (y) pursuant to customary “cost plus” transfer pricing arrangements in the ordinary course of business or (iii) such Disposition, if treated as an Investment, would otherwise be made in compliance with Section 6.04;

(f) Dispositions permitted by Section 6.03, Investments permitted by, or made to effect Investments permitted by, Section 6.04, Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(f);

(g) Dispositions of cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(h) Dispositions of (A) accounts receivable, notes receivable, rights to payment or other current assets or, in each case, participations therein, in the ordinary course of business or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable or rights to payment in connection with the collection or compromise thereof or as part of any bankruptcy or reorganization process (including any discount or forgiveness in connection with the foregoing) and (B) assets in connection with any Existing Receivables Financing or Permitted Receivables Financing Assets pursuant to any other Permitted Receivables Financing permitted under Section 6.01 (including Equity Interests in any Subsidiary all or substantially all of the assets of which are Permitted Receivables Financing Assets);

(i) Dispositions constituting, and terminations of, leases, subleases, licenses, sublicenses or cross-licenses (including of Intellectual Property or technology and any Disposition of improvements made to leased real property resulting from any such Disposition), the Disposition or termination of which (i) is made in the ordinary course of business, (ii) does not materially interfere with the business of the Lead Borrower and the other Group Members, taken as a whole or (iii) relates to facilities that are temporarily not in use, held for sale or closed or the discontinuation of any product line or line of business;

(j) transfers of property subject to, or otherwise as a result of, Casualty Events;

(k) additional Dispositions (including the sale or issuance of Equity Interests); provided that (i) such Disposition is made for Fair Market Value, (ii) other than any Dispositions pursuant to this clause (k) involving assets with a Fair Market Value of less than (A) with respect to any single transaction or series of related transactions, the greater of (x) $250,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period or (B) with respect to all other Dispositions in any fiscal year not excluded from the requirements of this clause (ii) pursuant to subclause (A), the greater of (x) $800,000,000 and (y) 47.5% of Consolidated EBITDA for the most recently ended Test Period, for all such transactions on an aggregate basis in any fiscal year (in each case other than any Permitted Asset Swap), the Lead Borrower or any other Group Member shall receive not less than 75.0% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap), together with all other Dispositions undertaken pursuant to this clause (k) since the Closing Date (on a cumulative basis), in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), (I) any Indebtedness or other liabilities (as shown on the consolidated balance sheet included in the financial statements most recently delivered on or prior to such date pursuant to Section 5.01(a) or (b) or in the footnotes thereto (or, if the incurrence of or increase in such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined by the Lead Borrower in good faith)) of the Lead Borrower or such other Group Member, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations (other than intercompany liabilities owing to a Group Member that is being Disposed of), that (1) are assumed by the transferee with respect to the applicable Disposition or (2) are otherwise cancelled or terminated in connection with the transaction with such transferee, and for which the Lead Borrower or such other Group Member shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (II) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition shall be deemed to be cash, (III) any securities or other obligations or assets received by the Lead Borrower or such other Group Member from such transferee (including earn-outs or similar obligations) that are converted by the Lead Borrower or such other Group Member into cash or Cash Equivalents or that by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash, (IV) any asset, Investment, expenditure or other reinvestment that would be a permitted reinvestment pursuant to Section 2.11(c)(i) shall be deemed to be cash and (V) any Designated Non-Cash Consideration received by the Lead Borrower or such other Group Member in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of the greater of (x) $600,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period (net of any Designated Non-Cash Consideration converted into cash or Cash Equivalents), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (iii) to the extent such Disposition results in a decrease to the Aggregate Borrowing Base in excess of 10%, the Lead Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate, recomputing the Aggregate Borrowing Base on a pro forma basis after giving effect to such Disposition;

(l) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to buy/sell and/or put/call arrangements between the Joint Venture parties set forth in, Joint Venture agreements and similar binding arrangements;

(m) Dispositions of any assets (including Equity Interests) acquired in connection with any acquisition or other Investment permitted hereunder, which assets are not core or principal to the business of the Lead Borrower and the other Group Members, including such Dispositions (x) made with the approval of (or to obtain the approval of) any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Lead Borrower to consummate any acquisition or other Investment permitted hereunder or (y) which, within 90 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Lead Borrower or any other Group Member or any of their respective businesses;

(n) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned such property (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from, or subject to, foreclosure, expropriation, forced disposition, casualty, eminent domain, condemnation proceedings or any similar action, or in lieu thereof, or that have been subject to a casualty or otherwise to the respective insurer of such real property as part of an insurance settlement;

(o) Dispositions of assets that do not constitute Collateral with an aggregate Fair Market Value, for all such assets disposed of pursuant to this clause (o) in any fiscal year, not to exceed the greater of (x) $300,000,000 and (y) 18% of Consolidated EBITDA for the most recently ended Test Period; provided that any unused amounts pursuant to this clause (o) during any fiscal year shall carry forward into succeeding fiscal years until applied and any unused amounts pursuant to this clause (o) with respect to the next succeeding fiscal year may, at the option of the Lead Borrower, be carried back to and used in the then current fiscal year;

(p) the Transactions and any Disposition contemplated in connection with the Transactions, including any Disposition consummated in accordance with the Acquisition Agreement;

(q) Dispositions in the form of Sale Leasebacks so long as (i) if such Sale Leaseback constitutes Indebtedness, the Lead Borrower is in compliance on a Pro Forma Basis with the applicable ratio set forth for Incremental Equivalent/Ratio Debt or such Indebtedness is permitted pursuant to Section 6.01(a)(v) or (ii) the Fair Market Value of all such assets disposed of pursuant to this clause (q)(ii) does not exceed the greater of $400,000,000 and 25% of Consolidated EBITDA as of the most recently ended Test Period;

(r) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(s) Dispositions of the Equity Interests or other securities of, or debt owed to any Group Member by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Equity Interests, Indebtedness or other securities of one or more Unrestricted Subsidiaries);

(t) Dispositions in connection with the undertaking or consummation of any Permitted Reorganization, any IPO Reorganization Transaction or any Tax Restructuring and, in each case, any transaction related thereto or contemplated thereby;

(u) the surrender or waiver of contractual rights and the surrender, release, settlement or waiver of contractual or litigation claims in the ordinary course of business or otherwise if the Lead Borrower determines in good faith that such action is in the best interests of the Lead Borrower and the other Group Members, taken as a whole, and is not materially disadvantageous to the Lenders;

(v) the termination or unwinding of any Swap Agreement;

(w) Dispositions of assets with an aggregate Fair Market Value, for all such assets disposed of pursuant to this clause (w) in any fiscal year, not to exceed the greater of (x) $300,000,000 and (y) 18% of Consolidated EBITDA for the most recently ended Test Period; provided that any unused amounts pursuant to this clause (w) during any fiscal year shall carry forward into succeeding fiscal years until so applied and any unused amounts pursuant to this clause (w) with respect to the next succeeding fiscal year may, at the option of the Lead Borrower, be carried back to and used in the then current fiscal year;

(x) Disposition of assets for Fair Market Value to effect transactions that, if structured as Restricted Payments or Investments, would be permitted as such hereunder (other than by reference to this clause (x)), which Dispositions shall, for the avoidance of doubt, constitute utilization of the applicable Restricted Payments or Investments exception or capacity, as applicable;

(y) Dispositions of any Subsidiary that is a Delaware Divided LLC and Dispositions to effect the formation of any Subsidiary that is a Delaware Divided LLC which Disposition is not otherwise prohibited hereunder, provided that the Lead Borrower complies with Section 5.11 with respect to such Delaware Divided LLC to the extent applicable;

(z) [reserved];

(aa) Dispositions of immaterial real property and related immaterial assets, in each case, in the ordinary course of business in connection with relocation activities for Permitted Payees;

(bb) Dispositions made to comply with any final order or other binding directive of any Governmental Authority having proper jurisdiction over the entity making such Disposition;

(cc) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(dd) any netting arrangement of accounts receivable between or among Group Members in the ordinary course of business;

(ee) [reserved];

(ff) Dispositions in connection with Cash Management Services, Permitted Treasury Arrangements and related activities, in each case, in the ordinary course of business;

(gg) any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the Lead Borrower or any other Group Member, so long as the Lead Borrower or such Group Member may obtain title to such asset upon reasonable notice by paying a nominal fee;

(hh) Dispositions of property or assets financed with Available Excluded Contribution Amounts if the proceeds of such Disposition are used to make Investments permitted by Section 6.04(n)(C) or Restricted Payments permitted by Section 6.08(a)(viii)(C); and

(ii) additional unlimited Dispositions, subject to the satisfaction of the Payment Conditions; provided that, to the extent such Disposition results in a decrease to the Aggregate Borrowing Base in excess of 10%, the Lead Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate, recomputing the Aggregate Borrowing Base on a pro forma basis after giving effect to such Disposition.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary herein, any Disposition in the form of a transfer of title (or transfer of similar effect) of Intellectual Property that is material to the business of the Group Members taken as a whole (as determined by the Lead Borrower in good faith), (i) by Loan Parties in non-Loan Parties shall not be permitted except to the extent such Disposition is made for a bona fide legitimate business purpose of the Group Members (as determined by the Lead Borrower in good faith) and (ii) in Unrestricted Subsidiaries shall not be permitted; provided, that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of title (or transfer of similar effect) with respect to Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive IP License in the ordinary course of business or any IP License entered into for legitimate business purposes that is only exclusive with respect to a particular type or field (or types or fields) of usage or a certain territory or group of territories, in each case that does not effectively result in the transfer of beneficial ownership of such Intellectual Property (it being understood that an exclusive licensee’s ability to enforce the applicable Intellectual Property within the applicable limited types(s) or field(s) of usage and/or territory(ies) of its exclusive license shall not be construed as a transfer of beneficial ownership).

SECTION 6.06 Holdings Covenant. Holdings will not incur any Indebtedness or Liens or engage in any material business activities or consummate any material transactions and will not conduct, transact or otherwise engage in any material business or material operations, in each case, other than:

(a) (i) the ownership and/or acquisition of the Equity Interests of the Lead Borrower (and indirectly any subsidiary or Joint Venture thereof or other indirect Equity Interests) and any IPO Shell Company (or any general partner of the Lead Borrower or any IPO Shell Company) and (ii) the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, its Equity Interests;

(b) the performance of obligations under and compliance with its Organizational Documents or other Requirement of Law (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Lead Borrower, its Subsidiaries and any IPO Shell Company;

(c) repurchases of Indebtedness through open market purchases and Dutch auctions (in the case of Loans (as defined in the First Lien Credit Agreement), to the extent permitted hereunder), the making of any loan to any Permitted Payee constituting (or that would constitute, to the extent Holdings were subject to Section 6.04) an Investment permitted under Section 6.04 and the making of any Investment (i) in the Lead Borrower or any Subsidiary and (ii) in any IPO Shell Company;

(d) participating in tax, accounting and other administrative matters related to any Parent Entity and the Lead Borrower, their respective Subsidiaries and any IPO Shell Company;

(e) (i) the entry into, and exercise of rights and performance of its obligations under and in connection with the Loan Documents, the First Lien Loan Documents and the Notes Documents, (ii) Guarantees (including of other Indebtedness of the Lead Borrower and the other Group Members) not prohibited under this Agreement, (iii) Guarantees of obligations (other than Indebtedness for borrowed money) of the Lead Borrower and the other Group Members and (iv) the grant of Liens in respect of the foregoing;

(f) any public offering of its common stock or any other issuance or registration of its Qualified Equity Interests for sale or resale (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Qualified Equity Interests), including the costs, fees and expenses related thereto;

(g) (i) holding of any cash, Cash Equivalents and other assets received from, or Investments made by, the Lead Borrower, any Subsidiary and any IPO Shell Company or contributions to the capital of, or proceeds from the issuance of, Equity Interests of the Parent Entities and (ii) the payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments expressly permitted to be made by Holdings under this Agreement or structured through Holdings and promptly contributed to a Subsidiary thereof in a manner not prohibited by this Agreement;

(h) incurring fees, costs and expenses relating to overhead and general operating expenses including professional fees for legal, tax and accounting issues and paying taxes;

(i) providing indemnification and expense reimbursement for its Company Persons;

(j) performing its obligations under the Acquisition Agreement and the other documents and agreements related thereto or contemplated thereby and performing its obligations under any document, agreement and/or Investment contemplated by the Transactions or that would not otherwise be prohibited by this Agreement if Holdings was a Group Member;

(k) activities reasonably incidental to the consummation of (i) an IPO, including the IPO Reorganization Transactions and payment of Public Company Costs, (ii) a Permitted Reorganization or (iii) a Tax Restructuring;

(l) activities incidental to the businesses or activities described in the foregoing clauses; and

(m) any Holdings Reorganization.

SECTION 6.07 Negative Pledge. Each of the Lead Borrower and each other Group Member will not enter into any agreement, instrument, deed or lease that prohibits or limits, in any material respect, the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues other than Excluded Assets, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (i) Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority, (ii) any Loan Document, (iii) the documentation governing any Permitted Notes Debt, (iv) the documentation governing any Permitted First Lien Facilities Debt, (v) the documentation governing any Permitted Receivables Financing or similar transaction permitted hereunder, (vi) the documentation governing any Incremental Equivalent/Ratio Debt, (vii) the documentation governing any Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Debt Exchange Notes (in each case of this clause (vii), as defined in the First Lien Credit Agreement), (viii) the documentation governing any Indebtedness incurred pursuant to Section 6.01(a)(xiv), (xix), (xxviii) or (xxx), (ix) Indebtedness otherwise permitted to be incurred pursuant to Section 6.01 by a Group Member that is not a Loan Party or by a Group Member that is a Foreign Subsidiary, (x) Indebtedness permitted to be incurred by Section 6.01 on a secured basis that is secured by assets that constitute Excluded Assets and/or (xi) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (x) above;

(b) restrictions and conditions (i) set forth in agreements to which any Group Member is party on the Closing Date or (ii) contemplated as of the Closing Date and set forth on Schedule 6.07(b) and, in each case of clause (i) and (ii), any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement, taken as a whole, materially expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary or any assets pending such Disposition; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are subject of such Disposition and such Disposition is not prohibited hereunder;

(d) restrictions by reason of customary provisions (including such provisions restricting assignments, leasing, subleasing, subletting, licensing, sublicensing, cross-licensing, the granting of Liens or other transfers) contained in leases, subleases, licenses, sublicenses, cross-licenses, Joint Venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (each of the foregoing, a “Covered Agreement”); provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement (including the assignment of such Covered Agreement);

(e) restrictions imposed by any agreement relating to secured Indebtedness of the type permitted by Section 6.01(v) (including if incurred pursuant to a separate exception) to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Group Member or assumed in connection with an acquisition of the property or Equity Interests of any Person; provided that such agreement was not entered into solely in contemplation of such Person becoming a Group Member and such restriction or condition does not apply to any Group Member other than such Person and its subsidiaries or such property or Equity Interests (or the Person or Persons and its or their subsidiaries bound thereby), as applicable;

(g) restrictions or conditions in any documentation governing any Indebtedness permitted pursuant to Section 6.01 to the extent such restrictions or conditions (i) are not materially more restrictive, taken as a whole, than customary market terms for Indebtedness of such type (as determined by the Lead Borrower in good faith) or (ii) are not materially more restrictive, taken as a whole, than the restrictions and conditions contained in this Agreement (as determined by the Lead Borrower in good faith);

(h) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business or other restrictions on cash (or Cash Equivalents) or deposits permitted under Section 6.02 and/or Section 6.04;

(i) [reserved];

(j) customary provisions (including provisions limiting the Disposition, distribution or encumbrance of assets or property) in partnership agreements, Organizational Documents and other governance documents, sale leaseback agreements, stock sale agreements, Joint Venture agreements and other similar agreements;

(k) net worth provisions contained in agreements entered into by any Group Member, so long as the Lead Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Group Members to meet their ongoing obligations;

(l) restrictions arising in any agreement relating to (i) any Cash Management Obligation to the extent such restrictions relate solely to the cash, bank accounts or other assets or activities subject to the applicable Cash Management Services, (ii) any Permitted Treasury Arrangement and (iii) any Swap Agreement;

(m) restrictions on the granting of a security interest in Intellectual Property contained in licenses, sublicenses or cross-licenses by any Group Member of such Intellectual Property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business; and

(n) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Lead Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) The Lead Borrower will not pay or make, directly or indirectly, any Restricted Payment, except:

(i) [reserved];

(ii) to the extent constituting a Restricted Payment, the Lead Borrower may consummate any transaction permitted by Section 6.03 (other than clause (f) thereof), Section 6.04 (other than Section 6.04(m)(i) and (t)), Section 6.05 (other than Section 6.05(f)) and Section 6.09 (other than Section 6.09(ix));

(iii) Restricted Payments (not consisting of cash or Cash Equivalents) made in lieu of fees or expenses (including by way of discount), in each case in connection with any Permitted Receivables Financing permitted under Section 6.01;

(iv) (A) the Lead Borrower may (or may make Restricted Payments to permit any Parent Entity to) (x) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Lead Borrower or any other Group Member or any Equity Interests of any Parent Entity (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to Holdings or the Lead Borrower substantially concurrently) of the sale or issuance (other than to the Lead Borrower or any other Group Member) of, other Equity Interests or rights to acquire its Equity Interests (“Refunding Equity Interests”) and (y) declare and pay dividends on any Treasury Equity Interests out of any such proceeds and (B) the Lead Borrower may make Restricted Payments payable solely in the form of Equity Interests (other than Disqualified Equity Interests, except to the extent issued by the Lead Borrower to Holdings or another Group Member);

(v) repurchases, redemptions, acquisitions or retirements of Equity Interests upon (or provisions for withholdings in connection with), or Restricted Payments to any Parent Entity to allow repurchases, redemptions, acquisitions or retirements of Equity Interests upon (or provisions for withholdings in connection with), the exercise of options, warrants, other incentive interests or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of, or Tax withholdings with respect to, such options, warrants, other incentive interests or other securities;

(vi) the Lead Borrower may redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) or make Restricted Payments to allow any Parent Entity to so redeem, retire, acquire or repurchase its Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), in each case, held directly or indirectly by Permitted Payees, upon or in connection with the death, disability, retirement or termination of employment or service of, or breach of restrictive covenants by, any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, stock subscription or equity incentive award agreement, employment termination agreement or any other employment agreements or equity holders’ agreement:

(A) so long as the aggregate amount of Restricted Payments made pursuant to this clause (A) in any fiscal year, together with the aggregate amount of loans and advances to Holdings (or any Parent Entity) previously made pursuant to Section 6.04(m) in lieu of Restricted Payments permitted by this clause (A), does not exceed the greater of (x) $125,000,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Test

Period (which shall increase to the greater of (x) $225,000,000 and (y) 13.5% of Consolidated EBITDA for the most recently ended Test Period following the consummation of an IPO); provided that any unused amounts pursuant to this clause (A) during any fiscal year shall carry forward into succeeding fiscal years;

(B) with the Net Proceeds obtained from any key-man life insurance policies; and

(C) with the amount of any cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Equity Interests of the Lead Borrower or any Parent Entity pursuant to any compensation arrangement, including any deferred compensation plan;

(vii) the Lead Borrower may make Restricted Payments to Holdings or any Parent Entity:

(A) (i) so long as Holdings and the Lead Borrower are each treated as pass-through entities for U.S. federal income tax purposes, to pay the U.S. federal, state and local net income tax liabilities of any direct or indirect owner of all or any part of the Lead Borrower’s equity in an amount determined by reference to an assumed tax rate not to exceed the greater of the combined effective rate that would be applicable to (1) a U.S. corporation or (2) a natural Person, in each case, that is resident in New York, NY, and that owns 100% of the equity of Holdings (taking into account any basis step-up in the Acquisition, the deductibility of state and local taxes (in the case of such U.S. corporation), any net operating losses or other tax attributes and the character of such income), solely to the extent such tax liabilities are attributable to net income from the Lead Borrower’s U.S. operations conducted by Restricted Subsidiaries that are Domestic Subsidiaries treated as pass-through entities for U.S. federal income tax purposes, without duplication of, and net of, any such taxes (including under Section 1446 of the Code) paid directly or withheld by Holdings and its subsidiaries or (ii) for any taxable year in which Holdings is not treated as a pass-through entity for U.S. federal income tax purposes, to pay the tax liabilities of Holdings to the extent such tax liabilities are attributable to the activities of, or Holdings’ ownership of, the Lead Borrower or its Subsidiaries and Joint Ventures (any such Restricted Payment permitted pursuant this paragraph (A), a “Permitted Tax Distribution”);

(B) the proceeds of which shall be used by such Parent Entity to pay (1) its general operating and compliance costs and expenses (including operating expenses and other corporate overhead costs and expenses (including administrative, legal, audit, accounting, tax and other reporting and similar costs and expenses)) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by Company Persons attributable to the ownership or operations of any Parent Entity, the Lead Borrower and the other Group Members, (3) fees, expenses and other amounts (x) due and payable by the Lead Borrower or the other Group Members and (y) otherwise permitted to be paid by the Lead Borrower and the other Group Members under this Agreement, (4) its costs, expenses and liabilities in connection with any litigation or arbitration attributable to the ownership or operations of Holdings, the Lead Borrower and the other Group Members and (5) payments that would otherwise be permitted to be paid directly by the Lead Borrower or the other Group Members pursuant to Section 6.09(iii), (v) or (x);

(C) the proceeds of which shall be used by Holdings (or any Parent Entity) to pay (1) franchise, excise and similar Taxes, and other fees, Taxes and expenses, required to maintain its organizational existence and (2) fees, expenses or Taxes described in clause (b) or (d) of the definition of “Net Proceeds” with respect to any Parent Entity or any direct or indirect equity holder thereof;

(D) the proceeds of which will be applied to the payment of advisory fees, consulting, expenses, indemnities, subsequent transaction fees and exit fees and other amounts as permitted pursuant to Section 6.09(x), and related indemnities and reasonable expenses;

(E) the proceeds of which shall be used by any Parent Entity to finance any Investment that would be permitted to be made by the Lead Borrower or any other Group Member pursuant to Section 6.04 other than Section 6.04(m)(i); provided that (1) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith and (2) such Parent Entity shall, promptly following the closing or consummation thereof or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the Lead Borrower or any such other Group Member (which contribution will not, for the avoidance of doubt, increase the Available Equity Amount) or (y) the Person formed or acquired to merge, amalgamate or consolidate with or into the Lead Borrower or such other Group Member to the extent such merger, amalgamation or consolidation is permitted by Section 6.03), in order to consummate such Investment, in each case in accordance with the requirements of Section 5.11;

(F) the proceeds of which shall be used to pay customary salary, bonus, long-term incentive, indemnity, severance and other benefits, including payments to service providers of the Lead Borrower or its subsidiaries pursuant to any equity plan (whether in the form of options, cash settled options or otherwise), payable to Company Persons, as well as applicable employment, social security or similar Taxes, in each case to the extent such salary, bonuses, incentives, indemnities, severance or other benefits are attributable to the ownership or operation of the Lead Borrower and its subsidiaries and/or Joint Ventures;

(G) the proceeds of which shall be used by any Parent Entity to pay (i) fees and expenses related to any successful or unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction not prohibited by this Agreement, in each case whether or not consummated, and including advisory, refinancing, subsequent transaction and exit fees of any Parent Entity and expenses and indemnities of any trustee, agent, arranger, underwriter or Person acting in a similar role and (ii) after the consummation of an IPO or issuance of debt securities, Public Company Costs;

(H) the proceeds of which shall be used for the payment of insurance premiums to the extent attributable to any Parent Entity, the Lead Borrower or any of its Subsidiaries;

(viii) in addition to the foregoing Restricted Payments, the Lead Borrower may make additional Restricted Payments to Holdings in an aggregate amount not to exceed the sum of (A) the portion, if any, of the Restricted Payment Amount on the relevant date of determination that the Lead Borrower elects to apply pursuant to this clause (A) plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment, so long as, in the case of any utilization of clause (b) of the definition of the Available Equity Amount pursuant to this clause (viii)(B), no Specified Event of Default has occurred and is continuing or would immediately result after giving Pro Forma Effect to such Restricted Payment at the applicable time determined in accordance with Section 1.09(a) plus (C) the Available Excluded Contribution Amount that is Not Otherwise Applied as in effect immediately prior to the time of making such Restricted Payment;

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests, except to the extent issued by the Lead Borrower to another Group Member) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (and in no event shall such contribution or issuance so utilized increase the Available Equity Amount) (other than Disqualified Equity Interests, except to the extent issued by the Lead Borrower to another Group Member);

(x) the Lead Borrower may make Restricted Payments to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential), pursuant to or in connection with any acquisition, merger, amalgamation or consolidation or Disposition that complies with Section 6.05 or any other transaction permitted hereunder;

(xi) Restricted Payments to any Parent Entity to enable such Parent Entity to (A) pay cash in lieu of the issuance of fractional Equity Interests in connection with any dividend, split, reverse split, the exercise of any warrant, option or other security convertible into or exchangeable for Equity Interests of such Parent Entity, or in connection with any merger, amalgamation, consolidation, other business combination, acquisition or other Investment not prohibited hereunder, or any combination of the foregoing and/or (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(xii) following the consummation of an IPO, the making of Restricted Payments to any Parent Entity to fund the payment of regular dividends or other amounts on such Parent Entity’s Equity Interests, in an aggregate amount per annum not to exceed the sum of (i) 7.0% of Market Capitalization and (ii) 6.0% per annum of the aggregate amount of proceeds from (x) a Qualifying IPO or (y) a SPAC IPO, to the extent of any cash held by the SPAC IPO Entity and remaining following the consummation of a SPAC IPO and, in each case of clause (x) or (y), received by, or contributed to, the Lead Borrower or any other Group Member;

(xiii) payments made by the Lead Borrower or any other Group Member in respect of withholding or similar Taxes payable upon exercise or vesting of Equity Interests by any Permitted Payee and any repurchases of Equity Interests in consideration of such payments or payments described in the preceding clauses (v), (vi) or (xi), including demand or deemed repurchases in connection with the exercise of stock options or warrants and the issuance or vesting of restricted stock, restricted stock units and similar stock based awards;

(xiv) additional Restricted Payments, subject to the satisfaction of the Payment Conditions;

(xv) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization, IPO Reorganization Transactions (other than with respect to clause (d) of the definition thereof) or Tax Restructuring; provided that if immediately after giving Pro Forma Effect to any such Permitted Reorganization, IPO Reorganization Transactions or Tax Restructuring and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Lead Borrower or another Group Member (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 6.08(a) (and constitute utilization of such other Restricted Payment exception or capacity);

(xvi) the Lead Borrower may make Restricted Payments the proceeds of which are applied (i) on or about the Closing Date, solely to effect the consummation of the Transactions, (ii) on and after the Closing Date, to satisfy any payment obligations owing, or as otherwise required, under the Acquisition Agreement or any Permitted Acquisition or other Investment not prohibited hereunder (including, in each case, payment of working capital and/or purchase price adjustments) and to pay related transaction costs and (iii) to satisfy any settlement of claims or actions in connection with the Transactions or any Permitted Acquisition or other Investment not prohibited hereunder or to satisfy indemnity or other similar obligations in connection with the Transactions or any Permitted Acquisition or other Investment not prohibited hereunder;

(xvii) [reserved]; and

(xviii) the Lead Borrower may make a Restricted Payment of the Equity Interests or other securities of, or debt owed to any Group Member by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Equity Interests, Indebtedness or other securities of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents received as an Investment from a Group Member.

(b) Each of the Lead Borrower and each other Group Member will not make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of any Subordinated Material Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Subordinated Material Indebtedness, in each case, prior to date that occurs one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) payment of regularly scheduled interest and principal payments, payments of fees, expenses, penalty interest and indemnification obligations when due in respect of any Indebtedness, other than payments in respect of any Subordinated Material Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings, purchases or repurchases, defeasances, redemptions, repayments, exchanges or other acquisitions or retirements of Subordinated Material Indebtedness with proceeds of Permitted Refinancing Indebtedness or other Subordinated Indebtedness (provided such other Subordinated Indebtedness matures no earlier than the Subordinated Material Indebtedness being refinanced, purchased or repurchased, defeased, redeemed, repaid, exchanged or acquired or retired), in each case, to the extent such Indebtedness is permitted to be incurred under Section 6.01;

(iii) (1) the conversion of any Subordinated Material Indebtedness to, or payments with, or with the proceeds of any issuance of, Equity Interests of the Lead Borrower, any other Group Member or any Parent Entity (but excluding Disqualified Equity Interests, other than those issued by any Parent Entity) and (2) mandatory redemptions of Disqualified Equity Interests;

(iv) prepayments, redemptions, purchases, defeasances and other payments or distributions in respect of Subordinated Material Indebtedness prior to their scheduled maturity in an aggregate amount not to exceed the sum of (A) the portion, if any, of the Restricted Debt Payment Amount on the relevant date of determination that the Lead Borrower elects to apply pursuant to this clause (A), plus (B) the portion, if any, of the Restricted Payment Amount on the relevant date of determination that the Lead Borrower elects to apply pursuant to this clause (B), plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Debt Payment, so long as, in the case of any utilization of clause (b) of the definition of Available Equity Amount pursuant to this clause (iv), no Specified Event of Default has occurred and is continuing or would immediately result after giving Pro Forma Effect to such Restricted Debt Payment at the applicable time determined in accordance with Section 1.09(a) plus (D) the Available Excluded Contribution Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Debt Payment;

(v) additional Restricted Debt Payments, subject to the satisfaction of the Payment Conditions;

(vi) Restricted Debt Payments in respect of Subordinated Indebtedness existing or assumed pursuant to Section 6.01(a)(vii);

(vii) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Indebtedness that is permitted under Section 6.01; and

(viii) payments as part of an applicable high yield discount obligation or AHYDO Catch-Up Payment.

(c) Neither the Lead Borrower nor any Group Member will amend or modify any documentation governing any Subordinated Material Indebtedness, unless (x) such amendment or modification is permitted pursuant to any applicable intercreditor or subordination agreement or (y) the Lead Borrower determines in good faith that the effect of such amendment or modification, taken as a whole, is not materially disadvantageous to the Lenders; provided that, for the avoidance of doubt, it is understood and agreed that the foregoing limitation shall not prohibit any Permitted Refinancing or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Subordinated Material Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or the consummation of any Restricted Debt Payment within 60 days after the date of declaration of such Restricted Payment or the giving of notice of such Restricted Debt Payment, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

SECTION 6.09 Transactions with Affiliates. Each of the Lead Borrower and each other Group Member will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving consideration in excess of the greater of (x) $200,000,000 and (y) 12.5% of Consolidated EBITDA for the Test Period most recently ended, in the case of any individual transaction, except:

(i) transactions with Holdings, the Lead Borrower or any other Group Member (or any entity that becomes a Group Member as a result of such transaction);

(ii) on terms not materially less favorable, taken as a whole, to the Lead Borrower or such other Group Member as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii) the Transactions, the payment of fees and expenses related to the Transactions and payments required under the Acquisition Agreement;

(iv) issuances of Equity Interests to the extent not otherwise prohibited by this Agreement;

(v) employment, consulting, severance and other service or benefit related arrangements between Holdings, the Lead Borrower and the other Group Members and their respective Company Persons in the ordinary course of business (including loans and advances pursuant to Sections 6.04(b) and 6.04(p), salary or guaranteed payments and bonuses) and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the ordinary course of business;

(vi) payments by any Group Members pursuant to Tax sharing agreements among any Parent Entity, the Lead Borrower and the other Group Members on customary terms to the extent attributable to the ownership or operation of the Lead Borrower and the other Group Members, to the extent payments are permitted by Section 6.08;

(vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, Company Persons in the ordinary course of business to the extent attributable to the ownership or operation of the Lead Borrower and the other Group Members;

(viii) transactions in existence or contemplated on the Closing Date and set forth on Schedule 6.09(viii) or any amendment, modification or extension thereof to the extent the effect of such amendment, modification or extension, taken as a whole, is not disadvantageous to the Lenders in any material respect;

(ix) (A) Guarantees permitted by Section 6.01 or Section 6.04, (B) Indebtedness permitted by Sections 6.01(a)(x), (xi) or (xii), (C) Investments permitted by Sections 6.04(b), (m), (o), (p), (r), (v), (x), (z), (aa), (cc), (ee), (gg), (ii), (jj), (kk), (ll) or (mm), (D) Restricted Payments permitted by Section 6.08 and loans and advances in lieu thereof pursuant to Section 6.04(m)(i) and Restricted Debt Payments permitted by Section 6.08 and (E) transactions permitted by Section 6.03, 6.05 or 6.07;

(x) payments by the Lead Borrower or any other Group Member (including any payment to any Parent Entity for further payment by such Parent Entity), (A) to reimburse the Sponsor, the Co-Investor and any of their respective Affiliates and designees for any out-of-pocket costs and expenses incurred in connection with the provision of any management, advisory, consulting or other similar services, (B) for indemnification and similar expenses, (C) for customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, which payments are approved by the majority of the Board of Directors or a majority of the disinterested members of the Board of Directors of Holdings in good faith, (D) for customary termination fees payable to the Investors, (E) to pay transaction fees to the Sponsor or Co-Investor; provided that, in the case of this subclause (E), such transaction fees shall not exceed, with respect to any transaction, 1.0% of the total enterprise value of Holdings and its Subsidiaries, taken as a whole, after giving effect to such transaction, as determined by the Board of Directors of Holdings in good faith using customary and appropriate valuation methodologies and (F) to pay management, monitoring and consulting fees to the Sponsor or Co-Investor; provided that, in the case of this subclause (F), (1) such fees shall not exceed, with respect to any fiscal year, the greater of (x) $49,000,000 and (y) 3.0% of Consolidated EBITDA as of the most recently ended Test Period and (2) any unused amounts pursuant to this subclause (F) during any fiscal year shall carry forward into succeeding fiscal years; provided, further, that, in the case of each of the foregoing subclauses (E) and (F), no such payments shall be made if a Specified Event of Default shall have occurred and be continuing or would immediately result after giving Pro Forma Effect to such payments (it being agreed that such amounts may accrue, but not be payable in cash during such period; provided, that all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Specified Event of Default);

(xi) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any Permitted Payee;

(xii) Holdings and its Subsidiaries may undertake or consummate or otherwise be subject to any Permitted Reorganization, any IPO Reorganization Transactions, any Tax Restructuring or any Holdings Reorganization;

(xiii) transactions in connection with any Existing Receivables Financing or any other Permitted Receivables Financing;

(xiv) any transaction (A) in respect of which Holdings delivers to the Administrative Agent a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Lead Borrower or the other applicable Group Members from a financial point of view or is on terms that are not materially less favorable, taken as a whole, to the Lead Borrower or the applicable other Group Member than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate or (B) approved by a majority of the disinterested members of the Board of Directors of Holdings in good faith;

(xv) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(xvi) transactions with customers, clients, Joint Venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business; and

(xvii) payment (including any payment to any Parent Entity for further payment by such Parent Entity) of reasonable out-of-pocket costs and expenses and indemnities to equity holders of any Parent Entity pursuant to any stockholders’ agreement or registration rights agreement.

SECTION 6.10 Financial Maintenance Covenant. As of the last day of each Test Period, in each case, only to the extent that the Financial Maintenance Covenant Test Period is ongoing, the Lead

Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of such Test Period to be less than 1.00:1.00 (the “Financial Maintenance Covenant”).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligations in respect of Letters of Credit when and as such principal or reimbursement obligations, as applicable, shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under any Loan Document, when and as such interest, fee or other amount, as applicable, shall become due and payable and in the currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Lead Borrower or any other Group Member in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or letter agreement furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, in the case of any such representation or warranty made or deemed made after the Closing Date, such representation or warranty shall remain untrue for a period of 30 days; provided, for the avoidance of doubt, that this clause (c) shall be limited, on the Closing Date, to the Specified Representations; provided, further, that any breach of representation, warranty or certification resulting from any matter described in clauses (l)(i) through (iv) below shall not result in an Event of Default under this provision or any other provision of any Loan Document;

(d) Holdings (as applicable) or any Group Member shall fail to (i) deliver a Borrowing Base Certificate required to be delivered pursuant to Section 5.01(h) within five Business Days of the date such Borrowing Base Certificate is required to be delivered (other than during a Cash Dominion Period, in which case such period shall be three Business Days), (ii) observe or perform any covenant, condition or agreement contained in Section 5.17 and such failure shall continue for a period of five consecutive Business Days after a Responsible Officer of the Lead Borrower becoming aware of such failure or (iii) observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Lead Borrower) or in Article VI; it being understood and agreed that (i) any Event of Default in respect of Section 5.02(a) shall be automatically deemed to be cured upon delivery of the relevant notice required thereunder (unless a Responsible Officer of the Lead Borrower had actual knowledge of the Default or Event of Default with respect to which such notice was required) or cure or waiver of the Default or Event of Default with respect to which such notice was required and (ii) any Event of Default in respect of the Financial Maintenance Covenant is subject to cure as provided in Section 7.02 and, so long as the Lead Borrower has a right to exercise the Cure Right, no Event of Default in respect of the Financial Maintenance Covenant shall occur (other than in respect of determining whether the condition in Section 4.02(b) has been satisfied) until the Cure End Date, and then only to the extent the Cure Amount (in an amount sufficient to comply with the Financial Maintenance Covenant for such fiscal quarter) has not been received on or prior to such date in accordance with Section 7.02;

(e) Holdings (as applicable) or any Group Member shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied or unwaived for thirty (30) days after receipt by the Lead Borrower of written notice thereof from the Administrative Agent;

(f) the Lead Borrower or any other Group Member shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as such payment shall become due and payable (with all applicable grace and notice periods having expired), and such default in payment has not been remedied or been waived by the requisite holders of such Indebtedness;

(g) any event or condition (other than any event or condition described in clause (f) above) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace and notice periods having expired) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition has not been remedied or been waived by the requisite holders of such Material Indebtedness; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness, (iii) any Permitted First Lien Facilities Debt as a result of breach of any financial maintenance covenant (including the Financial Maintenance Covenant (as defined in the First Lien Credit Agreement)) until the earlier of (x) the date on which such Indebtedness has been accelerated as a result of any such event or condition and (y) the date on which the applicable agent or lenders thereunder has exercised secured creditor remedies as a result of such event or condition or (iv) the conversion of, or the satisfaction of any condition to the conversion of, any Convertible Indebtedness (to the extent constituting Material Indebtedness); provided, further, that any failure, event or condition described in the preceding clause (f) or this clause (g) (A) shall only constitute an Event of Default hereunder if such failure, event or condition is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VII and (B) shall not result in a Default or Event of Default hereunder while any grace or notice period applicable to such failure, event or condition remains in effect;

(h) (x) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Lead Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, liquidator or provisional liquidator or similar official for Holdings, the Lead Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 consecutive days or (y) an order or decree approving or ordering any of the foregoing shall be entered, which order or decree has not been stayed or dismissed;

(i) Holdings, the Lead Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, provisional liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h)(x) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, liquidator or provincial liquidator or similar official for Holdings, the Lead Borrower or any Significant

Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of the greater of (x) $350,000,000 and (y) 22.5% of Consolidated EBITDA for the most recently ended Test Period (to the extent not covered by either (i) insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation or (ii) another creditworthy (as reasonably determined by the Administrative Agent) third-party indemnitor) shall be rendered against the Lead Borrower, any other Group Member or any combination thereof and such judgment shall remain unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;

(k) (i) an ERISA Event or a Canadian Pension Event occurs that individually or together with all other ERISA Events or Canadian Pension Events that have occurred results in liability of any Borrower or any Group Member under Title IV of ERISA with respect to a Plan or under non-U.S. law with respect to a Foreign Pension Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect or (ii) any of any Borrower or any Group Member fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan or under a Canadian Multi-employer Pension Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction not prohibited by this Agreement, (ii) as a result of the Administrative Agent’s failure, or the failure of any “controlling agent” under any Intercreditor Agreement to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it or (B) file Uniform Commercial Code continuation statements or PPSA financing change statements (or similar equivalent statements), (iii) as to Collateral consisting of real property, to the extent that (x) such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (y) such deficiency arose through no fault of any Loan Party and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof or (iv) solely as a result of acts or omissions of the Administrative Agent or any “controlling agent” under any Intercreditor Agreement in contravention of such Person’s duties under the applicable Loan Document;

(m) (i) this Agreement, any material Security Document or any material Guarantee of the Secured Obligations shall for any reason not be (or asserted by any Loan Party in writing not to be) a legal, valid and binding obligation of any Loan Party party thereto other than as expressly permitted hereunder or thereunder or (ii) any contractual subordination provision in respect of any Material Indebtedness shall for any reason not be (or asserted by any Loan Party in writing not to be) enforceable other than as expressly permitted hereunder or thereunder; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Lead Borrower described in clause (h)(y) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may at the request of the Required Lenders, by written notice to the Lead Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the

Borrowers accrued hereunder with respect thereto, shall become due and payable immediately and (iii) require the deposit of Cash Collateral in respect of LC Exposure as provided in Section 2.04(j), in each case without presentment, demand, protest or other notice of any kind (other than written notice to the Lead Borrower as set forth above), all of which are hereby waived by Holdings, the Lead Borrower and each other Loan Party; and in the case of any event with respect to the Lead Borrower described in clause (h)(y) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Lead Borrower accrued hereunder, shall immediately and automatically become due and payable and the deposit of such Cash Collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings, the Lead Borrower and each other Loan Party.

SECTION 7.02 Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Lead Borrower fails to comply with the requirements of the Financial Maintenance Covenant as of the last day of any Test Period, at any time after the beginning of such fiscal period until the expiration of the fifteenth Business Day subsequent to the later of (x) the date on which the financial statements with respect to such Test Period are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable and (y) the commencement of the applicable Financial Maintenance Covenant Test Period (the 15th Business Day following such later date, the “Cure End Date”), the Lead Borrower shall have the right to issue Qualified Equity Interests or other Equity Interests reasonably satisfactory to the Administrative Agent (each such issuance taken pursuant to and in accordance with this Section 7.02, a “Specified Equity Issuance”) for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests or other Equity Interests reasonably satisfactory to the Administrative Agent, in each case, which are contributed to the Lead Borrower in the form of cash (collectively, the “Cure Right”), and upon the receipt by the Lead Borrower of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by the Lead Borrower of such Cure Right, the Financial Maintenance Covenant, shall be recalculated giving effect to the following pro forma adjustment:

(a) Consolidated EBITDA shall be increased solely with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Maintenance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b) if, after giving effect to the foregoing recalculation, the Lead Borrower shall then be in compliance with the requirements of the Financial Maintenance Covenant, the Lead Borrower shall be deemed to have satisfied the requirements of the Financial Maintenance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Maintenance Covenant that had occurred (and any other Default or Event of Default as a result thereof) shall be deemed cured for the purposes of this Agreement;

(c) upon the Administrative Agent’s receipt of a written notice from the Lead Borrower (or telephonic notice promptly confirmed thereafter by delivery of a written notice) that the Lead Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the Cure End Date to which such Notice of Intent to Cure relates, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans, terminate the Commitments or demand Cash Collateral, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case, solely on the basis of the relevant failure to comply with Section 6.10;

(d) notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Lead Borrower there shall be at least two fiscal quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than, the amount required for purposes of complying with the Financial Maintenance Covenant (or, in any case, if greater, the amount required to be in pro forma compliance with any financial covenant with respect to any other Indebtedness that is being cured). Notwithstanding any other provision in this Agreement to the contrary, during any Test Period in which any Cure Amount is included in the calculation of Consolidated EBITDA as a result of any exercise of the Cure Right, the Cure Amount received pursuant to any exercise of such Cure Right shall be (A) counted solely as an increase to Consolidated EBITDA for the purpose of determining compliance with Section 6.10 and (B) disregarded for purposes of determining any financial ratio-based conditions or provisions, pricing or any available basket under this Agreement; and

(e) no Lender or Issuing Bank shall be required to make any Credit Extension (other than any amendment, modification, renewal or extension of a Letter of Credit that does not increase the face amount thereof) from and after the earlier of (x) the occurrence of the relevant Event of Default and (y) such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received.

SECTION 7.03 Application of Proceeds. Subject to the Intercreditor Agreements, after the exercise of remedies provided for in Section 7.01, the Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

(a) In the case of any proceeds of, or cash constituting, US Collateral, and prior to the occurrence of a Specified Tax Event in the case of any proceeds of, or cash constituting, Mexican Collateral (or other Collateral owned by a Non-US Loan Party (other than a German Loan Party)):

FIRST, to the payment in full of all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Collateral Agent and Administrative Agent in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the US Secured Obligations, as the case may be, including all reasonable and documented or invoiced out-of-pocket court costs and fees and expenses of its agents and fees, charges and disbursements of legal counsel payable under this Agreement and in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the US Secured Obligations, as the case may be, the repayment of all advances made by the Collateral Agent and Administrative Agent hereunder or under any other Loan Document on behalf of any US Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, in each case to the extent reimbursable in accordance with this Agreement or the other Loan Documents, as applicable;

SECOND, to the payment in full of that portion of the US Secured Obligations (other than US Secured Swap Obligations, US Secured Cash Management Obligations and US Other Secured Obligations) constituting fees, indemnities and other amounts (other than principal and interest) payable to the Secured Parties under the Loan Documents (including fees, charges and disbursements of counsel to the respective Secured Parties arising under the Loan Documents and amounts payable under Sections 2.17 and 2.23 of this Agreement) ratably among the Secured Parties in proportion to the respective amounts described in this clause SECOND payable to them;

THIRD, to the payment in full of that portion of the US Secured Obligations constituting accrued and unpaid interest on the US Swingline Loans;

FOURTH, to the payment in full of that portion of the US Secured Obligations constituting unpaid principal of the US Swingline Loans and US Protective Advances;

FIFTH, to the payment in full of that portion of the US Secured Obligations constituting accrued and unpaid interest on the US Loans (other than the US Swingline Loans) and other US Secured Obligations (other than US Secured Swap Obligations, US Secured Cash Management Obligations and US Other Secured Obligations) arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause FIFTH payable to them;

SIXTH, to the payment in full of that portion of the US Secured Obligations constituting unpaid principal of the US Loans and, to the extent subject to a Reserve (and only up to the amount that is subject to such Reserve (which shall in no event exceed the Secured Swap Obligations Amount, the Secured Cash Management Obligations Amount and the Other Secured Obligations Amount)), US Secured Swap Obligations, US Secured Cash Management Obligations and US Other Secured Obligations, ratably among the Lenders and the counterparties referred to in the definitions (or components thereof) of US Secured Swap Obligations, US Secured Cash Management Obligations and US Other Secured Obligations that are parties thereto in proportion to the respective amounts described in this clause SIXTH payable to them;

SEVENTH, the payment in full of that portion of the US Secured Obligations constituting unpaid principal of US Secured Swap Obligations, US Secured Cash Management Obligations and US Other Secured Obligations for which there is no applicable Reserve, ratably among the counterparties referred to in the definitions (or components thereof) of US Secured Swap Obligations, US Secured Cash Management Obligations and US Other Secured Obligations that are parties thereto in proportion to the respective amounts described in this clause SEVENTH payable to them; provided that in no event shall any payment for any portion of the US Secured Obligations constituting unpaid principal of US Other Secured Obligations pursuant to this clause SEVENTH, when taken together with any payment of any portion of the German Secured Obligations constituting unpaid principal of German Other Secured Obligations pursuant to clause “SEVENTH” of Section 7.03(b) below, exceed $~~50,000,000~~250,000,000 at any time (it being understood that ~~to~~ the ~~extent such~~ US Other Secured Obligations and German Other Secured Obligations ~~exceed such amount, US~~ designated first in time pursuant to the “Other Secured Obligations ~~and German Other Secured Obligations~~” definition up to the $250,000,000 amount shall receive ratable payment ~~unless otherwise provided for in the arrangements governing the applicable Other Secured Obligations~~);

EIGHTH, after the US Secured Obligations referred to above have been paid in full, in the order of priority set forth in Section 7.03(b) below (other than clauses “Eighth” and “Ninth” thereof); and

NINTH, the balance, if any, after the Secured Obligations referred to above have been paid in full, to the US Loan Parties (in the case of proceeds of US Collateral), the Mexican Loan Parties (in the case of proceeds of Mexican Collateral) or the other Non-US Loan Parties (other than the German Loan Parties) (in the case of any Collateral owned by them), their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(b) In the case of any proceeds of, or cash constituting, German Collateral and, after the occurrence of a Specified Tax Event, in the case of any proceeds of, or cash constituting Mexican Collateral (or other Collateral owned by a Non-US Loan Party (other than a German Loan Party)):

FIRST, to the payment in full of all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Collateral Agent and Administrative Agent in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the German Secured Obligations, as the case may be, including all reasonable and documented or invoiced out-of-pocket court costs and fees and expenses of its agents and fees, charges and disbursements of legal counsel payable under this Agreement and in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the German Secured Obligations, as the case may be, the repayment of all advances made by the Collateral Agent and Administrative Agent hereunder or under any other Loan Document on behalf of any German Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, in each case to the extent reimbursable in accordance with this Agreement or the other Loan Documents, as applicable;

SECOND, to the payment in full of that portion of the German Secured Obligations (other than German Secured Swap Obligations, German Secured Cash Management Obligations and German Other Secured Obligations) constituting fees, indemnities and other amounts (other than principal and interest) payable to the Secured Parties under the Loan Documents (including fees, charges and disbursements of counsel to the respective Secured Parties arising under the Loan Documents and amounts payable under Sections 2.17 and 2.23 of this Agreement) arising in respect of the German Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause SECOND payable to them;

THIRD, to the payment in full of that portion of the German Secured Obligations constituting accrued and unpaid interest on the German Swingline Loans;

FOURTH, to the payment in full of that portion of the German Secured Obligations constituting unpaid principal of the German Swingline Loans and the German Protective Advances;

FIFTH, to the payment in full of that portion of the German Secured Obligations constituting accrued and unpaid interest on the German Loans (other than the German Swingline Loans) and other German Secured Obligations (other than German Secured Swap Obligations, German Secured Cash Management Obligations and German Other Secured Obligations) arising under the Loan Documents in respect of the German Loans, ratably among the Lenders in proportion to the respective amounts described in this clause FIFTH payable to them;

SIXTH, to the payment in full of that portion of the German Secured Obligations constituting unpaid principal of the German Loans and, to the extent subject to a Reserve (and only up to the amount that is subject to such Reserve (which shall in no event exceed the Secured Swap Obligations Amount, the Secured Cash Management Obligations Amount and the Other Secured Obligations Amount), German Secured Swap Obligations, German Secured Cash Management Obligations and German Other Secured Obligations, ratably among the Lenders and the counterparties referred to in the definitions (or components thereof) of German Secured Swap Obligations, German Secured Cash Management Obligations and German Other Secured Obligations that are parties thereto in proportion to the respective amounts described in this clause SIXTH payable to them;

SEVENTH, the payment in full of that portion of the German Secured Obligations constituting unpaid principal of German Secured Swap Obligations, German Secured Cash Management Obligations and German Other Secured Obligations, for which there is no applicable Reserve, ratably among the counterparties referred to in the definitions (or components thereof) of German Secured Swap Obligations, German Secured Cash Management Obligations and German Other Secured Obligations that are parties thereto in proportion to the respective amounts described in this clause SEVENTH payable to them; provided that in no event shall any payment for any portion of the German Secured Obligations constituting unpaid principal of German Other Secured Obligations pursuant to this clause SEVENTH, when taken together with any payment of any portion of the US Secured Obligations constituting unpaid principal of US Other Secured Obligations pursuant to clause “SEVENTH” of Section 7.03(a) above, exceed $~~50,000,000~~250,000,000 at any time (it being understood that ~~to~~ the ~~extent such~~ US Other Secured Obligations and German Other Secured Obligations ~~exceed such amount, US~~ designated first in time pursuant to the “Other Secured Obligations ~~and German Other Secured Obligations~~” definition up to the $250,000,000 amount shall receive ratable payment ~~unless otherwise provided for in the arrangements governing the applicable Other Secured Obligations~~);

EIGHTH, to the extent that a Specified Tax Event has not occurred, after the German Secured Obligations referred to above have been paid in full, in the order of priority set forth in Section 7.03(a) above (other than clauses “Eighth” and “Ninth” thereof); and

NINTH, the balance, if any, after the Secured Obligations referred to above have been paid in full, to the German Loan Parties (in the case of proceeds of German Collateral), or the Mexican Loan Parties (in the case of proceeds of Mexican Collateral) or the other Non-US Loan Parties (other than the German Loan Parties) (in the case of any Collateral owned by them), their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(c) Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 General. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank, N.A. (acting through such of its Affiliates or branches as it deems appropriate) to serve as Administrative Agent and Collateral Agent under the Loan Documents, and authorizes the Administrative Agent and Collateral Agent to execute, deliver and administer the Loan Documents and to take such actions and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and, other than the Lead Borrower with respect to its removal and consent rights as expressly set forth herein, none of Holdings, the Lead Borrower or any of their respective subsidiaries shall have any rights as a third party beneficiary of any such provisions.

The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and Collateral Agent pursuant to this Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

The terms of the Initial Intercreditor Agreement, including the provisions thereof governing Single Lien Collateral, are hereby ratified and approved by the Secured Parties in all respects and the Secured Parties direct the Administrative Agent and Collateral Agent, as applicable, to bind itself to the terms thereof on behalf of the Secured Parties.

It is acknowledged and agreed that, if in accordance with applicable Requirements of Law or the Requirements of Law governing any applicable Security Document (including foreign Requirements of Law), security interests of a type (or on assets of a type) may not be (or customarily are not) granted to more than one collateral agent, trustee or similar representative (or in the interests of limiting the cost of more than one grant of security, including with respect to the notarization of any relevant security documents or inscription of any such security documents before relevant public registries, including any security over shares in German limited liability companies and certain Mexican assets, such as shares or equity interests), the security interests securing Secured Obligations may be granted to either the Collateral Agent, the First Lien Collateral Agent or any Common Collateral Agent for the benefit of all Applicable Secured Parties (as defined in the Initial Intercreditor Agreement), including (but not limited to) the Secured Parties, with the Security Documents creating such security interests allocated, to the extent feasible (in the good faith determination of the Lead Borrower) between the Collateral Agent and the First Lien Collateral Agent and/or Common Collateral Agent on the basis of whether the collateral the subject thereof is expected to primarily consist of ABL Priority Collateral or Fixed Asset Priority Collateral, respectively (the collateral subject to such security interests, “Single Lien Collateral”). The security interests in Single Lien Collateral will be held by the applicable agent upon the terms of the Intercreditor Agreements and the Security Documents.

In order to give effect to the foregoing, references herein and in the other Loan Documents to the Collateral Agent hereunder shall, in relation to Single Lien Collateral, unless the context otherwise requires, be deemed to include a reference to the Collateral Agent, the First Lien Collateral Agent and/or any Common Collateral Agent, as applicable, acting in such capacity, and the duties of the Collateral Agent hereunder to take any action shall in such case include a corresponding duty to direct the First Lien Collateral Agent or the Common Collateral Agent, as applicable, to take such action, to the extent applicable and to the extent such direction is permitted by the Intercreditor Agreements. The Administrative Agent and Collateral Agent hereby agree to provide such direction and the Secured Parties agree that the applicable agent shall in all cases be entitled to rely on any such direction.

In the case of Single Lien Collateral the subject of a security interest to be granted pursuant to a Security Document to be governed by the law of a jurisdiction other than the United States and Canada, if the Lead Borrower determines in good faith that the grant of a single security interest for the benefit of all Applicable Secured Parties (as defined in the Initial Intercreditor Agreement) as described above cannot be achieved after the use of commercially reasonable efforts, then (i) the Collateral Agent may be granted and hold any such Lien granted pursuant to such a Security Document primarily relating to ABL Priority Collateral solely for the benefit of the Secured Parties and (ii) the First Lien Collateral Agent or Common Collateral Agent may be granted and hold any such Lien granted pursuant to such a Security Document primarily relating to Fixed Asset Priority Collateral solely for the benefit of the Fixed Asset Secured Parties

(as defined in the Initial Intercreditor Agreement) or any class or series of them (and, for the avoidance of doubt, no such grant shall be required in favor of the Collateral Agent or any Secured Party).

Notwithstanding anything to the contrary herein, no inaccuracy or breach, as applicable, of any representation, warranty or covenant in any Loan Document relating to the grant, validity, enforceability, perfection or priority of any security interest shall occur, and no Default or Event of Default or other breach of the terms hereof or thereof shall occur, as a result of the collateral agency and intercreditor arrangements described in this Article VIII, in the Initial Intercreditor Agreement or in any other Acceptable Intercreditor Agreement. Notwithstanding anything to the contrary herein, for the avoidance of doubt, Citibank, N.A. (in its capacity as Collateral Agent) shall not be liable to any Secured Party for (i) any security interests (including any related obligations) granted to the Common Collateral Agent or (ii) any actions taken or omitted by the Common Collateral Agent.

By accepting the benefits of the Collateral and the Guarantees provided under the Loan Documents, each Secured Party that is a party to any Swap Agreement the obligations under which constitute Secured Swap Obligations shall be deemed to have appointed and authorized each of the Administrative Agent and the Collateral Agent to serve as the administrative agent and the collateral agent, respectively, under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise such rights and powers as though it were not the Administrative Agent, the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity, and such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Lead Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion (including on the advice of counsel), may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Lead Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or a Majority in Interest of the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02 and/or in the last paragraph of Section 7.01 (as applicable)) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such

Default is given to the Administrative Agent by Holdings, the Lead Borrower, a Lender or an Issuing Bank and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the existence, value, sufficiency or collectability of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation or determination of (x) the LC Exposure or Swingline Exposure or the component amounts thereof, (y) the Dollar Equivalent or (z) the terms and conditions of any Intercreditor Agreement.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Responsible Officer of such Person), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Lead Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

The Administrative Agent or Collateral Agent may resign upon 30 days’ written notice to the Lenders, the Issuing Banks and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Lead Borrower’s consent (such consent not to be unreasonably withheld or delayed, and such consent not to be required if a Specified Event of Default has occurred and is continuing), to appoint a successor, which shall be a commercial bank or trust company with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives written notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, with the Lead Borrower’s consent (such consent not to be unreasonably withheld or delayed, and such consent not to be required if a Specified Event of Default has occurred and is continuing) appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications above (the earlier of (x) the expiry of such 30-day period described in the first sentence of this paragraph and (y) the date upon which any such successor shall have been appointed in accordance herewith, the “Resignation Closing Date”); provided that if the Administrative Agent shall notify the Lead Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent is a Defaulting Lender or is an Affiliate of a Defaulting Lender, the Required Lenders or the Lead Borrower may, to the extent permitted by applicable Requirements of Law, remove such Person as Administrative Agent, in each case upon 10 days’ written notice to such Person, and the Required Lenders may, with the consent of the Lead Borrower (unless a Specified Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders, with the Lead Borrower’s consent (unless a Specified Event of Default has occurred and is continuing), and shall have accepted such appointment within 30 days (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.

With effect from the Resignation Closing Date or the Removal Closing Date (as applicable) (1) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed and (ii) with respect to any outstanding payment obligations of the retiring or removed Administrative Agent or Collateral Agent) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the retiring Administrative Agent or Collateral Agent, as applicable, appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent or Collateral Agent, as applicable (other than as provided in Section 2.17(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, as of the Resignation Closing Date or the Removal Closing Date, as applicable), and the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Article VIII. The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s, as applicable, resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of the matters referred to under clause (1) above. Notwithstanding anything to the contrary herein, no Disqualified Lender may be appointed as a successor Administrative Agent without the consent of the Lead Borrower.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Agent or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Agent or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption ~~or~~, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent or the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the provisions of this Article VIII, Section 9.15 and Section 9.17.

In furtherance of the foregoing and not in limitation thereof, no Swap Agreement, Cash Management Services or arrangements in respect of Other Secured Obligations, in each case the obligations under or in respect of which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Swap Agreement, a provider of such Cash Management Services or a counterparty in respect of Other Secured Obligations shall be deemed to have appointed the Administrative Agent and the Collateral Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Each of the Lenders, Issuing Banks and other Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to, and the Administrative Agent and Collateral Agent, as applicable, shall (a) release and terminate, or confirm or evidence any automatic release and termination of, any Guarantees and Liens created under the Loan Documents as provided in Section 9.15 or in any other Security Document and (b) subordinate, at the request of the Lead Borrower, any Lien on any property granted to or held by the Collateral Agent under any Security Document to the holder of any Lien on such property as provided in Section 9.15.

In case of the pendency of any proceeding with respect to any Loan Party under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.17 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute such monies or other property, as applicable;

and any custodian, receiver, receiver and manager, assignee, trustee, liquidator, provisional liquidator, sequestrator, administrator, controller, managing controller or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, no Lead Arranger shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, as fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective, or because of such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register), but in each case only to the extent that any Loan Party has not already indemnified the Administrative Agent for such amounts and without limiting the obligation of the Loan Parties to do so. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Each Lender and other Secured Party hereby appoints the Administrative Agent and Collateral Agent to act as its agent under and in connection with the relevant Security Documents, the Guarantee Agreement and the Intercreditor Agreements.

Except as otherwise expressly set forth on Annex A, all provisions of this Article VIII applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement.

SECTION 8.02 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole, reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.02 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.02(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.02(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.02(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender (the “Erroneous Payment Assigning Lender”) shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations owed by the Borrowers or any other Loan Party; provided that this Section 8.02 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Loan Document Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Loan Document Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof).

(h) In the event that a Loan is assigned pursuant to clause (d) above, then (i) for purposes of determining “Required Lenders”, “Majority in Interest”, “Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (x) the unused Commitment of the applicable Class of an Erroneous Payment Assigning Lender shall be deemed to be reduced by the Erroneous Payment Assigned Amount (as defined below) of such Erroneous Payment Assigning Lender and (y) the Erroneous Payment Assigned Amount held by the Administrative Agent shall be included as Loans of the applicable Class in any determination under such defined terms or provisions, (ii) the amount of the Applicable Commitment Fee payable to any Lender shall be calculated without giving effect to any such assignment such that such Applicable Commitment Fee shall not be increased or decreased as a result of such assignment, (iii) none of Availability, Average Availability and Specified Availability shall be increased or decreased as a result of such assignment such that the amount available to be borrowed by the Borrowers from the Erroneous Payment Assigning Lender in respect of the affected Class of Commitments shall not be increased as a result of such assignment and, for the avoidance of doubt, the determination of the applicable category set forth in Applicable Rate shall not be impacted as a result of such assignment, (iv) to the extent appropriate and relating to the determination of the proper recipient of any payment attributable to the applicable Erroneous Payment Assigned Amount, such Erroneous Payment Assigned Amount shall be treated as a part of the Aggregate Exposure, US Exposure and German Exposure, as applicable, of the Administrative Agent with respect to the affected Class and (v) otherwise, such Erroneous Payment Assigned Amount shall be treated as a part of the Aggregate Exposure, US Exposure and German Exposure of the applicable Class of the Erroneous Payment Assigning Lender, including for purposes of determining participations in Letters of Credit or Swingline Loans. For purposes hereof, “Erroneous Payment Assigned Amount” shall mean, as to any Erroneous Payment Assigning Lender, the principal amount assigned in accordance with clause (d) above (taking into account any prepayment or repayment from time to time of such principal amount in accordance with the terms of this Agreement).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, email or other electronic transmission, as follows:

(a) if to Holdings, the Lead Borrower or any other Loan Party, to:

c/o Clarios Global LP

5757 N Green Bay Ave

Milwaukee, WI 53209

Attention: Paul Feider

Email: paul.feider@clarios.com

and

5757 N Green Bay Ave

Milwaukee, WI 53209

Attention: Becky Kryger

Email: becky.J.kryger@clarios.com

and

c/o Brookfield Asset Management Inc.

250 Vesey St., 15th Floor

New York, NY 10281

Attention: Kristen Haase

Email: kristen.haase@brookfield.com

(b) if to the Administrative Agent or the Collateral Agent, to:

Citibank, N.A.

Citibank Delaware

1615 Brett Road

OPS III

New Castle, DE 19720

Attn: ABTF Agency Operations

Phone: (302) 894-6010

Fax: (646) 274-5025

glabfunitloansops@citi.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Eugene Mazzaro / Alfred Xue

Email: Eugene.Mazzaro@lw.com; Alfred.Xue@lw.com

(c) if to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Lead Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(d) if to the Swingline Lender, to:

Citibank, N.A.

Citibank Delaware

1615 Brett Road

OPS III

New Castle, DE 19720

Attn: ABTF Agency Operations

Phone: (302) 894-6010

Fax: (646) 274-5025

glabfunitloansops@citi.com

and, in respect of Loans denominated in Euros and made to a German Borrower (with a copy to the Administrative Agent):

Citibank, N.A. London Branch

Prosta 36 Street

00-838 Warszawa

Attn: Loans Processing Unit

Fax: 0044 207 655 2380

Email: londonloans@citi.com

(e) if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax, email or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Holdings and the Borrowers may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent and/or the Collateral Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to Holdings and the Borrowers and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders and the Issuing Banks hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or

Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof (except as otherwise provided herein), nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party therefrom shall in any event be effective unless such waiver or consent, as applicable, shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No waiver or consent by the Administrative Agent, the Lenders or any Issuing Bank, nor any notice or demand on the Borrowers, in any case shall entitle the Borrowers to any other or further waiver, consent, notice or demand in similar or other circumstances.

(b) Except as provided in Section 1.11(c), Section 1.15, Section 2.04(n), Section 2.05(g), Section 2.14~~(b)~~, Section 2.20 with respect to any Incremental Facilities ~~and~~, Section 2.21 with respect to any Refinancing Amendment, Section 2.24 with respect to any Permitted Amendment, Section 5.16, Section 9.17, the definition of “GAAP” and as otherwise set forth below in this Section 9.02, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent (as applicable) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders (including as deemed provided hereunder (as applicable)); provided that, notwithstanding the foregoing: (i) no such agreement shall increase the Commitment of any Lender without the written consent of such Lender (it being understood that (x) neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection therewith and (y) no amendment, modification or waiver of, or consent to departure from, any condition precedent, Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments shall constitute an extension or increase of any Commitment of any Lender), (ii) no such agreement shall reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premium payable hereunder, in each case under this subclause (ii) without the written consent of each Lender and/or Issuing

Bank directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof) and no change to the definition of any ratio used in the calculation of interest rate or fees therein or in the component definitions, shall in any such case be construed as such a reduction or forgiveness; it being further understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection therewith); provided that, without limiting the ability of an individual Lender to waive its rights with respect thereto, the application of default interest pursuant to Section 2.13(c) may be waived with the consent of the Required Lenders (and no other consent shall be required); (iii) no such agreement shall postpone the scheduled date of maturity of any Loan, or the reimbursement date with respect to any LC Disbursement, or any date fixed for the payment of any interest or fees payable hereunder, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection therewith) (it being understood that a waiver of any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof and any extensions for administrative convenience as may be agreed by the Administrative Agent shall not constitute a postponement of any such date)), (iv) no such agreement shall change (x) any of the provisions of this Section 9.02(b) or the percentage set forth in the definition of “Supermajority Lenders”, “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than a Defaulting Lender) (other than with respect to any such change that would increase the required number or amount of consenting Lenders), (y) the definition of “Majority in Interest” with respect to the Lenders without the written consent of each Lender (other than a Defaulting Lender) (other than with respect to any such change that would increase the required number or amount of consenting Lenders) (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Majority in Interest” with respect to the Lenders of a particular Class) or (z) change or waive the Aggregate Borrowing Base definition (or any component definitions thereof) in a manner that would result in increased borrowing availability, including increases in advance rates under the definition of Aggregate Borrowing Base (or any component thereof) or the addition of any new asset class to the Aggregate Borrowing Base (or any component thereof), without the written consent of the Supermajority Lenders, (v) no such agreement shall release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as otherwise provided in the Loan Documents, including any Acceptable Intercreditor Agreement), without the written consent of each Lender (other than a Defaulting Lender), (vi) no such agreement shall release all or substantially all the Collateral from the Liens of the Security Documents (except as otherwise provided in the Loan Documents, including any Acceptable Intercreditor Agreement), without the written consent of each Lender (other than a Defaulting Lender), (vii) [reserved], (viii) [reserved], (ix) solely with the consent of the relevant Issuing Bank, such Issuing Bank may waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance, amendment, renewal or extension of any Letter of Credit by such Issuing Bank; provided that with respect to any waiver or consent or amendment in respect of a Default or Event of Default, the waiver or consent or approval thereof shall be subject to the approval of the Majority in Interest of the Lenders rather than such Issuing Bank, (x) no such agreement shall waive, amend or modify (A) Section 7.03 in a manner that would by its terms alter the application of proceeds or (B) except as otherwise expressly permitted hereunder, the pro rata sharing of payments arrangements expressly contemplated by this Agreement under Section 2.18(c), in each case under this subclause (x) without the written consent of each Lender and Issuing Bank directly and adversely affected thereby (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection therewith), (xi) [reserved] or

(xii) solely with the consent of the Borrowers and the applicable Class or Classes of Lenders and/or, if applicable, Issuing Banks, subject to the provisions of Section 1.11, this Agreement may be amended or otherwise modified to permit the availability of Loans and/or Letters of Credit denominated in additional currencies and to make technical changes to this Agreement and any other Loan Documents to accommodate the inclusion of any such new currency (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection therewith); provided, further that (A) no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent, any Swingline Lender or any Issuing Bank without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (and to the extent such credit facilities are pari passu in right of payment and security with any then-existing Loans, to share ratably (or less than ratably) in prepayments with such Loans) and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (ii) this Agreement and the other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent (as applicable) and the Borrowers or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent or the Collateral Agent, as applicable, in each case required to create in favor of the Administrative Agent or the Collateral Agent, as applicable, any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent or the Collateral Agent, as applicable,, shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with the Borrowers hereby agreeing to, and to cause its subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (iii) upon notice thereof by the Borrowers to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness. Notwithstanding anything to the contrary contained in this Section 9.02, this Agreement, the Loan Documents and any guarantees, collateral security documents and related documents executed by Loan Parties or other Group Members in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, amended and restated, supplemented and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any Lender or Issuing Bank (1) in order to comply with local Requirements of Law or advice of local counsel, (2) to cure any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or to effect any necessary or desirable technical change so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, amendment and restatement, supplement or waiver, (3) to effect any necessary or desirable technical change in connection with the occurrence of a Specified Tax Event, (4) in order to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents and/or the “Description of Secured Notes” section of the Offering Circular in respect of the Secured Notes and/or (5) with respect to the Intercreditor Agreement or any Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof and/or hereof, in each case without the input or consent of any Lender.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders (or all Lenders of a Class) or all directly and adversely affected Lenders (or all directly and adversely affected Lenders of a Class), if the consent of the Required Lenders (or a Majority in Interest of the applicable Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in clause (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, the Lead Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) terminate the applicable Commitments of such Lender, and cause the repayment of all obligations of the Borrowers owing to such Lender (or at the option of the Lead Borrower, just those obligations relating to the applicable Loans and participations held by such Lender) as of such termination date or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or at the option of the Lead Borrower, just those obligations relating to the applicable Loans and participations held by such Lender) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (1) in the case of clause (ii) above, the Lead Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which in each case shall not unreasonably be withheld, (2) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from the Borrowers or Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of clause (ii) above, unless waived, the Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). No action by or consent of a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in clause (2) of the immediately preceding sentence. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such assignment or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (c).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Commitments and the Aggregate Exposure of any Lender that is at the time a Defaulting Lender or that is a Disqualified Lender or a Person with respect to which the Lead Borrower is entitled to take the actions set forth in Section 9.04(h)(i) shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), the Supermajority Lenders, the Required Lenders or a Majority in Interest of Lenders of any Class have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or all affected Lenders (or all affected Lenders of a Class) that affects any Defaulting Lender materially more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) [Reserved].

(f) Notwithstanding anything in this Section 9.02 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent (and no other Person) to the extent necessary (i) to integrate any Incremental Facilities, (ii) to integrate or make administrative modifications with respect to borrowings and issuances of Letters of Credit, (iii) to integrate terms or conditions (including representations and warranties, conditions, prepayments, covenants or events of default) from any Incremental Facility Amendment and/or Refinancing Amendment and (iv) to make any amendments permitted by Section 1.04 and to give effect to any election to adopt IFRS (or any re-adoption of U.S. GAAP to the extent permitted hereunder) and (b) without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property, or as required to cause such Loan Document to be consistent with this Agreement, or to extend any deadline or compliance requirement with respect to the Collateral and Guarantee Requirement or any Security Document, or so that the security interests therein comply with applicable Requirements of Law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any applicable Intercreditor Agreement (or an amendment thereto), in each case with the holders of Indebtedness permitted by this Agreement to be secured by the Collateral. Without limitation of the foregoing, the Administrative Agent and the Borrowers may, without the consent of any Lender, (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) [reserved] and/or (iii) modify any other provision hereunder or under any other Loan Document in a manner more favorable to the then-existing Lenders or Class or Classes of Lenders, in each case in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted hereunder, where the terms of any such Incremental Facilities or other Indebtedness are more favorable to the lenders thereof than the corresponding terms applicable to other Loans or Commitments then existing hereunder, and it is intended that one or more then-existing Classes of Loans or Commitments under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Incremental Facilities or other Indebtedness.

(g) For the avoidance of doubt, to the extent any amendment, waiver, supplement or other modification referred to in this Section 9.02 relates to any Security Document, to the extent such amendment, waiver, supplement or other modification is otherwise approved or permitted pursuant to the foregoing provisions of this Section 9.02, the Administrative Agent or Collateral Agent (as applicable) hereby agree to provide direction to the Common Collateral Agent to effectuate any such amendment, waiver, supplement or other modification with respect to any Security Document in respect of Single Lien Collateral and the Common Collateral Agent shall be entitled to rely on such direction.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay, if the Closing Date occurs, (i) upon presentation of a summary statement, all reasonable and documented or invoiced out-of-pocket fees and expenses incurred by the Agents and their Affiliates (without duplication) (provided that (a) legal fees will be limited to the reasonable and documented fees, charges and disbursements of (x) Latham & Watkins LLP, (y) if necessary, of a single firm of local counsel to the Agents, taken as a whole, in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and (z) such other counsel retained with the Borrower’s prior written consent) and (b) in the case of any other advisors or consultants, such expense reimbursement obligations shall be limited solely to advisors or consultants approved by the Lead Borrower (such approval not to be unreasonably withheld or delayed)), in each case for the Agents in connection with the structuring, arrangement or syndication of the credit facilities provided for herein, the preparation, execution, delivery or administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced out-of-pocket fees and expenses (subject to the limitations contained in clause (i) of this Section 9.03(a), as applicable, but including, in the case of any actual or perceived conflict of interest, one additional counsel, and, if necessary, one additional local counsel in each relevant material jurisdiction for all such affected Indemnified Persons, taken as a whole) incurred by the Administrative Agent, each Issuing Bank or any Lender (other than a Disqualified Person), including (subject to the foregoing limitations) (x) the fees, charges and disbursements in connection with any field examination or inventory appraisal conducted pursuant to Section 5.08(b) to the extent required to be reimbursed by the provisions thereof and (y) the fees, charges and disbursements of counsel for the Administrative Agent, the Lead Arrangers, the Issuing Banks and the Lenders, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent, each Agent, each Issuing Bank, each Lender (other than a Disqualified Person) and each Related Party (other than Excluded Affiliates to the extent acting in their capacities as such) of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages and liabilities (collectively, the “Losses”) of any kind or nature, and subject to the limitations set forth below in this clause (b) with respect to legal fees and expenses, and the reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with (i) the structuring, arrangement or syndication of the credit facilities provided for herein, the preparation, execution, delivery or administration of the Loan Documents or any other agreement or instrument contemplated thereby or any amendments, modifications or waivers of the provisions thereof, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby or (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the use of proceeds provided hereunder (including, without limitation, any actual or threatened claim, action, litigation, investigation or other proceeding (including any inquiry or investigation) relating to any of the foregoing) (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by the Borrowers, their equity holders, Affiliates or creditors or any other third person, and to reimburse each such Indemnified Person promptly for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing (provided that legal fees and expenses will be limited to the reasonable fees and expenses of (x) one firm of counsel for all such Indemnified Persons, taken as a whole, (y) if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole and (z) in the case of any actual or perceived conflict of interest, one additional counsel, and, if necessary, one additional local counsel in each relevant material jurisdiction for all such affected Indemnified Persons, taken as a whole) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under the Loan Documents by any Indemnified Person or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not arise from any act or omission by Holdings, any Borrower or any Related Party and that is brought by any Indemnified Person against another Indemnified Person; provided that the Administrative Agent and the Lead Arrangers, to the extent fulfilling their respective roles as an agent or arranger hereunder and in their capacities as such, shall remain indemnified in respect of such a Proceeding, to the extent that none of the exceptions set forth in any of clauses (i), (ii) or (iii) of the immediately preceding proviso apply to such Person at such time. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) To the extent that Holdings or the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any other Agent, any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section 9.03, and without limiting Holdings’ or the Borrowers’ obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or such sub-agent), such other Agent, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such other Agent, or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such other Agent, or such Issuing Bank in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding total Aggregate Exposure and unused Commitments at the time. The obligations of the Lenders under this clause (c) are subject to Section 2.06(c) (which shall apply mutatis mutandis to the Lenders’ obligations under this clause (c).

(d) To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any other party hereto or any Indemnified Person (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet, the Platform or any other customary electronic platform or messaging service); provided that such waiver shall not, as to any Person, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or a breach of the Loan Documents by, such Person or its Affiliates or Related Parties or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrowers’ indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claims with respect to which the Indemnified Person is entitled to indemnification hereunder.

(e) All amounts due under this Section 9.03 shall be payable not later than 30 days (x) after written demand therefor, together with backup documentation supporting the relevant indemnity request, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Lead Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request; provided, however, that any Indemnified Person shall promptly refund or return an indemnification payment received hereunder to the extent that such Indemnified Person was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) except as provided in Section 6.03(a), (b), (f) or (g), the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender or Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective permitted successors and assigns (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent, the other Agents, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (ii) and clause (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Lead Borrower (such consent not to be unreasonably withheld or delayed; provided that the Lead Borrower may in its sole discretion withhold its consent to any assignment to any Person that is not a Disqualified Lender but is known by the Lead Borrower to be an Affiliate of a Disqualified Lender regardless of whether such Person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name); provided that no consent of the Lead Borrower shall be required for any such assignment if a Specified Event of Default has occurred and is continuing;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(C) solely in the case of US Loans or Commitments, each Issuing Bank and the Swingline Lender (in each case, such consent not to be unreasonably withheld or delayed).

Notwithstanding anything to the contrary contained herein, in the case of any assignment of Commitments and/or Loans to another Lender with Commitments and/or Loans of such Class or an Affiliate thereof of similar creditworthiness and Letter of Credit capabilities, no consent of the Lead Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender shall be required.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of each Class of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or €4,000,000 (and integral multiples of $1,000,000 or €750,000 in excess thereof), unless the Lead Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that in determining compliance with this subclause (A), (a) any amount transferred or assigned under any Credit Facility by or to an Approved Fund shall be aggregated with any amounts transferred or assigned by or to an Approved Fund under such Credit Facility, (b) if on the same date two or more Lenders are transferring part of their share in a Credit Facility to the same transferee or assignee, the minimum amount so transferred by any such Lender to such transferee or assignee may be less than the minimum transfer requirements if the aggregate amount so transferred or assigned satisfies the minimum transfer requirements (net of any re-assignment or re-transfer) and provided that each of such Lender and the relevant transferee or assignee has, after such transfer or assignment (and net of any re-transfer or re-assignment), a share in such Credit Facility in a minimum amount which satisfies the minimum transfer requirements, or, if it is a transfer or assignment of all of the Lender’s existing share in such Credit Facility, in an amount equal to such existing share and (c) the remaining Commitments of a Lender under the relevant Credit Facility shall be aggregated with the Commitments of each of its Affiliates and Approved Funds under such Facility, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this subclause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender (so long as the list of Disqualified Lenders (other than any Person that is a Disqualified Lender pursuant to clause (c)(ii) or (d) of the definition thereof) has been made available to all Lenders party to such assignment following the reasonable written request therefor)), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.19, Section 2.24 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal and state securities laws, (E) no assignment of any Commitment, Loans or any obligations in respect of Swingline Exposure or LC Exposure may be made to Holdings, any Borrower or any of their respective Subsidiaries, (F) the assignor shall provide a copy of any assignment request (including any proposed Assignment and Assumption) to the Lead Borrower concurrently with delivery thereof to the Administrative Agent, irrespective of whether a Specified Event of Default has occurred or whether the Lead Borrower’s consent is required to such proposed assignment and (G) any assignment of ~~Initial~~2023 Replacement Facility Commitments (including Commitments in respect of an Incremental Facility that increase the ~~Initial~~2023 Replacement Facility Commitments) shall be made as a ratable assignment of German Loans (and participations in German Letters of Credit and German Swingline Loans) and US Loans (and participations in US Letters of Credit and US Swingline Loans), it being understood that it is the intention of the parties hereto that each Lender with ~~an Initial~~a 2023 Replacement Facility Commitment hold a ratable portion of both the German Exposure and the US Exposure under the ~~Initial~~2023 Replacement Facility Commitments at all times.

(iii) Subject to acceptance and recording thereof pursuant to clause (v) of this clause (b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c)(i).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of Holdings and the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Holdings, the Borrowers and, solely with respect to its Loans or Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be responsible for or have any liability for, or have any duty to ascertain, monitor or inquire into, or enforce, compliance with the provisions hereof relating to Disqualified Lenders (or an affiliate of a Disqualified Lender), nor, without limiting the generality of the foregoing, shall the Administrative Agent (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender, (y) be obligated to ascertain, monitor or inquire as to the aggregate amount of the Loans or Incremental Facilities held by Disqualified Lenders (or affiliates of Disqualified Lenders) or (z) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this clause (b) and any written consent to such assignment required by this clause (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b).

(c) (i) Any Lender may, without the consent of Holdings, the Lead Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee; provided that for the purposes of this Section 9.04(c), Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders (other than any Person that is a Disqualified Lender pursuant to clause (c) of the definition thereof) has been made available to all Lenders party to such participation following the reasonable written request therefor) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant or requires the consent of each Lender. Subject to clause (ii) below, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof, it being understood that any tax forms required by Section 2.17(e) shall be provided to the Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Section 2.15, 2.16 or 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation. Any Participant that would be a non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17 as though it were a Lender and to deliver the tax forms required to claim an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (it being understood that the documentation required under Section 2.17 shall be delivered to the participating Lender and, if additional amounts are required to be paid pursuant to Section 2.17, to the Borrowers).

(iii) Each Lender that sells a participation or grants a Loan to an SPV shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s and each SPV’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, Letters of Credit or its other obligations under any Loan Document) to any Person except that (x) to the extent such disclosure is necessary (including with an audit or other proceeding) to establish that such commitment, loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or, in each case, any amended or successor version), (y) upon request of the Lead Borrower to confirm no Participant or SPV is a Disqualified Lender, a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (z) in connection with a request for consent for participation in respect of any Loan or

Aggregate Exposure. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Lead Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (other than to any Disqualified Person, Defaulting Lender or any natural Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans and Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this clause (e), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to any Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to such Borrower pursuant to this Agreement to any Disqualified Person or Defaulting Lender. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPV shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document than the Granting Lender would have been entitled to receive, unless the grant to such SPV is made with the prior written consent of the Lead Borrower (in its sole discretion), expressly acknowledging that such SPV’s entitlement to benefits under Section 2.15, 2.16 or 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPV, (ii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting

Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States, any State thereof or the District of Columbia; provided that (i) such SPV’s Granting Lender is in compliance in all material respects with its obligations to each Borrower hereunder and (ii) each Lender designating any SPV hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Lead Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Lead Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(g) [Reserved.]

(h) (i) If any assignment or participation under this Section 9.04 is made by a Lender without the Lead Borrower’s consent (or deemed consent, as applicable) to (A) any Disqualified Lender or any Affiliate thereof (other than a Bona Fide Debt Fund that is not itself a Disqualified Lender) or (B) any other Person to the extent the Lead Borrower’s consent is required under this Section 9.04 for an assignment, or sale of a participation, to such Person (any such Person referred to in clause (A) or (B), a “Disqualified Person”), then, such assignment shall not be null and void, but (x) such Disqualified Person shall not be entitled to the benefit of any expense reimbursement or indemnification provisions of the Loan Documents (including without limitation Section 9.03 hereof) and (y) the Lead Borrower may, at its sole expense and effort, upon notice to such Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Lead Borrower owing to such Disqualified Person and/or (B) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees (and if such Person does not execute and deliver to the Administrative Agent a duly executed assignment agreement reflecting such assignment within five Business Days of the date on which such Eligible Assignee executes and delivers such assignment agreement to such Person, then such Person shall be deemed to have executed and delivered such assignment agreement without any action on its part); provided that in the case of clause (B), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph; provided, further that in the case of the foregoing clauses (A) and (B), no Borrower shall be liable to any Person for breakage costs. Further, any Disqualified Person identified by the Lead Borrower to the Administrative Agent and, for the avoidance of doubt, Holdings, the ~~Borrower~~Borrowers and any of their Affiliates, (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender (for the avoidance of doubt, other than information or reporting provided to Holdings, the ~~Borrower~~Borrowers or any of their Affiliates in such Persons’ capacities other than as a Lender hereunder) and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and (B)(x) shall not for purposes of determining whether the Supermajority Lenders, the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Supermajority Lenders, the Required Lenders, Majority in Interest under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against a Borrower or any other Loan Party. For the sake of clarity, the provisions in this Section 9.04(h) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person. Nothing in this Section 9.04(h) shall be deemed to prejudice any right or remedy that the Lead Borrower may otherwise have at law or equity.

(ii) Upon the request of any Lender or as otherwise required herein, the Administrative Agent shall make available to such Lender the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.12 for the purpose of verifying whether such Person is a Disqualified Lender. For the avoidance of doubt, the Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Lenders.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(e) or (f).

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank, to or for the credit or the account of Holdings or the Borrowers against any of and all the obligations of Holdings or the Borrowers then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Lead Borrower and the Administrative Agent in writing of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender and each Issuing Bank under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount setoff from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) With the exception of the provisions regarding German law appointment of Collateral Agent as Trustee (Treuhänder) in Article VIII, which shall be governed by, and construed in accordance with the laws of Germany, this Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (in each case, except as expressly set forth in any such other

Loan Document) shall be governed by, and construed in accordance with, the law of the State of New York; provided that (x) the interpretation of clause (a) of the definition of “Material Adverse Effect” and the determination of whether a Material Adverse Effect has occurred as of the Closing Date, (y) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Lead Borrower (or its applicable Affiliate) has a right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition without liability to it and (z) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, any claim or dispute arising out of any such interpretation or determination or any aspect thereof, shall in each case be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any rights under the Security Documents against any Collateral in any other forum in which Collateral is located or relating to any Loan Document against Holdings, the Borrowers or their respective properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents, to the fullest extent it may legally and effectively do so, to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ (other than Excluded Affiliates) employees, directors, officers, trustees partners, agents, legal counsel, accountants, advisors, independent auditors and any numbering, administration or settlement service providers (collectively, the “Representatives”) on a confidential “need to know” basis solely in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices for syndicated loans and that the Administrative Agent or such Issuing Bank or Lender, as applicable, shall be responsible for its Affiliates’ and its and their Representatives’ compliance with this paragraph); provided that unless the Lead Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank or any Lender that is a Disqualified Lender, (b) pursuant to the order of any court or administrative agency in, or to the extent reasonably necessary in connection with, any pending legal, judicial or administrative proceeding, or otherwise to the extent required by any governmental and/or regulatory authority, required by applicable Requirements of Law or by any subpoena or similar legal, judicial or administrative proceeding or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (in which case such Person shall promptly notify the Lead Borrower, in advance, to the extent permitted by law (and if such Person is unable to notify the Lead Borrower in advance of such disclosure, such notice shall be delivered to the Lead Borrower promptly thereafter to the extent permitted by law) and, to the extent such Person may legally and practically do so, allow the Lead Borrower a reasonable opportunity to object to such disclosure in such proceeding or process, and in any event use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental agency or regulatory authority (including any self-regulatory authority) having jurisdiction over such Person or any of its Affiliates; provided that, in each case, such Person agrees, except with respect to any audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, to inform the Lead Borrower promptly (in advance thereof, to the extent permitted by law, and if such Person is unable to notify the Lead Borrower in advance thereof, promptly thereafter to the extent permitted by law), of such disclosure and, to the extent such Person may legally and practically do so, to allow the Lead Borrower a reasonable opportunity to object to such disclosure, and in any event to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (d) to any other party to this Agreement, (e) subject to an acknowledgment and acceptance by the relevant recipient that such Information is being disseminated on a confidential basis (on substantially similar terms to those of this Section 9.12 or as otherwise reasonably acceptable to the Lead Borrower and the Administrative Agent), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement ~~or~~, (ii) any direct or indirect contractual counterparty to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents or (iii) any credit insurance providers with respect to the obligations under this Agreement, in each case other than a Disqualified Lender, (f) with the consent of the Lead Borrower (such consent not to be unreasonably delayed or withheld), in the case of Information provided by Holdings, the Borrowers or any other Subsidiary, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) is received by any such Person from a third-party that to such Person’s knowledge is not subject to confidentiality obligations owing to the Borrowers, the Sponsor or any of their respective Affiliates, (h) to the extent that such Information is independently developed by the Agents or Lenders based exclusively on information the disclosure of which would not be restricted by this paragraph, (i) subject to the Lead Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings, (j) to establish a “due diligence” defense or (k) to the CUSIP bureau. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Lead Arrangers and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. The Agents and Lenders shall also have permission to use the names and logos of the Loan Parties in the Agents’ or their respective affiliates’ marketing materials, subject to the Lead Borrower’s prior written consent (not to be unreasonably withheld or delayed). For the purposes of this Section 9.12, “Information” means all information received from or on behalf of Holdings or the Borrowers relating to Holdings, any Borrower, any Subsidiary or their business, or the Target Business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, in no event shall any disclosure of any confidential information be made to a Person that is a Disqualified Person at the time of disclosure.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE REQUIREMENTS OF LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION NOT MARKED “PUBLIC”, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE REQUIREMENTS OF LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with Title III of the USA Patriot Act.

SECTION 9.14 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged to the maximum extent permitted by applicable Requirements of Law only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss and if the amount of the specified currency so purchased exceeds the sum originally due to such Applicable Creditor in the specified currency, such Applicable Creditor agrees to remit such excess to such Borrower. The obligations of the Borrowers under this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15 Release of Liens and Guarantees. A Subsidiary Loan Party, and subject to the Release Conditions, any Borrower other than the Lead Borrower, shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party or, subject to the Release Conditions, such Borrower other than the Lead Borrower shall be released, automatically upon the consummation of any single transaction or related series of transactions, or the occurrence of any event or circumstance, in each case, permitted by this Agreement as a result of which such Subsidiary Loan Party or, subject to the Release Conditions, Borrower other than the Lead Borrower ceases to be a Restricted Subsidiary (including pursuant to a merger with a Person that is not a Loan Party or a designation as an Unrestricted Subsidiary) or otherwise becomes an Excluded Subsidiary (for the avoidance of doubt, including on account of the occurrence of a Specified Tax Event if such Person becomes an Excluded Subsidiary with respect to all Secured Obligations hereunder; it being understood that, notwithstanding anything in any Loan Document to the contrary, if a Person becomes an Excluded Subsidiary with respect to some but not all Secured Obligations hereunder as a result of a Specified Tax Event, any Guarantee under any Loan Document by such Person shall automatically cease solely with respect to such Secured Obligations for which such Person becomes an Excluded Subsidiary without the need for further action and the terms “Guarantor”, “Guarantee” and “Secured Obligations” (and any component definitions of the foregoing) shall be construed accordingly). The Person constituting Holdings immediately prior to a Holdings Reorganization whereby the existing “Holdings” is not intended to remain as such shall be automatically released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Person shall be released, automatically upon the consummation of such Holdings Reorganization. The security interests in any applicable Collateral created by the Security Documents or any applicable Guarantee shall be automatically released (i) upon any sale or other transfer as part of or in connection with a Disposition by any Loan Party (other than to Holdings, the Lead Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement (provided that in connection with a transfer to Holdings or any Group Member permitted hereunder, following the Lead Borrower’s request, the Administrative Agent and Collateral Agent, as applicable, shall deliver (at the Lead Borrower’s expense)

evidence of the termination of the security interest against such property with respect to the interests of the transferor), (ii) if any property granted to or held by the Administrative Agent and/or the Collateral Agent under any Loan Documents does not constitute (or ceases to constitute) Collateral, including by becoming an Excluded Asset (including Equity Interests of a Person that is sold or transferred to a person other than a Loan Party in a transaction permitted hereunder) or as a result of a Specified Tax Event (as further set forth below) or (iii) upon the effectiveness of any written consent to the release of the Lien or security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02; provided that if there is an Overadvance as a result of a Specified Tax Event, no security interest in, or Guarantee relating to, any Mexican Collateral shall be released unless and until all payments required pursuant to Section 2.11(b) are actually received. Upon the occurrence of the Termination Date, all obligations under the Loan Documents, all Guarantees in respect thereof and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.15 or in connection with any subordination of its interest as required hereunder, the Administrative Agent and/or Collateral Agent (as applicable) shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.15 shall be without recourse to or warranty by the Administrative Agent and/or Collateral Agent. The Lenders irrevocably authorize the Administrative Agent and/or Collateral Agent (as applicable) to, and the Administrative Agent and/or Collateral Agent (as applicable) shall, release or subordinate any Lien on any property granted to or held by the Administrative Agent and/or Collateral Agent (as applicable) under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c), (d), (h), (i), (k), (m)(i), (n), (q), (r), (u), (v), (x) or (y) or clause (b), (c), (d), (e), (f)(ii), (g), (l) or (q) of the definition of “Permitted Encumbrances”, in each case, to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent and/or Collateral Agent (as applicable). Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent and/or Collateral Agent (as applicable) to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or Collateral Agent’s (as applicable) authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.15. For the avoidance of doubt, the releases referenced in this Section 9.15 on account of any Specified Tax Event, shall, unless the Lead Borrower shall otherwise expressly elect in written notice to the Administrative Agent, be automatic and shall require no further actions (provided that the Administrative Agent and Collateral Agent agree, at the request of the Lead Borrower, to take the actions referred to above in this paragraph).

SECTION 9.16 No Fiduciary Relationship. Each of Holdings and each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Banks and the Lenders are arm’s-length commercial transactions between Holdings, the Borrowers and its Affiliates, on the one hand, and the Agents, the Issuing Banks and the Lenders, on the other hand; provided that Holdings and the Borrowers acknowledge that Barclays Capital Inc., an Affiliate of Barclays, was retained by the Lead Borrower (or its Affiliates) as a buy-side financial advisor in connection with the Acquisition. Holdings and the Lead Borrower, on behalf of itself and its Subsidiaries, agree not to assert any claim that the Lead Borrower and its respective Subsidiaries and Affiliates might allege based on any actual or potential conflict of interest that might be asserted to arise or result from, on the one hand, the engagement of Barclays Capital Inc., and on the other hand, Barclays’ or its Affiliates’ respective relationships as Lender, Lead Arranger, joint bookrunner or Issuing Bank, as applicable, described herein, (B) Holdings and the Lead Borrower have each consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) Holdings and the Lead Borrower are each capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for Holdings, the Lead Borrower, any of their respective Affiliates or any other Person and (B) none of the Agents, the Issuing Banks and the Lenders has any obligation to Holdings, the Lead Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Lead Borrower, Holdings and their respective Affiliates, and none of the Agents, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to Holdings, the Lead Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings and the Leda Borrower hereby agrees that it will not assert any claim against any Agent, any Issuing Bank or any Lender based on an alleged breach of fiduciary duty by such Agent, such Issuing Bank or such Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

SECTION 9.17 Permitted Intercreditor Agreements.

(a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Borrowers and the Guarantors under any Permitted First Lien Facilities Debt, any Permitted Notes Debt in respect of Secured Notes, any Incremental Equivalent/Ratio Debt, and other Indebtedness permitted by Section 6.01(a) may be secured by Liens on assets of the Borrowers and the Guarantors that constitute Collateral. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, and the Administrative Agent and the Collateral Agent shall execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Lead Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness that is (A) required or permitted to be subordinated hereunder or pari passu with or, other than with respect to ABL Priority Collateral, senior to, the Liens securing the Secured Obligations and/or (B) secured by Liens, and with respect to which Indebtedness and/or Liens this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement, any subordination, intercreditor, collateral trust and/or similar agreement (and any amendment to the foregoing) constituting an Acceptable Intercreditor Agreement (and any amendment thereto), it being understood that each of the Administrative Agent and the Collateral Agent is hereby authorized and directed by the Secured Parties to determine the terms and conditions of any such Acceptable Intercreditor Agreement on their behalf and (ii) any documents, certificates or other instruments in connection therewith.

(b) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreements, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 9.17 or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs each of the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Lead Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Permitted First Lien Facilities Debt, any Permitted Notes Debt in respect of Secured Notes and any secured Incremental Equivalent/Ratio Debt and/or any other Indebtedness permitted to be secured on the basis set forth in the applicable Intercreditor Agreement by Section 6.01(a) or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties.

(d) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.

(e) Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section 9.17 or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.

(f) Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding any Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding any Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any inconsistency between any Intercreditor Agreement and any other Loan Document, the terms of such Intercreditor Agreement shall govern and control.

(g) It is understood and agreed that the agreements, authorizations and directions set forth in this Section 9.17 shall apply to the Collateral Agent and/or the First Lien Collateral Agent and/or Common Collateral Agent, as applicable, to the extent necessary to give effect to the collateral agency and intercreditor arrangements described in Article VIII hereof. The Administrative Agent and Collateral Agent hereby agree to provide such directions as necessary or desirable to effectuate the foregoing agreements, authorizations and directions, and the Secured Parties agree that the Collateral Agent and/or the First Lien Collateral Agent (including, if applicable, the Common Collateral Agent) shall in all cases be entitled to rely on any such direction.

SECTION 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.

SECTION 9.19 Electronic Execution of Assignments and Certain Other Documents; Platform. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, amendments, modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. THE PLATFORM PROVIDED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIAL OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, any Restricted Subsidiary, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the transmission of Borrower Materials by Holdings, any Restricted Subsidiary or the Administrative Agent through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, any Restricted Subsidiary, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.20 Other Agents and Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of or otherwise in this Agreement as a “joint lead arranger” or “joint bookrunner” or similar term shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such (to the extent such Person is a Lender). Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.21 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement , or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.22 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.23 Foreign Law Matters; Parallel Debt. The foreign law matters and parallel debt provisions set forth on Annex A are hereby incorporated as though directly set forth in the text of this Agreement.

SECTION 9.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.25, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Exhibit B

[See attached]

EXHIBIT C-1

[FORM OF]

BORROWING REQUEST

Date: [                ], 20[    ]

Citibank, N.A.,

as Administrative Agent

1615 Brett Road

OPS III

New Castle, DE 19720

Attn: ABTF Agency Operations

Phone: (302) 894-6010

Fax: (646) 274-5025

Email: glabfunitloansops@citi.com

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement, dated as of April 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Clarios International LP, a limited partnership organized under the laws of the Province of Ontario, acting by its general partner Clarios International GP LLC, Clarios Global LP, a limited partnership organized under the laws of the Province of Ontario (the “Lead Borrower”), acting by its general partner Clarios Global GP LLC, Clarios US Finance Company, Inc., a corporation organized under the laws of the State of Delaware, the other borrowers party thereto, the Lenders and Issuing Banks from time to time party thereto and Citibank, N.A., as Swingline Lender, Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The undersigned hereby irrevocably requests a Borrowing of Loans:

1.	Borrower: .

2.	On (a Business Day).

3.	In the aggregate principal amount of $ .

4.	In the form of a .[1]

[Type of Borrowing]

[1]

Specify whether the requested Borrowing is to be an ABR Borrowing, Daily Simple SOFR Borrowing (only permitted to the extent Term SOFR is not available as set forth in Section 2.02(b) of the Credit Agreement) or a Term Benchmark Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing. Each US Swingline Loan shall be an ABR Loan and each German Swingline Loan shall bear interest at a rate determined by reference to (1) in the case of a German Swingline Loan denominated in Dollars, the Adjusted Term SOFR Rate or (2) in the case of a German Swingline Loan denominated in Euro, Adjusted EURIBO Rate.

C-1-1

5.	Comprised of .[2]

[Class of Borrowing]

6.	[In the case of a Term Benchmark Borrowing: with an Interest Period of [ ] month[s].][3]

7.	The Loans will be denominated in .[4]

8.	The number and location of the account to which funds are to be disbursed is:

Bank Name: [                    ]

Address:                    [                    ]

Account Number:    [                    ]

[The Borrowing requested herein complies with the conditions set forth in Sections 4.02(a) and (b), of the Credit Agreement to the extent applicable to such Borrowing.]5

[The Borrowing contemplated by this Borrowing Request is conditioned upon the closing of the Acquisition.]6

[The Borrowing contemplated by this Borrowing Request is condition upon the closing of [                ].]7

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[2]	Specify whether the requested Borrowing is to be a 2023 Replacement Facility Loan, Swingline Loan or Other Loan (and whether such Loan is a German Loan or a US Loan).
[3]

Must be a period contemplated by the definition of “Interest Period” (i.e., a period of one, three or six months after the date of the Borrowing (or, if consented to by each Lender participating therein, 12 months or such other period less than one month thereafter as the Lead Borrower may elect)). If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

[4]

2023 Replacement Facility Loans may be denominated in Dollars or Euros, or an Alternative Currency that is approved in accordance with Section 1.11 of the Credit Agreement. If no currency is specified, then the Borrower shall be deemed to have selected Dollars.

[5]	For Borrowings to be made after the Closing Date.
[6]	For Borrowings to be made on the Closing Date.
[7]	For Borrowings made in connection with any acquisition, Investment or repayment, redemption or refinancing of Indebtedness.

C-1-2

The undersigned officer is executing this Borrowing Request not in its individual capacity but in its capacity as an authorized officer of the Lead Borrower.

Very truly yours,

CLARIOS GLOBAL LP, as Lead Borrower

By: CLARIOS GLOBAL GP LLC, its general partner

By:
Name: Title:

C-1-3

EXHIBIT D

[FORM OF] INTEREST ELECTION REQUEST

Date: [                ], 20[    ]

Pursuant to that certain ABL Credit Agreement, dated as of April 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement), among Clarios International LP, a limited partnership organized under the laws of the Province of Ontario, acting by its general partner Clarios International GP LLC, Clarios Global LP, a limited partnership organized under the laws of the Province of Ontario (the “Lead Borrower”), acting by its general partner Clarios Global GP LLC, Clarios US Finance Company, Inc., a corporation organized under the laws of the State of Delaware, the other borrowers party thereto, the Lenders and Issuing Banks from time to time party thereto and Citibank, N.A., as Swingline Lender, Administrative Agent and Collateral Agent, this represents Borrower’s request pursuant to Section 2.07 of the Credit Agreement to convert or continue Loans as follows:

1. Borrower: [Clarios Global LP] [other Borrower]

2. Business Day of [conversion][continuation]: [ [    ], 20[    ]]

3. Amount of Loans being [converted][continued]: [            ]1

4. Borrowing being [converted][continued]:

[    ] a. [Term Benchmark][Daily Simple SOFR]2[ABR] [Dollar][Euro] 2023 Replacement Facility Loans

[    ] b. [Term Benchmark][Daily Simple SOFR] 3[ABR] Other Loans

5. Nature and amount of [conversion][continuation]:4

[    ] a. [                ] Conversion of [Term Benchmark][Daily Simple SOFR] 5[ABR] Loans to [Term Benchmark][Daily Simple SOFR][ABR] Loans

[    ] b. [                ] Continuation of Term Benchmark Loans as such

6. If Loans are being continued as or converted to Term Benchmark Loans, the duration of the new Interest Period that commences on the [conversion][continuation] effective date:                     month(s).6

[1]	Subject to Section 2.02(c) of the Credit Agreement.
[2]	Only permitted to the extent Term SOFR is not available as set forth in Section 2.02(b) of the Credit Agreement.
[3]	Only permitted to the extent Term SOFR is not available as set forth in Section 2.02(b) of the Credit Agreement.
[4]	If different options are being elected with respect to different portions of such Borrowing, list the portions thereof to be allocated to each resulting Borrowing.
[5]	Only permitted to the extent Term SOFR is not available as set forth in Section 2.02(b) of the Credit Agreement.
[6]

Must be a period contemplated by the definition of “Interest Period” in the Credit Agreement (i.e., a period of one, three or six months after the date of the Borrowing (or, if consented to by each Lender participating therein, 12 months or such other period less than one month thereafter as the Borrower may elect)). If Loans are being continued as or converted to Term Benchmark Loans and no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

D-1

IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request as of the date first above written.

CLARIOS GLOBAL LP, as Lead Borrower

By: CLARIOS GLOBAL GP LLC, its general partner

By:
Name: Title:

D-2

Exhibit C

Schedule 2.01

2023 Replacement Facility Commitments

As of the Second Amendment Effective Date

Lender	2023 Replacement Facility Commitments
Citibank, N.A.	$60,781,250.00
JPMorgan Chase Bank, N.A.	$60,781,250.00
Bank of Montreal	$59,000,000.00
Barclays Bank Ireland PLC	$59,000,000.00
Deutsche Bank AG New York Branch	$59,000,000.00
The Bank of Nova Scotia	$59,000,000.00
The Toronto-Dominion Bank, New York Branch	$59,000,000.00
Royal Bank of Canada	$54,000,000.00
U.S. Bank National Association	$50,000,000.00
HSBC Bank USA, National Association	$41,000,000.00
Bank of America, N.A.	$39,000,000.00
Siemens Financial Services, Inc.	$35,000,000.00
Santander Bank, N.A.	$34,500,000.00
Canadian Imperial Bank of Commerce, New York Branch	$30,000,000.00
BNP Paribas	$25,000,000.00
Standard Chartered Bank	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
Goldman Sachs Bank USA	$15,000,000.00
Credit Agricole Corporate and Investment Bank	$4,968,750.00
ING Capital LLC	$4,968,750.00

Total	$800,000,000.00

Specified LC Sublimits

As of the Second Amendment Effective Date

Issuing Bank	LC Sublimit
Citibank, N.A.	$26,250,000.00
JPMorgan Chase Bank, N.A.	$26,250,000.00
Bank of Montreal	$25,500,000.00
Barclays Bank Ireland PLC	$25,500,000.00
Deutsche Bank AG New York Branch	$25,500,000.00
The Bank of Nova Scotia	$25,500,000.00
The Toronto-Dominion Bank, New York Branch	$25,500,000.00
Royal Bank of Canada	$24,000,000.00
U.S. Bank National Association	$3,000,000.00
HSBC Bank USA, National Association	$17,000,000.00
Bank of America, N.A.	$17,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$8,500,000.00
BNP Paribas	$4,000,000.00
Goldman Sachs Bank USA	$7,000,000.00
Credit Agricole Corporate and Investment Bank	$2,000,000.00
ING Capital LLC	$2,000,000.00

Total	$264,500,000.00

Schedule I

Post-Closing Obligations

1.	German Collateral Documents

Within 120 days following the Second Amendment Effective Date (as such date may be extended by the Administrative Agent in its reasonable discretion), the Administrative Agent shall have received:

(a)

With respect to the Security Documents governed by German law, counterparts of the documents set forth below (the “German Reaffirmation Documents”) in respect of the applicable German Loan Parties, to ratify and confirm the security interests arising under such Security Documents, in customary form:

1)	Non-accessory Security Confirmation Agreement;

2)	Confirmation and Junior Ranking Pledge Agreement relating to Intellectual Property Rights;

3)	Confirmation and Junior Ranking Pledge Agreement relating to Bank Accounts; and

4)	Confirmation and Junior Ranking Pledge Agreement relating to Shares and Interests.

(b)	Customary certifications and a customary opinion of German counsel for the Loan Parties in connection with the Amendment and the German Reaffirmation Documents.

2.	Mexican Collateral Documents

Within 120 days following the Second Amendment Effective Date (as such date may be extended by the Administrative Agent in its reasonable discretion), the Administrative Agent shall have received:

(a)

The following documents (the “Mexican Amendment and Restatement Documents”), duly executed by Johnson Controls Enterprises México, S. de R.L. de C.V. (“JCEM”), Servicios Corporativos LTH México, S. de R.L. de C.V. (“SCLTH” and together with JCEM the “Mexican Subsidiary Guarantors”) and other relevant parties thereto, which shall incorporate any all modifications and/or deliverables that Citibank, N.A. in its capacity as ABL collateral agent (the “ABL Collateral Agent”) shall reasonably deem necessary to ratify and confirm the existing security interests arising under the related Mexican Security Documents:

1)

Amendment and restatement agreement to the non-possessory pledge agreement originally dated 5 September 2019 (as amended), to be entered into by and between JCEM, as pledgor and the First Lien Collateral Agent for itself and on behalf of the other Fixed Asset Secured Parties (as defined therein);

2)

Amendment and restatement agreement to the non-possessory pledge agreement originally dated 5 September 2019 (as amended), to be entered into by and between SCLTH, as pledgor and the First Lien Collateral Agent for itself and on behalf of the other Fixed Asset Secured Parties (as defined therein);

3)	Amendment and restatement agreement to the non-possessory pledge agreement originally dated 5 September 2019 (as amended), to be entered into by and between JCEM, as pledgor and the ABL Collateral Agent for itself and on behalf of the other ABL Secured Parties (as defined therein);

4)

Amendment and restatement agreement to the non-possessory pledge agreement originally dated 5 September 2019 (as amended), to be entered into by and between SCLTH, as pledgor and the ABL Collateral Agent for itself and on behalf of the other ABL Secured Parties (as defined therein).

5)

Amendment and restatement agreement to the equity interest pledge agreement originally dated 5 September 2019 (as amended), to be entered into by and between the Trust Agreement No. F/4530, Clarios Canada, Inc. and Clarios Netherlands LATAM Holding B.V. as pledgors, Citibank, N.A. and the First Lien Collateral Agent for itself and on behalf of the other Fixed Asset Secured Parties (as defined therein), with the acknowledgement, for the purposes set forth therein of JCEM; and

6)

Amendment and restatement agreement to the equity interest pledge agreement originally dated 5 September 2019 (as amended), to be entered into by and between JCEM and Clarios Canada, Inc. as pledgors and the First Lien Collateral Agent for itself and on behalf of the other Fixed Asset Secured Parties (as defined therein), with the acknowledgement, for the purposes set forth therein of SCLTH.

(b)

A customary opinion of Mexican counsel to the Mexican Subsidiary Guarantors, in connection with the execution, validity and enforceability of the amendment to the Mexican Amendment and Restatement Documents listed in paragraph (a) above.

Schedule II

Other Secured Obligations

1.

Commercial Usance Letter of Credit - UPAS (Usuance Payable at Sight) in the amount of $50,000,000, between Clarios Global LP, as applicant, JPMorgan Chase Bank, N.A., as issuer, and EcoBat, as beneficiary.